    As filed with the Securities and Exchange Commission on December 22,
1997.


                                                  Registration No. 333-39243
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                _______________


                             AMENDMENT NO. 1

                                      to

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              __________________

                        DELCO REMY INTERNATIONAL, INC.
            (Exact name of Registrant as specified in its charter)

       DELAWARE                                            6719                              35-1909253
(State or Other Jurisdiction                    (Primary Standard Industrial               (I.R.S. Employer
of Incorporation or Organization)               Classification Code Number)                 Identification No.)

                                _______________

                   SEE TABLE OF ADDITIONAL REGISTRANTS BELOW
                                _______________

                             2902 ENTERPRISE DRIVE
                            ANDERSON, INDIANA  46013
                                 (765) 778-6499
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                _______________

                              SUSAN E. GOLDY, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                         DELCO REMY INTERNATIONAL, INC.
                             2902 ENTERPRISE DRIVE
                            ANDERSON, INDIANA  46013
                                 (765) 778-6799
(Name, address including zip code, and telephone number, including area code, of agent for service)

                                _______________
                                With Copies to:

                          CHRISTOPHER G. KARRAS, ESQ.
                             DECHERT PRICE & RHOADS
                            4000 BELL ATLANTIC TOWER
                                1717 ARCH STREET
                       PHILADELPHIA, PENNSYLVANIA  19103
                                 (215) 994-4000
                                _______________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]


                                _______________

================================================================================

                        TABLE OF ADDITIONAL REGISTRANTS

       NAME AND ADDRESS, INCLUDING
          ZIP CODE AND TELEPHONE            STATE OR OTHER   PRIMARY STANDARD
       NUMBER, INCLUDING AREA CODE,         JURISDICTION OF   CLASSIFICATION    I.R.S. EMPLOYER
      OF PRINCIPAL EXECUTIVE OFFICES         INCORPORATION     CODE NUMBER     IDENTIFICATION NO.
------------------------------------------  ---------------  ----------------  ------------------
Delco Remy America, Inc.                        Delaware          3694              35-1909405
2902 Enterprise Drive
Anderson, IN  46013
(765) 778-6499

Remy International, Inc.                        Delaware          3694              35-2004050
2902 Enterprise Drive
Anderson, IN  46013
(765) 778-6499

Reman Holdings, Inc.                            Delaware          3694              52-1910536
2902 Enterprise Drive
Anderson, IN  46013
(765) 778-6499

Nabco, Inc.                                     Michigan          3694              38-2105668
591 E. Church Street
P.O. Box 66
Reed City, MI  49677
(616) 832-8104

The A&B Group, Inc.                             Mississippi       3694              64-0823245
1029 "B" Street
Meridian, MS  39301
(601) 485-8575

A&B Enterprises, Inc.                           Mississippi       3694              64-0643692
Highway 18, West
P.O. Box 8
Meridian, MS  39153
(601) 782-9922

Dalex, Inc.                                     Mississippi       5013              64-0719018
Bay Springs Industrial Park
P.O. Box 1901
123 Commerce Street
Bay Springs, MS  39422
(601) 764-4168

A&B Cores, Inc.                                 Mississippi       3694              64-0815878
225 White Oak Drive
P.O. Box 339
Raleigh, MS  39153
(601) 782-9922

R&L Tool Company, Inc.                          Mississippi       3694              64-0701131
R. 1, Box 320
Highway 481, North
Raleigh, MS  39153
(601) 536-2193

MCA, Inc. of Mississippi                        Mississippi       3694              64-0765216
412 Bay Street
P.O. Box 257

       NAME AND ADDRESS, INCLUDING
          ZIP CODE AND TELEPHONE            STATE OR OTHER   PRIMARY STANDARD
       NUMBER, INCLUDING AREA CODE,         JURISDICTION OF   CLASSIFICATION    I.R.S. EMPLOYER
      OF PRINCIPAL EXECUTIVE OFFICES         INCORPORATION     CODE NUMBER     IDENTIFICATION NO.
------------------------------------------  ---------------  ----------------  ------------------
Heidelberg, MS  39439
(601) 787-2688

Power Investments, Inc.                         Indiana           3714              35-1567602
400 Forsythe Street
P. O. Box 667
Franklin, IN  46131
(317) 738-2117

Franklin Power Products, Inc.                   Indiana           3714              35-1809762
400 Forsythe Street
P.O. Box 667
Franklin, IN  46131
(317) 738-2117

International Fuel Systems, Inc.                Indiana           3714              35-1880654
980 Hurricane Road
Franklin, IN  46131
(317) 738-9408

Marine Drive Systems, Inc.                      New Jersey        3519              58-0941862
Grisom Aeroplex
1175 N. Hoosier Boulevard
Peru, IN  46970
(765) 689-8176

Marine Corporation of America                   Indiana           3519              35-1804826
980 Hurricane Road
Franklin, IN  46131
(317) 738-9408

Powrbilt Products, Inc.                         Texas             3519              75-2398592
617 S. 4/th/ Street
Mansfield, TX  76063
(817) 473-3208

World Wide Automotive, Inc.                     Virginia          3694              54-1025997
130 Westbrooke Drive
Fort Collier Industrial Park
Winchester, VA  22603
(540) 667-6500

                        DELCO REMY INTERNATIONAL, INC.

                             CROSS REFERENCE SHEET

           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K
SHOWING LOCATION IN PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

1.   Forepart of Registration Statement and Outside Front
     Cover Page of Prospectus..................................     Forepart of the Registration Statement; Outside
                                                                    Front Cover Page
2.   Inside Front and Outside Back Cover Pages of Prospectus...     Inside Front Cover Page; Outside Back Cover Page
3.   Risk Factors, Ratio of Earnings to Fixed Charges and
     Other Information.........................................     Prospectus Summary; Risk Factors; Selected
                                                                    Consolidated Historical Financial Data
4.   Terms of the Transaction..................................     The Exchange Offer; Description of Notes; Certain
                                                                    Federal Income Tax Consequences; Plan of Distribution
5.   Pro Forma Financial Information...........................     Prospectus Summary; Pro Forma Condensed
                                                                    Consolidated  Financial Data; Selected
                                                                    Consolidated Historical Financial Data
6.   Material Contracts With the Company Being Acquired........     Not Applicable
7.   Additional Information Required for Reoffering by
     Persons and Parties Deemed to be Underwriters.............     Not Applicable
8.   Interests of Named Experts and Counsel....................     Not Applicable
9.   Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities............................     Not Applicable
10   Information With Respect to S-3 Registrants...............     Not Applicable
11.  Incorporation of Certain Information by Reference.........     Not Applicable
12.  Information With Respect to S-2 or S-3 Registrants........     Not Applicable
13.  Incorporation of Certain Information by Reference.........     Not Applicable
14.  Information With Respect to Registrants Other Than
     S-2 or S-3 Registrants....................................     Available Information; Prospectus Summary;
                                                                    Risk Factors:  Use of Proceeds; Capitalization;
                                                                    Pro Forma Condensed Consolidated Financial
                                                                    Data; Selected Consolidated Historical Financial
                                                                    Data; Management's Discussion and Analysis of
                                                                    Financial Condition and Results of Operations;
                                                                    Business; Management; Principal Stockholders;
                                                                    Description of Indebtedness; Description of
                                                                    Notes; Plan of Distribution; Legal Matters;
                                                                    Experts; Financial Statements
15.  Information With Respect to S-3 Companies.................     Not Applicable
16.  Information With Respect to S-2 or S-3 Companies..........     Not Applicable
17.  Information With Respect to Companies Other Than
     S-2 or S-3 Companies......................................     Not Applicable
18.  Information if Proxies, Consents or Authorizations Are
     to be Solicited...........................................     Not Applicable
19.  Information if Proxies, Consents or Authorizations Are         The Exchange Offer; Management; Principal
     Not to be Solicited, or in an Exchange Offer..............     Stockholders; Description of Indebtedness;
                                                                    Description of Notes

PROSPECTUS

                               OFFER TO EXCHANGE

                   105/8% SENIOR SUBORDINATED NOTES DUE 2006
                              FOR ALL OUTSTANDING
                   105/8% SENIOR SUBORDINATED NOTES DUE 2006
                                       OF

                         DELCO REMY INTERNATIONAL, INC.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,


            NEW YORK CITY TIME ON JANUARY 29, 1998, UNLESS EXTENDED
                                  ----------


     Delco Remy International, Inc., a Delaware corporation (the "Company"), hereby offers to exchange an aggregate principal amount of up to $140,000,000 of its 105/8% Senior Subordinated Notes Due 2006 (the "Exchange Notes") for a like principal amount of its 105/8% Senior Subordinated Notes Due 2006 (the "Existing Notes") outstanding on the date hereof upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"). The Exchange Notes and the Existing Notes are hereinafter collectively referred to as the "Notes." The terms of the Exchange Notes are identical in all material respects to those of the Existing Notes, except for certain transfer restrictions and registration rights relating to the Existing Notes. The Exchange Notes will be issued pursuant to, and be entitled to the benefits of, the Indenture (as defined) governing the Existing Notes.

     The Exchange Notes will bear interest from and including the date of consummation of the Exchange Offer. Interest on the Exchange Notes will be payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1998. Additionally, interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor.

     The Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to all present and future Senior Indebtedness (as defined) of the Company. The Notes will rank pari passu with all present and future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all subordinated indebtedness of the Company. The Company is a holding company that derives all of its operating income and cash flow from its subsidiaries. The Exchange Notes will be fully and unconditionally guaranteed (collectively, the "Subsidiary Guaranties") by each Domestic Restricted Subsidiary (as defined; collectively, the "Subsidiary Guarantors"). In addition, each of the Subsidiary Guarantors will be a borrower under, or guarantor of, the Senior Credit Facility (as defined), which ranks senior to the Notes, and the obligations under the Senior Credit Facility will be secured by substantially all of the assets of the Company and the Subsidiary Guarantors. See "Description of Notes" and "Description of Indebtedness."


     As of October 31, 1997, on a pro forma basis after giving effect to the Transactions (as defined), the Company and the Subsidiary Guarantors would have had (i) approximately $210.9 million of outstanding Senior Indebtedness (excluding the Subsidiary Guaranties and unused commitments and outstanding letters of credit under the Senior Credit Facility), (ii) substantially no outstanding Senior Subordinated Indebtedness (other than the Notes), (iii) approximately $47.5 million of Secured Indebtedness (excluding unused commitments and outstanding letters of credit under the Senior Credit
Facility) and (iv) approximately $29.4 million of liabilities and preferred stock of the Company's subsidiaries (excluding the Subsidiary Guarantors). See "Description of Notes--Subordination." The indenture under which the Existing Notes were issued permits the Company and the Subsidiary Guarantors to incur additional indebtedness, including Senior Indebtedness and indebtedness that will rank pari passu with the Notes.

     The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Agreement dated July 26, 1996 (the "Registration Agreement") by and among the Company, certain of the Company's subsidiaries signatories thereto, as Guarantors, and Salomon Brothers Inc and Smith Barney Inc. (the "Initial Purchasers") with respect to the initial sale of the Existing Notes.

     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined) for the Exchange Offer. In the event the Company terminates the Exchange Offer and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return such Existing Notes to the holders thereof. See "The Exchange Offer."

     The Company is offering the Exchange Notes in reliance on certain interpretive letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties in unrelated transactions. Based on such interpretive letters, the Company is of the view that holders of Existing Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) who exchange their Existing Notes for Exchange Notes pursuant to the Exchange Offer generally may offer such Exchange Notes for resale, resell such Exchange Notes and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such Exchange Notes are acquired in the ordinary course of the holders' business and such holders have no arrangement or understanding with any person to participate in a distribution of such Exchange Notes. If any holder of Existing Notes is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the Commission and (ii) must comply with the registration requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Prior to the Exchange Offer, there has been no public market for the Existing Notes. If a market for the Exchange Notes should develop, such Exchange Notes could trade at a discount from their principal amount. The Company currently does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the Exchange Notes is currently anticipated. There can be no assurance that an active public market for the Exchange Notes will develop.

     The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange pursuant to the Exchange Offer.
     SEE "RISK FACTORS" COMMENCING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF EXISTING NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is December 23, 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Although this Prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the Registration Statement, with respect to each such contract, agreement or other document reference is made to the exhibit for a more complete description of the document or matter involved, and each description thereof contained in this Prospectus shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is: http://www.sec.gov.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Commission. In the event the Company ceases to be subject to the informational requirements of the Exchange Act, the Company will be required under the Indenture, for so long as any of the Notes remain outstanding, to furnish to the Trustee (as defined), deliver or cause to be delivered to the holders of the Notes and file with the Commission (provided that the Commission will accept such filing) copies of its annual report and the information, documents and other reports which are required to be filed by U.S. corporations subject to Section 13 or 15(d) of the Exchange Act.

     This Prospectus includes forward-looking statements which involve risks and uncertainties as to future events. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth under "Risk Factors." See "Disclosure Regarding Forward Looking Statements."

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. The disclosure contained throughout this Prospectus which is identified as being presented on a pro forma ("pro forma") basis has been prepared as if the following transactions (the "Transactions") occurred (a) for purposes of statement of operations and cash flow data at the beginning of the period being presented (August 1, 1996 or 1997) and (b) for purposes of balance sheet data, on October 31, 1997 (except for (i) below, which is included in the historical balance sheet data): (i) the acquisition by the Company of World Wide Automotive, Inc. ("World Wide") on May 8, 1997, (ii) the acquisition by the Company of Ballantrae Corporation ("Ballantrae") for which the Company has entered into an Agreement and Plan of Merger dated October 30, 1997, (iii) issuance by the Company in underwritten public offerings of (x) $145.0 million principal amount of Senior Notes Due 2007 (the "Senior Note Offering") and (y) 4,000,000 shares of the Company's Class A Common Stock (the "Equity Offering" and, together with the Senior Notes Offering, the "Offerings"), (iv) the payment in full by the Company of the 10 1/2% Senior Note due July 31, 2003 to World Subordinated Debt Partners, L.P., (v) the payment in full by the Company of the 11.50% Subordinated Notes due July 31, 2004 to General Motors Corporation, (vi) the exchange of the 11% Junior Subordinated Notes due July 31, 2004 (the "Junior Subordinated Notes") for approximately 2.4 million shares of Class A Common Stock, (vii) the exchange, in accordance with their terms, of the outstanding shares of 8% preferred stock of Delco Remy America, Inc. ("DRA") to an 8% subordinated debenture of DRA, (viii) a stock dividend to existing holders of Common Stock resulting in a 16.8-for-one increase in the outstanding shares of Common Stock (the "Stock Split"), (ix) the payment in full by the Company of subordinated notes payable to certain former stockholders of A&B Group and certain current and former stockholders of Power Investments (as defined) and
(x) the amendment of the Senior Credit Facility (as defined) in connection with the consummation of the Offerings. For purposes of this Prospectus, the "Company" shall refer to Delco Remy International, Inc. ("DRI") and all of its consolidated subsidiaries, unless the context otherwise requires.

                                  THE COMPANY

GENERAL


     The Company designs, manufactures, remanufactures and distributes electrical, powertrain/drivetrain and related components for automobiles and light trucks, medium and heavy duty trucks and other heavy duty vehicles. The Company's products include starter motors ("starters"), alternators, engines, transmissions, traction control systems and fuel systems. The Company serves the aftermarket and the original equipment manufacturer ("OEM") market, principally in North America as well as in Europe, Latin America and Asia-Pacific. Net sales, EBITDA (as defined), Adjusted EBITDA (as defined) and net loss for fiscal year 1997 were $689.8 million, $50.4 million, $87.3 million and $14.3 million, respectively. Excluding restructuring charges, net income for fiscal year 1997 would have been $10.5 million. For the same period, the aftermarket accounted for approximately 45.2% of the Company's net sales and 62.8% of Adjusted EBITDA, with the OEM market accounting for the balance.

     The Company believes that it is the largest manufacturer and remanufacturer in North America of (i) starters for automobiles and light trucks (including sport-utility vehicles, minivans and pickup trucks) and (ii) starters and alternators for medium and heavy duty vehicles. The Company's products are principally sold or distributed to OEMs for both original equipment manufacture and aftermarket operations, as well as to warehouse distributors and retail automotive parts chains. Major customers include General Motors ("GM"), General Motors Service Parts Operations ("GM SPO"), Navistar, Caterpillar, Freightliner, PACCAR, Auto Zone, Cummins, Western Auto, Ford, Detroit Diesel, Volvo Trucks, Mack, Pep Boys, Advance Auto and O'Reilly Automotive.

     The Company sells its products principally under the "Delco Remy" brand name and other major brand names worldwide. In connection with the GM Acquisition (as defined), the Company obtained perpetual rights to the "Delco Remy" brand name, which was first used in 1918. The Company also received the right to use "Delco Remy" as a corporate name until 2004 and the "Remy" name in perpetuity. In addition, GM entered into a long-term contract to purchase from the Company substantially all of its North American requirements for automotive starters until 2004 and its U.S. and Canadian requirements for heavy duty starters and alternators until 2000. GM also entered into a distribution agreement to sell the Company's aftermarket products through the GM SPO distribution system, the term of which extends until 2009 for automotive products and until 1998 for heavy duty products. See "Risk Factors---Dependence on General Motors" and "Business---Customers."



     Citicorp Venture Capital Ltd. ("CVC") and Harold K. Sperlich, former president of Chrysler Corporation, together with a subsidiary of MascoTech Inc. ("MascoTech") and certain senior management of the former Delco Remy Division of GM (the "Former GM Division"), formed the Company for the purpose of acquiring the assets of the automotive starter and the heavy duty starter and alternator businesses of the Former GM Division (the "GM Acquisition"). Upon consummation of the Offerings and the other Transactions, CVC, management of the Company and other existing stockholders of the Company will beneficially own approximately 82.6% of the Company's outstanding Common Stock (74.3% of the voting power), and will be able to control the Company and elect its Board of Directors. See "Management," "Dilution" and "Certain Transactions."


     The Original Investors (as defined) in the Company have received a substantial realized and unrealized return on their investment in the Company. The following table summarizes the historical investments of CVC, MascoTech and Messrs. Gerrity, Sperlich and Snyder (the "Original Investors") in the Company and Ballantrae since July 29, 1994 and the total return, including unrealized return, on such investments as of December 22, 1997, the expected closing date for the Offerings (in thousands).


                                                            MASCO
                                                            -----
                                             CVC            TECH          GERRITY       SPERLICH        SNYDER          TOTAL
                                             ---            ----          -------       --------        ------          -----
Total invested in the Company and
 Ballantrae.............................    $ 24,082         $ 4,200         $1,270        $   100        $   50         $ 29,702

Total cash received and value of shares
 of Common Stock held (a)...............    $140,745         $33,880         $7,400        $11,440        $6,596         $200,061



____________


(a)  Based on the initial public offering price of $12.00 per share.


For additional details regarding such investment and return, see "Certain Transactions."

     Since the GM Acquisition, the Company has completed five strategic acquisitions, substantially increasing the Company's aftermarket operations, and entered into two international joint ventures. The Company is also in the process of completing the strategic acquisition of Ballantrae, which will expand the Company's drivetrain product position. Through Ballantrae's wholly owned subsidiary, Tractech Inc. ("Tractech"), the Company will offer high quality traction control systems to heavy duty OEMs and the aftermarket. These acquisitions and joint ventures have broadened the Company's product line, expanded its remanufacturing capability, extended its participation in international markets and increased its penetration of the retail automotive parts channel. As a result of these acquisitions and joint ventures and the Company's focus on increasing its participation in the aftermarket, the Company's reliance on GM has declined since the Company's formation. Net sales to customers other than GM increased from 41.0% in fiscal year 1995 to 56.3% in fiscal year 1997.

     The Company's expanding aftermarket business benefits from the non-deferrable nature of the repairs for which many of the Company's products are used. Additionally, the Company's aftermarket business benefits from the design, manufacturing and technological expertise of the Company's OEM operations. This OEM expertise provides the Company with advantages over many of its aftermarket competitors. The Company believes that its participation in both OEM and aftermarket businesses and its diversified customer base reduce its exposure to the cyclicality of the automotive industry. The Company's growth strategy is designed to capitalize on its position as a consolidator in the large and highly fragmented remanufacturing aftermarket.

GROWTH STRATEGY

     The Company plans to continue to increase revenues and profitability of its aftermarket and OEM businesses through a strategy of internal growth and growth through acquisitions. Key elements of the Company's growth strategy include:

--------------------------------------------------------------------------------

  INCREASING AFTERMARKET PRESENCE

  Strengthening Customer Relationships. The Company intends to increase its sales to new and existing customers by capitalizing on its balanced coverage of the key channels of aftermarket distribution and its competitive strengths as an OEM supplier. The Company plans to strengthen its customer relationships by (i) continuing to expand its product offerings, (ii) capitalizing on the expansion of the national automotive retail parts chains and warehouse distributors that are customers of the Company, (iii) meeting the increasing demands of OEMs and their dealer networks for high quality remanufactured units, which enable them to reduce warranty and extended service costs, and (iv) growing sales of existing and new product lines to OEM dealer networks as dealers continue to capture an increasing percentage of vehicle repairs, due to longer warranty and service programs and growing vehicle complexity. Additionally, with the recent acquisition of World Wide, the Company expanded its product line and now offers a full line of starters and alternators for domestic and import vehicles. The acquisition also has improved the Company's distribution capabilities, which now include a nationwide overnight delivery service.

  Consolidating the Fragmented Aftermarket. The portion of the aftermarket in which the Company participates is large and highly fragmented, with most participants being small, regional companies offering relatively narrow product lines. Although the Company believes that it is the largest manufacturer and remanufacturer of aftermarket starters and alternators in North America, its sales of these products account for less than 12% of this market. Consolidation of the aftermarket is occurring as many competitors are finding it difficult to meet the increasing quality, cost and service demands of customers, who, in turn, are seeking to rationalize their supplier base. With its OEM capabilities, remanufacturing expertise, full product line, greater access to "cores" and ability to capitalize on economies of scale, the Company is well positioned to benefit from the consolidation of the aftermarket.

  EXPANDING GLOBALLY


  The Company is expanding its international operations in order to (i) benefit from the trend toward international standardization of automotive and heavy duty vehicle platforms and (ii) participate in rapidly growing foreign markets. The Company has recently been awarded new business by GM, Volkswagen, Mercedes Benz, Ford and Caterpillar in Brazil; Opel in Europe; Daewoo Motors in India (in connection with the Company's pending strategic alliance in India); and Mercedes Benz, Volvo Trucks, John Deere and Dina in Mexico. The Company intends to supply its existing OEM customers on a global basis as they expand their operations and require local supply of component parts that meet their demands for quality, technology, delivery and service. The Company believes that its global expansion will enable it to gain new international OEM customers who will also require local production of high quality products. In addition, the expansion of the Company's OEM business into international markets has provided the Company with the infrastructure necessary to develop an aftermarket presence in these countries. The Company has established manufacturing operations and strategic ventures in Hungary, Korea and Mexico, and plans to complete a strategic alliance in India and a joint venture in Brazil in fiscal year 1998. The acquisition of Ballantrae will provide the Company with a European manufacturing plant which has been in operation since 1983. Aided by this facility, Ballantrae has developed strong relationships with European customers for traction control systems, especially in the market for construction equipment.

  INTRODUCING TECHNOLOGICALLY ADVANCED NEW PRODUCTS

  As a Tier 1 OEM supplier, the Company continues to provide technologically advanced products by regularly updating and enhancing its product line. Since the GM Acquisition, the Company has (i) completed the introduction of a new family of gear reduction starters that will replace all straight drive starters in GM vehicles by the end of the 1998 model year and (ii) introduced several longer-life heavy duty alternators. The Company is also developing a small gear reduction starter specifically designed for application on world car platforms. These new products underscore the Company's commitment to developing state-of-the-art products that address the higher output, lower weight and increased durability requirements of OEM customers.

OPERATING STRATEGY

  The Company's operating strategy is designed to improve manufacturing efficiency, reduce costs and increase productivity while continuing to achieve the highest levels of product quality. Key elements of this operating strategy include:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  "FOCUS" FACTORIES TO DRIVE MANUFACTURING EXCELLENCE


  The Company is shifting its OEM production from old, vertically-integrated manufacturing plants to new, smaller and more efficient "focus" factories. The Company's focus factories generally produce one product line in a plant designed to facilitate lean manufacturing techniques. The Company has successfully launched three new focus factories since 1996. When the currently planned shift to focus factories is completed, the Company plans TO occupy six focus factories and expects to have reduced its floor space for OEM production by more than 70%. The Company believes that the benefits of the focus factories include reduced overhead costs, enhanced productivity, increased product quality and lower inventories.

  PRODUCTIVITY IMPROVEMENTS

  In conjunction with its emphasis on focus factories, the Company continues to work with its local union representatives to establish best-in-class work practices, such as reducing the number of job classifications per focus factory and implementing team-based manufacturing processes. Since the GM Acquisition, employee productivity has increased by 33%. The Company's labor contract with the UAW (as defined) contains provisions that are expected to permit the Company to continue to achieve productivity improvements in the existing and new focus factories. The increased productivity achieved since the GM Acquisition is due primarily to continuous improvement initiatives and the significant number of employees who have exercised their contract rights to return ("flowback") to GM or to retire.

  PRODUCT QUALITY AND CONTINUOUS IMPROVEMENT


  In July 1997, the Company received one of the prestigious Supplier of the Year awards from GM, an award given to fewer than 1% of all GM suppliers. The Company's commitment to product quality and continuous improvement is further evidenced by the QS9000 certification received by nine of its manufacturing and remanufacturing facilities in 1997. The Company expects that the remainder of its manufacturing and remanufacturing facilities will receive QS9000 certification by the end of fiscal year 1998. In addition, the Company's powertrain/drivetrain operations that remanufacture products for Ford have received the Q-1 rating, Ford's highest quality rating, and the Company is a Ford Authorized Remanufacturer ("Ford FAR") in five of the seven Canadian provinces. Global purchasing has further enhanced the Company's continuous improvement efforts. The Company is utilizing its international ventures to develop new, lower cost sources of materials and is consolidating its vendor base to fewer, more competitive suppliers.

RECENT DEVELOPMENTS


  On October 30, 1997, the Company entered into a definitive agreement to acquire Ballantrae for $52.8 million (including assumed debt and the estimated working capital adjustment and fees and expenses of Ballantrae). Ballantrae operates through two subsidiaries: Tractech, a leading producer of traction control systems for heavy duty OEMs and the aftermarket; and Kraftube, Inc., a tubing assembly business which sells products to compressor manufacturers for commercial air conditioners and refrigeration equipment. In fiscal year 1997, Tractech accounted for approximately 70% of Ballantrae's $37.6 million of net sales. The Company's acquisition of Ballantrae strengthens the Company's overall market position by (i) adding traction control systems to the Company's range of drivetrain products, (ii) increasing sales to existing heavy duty OEM customers and (iii) expanding the Company's customer base. The acquisition is expected to be completed at or prior to the consummation of the Offerings. The terms of the Ballantrae Acquisition Agreement were not negotiated on an arm's-length basis. The Company believes, however, that the terms of such agreement are fair to the Company and its subsidiaries from a financial standpoint. See "Risk Factors-- Acquisition of Ballantrae; Conflicts of Interest," "Company History," "Business--Acquisition of Ballantrae" and "Certain Transactions."

OTHER INFORMATION


  For purposes of the financial information set forth in this Prospectus, (i) EBITDA represents the sum of income from continuing operations before interest expense, income taxes, preferred dividend requirement of subsidiary and minority interest in income of subsidiaries, plus depreciation and amortization; (ii) Adjusted EBITDA represents EBITDA plus restructuring charges and non-cash post-retirement benefits other than pensions less the gain on sale of building, and
(iii) unless otherwise indicated, all references to years are to the twelve months ended July 31, the Company's fiscal year end.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  The Company's world headquarters are located at 2902 Enterprise Drive, Anderson, Indiana, 46013, and its telephone number is (765) 778-6499.

                              THE EXCHANGE OFFER

Securities Offered...................  Up to $140,000,000 aggregate principal amount of 105/8% Senior Subordinated
                                       Notes Due 2006. The terms of the Exchange
                                       Notes and Existing Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Existing Notes.

The Exchange Offer...................  The Exchange Notes are being offered in exchange for a like principal amount of
                                       Existing Notes. Existing Notes may be
                                       exchanged only in integral multiples of
                                       $1,000. The issuance of the Exchange
                                       Notes is intended to satisfy obligations of the Company contained in the Registration Agreement.


Expiration Date; Withdrawal of
   Tender............................  The Exchange Offer will expire at 5:00
                                       p.m., New York City time, on January 29,
                                       1998, or such later date and time to
                                       which it may be extended by the Company.
                                       The tender of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Certain Conditions to the Exchange
   Offer.............................  The Company's obligation to accept for exchange, or to issue Exchange Notes in
                                       exchange for, any Existing Notes is
                                       subject to certain customary conditions
                                       relating to compliance with any
                                       applicable law or any applicable
                                       interpretation by the staff of the
                                       Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair the Company's ability to consummate the Exchange Offer. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer--Certain Conditions to the Exchange Offer."

Procedures for Tendering Existing
   Notes.............................  Each holder of Existing Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Existing Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein. See "The Exchange Offer--Procedures for Tendering Existing Notes."

Use of Proceeds......................  The Company will not receive any proceeds from the Exchange Offer.

Exchange Agent.......................  National City Bank (the "Exchange Agent")
                                       is serving as the Exchange Agent in
                                       connection with the Exchange Offer.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Federal Income Tax Consequences......  The exchange of Notes pursuant to the
                                       Exchange Offer should not be a taxable
                                       event for federal income tax purposes.
                                       See "Certain Federal Income Tax
                                       Considerations."

   CONSEQUENCES OF EXCHANGING EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER

  Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company is of the view that holders of Existing Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Existing Notes for Exchange Notes pursuant to the Exchange Offer generally may offer such Exchange Notes for resale, resell such Exchange Notes and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such Exchange Notes are acquired in the ordinary course of the holders' business and such holders have no arrangement or understanding with any person to participate in a distribution of such Exchange Notes. If any holder of Existing Notes is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the Commission and (ii) must comply with the registration requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or in compliance with an available exemption from registration or qualification. The Company has agreed, pursuant to the Registration Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing. If a holder of Existing Notes does not exchange such Existing Notes for Exchange Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Existing Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of Exchange Notes."

  The Existing Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the Exchange Notes will not be eligible for PORTAL trading.

                              THE EXCHANGE NOTES

  The terms of the Exchange Notes and the Existing Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Existing Notes.

Exchange Notes.......................  $140,000,000 in aggregate principal amount of 105/8% Senior Subordinated
                                       Notes Due 2006.

Maturity.............................  August 1, 2006.

Interest Payment Dates...............  February 1 and August 1, commencing
                                       February 1, 1998.

Subsidiary Guaranties................  The Exchange Notes will be unconditionally guaranteed by each of the Subsidiary Guarantors under the Subsidiary Guaranties.

Subordination of Notes and
  Subsidiary Guaranties..............  The Exchange Notes and the Subsidiary
                                       Guaranties will be general unsecured
                                       senior subordinated obligations of the
                                       Company and the Subsidiary Guarantors,
                                       as

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    applicable. The Exchange Notes and the
                                    Subsidiary Guaranties are subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness, pari passu with all present and future Senior Subordinated Indebtedness and senior to all present and future subordinated indebtedness of the Company or the relevant Subsidiary Guarantors, as applicable. The Exchange Notes will also be effectively subordinated to any Secured Indebtedness (as defined) to the extent of the value of the assets securing such Indebtedness. As of October 31, 1997, on a pro forma basis after giving effect to the Transactions (as defined), the Company and the Subsidiary Guarantors would have had (i) approximately $210.9 million of outstanding Senior Indebtedness (excluding the Subsidiary Guaranties and unused commitments and outstanding letters of credit under the Senior Credit Facility), (ii) substantially no outstanding Senior Subordinated Indebtedness (other than the Notes), (iii) approximately $47.5 million of Secured Indebtedness (excluding unused commitments and outstanding letters of credit under the Senior Credit Facility) and (iv) approximately $29.4 million of liabilities and preferred stock of the Company's subsidiaries (excluding the Subsidiary Guarantors).

Sinking Fund......................  None.

Optional Redemption...............  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, after August 1, 2001, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to August 1, 1999, the Company may redeem, at its option, up to an aggregate amount of 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings at a redemption price of 110% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, provided that at least 50% of the original aggregate principal amount of the Notes remains outstanding after each such redemption.

Change of Control.................  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder's Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. In the event of a Change of Control, there can be no assurance that the Company will have the financial resources or be permitted under the terms of its other indebtedness to repurchase or redeem the Notes. See "Description of Notes--Change of Control." The degree to which the Company is leveraged could prevent it from repurchasing Notes tendered to it upon a Change of Control. See "Risk Factors--Substantial Leverage; Potential Inability to Service Indebtedness and Make Payments on the Notes."

Certain Covenants.................  The indenture relating to the Notes (the
                                    "Indenture") contains certain covenants
                                    that, among other things, limit the ability of the Company and its Restricted Subsidiaries to (i) incur additional indebtedness, (ii) pay dividends or make other distributions with respect to Capital Stock (as defined) of the Company and its Restricted Subsidiaries, (iii) sell assets of the Company or its Restricted Subsidiaries, (iv) issue or sell Restricted Subsidiary stock, (v) enter into certain transactions with affiliates, (vi) create certain liens, (vii) enter into certain mergers and consolidations and (viii) incur indebtedness which is subordinate to Senior Indebtedness and senior to the Notes.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Defaults..........................  An Event of Default is defined in the
                                    Indenture to include (subject to certain notice and cure provisions) (i) a default in the payment of interest, continued for 30 days; (ii) a default in the payment of principal when due at maturity; (iii) the failure of the Company to comply with its obligations under certain covenants in the Indenture, subject in some cases to such failure continuing for certain periods of time; (iv) the failure by the Company to repay certain indebtedness within applicable grace periods after final maturity, or after acceleration because of a default by the Company under an agreement governing such indebtedness, and such non-payment or acceleration continues for 10 days; (v) certain events of bankruptcy, insolvency or reorganization by, or if certain judgments are entered against, the Company; and (vi) the failure of a Subsidiary Guaranty to remain in full force and effect in certain cases, continued for 10 days. See "Description of Notes--Defaults."

  For a more detailed discussion of the Exchange Notes, see "Description of Notes."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA


  The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company, "Pro Forma Condensed Consolidated Financial Data," related notes and other financial information included elsewhere in this Prospectus.


                                                                                                                   Pro Forma For
                                                                             Pro Forma For the     For the Three     the Three
                                                                                 Year Ended         Months Ended    Months Ended
                                          For the Year Ended July 31,              July 31,         October 31,     October 31,
                                    --------------------------------------   ---------------------  ------------   ------------
                                        1995         1996          1997        1997         1996         1997          1997
                                    ----------     ---------     ---------   --------     --------  -----------    ------------
                                                                 (dollars in thousands, except per share data)
Statement of operations data:
 Net sales.....................      $ 573,423      $636,852      $ 689,787    776,621     $ 169,766    $209,020      $218,343
 Gross profit..................         98,207       126,774        149,553    178,089        38,394      38,143        41,117
 Selling, engineering and
  administrative expense......          61,206        77,994         89,098    108,186        23,335      20,936        22,534
 Restructuring charges.........             --         8,101         34,500     34,500            --          --            --
 Operating income..............         37,001        40,679         25,955     35,403        15,059      17,207        18,583
 Interest expense..............         18,432        27,367         38,774     36,840         9,391      10,521         9,305
 Income (loss) from continuing
  operations...................          9,326         5,796        (10,263)    (1,326)        2,834       3,062         5,108
Loss from discontinued
  operations, net of tax.......          2,363        10,637          1,682         --           213          --            --
Net income (loss).............           6,963        (4,841)       (14,296)        --           270       3,062            --
Income (loss) from continuing
  operations per share.........      $     .56      $    .33      $    (.60)  $   (.05)    $     .16    $    .18      $    .20
Net income (loss) per share...             .42          (.28)          (.83)        --           .02         .18            --

Financial ratios and other
data:
 Depreciation and amortization.      $  14,533      $ 19,555      $  22,323   $ 25,476     $   5,300    $  4,698      $  5,307
 Capital expenditures..........         11,241        32,741         31,888     33,386         8,910       5,747         6,438
EBITDA (a)....................          51,534        60,234         50,360     63,558        20,359      21,905        23,890
Adjusted EBITDA (b)...........          55,968        72,087         87,269    100,467        21,494      22,970        24,955
Gross margin..................            17.1%         19.9%          21.7%      22.9%         22.6%       18.2%         18.8%
Cash provided by (used in)
  operating activities.........      $  21,921      $   (684)     $  22,537    $    --     $  (6,522)   $ 11,415      $     --
Cash used in investing
  activities...................        (73,251)      (79,061)       (74,087)        --       (10,236)     (7,355)           --
Cash provided by (used in)
  financing activities.........         27,119        80,790         57,786         --        22,880      (5,063)           --
EBITDA margin (c).............             9.0%          9.5%           7.3%       8.2%         12.0%       10.5%         10.9%
Adjusted EBITDA MARGIN (c)..               9.8%         11.3%          12.7%      12.9%         12.7%       11.0%         11.4%
Ratio of EBITDA to interest
  expense......................            2.8x          2.2x           1.3x       1.7x          2.2x        2.1x          2.6x
Ratio of total debt to  EBITDA             3.8x          5.0x           7.2x       5.5x(d)        --          --            --
Ratio of Adjusted EBITDA to                3.0x          2.6x           2.3x       2.7x          2.3x        2.2x          2.7x
  interest expense.............
Ratio of total debt to
  Adjusted EBITDA..............            3.5x          4.1x           4.2x       3.5x(d)        --          --            --
Ratio of earnings to fixed
  charges(e)...................            1.8x          1.3x            -- (f)    1.0x          1.5x        1.5x          1.9x


                                                                                                            October 31, 1997
                                                                                                            ---------------
                                                                                                          Actual     Pro Forma
                                                                                                        -----------------------
Balance Sheet data:
Working capital......................................................................................    $152,432     $173,020
Total assets.........................................................................................     582,505      650,242
Total debt...........................................................................................     358,705      351,643
Total stockholders' (deficit) equity.................................................................      (6,976)      80,976


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


(a) EBITDA, represents the sum of income from continuing operations before interest expense, income taxes, preferred dividend requirement of subsidiary and minority interest in income of subsidiaries, plus depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities for the purpose of analyzing the Company's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by certain investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt. The definition of EBITDA differs from the definition of EBITDA applicable to the covenants for the Notes and may not be comparable to EBITDA as defined by other companies. EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital replacement, debt service and other commitments.


(b) Adjusted EBITDA represents EBITDA plus restructuring charges and non-cash post-retirement benefits other than pensions less the gain on sale of building. This definition of Adjusted EBITDA conforms with the definition of EBITDA applicable to the covenants for the Notes. Adjusted EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities for the purpose of analyzing the Company's operating performance, financial position and cash flows. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital replacements, debt service and other commitments.


(c) EBITDA margin and Adjusted EBITDA margin represent EBITDA and Adjusted EBITDA, respectively, as a percent of net sales.


(d) Reflects pro forma total debt at October 31, 1997 divided by EBITDA or Adjusted EBITDA, as appropriate, for the year ended July 31, 1997. This calculation is presented because pro forma total debt was not calculated at July 31, 1997.


(e) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, fixed charges and minority interest. Fixed charges include preferred dividend requirement of subsidiary, interest expense and the portion of operating rents that is deemed representative of an interest factor.


(f) The deficiency of earnings to fixed charges was $13.5 million. Excluding restructuring charges, the ratio of earnings to fixed charges would have been 1.5x.

--------------------------------------------------------------------------------

                                 RISK FACTORS

  Holders of Existing Notes should carefully consider the risk factors set forth below, which are generally applicable to the Existing Notes as well as the Exchange Notes.

SUBSTANTIAL LEVERAGE; POTENTIAL INABILITY TO SERVICE INDEBTEDNESS AND MAKE PAYMENTS ON THE NOTES


  The Company incurred substantial indebtedness in connection with the GM Acquisition. After adjusting for the Transactions and the application of the net proceeds therefrom, at October 31, 1997, the Company's total indebtedness would have been $351.6 million (exclusive of unused commitments and outstanding letters of credit), and the Company would have had common stockholders' equity of $81.0 million. The degree to which the Company is leveraged could have important consequences, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its existing indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the Company's operations are restricted by the agreements governing the Company's long-term indebtedness which contain certain financial and operating covenants; (iv) certain indebtedness under the Senior Credit Facility will be at variable rates of interest, which will cause the Company to be vulnerable to increases in interest rates; (v) all of the indebtedness outstanding under the Senior Credit Facility will be secured by substantially all the assets of the Company and that indebtedness, together with the Senior Subordinated Notes (as defined), will become due prior to the time the principal on the Notes will become due; (vi) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (vii) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business.

  The Company may be required to refinance all or a portion of its present indebtedness at or prior to the maturity of such indebtedness. In the event that the Company is unable to refinance its existing indebtedness or otherwise raise funds to repay such indebtedness, the Company's financial condition and ability to fund its operations would be materially adversely affected. See "Description of Capital Stock," "Description of Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations Liquidity and Capital Resources."

SUBORDINATION OF NOTES AND THE SUBSIDIARY GUARANTEES; ASSET ENCUMBRANCE; HOLDING COMPANY STRUCTURE


  The Notes are subordinated in right of payment to all present and future Senior Indebtedness of the Company, including the principal, premium (if any) and interest with respect to the Senior Indebtedness under the Senior Credit Facility. The Notes rank pari passu with all present and future Senior Subordinated Indebtedness of the Company and will rank senior to all other subordinated indebtedness of the Company. In addition, the Subsidiary Guaranties are subordinated in right of payment to all existing and future Senior Indebtedness of the Subsidiary Guarantors, rank pari passu with all existing and future Senior Subordinated Indebtedness of the Subsidiary Guarantors and rank senior to all other subordinated indebtedness of the Subsidiary Guarantors. As of October 31, 1997, on a pro forma basis after giving effect to the Transactions, the Company and the Subsidiary Guarantors would have had approximately $210.9 million of Senior Indebtedness outstanding (excluding unused commitments under the Senior Credit Facility). Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, assets of the Company will be available to pay obligations of the Notes only after all Senior Indebtedness of the Company has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on all or any of the Notes. See "Description of Notes--Subordination."

  The Notes are also unsecured and will be effectively subordinated to any Secured Indebtedness of the Company. The indebtedness outstanding under the Senior Credit Facility is secured by liens on substantially all of the assets of the Company located within the United States. The ability of the Company to comply with the provisions of the Senior Credit Facility may be affected by events beyond the Company's control. The breach of any such provisions could result in a default under the Senior Credit Facility, in which case such lenders could elect to declare all amounts borrowed under the Senior Credit Facility, together with accrued interest, to be due and payable. If the Company were unable to repay such borrowings, such lenders could proceed against the collateral. If the maturity of the indebtedness under the Senior Credit Facility were accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of Indebtedness--Senior Credit Facility" and "Description of Notes--Subordination."

  The Company is a holding company which derives all of its operating income from its subsidiaries. The holders of the Notes will have no direct claim against any such subsidiaries other than the claim created against a Domestic Restricted Subsidiary by the applicable Subsidiary Guaranty, which may be subject to legal challenge in the event of the bankruptcy of such subsidiary. See "Risk Factors--Fraudulent Conveyance." If such a challenge were upheld, the Subsidiary Guaranty would be invalidated and unenforceable. To the extent that the Subsidiary Guaranty is not enforceable, the rights of holders of the Notes to participate in any distribution of assets of the applicable Subsidiary Guarantor upon liquidation, bankruptcy, reorganization or otherwise may, as is the case with other unsecured creditors of the Company, be subject to prior claims of creditors of that Subsidiary Guarantor. The Company must rely on dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Notes. The Indenture contains covenants that restrict the ability of the Company's subsidiaries to enter into any agreement limiting distributions and transfers, including dividends to the Company. The ability of the Company's subsidiaries to pay dividends and make other payments may be subject to certain statutory, contractual and other restrictions. See "Description of Indebtedness."

DEPENDENCE ON GENERAL MOTORS


  GM accounted for approximately 97% of the Company's 1997 pro forma automotive OEM net sales and approximately 3.9% of the Company's 1997 pro forma heavy duty OEM net sales. GM SPO accounted for approximately 23.8% of the Company's 1997 pro forma aftermarket net sales, and GM and GM SPO collectively accounted for approximately 38.8% of the Company's total 1997 pro forma net sales. In connection with the GM Acquisition, GM entered into long-term contracts pursuant to which it has agreed to purchase from the Company 100% of its North American requirements for automotive starters (other than for Saturn and Geo) and 100% of its U.S. and Canadian requirements for heavy duty starters and alternators, in each case to purchase the existing product line (as of August 1994). GM's obligations to purchase automotive starters and heavy duty starters and alternators from the Company terminate in 2004 and 2000, respectively, except for automotive products released in 1996 and 1997, for which GM's obligation will terminate in 2006 and 2007, respectively. GM's commitments to purchase products from the Company in the future are subject, however, to the Company's remaining competitive as to technology, design and price. See "Business--Customers." There can be no assurance that GM will not develop alternative sources for components currently produced by the Company and purchase some or all of its requirements for starters and alternators from these alternative sources at the expiration of its obligation to purchase such components from the Company. In addition, GM has been designated as an exclusive distributor of a significant amount of the Company's automotive and heavy duty aftermarket products and has agreed to provide the Company with purchasing support, which enables it to obtain raw materials at competitive prices. The Company's exclusive distribution arrangements with GM for the Company's heavy duty aftermarket products and automotive aftermarket products terminate on July 31, 1998 and in 2009, respectively. There can be no assurance that the Company and GM will negotiate a new arrangement for the distribution of heavy duty aftermarket products when the current distribution arrangement terminates on July 31, 1998, or whether the Company or GM will develop alternative distribution channels.

  The loss of GM as a customer of OEM or aftermarket products, the default by GM on its obligations to act as a distributor or to purchase the Company's OEM or aftermarket products, a substantial decrease in demand for GM's automobile models containing the Company's products or the failure of the Company to obtain supply orders for its products used in GM's new automobile models could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, strikes and work stoppages affecting GM's operations may postpone GM's need for components produced by the Company, which, because of the Company's highly leveraged position, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Labor Negotiations."

RELOCATION OF FACILITIES


  The Company is in the process of relocating certain of its manufacturing facilities. Specifically, the Company has relocated certain production lines from three of its OEM manufacturing facilities to three focus factories. The Company has entered into leases for two additional focus factories and expects to relocate additional production lines to those facilities and two additional facilities over the next year. At the conclusion of the relocation, the Company plans to have vacated the three plants leased from GM. In addition, the Company expects to relocate certain of its aftermarket facilities due to increased space requirements and the need for a regional presence. The Company's subsidiaries have conducted these moves in the past without significant disruption to operations. While the Company believes that it has prepared for such relocations, there can be no assurance that the complicated nature of such moves will not result in unforeseen costs or delays or result in disruptions in the Company's operations at the affected facilities. The Company's gross profit margin for the first quarter of fiscal 1998 was adversely affected by the on-going transition to focus factories. There can be no assurance that the transition to focus factories will not continue to adversely affect the company's gross profit margins. The restructuring charge recorded by the Company in 1997 does not include startup costs the Company expects to incur, based on its prior startups, in connection with the new focus factories. The Company anticipates start up costs due to the relocation to the three focus factories to be approximately $1.0 million per factory. See "Risk Factors--Restructuring Charges; Recent Losses" and "Business--Manufacturing and Facilities."

CONCENTRATION OF OWNERSHIP


  Upon completion of the Offering and the Transactions, CVC will own beneficially approximately 42.2% of the Company's outstanding Common Stock (including non-voting Class B Common Stock which, subject to applicable law, is convertible at the holder's option into voting Class A Common Stock and after giving pro forma effect to the exchange of the Company's Junior Subordinated Notes for Class A Common Stock) and members of the management of the Company will own beneficially approximately 14.2% of the Company's outstanding Common Stock. Certain other existing stockholders of the Company will own beneficially approximately 26.2% of the Company's outstanding Common Stock. If these stockholders were to vote all of their shares in a similar manner, they would effectively control the Company. In most circumstances, they would have sufficient voting power to elect the entire Board of Directors of the Company and, in general, to determine (without the consent of the Company's other stockholders) the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company's assets, and to prevent or cause a change in control of the Company. Further, CVC, certain members of management and other existing stockholders have entered into a Stockholders' Agreement (as defined) whereby they have agreed to vote their shares in such a manner as to elect the entire Board of Directors of the Company. See "Principal Stockholders---Stockholders' Agreement."


RESTRUCTURING CHARGES;  RECENT LOSSES


  The Company incurred restructuring charges totaling $34.5 million and $8.1 million in fiscal years 1997 and 1996, respectively. These charges contributed to a loss from continuing operations and a net loss in fiscal year 1997 of $10.3 million and $14.3 million, respectively, and to a net loss in fiscal year 1996 of $4.8 million. These charges substantially reduced the Company's stockholders' equity. For a discussion of these charges and other factors contributing to such losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Company (i) will be able to realize the benefits it anticipates from the restructurings, (ii) will not incur additional charges in the future in connection with these restructurings or other actions, (iii) will realize a net profit in 1998 or in future years or (iv) will not need to seek additional funds through borrowings or sales of equity or assets to pursue its strategy. See "Risk Factors-- Relocation of Facilities" and "Risk Factors--Labor Negotiations."

RESTRICTIVE DEBT COVENANTS

  The agreements governing the Company's bank and other indebtedness include certain covenants that, among other things, restrict the Company's ability to:
(i) pay dividends and make certain other restricted payments; (ii) incur additional indebtedness; (iii) grant liens, other than liens created pursuant to such agreements and certain permitted liens; and (iv) sell material assets. The Senior Credit Facility also requires the Company to maintain certain financial ratios, including interest coverage and leverage ratios, and to maintain a minimum level of consolidated cash flow. There can be no assurance that these requirements will be met in the future. If they are not, the holders of the indebtedness under such agreements would be entitled to declare such indebtedness immediately due and payable. See "Description of Capital Stock" and "Description of Indebtedness."

DEPENDENCE ON AUTOMOTIVE INDUSTRY; CYCLICAL BUSINESS

  The sale of a significant portion of the Company's products is directly related to the overall level of automobile, truck and heavy duty vehicle production in North America, which is cyclical. Consequently, a decline in the demand for new automobiles and trucks, particularly in North America, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has not yet operated during a general economic downturn, and historical financial information for the Company during adverse economic conditions is not available.

RISK RELATING TO ACQUISITIONS


  To expand its markets and take advantage of the consolidation trend in the automotive parts industry, the Company's business strategy includes growth through acquisitions. Although the Company believes that the operations of the five companies it has acquired since the GM Acquisition are being successfully integrated with the Company's operations, there can be no assurance that such integration will continue to be successful, that future acquisitions can be consummated on acceptable terms or that any acquired companies can be successfully integrated into the Company's operations. Other than pursuant to the Ballantrae Acquisition Agreement and the expected completion in fiscal year 1998 of a strategic joint venture in Brazil and a strategic alliance in India (see "Company History"), the Company currently has no commitments, understandings or arrangements with respect to any specific acquisitions or joint ventures. However, the Company has commenced preliminary discussions to acquire certain small remanufacturing operations in Europe. There can be no assurance that the Company will complete these proposed transactions. The Company is continually investigating opportunities for domestic and foreign acquisitions. In connection with future acquisitions, the Company may incur additional indebtedness or may issue additional equity. The Company's ability to make future acquisitions may be constrained by its ability to obtain such additional financing. To the extent the Company uses equity to finance future acquisitions, there is a risk of dilution to holders of Class A Common Stock. See "Risk Factors--Substantial Leverage; Potential Inability to Service Indebtedness and Make Payments on the Notes," "Risk Factors--Restrictive Debt Covenants," "Risk Factors--Acquisition of Ballantrae; Conflicts of Interest," "Business--Business Strategy" and "Description of Indebtedness."

  In addition, acquisitions may involve a number of special risks, including: initial reductions in the Company's reported operating results; diversion of management's attention; unanticipated problems or legal liabilities; and a possible reduction in reported earnings due to amortization of acquired intangible assets in the event that such acquisitions are made at levels that exceed the fair market value of net tangible assets. Some or all of these items could have a material adverse effect on the Company. There can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investment therein. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may increase to unacceptable levels.

LABOR NEGOTIATIONS


  As of October 31, 1997, the Company employed 5,137 people, 859 of whom were in management, engineering, supervision and administration and 4,278 of whom were hourly employees. Of the Company's hourly employees, 2,068 are represented by unions. In the United States, 1,477 of the Company's hourly workers are represented by the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America ("UAW") under a master agreement between DRA (a wholly owned subsidiary of the Company) and the UAW. In March 1997, the Company signed a new master agreement with the UAW that stipulated an approximately 3.2% annual wage and benefit increase (12.8% over the four year term of the agreement) for the Company's UAW hourly employees. If employment levels and productivity remain unchanged, the agreement with the UAW would cause the Company to experience increases in wage and benefit costs of approximately 2% per year over the next four years (which represents approximately $3.3 million in the first such year). In addition, grow-in provisions under the new agreement with the UAW will require the Company to move certain lower wage and benefit employees to higher wage and benefit levels. Under provisions of the national agreement, the UAW and the Company have recently developed a special program of incentives for hourly employees who agree to leave the Company, the cost of which is included in the restructuring charges for fiscal year 1997 described herein. Based on responses to this special incentive plan received to date, the Company would, if no other cost reductions were realized, experience as a result of the grow-in provision additional wage and benefit costs that increase each year of the UAW contract to approximately $10.2 million annually in additional costs from current levels by the fourth year. The Company expects the continued implementation of the special incentive plan and other planned cost reduction initiatives to substantially offset the effects of the grow-in provision. If the responses to date to the special incentive plan were reversed (which the Company considers unlikely) and the other cost-savings initiatives were not implemented, the additional costs referred to above to the Company from the grow-in provision would approximately double. There can be no assurance that the Company will be able to effect cost reduction initiatives (including the continued implementation of the special incentive plan) to offset the effects of the grow-in provision or that the Company's labor costs will not otherwise increase significantly, in which case the Company's competitive position and results of operations would be adversely affected. The master agreement between UAW and DRA will expire on March 22, 2001.


  As of October 31, 1997, 142 of the Company's 448 Canadian employees were represented by the Canadian Auto Workers and 120 were represented by the Metallurgists Unis d'Amerique. The agreements with these unions expire on November 8, 1999 and September 30, 1998, respectively.


  As of October 31, 1997, approximately 329 of Autovill's 449 employees were affiliated with the Hungarian Steel Industry Workers Union. The agreement was signed July 17, 1996 and is perpetual, subject to termination upon three months' notice from either party.

  The Company's other facilities are primarily non-union. The Company is unaware of any current efforts to organize any of the Company's facilities. There can be no assurance that there will not be any labor union efforts to organize employees at facilities that are not currently unionized.

  Since the GM Acquisition, the Company has not experienced any organized work stoppages. There can be no assurance, however, that any actions taken by the Company, including the current restructurings, will not adversely affect the Company's relations with its employees. At the present time, the Company believes that its relations with its employees are good. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- General."

COMPETITION

  The motor vehicle parts industry in which the Company operates is highly competitive. Some of the Company's OEM competitors are divisions or subsidiaries of companies that are larger and have substantially greater resources than the Company. There can be no assurance that the Company will be able to compete successfully with its competitors. See "Business--Competition."


FOREIGN MARKETS


  Approximately 20.2% of the Company's pro forma net sales in fiscal year 1997 were derived from sales in foreign markets. The Company expects sales from international markets to represent an increasing portion of total sales. Certain risks are inherent in international operations, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade of investment; U.S. export licenses may be difficult to obtain; intellectual property rights may be more difficult to enforce in foreign countries; fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; general economic conditions in the countries in which the Company operates could have an adverse effect on the Company's earnings from operations in those countries; unexpected changes in foreign laws or regulatory requirements may occur; compliance with a variety of foreign laws and regulations; and overlap of different tax structures. Tax rates in certain foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business and results of operations. See "Business -- Growth Strategy" and "Company History."

AVAILABILITY OF CORES


  In its remanufacturing operations, the Company obtains used components, commonly known as "cores," from various sources, principally the Company's existing aftermarket customers, which generally return cores when they purchase remanufactured products. As a result, GM SPO and Navistar each supplied greater than 10% of the cores used by the Company in 1997. The Company also obtains cores from brokers who specialize in buying and selling cores. No single broker supplies the Company with more than 10% of those cores purchased by the Company. The ability to obtain cores of the types and quantities required by the Company is essential to the Company's ability to meet demand and expand production in the remanufacturing business.

  A sufficient supply of cores may not always be available to the Company to permit it to respond fully to customer demands for the Company's remanufactured products. Shortages of cores could result from, among other things, (i) a time lag between the initial customer order for a remanufactured product and the return of cores for such products, (ii) an inability to salvage cores for reuse due to excessive wear or deterioration or (iii) an inability of the Company to acquire cores because of loss or significant deterioration of the Company's relationships with its customers. Although the Company believes that its relationships with several of its customers will continue to provide it with access to cores, there can be no assurance that the Company will continue to have an adequate supply of cores for its remanufactured products.

ACQUISITION OF BALLANTRAE; CONFLICTS OF INTEREST


  On October 30, 1997, the Company entered into an Agreement and Plan of Merger to acquire Ballantrae (the "Ballantrae Acquisition Agreement"). Although the Company has entered into the Ballantrae Acquisition Agreement, the consummation of the transactions contemplated thereby are subject to customary closing conditions for a transaction of this type, including termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the lack of any material adverse change in the business of Ballantrae. Although the Company does not currently foresee any impediments to the consummation of the acquisition of Ballantrae, the Company cannot offer any assurances that the acquisition will be consummated. Even if consummated, the Company cannot guarantee that the businesses conducted by Ballantrae can be effectively integrated into the Company's other operations or that the Company will realize the benefits it expects to achieve through the acquisition of Ballantrae. The Company has incurred due diligence, legal and other expenses in anticipation of the acquisition of Ballantrae. If the acquisition is not consummated, these expenses will have to be written off as non-recurring charges. See "Company History," "Business--Acquisition of Ballantrae," and "Certain Transactions."


  The terms of the Ballantrae Acquisition Agreement were not negotiated on an arm's-length basis. As of July 31, 1997, CVC owned, on a fully-diluted basis, 71.9% of the outstanding common stock and 74.7% of the outstanding preferred stock of Ballantrae. At that date, CVC also owned 46.3% of the Company's Common Stock. See "Risk Factors--Concentration of Ownership." The Company believes, however, that the terms of such agreement are fair to the Company and its subsidiaries from a financial standpoint. In considering the acquisition, the Company's directors owe a fiduciary duty to the Company and its shareholders to act in good faith and with due care. The Company's directors, excluding Messrs. Delaney, Cashin and Gerrity, have determined that the acquisition of Ballantrae is in the best interests of the Company and its stockholders and have approved the acquisition of Ballantrae. Because Mr. Gerrity is a director of Ballantrae and as of July 31, 1997 beneficially owned, on a fully-diluted basis, 20.0% of Ballantrae's common stock and 15.6% of its preferred stock (including 5.0% and 5.2% of Ballantrae's common and preferred stock, respectively, beneficially owned by Susan Gerrity, Mr. Gerrity's wife) and Messrs. Delaney and Cashin are also each a stockholder and director of Ballantrae, as well as each being a stockholder and director of the Company, there is a conflict of interest with respect to the acquisition of Ballantrae. As a consequence, their economic interest in the transaction may result in decisions that do not reflect the interests of the Company. Any damages which the Company may suffer which result from a breach of the Ballantrae Acquisition Agreement will be subject to a $10 million cap and the Company will be able to recover only a portion of its damages from CVC and Mr. Gerrity (and, with respect to each of them, only on a pro rata basis). The Company is also obligated to pay the expenses incurred by Ballantrae in connection with the acquisition, whether or not the acquisition is consummated. Approximately $30 million of the net proceeds of the Offerings will be used to repay certain indebtedness of Ballantrae. See "Company History," "Business-- Acquisition of Ballantrae" and "Certain Transactions."


  CVC was one of the original organizers of Ballantrae in 1996. During the formation of Ballantrae, CVC purchased (i) 32.9% of the newly issued shares of common stock of Ballantrae for $35,000, (ii) 74.7% of the newly issued shares of preferred stock of Ballantrae for $2.1 million and (iii) warrants to purchase an additional 147,500 shares of common stock of Ballantrae for an aggregate exercise price of $147,500. CVC has exercised warrants for 122,500 shares of common stock of Ballantrae for an aggregate exercise price of $122,500. Shortly after CVC'S purchase of its interest in Ballantrae, Kraftube Acquisition Corporation, a wholly owned subsidiary of Ballantrae, merged into Kraftube Management, Inc. and during such merger CVC purchased 79.4% of the preferred stock of Kraftube Management, Inc. for $6.4 million, $4.7 million of which was paid in cash and $1.7 million of which was paid by cancellation of a note in the original principal amount of $1.7 million issued by an affiliate of Kraftube Management, Inc. in favor of CVC. Upon the consummation of the transactions contemplated under the Ballantrae Acquisition Agreement, CVC will receive 71.9% of the consideration paid by the Company to Ballantrae's common stockholders and up to approximately 78.2% of the consideration paid by the Company to Ballantrae's preferred stockholders (assuming that in connection with the merger of Kraftube, Inc. into Kraftube Management, Inc., all Kraftube Management, Inc. preferred stockholders elect to receive Ballantrae preferred stock as opposed to cash and no dissenters' rights are exercised).


  The following table summarizes the history of CVC's investment in Ballantrae and the payment of merger consideration to CVC in connection with the proposed acquisition of Ballantrae by the Company.

                                                                                                 Amount Paid
  Date                                 Event                                                        BY CVC
  ----                                 -----                                                     ------------
10/23/96  Acquisition of 32.9% of Ballantrae common stock...................................      $    35,000
10/23/96  Acquisition of 74.7% of Ballantrae preferred stock................................        2,100,000
10/23/96  Acquisition of warrants for Ballantrae common stock...............................               --
10/23/97  Acquisition of 79.4% of preferred stock of Kraftube Management, Inc. (a)..........        6,400,000
02/07/97  Exercise of warrants for Ballantrae common stock (b)..............................          147,500
                                                                                                  -----------
          Total CVC investment in Ballantrae................................................      $ 8,682,500
                                                                                                  ===========
          Value of shares of Common Stock of the Company to be received by CVC as merger
          consideration in connection with the acquisition of Ballantrae (c)................      $16,514,600
                                                                                                  ===========


_________________________

(a) In 1989, CVC invested $1.0 million to purchase Kraftube, Inc. preferred stock and $2.1 million for which it received a note in the original principal amount of $2.1 million. In addition, in 1989, CVC purchased 62.8% of the common stock of Kraftube Management, Inc. for $15,700. In 1993, the Kraftube, Inc. preferred stock plus accrued and unpaid dividends was exchanged for a note in the principal amount of $1.7 million and the $2.1 million note was repaid, together with accrued and unpaid interest thereon. In 1996, the $1.7 million note was exchanged for 1.7 million shares of Kraftube Management, Inc. preferred stock. The remaining 4.7 million shares of Kraftube Management, Inc. preferred stock were received upon the exchange of Kraftube Management, Inc. common stock in a transaction that valued the common stock held by CVC at $4.7 million.


(b) Includes $25,000 attributable to the exercise of a warrant to purchase 25,000 shares of Ballantrae common stock which CVC intends to exercise prior to the consummation of the acquisition.


(c)  Based on the initial public offering price of $12.00 per share.


ENVIRONMENTAL RISKS

  The Company's operations and properties are subject to federal, state, local and foreign laws, regulations and ordinances relating to the use, storage, handling, generation, transportation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes. The nature of the Company's operations exposes it to the risk of liabilities or claims with respect to environmental matters, including off-site disposal matters, and there can be no assurance that material costs will not be incurred in connection with such liabilities or claims or that the indemnities provided by the sellers of the various businesses acquired will be applicable or available.

  Based upon the Company's experience to date, the Company believes that the future cost of compliance with existing environmental laws, regulations and ordinances (or liability for known environmental claims) will not have a material adverse effect on the Company's business, financial condition and results of operations. However, future events, such as changes in existing laws and regulations or their interpretation, may give rise to additional compliance costs or liabilities that could have a material adverse effect on the Company's business, financial condition and results of operations. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws, may require additional expenditures by the Company that may be material. See ""Business--Regulatory Matters."

FRAUDULENT CONVEYANCE

  If a court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Company as a debtor-in-possession, were to find under relevant federal or state fraudulent conveyance statutes that the Company did not receive fair consideration or reasonably equivalent value for incurring the indebtedness, including the Notes, and that, at the time of such incurrence, the Company (i) was insolvent, (ii) was rendered insolvent by reason of such incurrence or grant, (iii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then such court, subject to applicable statutes of limitations, could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company or take other action detrimental to the holders of the Notes.

  The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the Notes, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the Notes, to the claims of all existing and future creditors on similar grounds. The Company believes that, after giving effect to the Offerings, the Company will be (i) neither insolvent nor rendered insolvent by the incurrence of indebtedness in connection with the Offerings, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due.

  There can be no assurance as to what standard a court would apply in order to determine whether the Company was "insolvent" upon consummation of the GM Acquisition, any of the Company's other acquisitions or the sale of the Notes or that, regardless of the method of valuation, a court would not determine that the Company was insolvent upon consummation of the GM Acquisition or any of the other acquisitions or the sale of the Notes.

  In addition, any Subsidiary Guaranty may be subject to review under relevant federal and state fraudulent conveyance and similar laws in a bankruptcy or reorganization case or a lawsuit brought by or on behalf of creditors of the applicable Subsidiary Guarantor. In such a case, the analysis set forth above would generally apply, except that the Subsidiary Guaranty could also be subject to the claim that, since the Subsidiary Guaranty was incurred for the benefit of the Company (and only indirectly for the benefit of the Subsidiary Guarantor), the obligations of the Subsidiary Guarantor thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void the Subsidiary Guarantor's obligation under the Subsidiary Guaranty, subordinate the Subsidiary Guaranty to other indebtedness of the Subsidiary Guarantor or take other action detrimental to the holders of the Notes.

CHANGE OF CONTROL

  Upon a Change of Control, each holder of the Notes will have the right to require the Company to repurchase all or any part of such Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Credit Facility and would entitle the holders of the Company's Senior Subordinated Notes (as defined) to require the Company to repurchase all or any part of such Notes. The Company's failure to purchase the Notes would result in a default under the Indenture. The inability to repay the indebtedness under the Senior Credit Facility or the Senior Subordinated Notes, if their maturity is accelerated, would also constitute an event of default under the Indenture, which could have adverse consequences for the Company and the holders of the Notes. In the event of a Change of Control, there can be no assurance the Company would have sufficient financial resources available to satisfy all of its obligations under the Senior Credit Facility, the Notes and the Senior Subordinated Notes. See "Description of Indebtedness" and "Description of Notes--Change of Control."

LACK OF PUBLIC MARKET

  The Existing Notes are currently eligible for trading in the PORTAL Market. The Exchange Notes are new securities for which there is no established market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. There can be no assurance as to the development of any market or the liquidity of any market that may develop for the Exchange Notes. See "Description of Notes."

  The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                COMPANY HISTORY

  The Company was formed in November 1993 for the purpose of acquiring certain assets of the automotive starter business and the heavy duty starter and alternator business of the Former GM Division, which businesses the Company acquired in July 1994.

  Between January 1995 and May 1997, the Company completed five strategic acquisitions and two international joint ventures. On January 6, 1995, the Company acquired all of the capital stock of Nabco, Inc. ("Nabco") (the "Nabco Acquisition"), a producer of remanufactured automotive starters and alternators. In addition to selling its products to national automotive parts chains (primarily Western Auto), prior to its acquisition by the Company, Nabco supplied remanufactured parts in bulk (known as "kits") to the Company and GM for final assembly and distribution.

  On March 31, 1995, the Company acquired all of the capital stock of The A&B Group, Inc. ("A&B Group") (the "A&B Acquisition"), a remanufacturer of automotive starters, heavy duty starters and alternators and related subcomponents and parts. Prior to its acquisition by the Company, the A&B Group was the Company's contract supplier of all heavy duty and certain automotive remanufactured products.


  On April 14, 1995, the Company acquired 96% of the capital stock of Autovill, RT Ltd. ("Autovill") (the "Autovill Acquisition" and, together with the Nabco Acquisition and the A&B Acquisition, the "1995 Acquisitions"), a Budapest, Hungary-based producer of new and remanufactured heavy duty starters and alternators both for the OEM market and the aftermarket in Western and Eastern Europe. Principal customers of Autovill include Caterpillar and Mercedes Benz. The remaining 4% of the capital stock of Autovill is owned by current and former employees of Autovill.

  On February 6, 1996, the Company acquired 82.5% of the capital stock of Power Investments, Inc. ("Power Investments") (the "Power Investments Acquisition"), a remanufacturer of diesel and gasoline engines, transmissions, fuel systems, alternators and starters for medium and heavy duty trucks and automobiles; and, to a lesser extent, a remanufacturer of brakes, water pumps, power steering pumps and various other truck parts and assemblies. Power Investments has 15 facilities located in the United States and in five provinces of Canada and is designated as a Ford FAR in such provinces. The remaining 17.5% of the capital stock of Power Investments is owned by current management of Power Investments, subject to put/call arrangements at a formula price for the purchase by the Company of the remaining 17.5% of the shares of Power Investments beginning in 2001.


  In December 1996, the Company formed a 50/50 joint venture in Korea with individual Korean investors to purchase the assets related to the starter motor operations of the Company's former Korean licensee. In April 1997, the Company and its former Mexican licensee, Sistemas y Electricos Componetos ("Sistemas"), formed a joint venture, 76% of which is owned by the Company and 24% of which is owned by an affiliate of Sistemas. Each of these joint ventures have been formed to manufacture starters and alternators for the OEM market.

  On May 8, 1997, the Company acquired 82.5% of the capital stock of World Wide (the "World Wide Acquisition"), a remanufacturer and distributor of import automotive starters and alternators. World Wide sells its products to national automotive parts chains, including Auto Zone, Pep Boys, Advance Auto and Discount Auto. The remaining 17.5% of the capital stock of World Wide is owned by current management of World Wide, subject to put/call arrangements at a formula price for the purchase by the Company of the remaining 17.5% of the shares beginning in 2000.


  On October 30, 1997, the Company entered into the Ballantrae Acquisition Agreement to acquire Ballantrae for $52.8 million (including assumed debt) and the estimated working capital adjustment and fees and expenses of Ballantrae). Ballantrae operates through two subsidiaries: Tractech, a leading producer of traction control systems for heavy duty OEMs and the aftermarket; and Kraftube, Inc., a tubing assembly business which sells products to compressor manufacturers for commercial air conditioners and refrigeration equipment. In fiscal year 1997, Tractech accounted for approximately 70% of Ballantrae's $37.6 million of net sales. The Company will exchange shares of its Common Stock with a value (at the initial public offering price in the Equity Offering) of approximately $22.1 million for the equity of Ballantrae and will repay approximately $29.7 million of Ballantrae's debt. The Common Stock of the Company received by Ballantrae's existing stockholders in the acquisition will be subject to resale restrictions under applicable securities laws but will have the benefit of piggyback registration rights. The acquisition is expected to be completed at or prior to the consummation of the Offerings. See "Risk Factors--Acquisition of Ballantrae; Conflicts of Interest," "Business--Acquisition of Ballantrae" and "Certain Transactions."


  On November 11, 1997, the Company entered into a Share Purchase Agreement to acquire 37% of the outstanding shares of Sahney Paris Rhone limited ("SPRL") a manufacturer of starters, alternators and related components based in Hyderabad, India, at a purchase price of approximately $3.7 million in the aggregate. The Share Purchase Agreement provides that the shares will be acquired by the Company through a combination of a tender offer for up to 20% of such shares and the purchase of the remaining shares from the principal shareholder of SPRL and his affiliates. The acquisition is expected to be completed on or before March 31, 1998.


                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer. The net proceeds to the Company from the sale of the Existing Notes of $135.2 million were used (i) to repay all indebtedness under the Senior Credit Facility outstanding at the time of the offering of the Existing Notes, plus accrued and unpaid interest thereon (approximately $103.5 million); (ii) to prepay one of the Power Investments Seller Notes (as defined), plus accrued and unpaid interest thereon (approximately $16.0 million); and (iii) for general corporate purposes.

                                CAPITALIZATION


  The following table sets forth the current portion of the long-term debt and the consolidated capitalization of the Company as of October 31, 1997 and pro forma to give effect to the Transactions, including the Offerings (assuming no exercise of the over-allotment option in connection with the Equity Offering) and the application of the net proceeds thereof. See "Use of Proceeds." This table should be read in conjunction with the unaudited "Pro Forma Condensed Consolidated Financial Data," "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus. See also "Description of Capital Stock" and "Description of Indebtedness."`


                                                                                                      AS OF OCTOBER 31, 1997
                                                                                              ------------------------------------
                                                                                                 ACTUAL               PRO FORMA
                                                                                              --------------      ----------------
                                                                                                         (IN THOUSANDS)
Current portion of long-term debt..................................................           $      535              $      535
                                                                                              ==========              ==========
Long-term debt:
     Senior Credit Facility........................................................           $   30,000              $   30,000
     Power Investments Seller Notes................................................                8,300                      --
     World Note....................................................................               75,000                      --
     8 5/8% Senior Notes Due 2007..................................................                   --                 145,000
     8% Subordinated Debenture.....................................................                   --                  18,354(a)
     10 5/8% Senior Subordinated Notes Due 2006....................................              140,000                 140,000
     GM Acquisition Note...........................................................               59,155                      --
     A&B Seller Notes..............................................................                3,500                      --
     Ballantrae Subordinated Debt..................................................                   --                     750
     Other, including capital lease obligations....................................               17,004                  17,004
     Junior Subordinated Notes.....................................................               25,211                      --
                                                                                              ----------              ----------
          Total long-term debt.....................................................              358,170                 351,108

     Minority interest.............................................................                8,570                   8,570

Redeemable exchangeable preferred stock of subsidiary..............................               16,483(a)                   --

Stockholders' equity (deficit):
     Class A Common Stock (par value $.01; authorized
       49,400,000; issued and outstanding 8,828,014
       historical, 16,073,016 pro forma)...........................................                   88                     161
     Class B Common Stock (par value $.01; authorized
       17,600,000; issued and outstanding 6,476,786
       historical, 7,733,674 pro forma)............................................                   65                      77
     Additional paid-in capital....................................................                6,703                  98,270
     Retained earnings.............................................................                (9,112)                (12,812)
     Cumulative translation adjustment.............................................               (2,173)                 (2,173)
     Stock purchase plan...........................................................               (2,547)                 (2,547)
                                                                                              ----------              ----------
          Total stockholders' equity (deficit).....................................               (6,976)                 80,976
                                                                                              ==========              ==========
          Total capitalization.....................................................           $  376,247              $  440,654
                                                                                              ==========              ==========


_____________________


(a) Reflects the fair value of the 8% Subordinated Debenture exchanged for the redeemable exchangeable preferred stock of subsidiary as permitted by the terms of such preferred stock. For details of this exchange, see footnote
    (d) to the "Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended October 31, 1997." As of October 31, 1997, the principal amount of the 8% Subordinated Debenture would have exceeded the fair value by $892.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA


  The following table sets forth selected consolidated historical financial data of the Company for the three years ended July 31, 1997 and the three-month periods ended October 31, 1996 and 1997. The statement of operations data for the years ended July 31, 1995, 1996 and 1997 and the balance sheet data as of July 31, 1995, 1996 and 1997 were derived from audited Consolidated Financial Statements of the Company, which have been audited by Ernst & Young, LLP, independent auditors. The financial data for the three-month periods ended October 31, 1997 and 1996 are derived from unaudited Consolidated Financial Statements of the Company. The unaudited Consolidated Financial Statements of the Company include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended October 31, 1997 are not necessarily indicative of the results that may be expected for the entire year ending July 31, 1998. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company and related notes and the other financial information included elsewhere in this Prospectus.


                                                                                        For the Three Months
                                               For The Year Ended July 31,                Ended October 31,
                                             ------------------------------------      ----------------------
                                               1995         1996         1997             1996      1997
                                             ----------  -----------  -----------      ----------  ----------
                                                     (dollars in thousands, except per share data)
Statement of operations data:
      Net sales............................. $ 573,423     $ 636,852     $ 689,787       $ 169,766   $ 209,020
      Gross profit..........................    98,207       126,774       149,553          38,394      38,143
      Selling, engineering and
       administrative expenses .............    61,206        77,994        89,098          23,335      20,936
     Restructuring charges..................       ---         8,101        34,500             ---         ---
     Operating income.......................    37,001        40,679        25,955          15,059      17,207
     Interest expense.......................    18,432        27,367        38,774           9,391      10,521
     Income (loss) from continuing
       operations...........................     9,326         5,796       (10,263)          2,834       3,062
     Loss and discontinued operations,
     net of tax benefit.....................     2,363        10,637         1,682             213         ---
     Net income (loss)......................     6,963        (4,841)      (14,296)            270       3,062
     Income (loss) from continuing
       operations per share................. $     .56     $     .33     $    (.60)      $     .16   $     .18
     Net income (loss) per share............       .42          (.28)         (.83)            .02         .18

Financial ratios and other data:
     Depreciation and amortization.......... $  14,533     $  19,555     $  22,323       $   5,300   $   4,698
     Capital expenditures...................    11,241        32,741        31,888           8,910       5,747
     EBITDA(a)..............................    51,534        60,234        50,360          20,359      21,905
     Adjusted EBITDA(b).....................    55,968        72,087        87,269          21,494      22,970
     Cash provided by (used in)
       operating activities.................    21,921          (684)       22,537          (6,522)     11,415
     Cash used in investing activities......   (73,251)      (79,061)      (74,087)        (10,236)     (7,355)
     Cash provided by (used in)
       financing activities.................    27,119        80,790        57,786          22,880      (5,063)
     Gross margin...........................      17.1%         19.9%         21.7%           22.6%       18.2%
     EBITDA margin(c).......................       9.0%          9.5%          7.3%           12.0%       10.5%
     Adjusted EBITDA margin(c)..............       9.8%         11.3%         12.7%           12.7%       11.0%
     Ratio of EBITDA to interest
       expense..............................       2.8x          2.2x          1.3x            2.2x        2.1x
     Ratio of total debt to EBITDA..........       3.8x          5.0x          7.2x             --          --
     Ratio of Adjusted EBITDA to
       interest expense.....................       3.0x          2.6x          2.3x            2.3x        2.2x
     Ratio of total debt to Adjusted
       EBITDA...............................       3.5x          4.1x          4.2x             --          --
     Ratio of earnings to fixed charges(d)..       1.8x          1.3x          ---(e)          1.5x        1.5x

                                                           As of July 31,                   As of October 31,
                                             --------------------------------------     -------------------------
                                              1995          1996           1997                  1997
                                             -----          ----           ----                  ----
                                                                  (in thousands)
Balance sheet data:
     Working capital................         $ 61,268     $113,801      $154,041               $152,432
     Total assets...................          322,527      475,082       570,569                582,505
     Total debt.....................          196,988      298,796       363,768                358,705
     Redeemable exchangeable
       preferred stock of
       subsidiary...................           12,903       14,420        16,071                 16,483

     Total stockholders' equity
     (deficit)......................            8,430        1,589        (9,797)                (6,976)


___________


(a) EBITDA represents the sum of income from continuing operations before interest expense, income taxes, preferred dividend requirement of subsidiary and minority interest in income of subsidiaries, plus depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities for the purpose of analyzing the Company's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by certain investors to analyze an compare companies on the basis of operating performance and to determine a company's ability to service debt. The definition of EBITDA differs from the definition of EBITDA applicable to the covenants for the Notes and may not be comparable to EBITDA as defined by other companies. EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital replacement, debt service and other commitments.


(B) Adjusted EBITDA represents EBITDA plus restructuring charges and non-cash post-retirement benefits other than pensions less the gain on sale of building. The definition of Adjusted EBITDA conforms with the definition of EBITDA applicable to the covenants for the notes. Adjusted EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities for the purpose of analyzing the Company's operating performance, financial position and cash flows. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital replacements, debt service and other commitments.


(c) EBITDA margin and Adjusted EBITDA margin represent EBITDA and Adjusted EBITDA, respectively, as a percent of net sales.


(d) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes , fixed charges and minority interest. Fixed charges include preferred dividend requirement of subsidiary, interest expense and the portion of operating rents that is deemed representative of an interest factor.


(e) The deficiency of earnings to fixed charges was $13.5 million. Excluding restructuring charges, the ratio of earnings to fixed charges would have been 1.5x.

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)


  The following unaudited pro forma condensed consolidated financial data are based on the Consolidated Financial Statements included elsewhere in this Prospectus, adjusted to give effect to the Transactions, including the Offerings.


  The unaudited pro forma condensed consolidated statement of operations for the year ended July 31, 1997 and for the three months ended October 31, 1997 have been adjusted to give effect to the Transactions, including the Offerings, as if they had occurred on August 1, 1996. The unaudited pro forma condensed consolidated balance sheet at October 31, 1997 has been adjusted to give effect to the Transactions, including the Offerings, as if they had occurred on October 31, 1997 (other than the acquisition of World Wide, which is reflected in the historical balance sheet data).


  The unaudited pro forma financial data do not purport to be indicative of the results of operations or the financial position that would actually have been obtained if the Transactions, including the Offerings, had occurred on the dates indicated or of the results of operations or the financial position that may be obtained in the future. The unaudited pro forma financial data are presented for comparative purposes only. The pro forma adjustments, as described in the accompanying data, are based on available information and certain assumptions that management believes are reasonable. The unaudited pro forma financial data should be read in conjunction with the Consolidated Financial Statements of the Company and related notes thereto included elsewhere in this Prospectus.

  The unaudited pro forma financial data with respect to the acquisitions of World Wide and Ballantrae are based on the historical financial statements of the businesses acquired and have been accounted for using the purchase method of accounting. The purchase price, including the related fees and expenses, have been allocated to the tangible and identifiable intangible assets and liabilities of the acquired businesses based upon the Company's estimates of their fair value, with the remainder allocated to goodwill. The pro forma adjustments directly attributable to the acquisitions of World Wide and Ballantrae include adjustments to interest expense related to the financing, charges for amortization of intangible assets and depreciation of property and equipment relating to the allocation of the purchase price and the related tax effects.

      Unaudited Pro Forma Condensed Consolidated Statement of Operations
                       For the Year Ended July 31, 1997

                     (in thousands, except per share data)



                                                                   Acquisitions
                         -------------------------------------------------------------------------------------------------
                                         Historical     Historical
                                           Twelve         Twelve                          World Wide        Ballantrae
                                           Months         Months         Pro Forma         Pro Forma         Pro Forma
                                           Ended          Ended         Adjustments        Purchase          Purchase
                                          3/31/97        9/30/97            for            Accounting        Accounting
                         Historical      World Wide     Ballantree      World Wide(a)     Adjustments(b)    Adjustments(c)
                         ----------      ----------     ----------     --------------     --------------    --------------
Net Sales............     $  689,787       $ 78,100       $ 36,802        $  (28,068)         $      --       $         --
Cost of goods sold...        540,234         53,400         24,276           (19,378)                --                 --
                          ----------       --------       --------        -----------         ---------       ------------
Gross Profit.........        149,553         24,700         12,526            (8,690)                --                 --
Selling, engineering,
 and administrative
 expenses............         89,098         20,600          5,627            (8,078)               456                483

Restructuring
 charges.............         34,500             --             --                --                 --                 --
                          ----------       --------       --------        -----------         ---------       ------------
Operating income.....         25,955          4,100          6,899              (612)              (456)              (483)

Other income
 (expense):
    Gain on sale of
      building.......          2,082             --             --                --                 --                 --

    Interest
      expense........        (38,774)        (1,969)        (2,948)              829             (1,182)               (75)
                          ----------       --------       --------        ----------         ----------       ------------
(Loss) income from
 continuing operations
 before income taxes,
 preferred dividend
 requirement of
 subsidiary, and
 minority interest...        (10,737)         2,131          3,951               217             (1,638)              (558)

Minority interest in
 income of
 subsidiary..........            892             --             --               247               (172)                --

Income taxes
 (benefit)...........         (3,014)           850            912                87               (655)               (88)

Preferred dividend
 requirement of
 subsidiary..........          1,648             --            931                --                 --               (931)
                          ----------       --------       --------        ----------          ---------       ------------
(Loss) income from
 continuing
 operations..........     $  (10,263)      $  1,281       $  2,108        $     (117)         $    (811)      $        461
                          ==========       ========       ========        ==========          =========       ============
Loss from continuing
 operations per
 share...............     $     (.60)
                          ===========
                                  Pro Forma
                                   for the          Pro Forma
                                 Acquisitions      Adjustments          Pro Forma
                                of World Wide       for Other               for
                                and Ballantrae     Transactions        Transactions
                                --------------     ------------        ------------
Net Sales............            $    776,621       $       --          $   776,621
Cost of goods sold...                 598,532               --              598,532
                                 ------------       ----------          -----------
Gross Profit.........                 178,089               --              178,089
Selling, engineering,
 and administrative
 expenses............                 108,186               --              108,186

Restructuring
 charges.............                  34,500               --               34,500
                                 ------------       ----------          -----------
Operating income.....                  35,403               --               35,403

Other income
 (expense):
    Gain on sale of
      building.......                   2,082               --                2,082
    Interest
      expense........                 (44,119)           7,279(d)           (36,840)
                                 ------------       ----------          -----------
(Loss) income from
 continuing
 operations
 before income taxes,
 preferred dividend
 requirement of
 subsidiary, and
 minority interest...                  (6,634)           7,279                  645

Minority interest in
 income of
 subsidiary..........                     967               --                  967

Income taxes
 (benefit)...........                  (1,908)           2,912(e)             1,004

Preferred dividend
 requirement of
 subsidiary..........                   1,648           (1,648)(f)                -
                                 ------------       ----------          -----------
(Loss) income from
 continuing
 operations..........            $     (7,341)      $    6,015          $    (1,326)
                                 ============       ==========          ===========
Loss from continuing
 operations per
 share...............                                                   $      (.05)
                                                                        ===========



                            See Accompanying Notes

  Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
                       For the Year Ended July 31, 1997
                                (in thousands)





(a) This column adjust the historical results of World Wide by eliminating the period from April 1, 1996 through June 30, 1996 included in the historical twelve months ended March 31, 1997. The remaining nine month period ended March 31, 1997 is thus combined with the three months from the date of acquisition, May 9, 1997 through July 31, 1997 included in the Company's historical Statement of Operations. The net sales and net loss for World Wide for the month of April 1997, which are excluded from the pro forma results, were $5,1 1 and $692, respectively. The Pro Forma Condensed Consolidated Statement of Operations includes both July 1996 and 1997 for World Wide. Net sales and net income for July 1996 were $6,209 and $280, respectively.


(b) This column gives effect to the acquisition of World Wide as if it had taken place at the beginning of the year, reflecting the increase in depreciation, amortization and interest expense offset by the minority interest's share of the additional expenses and income taxes, as follows:



      Increase in depreciation and amortization.....................   $  (456)
      Increase in interest expense to finance the acquisition.......    (1,182)
      Minority interest's share of additional expenses..............       172
      Income taxes..................................................       655
                                                                       -------
      Effect on net income..........................................   $  (811)
                                                                       =======



(c) This column gives effect to the acquisition of Ballantrae as if it had taken place at the beginning of the year, reflecting the increase in depreciation, amortization and interest expense. The preferred dividend requirement of subsidiary is also eliminated to reflect the exchange of the preferred stock for common stock in the acquisition as of the beginning of the year. After the exchange, no further dividends will occur. The months of August 1997 and September 1997 are included in the pro forma results of operations for both the year ended July 31, 1997 and the three months ended October 31, 1997. Sales and net income for August 1997 and September 1997 combined were $5,841 and $66, respectively. Details regarding the pro forma purchase accounting adjustments are as follows:


      Increase in depreciation and amortization.....................    $ (483)
      Increase in interest expense..................................       (75)
      Income taxes..................................................        88
      Preferred dividend requirement of subsidiary..................       931
                                                                        ------
      Effect on net income..........................................    $  461
                                                                        ======

(d) Reflects decreases (increases) of interest expense and amortization of deferred financing costs as if the Transactions occurred on August 1, 1996 as follows:


                                                                                  For the Year
                                                                                   Ended July
                                                                                    31, 1997
                                                                                  ------------
     Reduced interest from the amendment of the Senior Credit Facility..........   $     190
     Amortization of deferred financing costs associated with the amendment
       to the Senior Credit Facility............................................         (30)
     Repayment of Power Investments Seller Notes................................         818
     Repayment of World Note....................................................       7,875
     Reversal of 1997 amortization of deferred financing costs associated with
       repayment of the World Note..............................................         454
     Interest expense for the 8 5/8% Senior Notes Due 2007......................     (12,506)
     Amortization of deferred financing costs associated with the 8 5/8% Senior
       Notes Due 2007...........................................................        (483)
     Repayment of GM Acquisition Note...........................................       6,552
     Repayment of A&B Seller Notes..............................................         350
     Repayment of Ballantrae Senior Bank Debt...................................       1,848
     Repayment of Ballantrae Subordinated Debt..................................       1,018
     Conversion of Junior Subordinated Notes....................................       2,593
     Interest expense relating to the 8% Subordinated Debenture exchanged for
       the redeemable exchangeable preferred stock of subsidiary................      (1,400)
                                                                                  ------------
     Net reduction of interest expense..........................................   $   7,279
                                                                                  ============



(e) Represents the income tax expense related to the pro forma interest expense reduction at 40%.


(f) Represents the reversal of preferred dividend requirements of subsidiary recorded in 1997 which results from the assumed exchange of the preferred stock for the 8% Subordinated Debenture effective August 1, 1996.


     A deemed preferred dividend of subsidiary arises from the exchange of the redeemable exchangeable preferred stock of subsidiary for the excess of the fair value of the 8% Subordinated Debenture over the carrying value of the redeemable exchangeable preferred stock of subsidiary as shown below. This nonrecurring charge, which has not been reflected in the pro forma condensed consolidated statement of operations, will be charged against the income of the Company in the period of exchange. Upon completion of the exchange, no further dividends will occur.


     Fair value of the 8% Subordinated Debenture at October 31, 1997............   $ 18,354
     Carrying value of the redeemable exchangeable preferred stock of
       subsidiary at October 31, 1997...........................................     16,483
                                                                                   ---------
     Deemed preferred dividend of subsidiary arising from exchange..............   $  1,871
                                                                                   =========

(g) The following nonrecurring items (including the item described in (f) above) resulting from the Transactions have not been reflected in the unaudited pro forma condensed consolidated statement of operations for the year ended July 31, 1997, but will be included in operations within 12 months succeeding the Transactions (amounts are based upon the assumptions used in preparing the unaudited pro forma condensed consolidated balance sheets as of october 31, 1997):


     Early extinguishment penalty on World Note.............................   $    (911)
     Write-off of World Note deferred financing costs as a result of early
       extinguishment.......................................................      (2,138)
     Tax effect of early extinguishment.....................................       1,220
     Deemed dividend of preferred stock of subsidiary.......................      (1,871)
                                                                               ----------
     Net charge to retained earnings (deficit)..............................   $  (3,700)
                                                                               ==========

       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                  For the Three Months Ended October 31, 1997
                     (in thousands, except per share data)


                                                              Acquisition
                                              ------------------------------------         Pro Forma for          Adjustments
                                               Historical             Pro Forma           the Acquisition          for Other
                              Historical       Ballantrae           Adjustments(a)         of Ballantrae          Transactions
                             -----------      -----------           --------------         ---------------        ------------
Net sales...............     $   209,020      $     9,323           $           --         $       218,343        $         --
Cost of goods sold......         170,877            6,349                       --                 177,226                  --
                             -----------      -----------           --------------         ---------------        ------------
Gross profit............          38,143            2,974                       --                  41,117                  --
Selling, engineering and
 administrative
 expenses...............          20,936            1,477                      121                  22,534                  --
                             -----------      -----------           --------------         ---------------        ------------
Operating income........          17,207            1,497                     (121)                 18,583                  --
Interest expense........         (10,521)            (756)                     (19)                (11,296)              1,991(b)
                             -----------      -----------           --------------         ---------------        ------------
(Loss) income from
 continuing operations
 before income taxes,
 preferred dividend
 requirement of
 subsidiary, and
 minority interest......           6,686              741                     (140)                  7,287               1,991
Minority interest in
 income of
 subsidiary.............             538               --                       --                     538                  --
Income taxes (benefit)..           2,674               21                      141                   2,836                 796(c)
Preferred dividend
 requirement of
 subsidiary.............             412              263                     (263)                    412                (412)(d)
                             -----------      -----------           --------------         ---------------        ------------
Income from continuing
 operations.............     $     3,062      $       457           $          (18)        $         3,501        $      1,607
                             ===========      ===========           ==============         ===============        ============
Income from continuing
 operations per share...     $       .18
                             ===========

                                   Pro Forma for
                                  Transactions(e)
                                  ---------------
Net sales...............          $       218,343
Cost of goods sold......                  177,226
                                  ---------------
Gross profit............                   41,117
Selling, engineering and
 administrative
 expenses...............                   22,534
                                  ---------------
Operating income........                   18,583
Interest expense........                   (9,305)
                                  ---------------
(Loss) income from
 continuing operations
 before income taxes,
 preferred dividend
 requirement of
 subsidiary, and
 minority interest......                    9,278
Minority interest in
 income of
 subsidiary.............                      538
Income taxes (benefit)..                    3,632
Preferred dividend
 requirement of
 subsidiary.............                       --
                                  ---------------
Income from continuing
 operations.............          $         5,108
                                  ===============
Income from continuing
 operations per share...          $           .20
                                  ===============


                             See Accompanying Notes

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                  For the Three Months Ended October 31, 1997
                                 (in thousands)


(a) Represents adjustments for the acquisition of ballantrae as if it had taken place on August 1, 1996, reflecting the increase in depreciation, amortization and interest expense for the quarter. The tax adjustment for the three months ended October 31, 1997 is to adjust the income taxes to an effective tax rate of 27%. The preferred dividend requirement of subsidiary is also eliminated to reflect the exchange of the preferred stock for common stock in the acquisition as of the beginning of the quarter. After the exchange, no further dividends will occur.


         Increase in depreciation and amortization......................................    $  (121)
         Increase in interest expense...................................................        (19)

         Income taxes...................................................................       (141)

         Preferred dividend requirement of subsidiary...................................        263
                                                                                            -------
         Effect on net income...........................................................    $   (18)
                                                                                            =======



(b) Reflects decreases (increases) of interest expense and amortization of deferred financing costs as if the Transactions occurred on August 1, 1996 as follows:


                                                                                                FOR THE THREE
                                                                                                MONTHS ENDED
                                                                                                OCTOBER 31, 1997
                                                                                                ----------------
       Reduced interest from the amendment of the Senior Credit Facility......................  $          38
       Amortization of deferred financing costs associated with the amendment
          to the Senior Credit Facility.......................................................             (8)
       Repayment of Power Investments Seller Notes............................................            205
       Repayment of World Note................................................................          1,969
       Reversal of amortization of deferred financing costs associated with
          repayment of the World Note.........................................................            114
       Interest expense for the 8 5/8% Senior Notes Due 2007..................................         (3,127)
       Amortization of deferred financing costs associated with the 8 5/8%
          Senior Notes Due 2007...............................................................           (121)
       Repayment of GM Acquisition Note.......................................................          1,739
       Repayment of A&B Seller Notes..........................................................             88
       Repayment of Ballantrae Senior Bank Debt...............................................            481
       Repayment of Ballantrae Subordinated Debt..............................................            254
         Conversion of Junior Subordinated Notes..............................................            709
       Interest expense relating to the 8% Subordinated Debenture exchanged
          for the redeemable exchangeable preferred stock of subsidiary.......................           (350)
                                                                                                ----------------
       Net reduction in interest expense......................................................  $       1,991
                                                                                                ================



(c) Represents the income tax expense related to the pro forma interest expense reduction at 40%.

(d) Represents the reversal of preferred dividend requirements of subsidiary recorded in the three months ended October 31, 1997, which results from the assumed exchange of the preferred stock of the 8% Subordinated Debenture effective August 1, 1996.



     A deemed preferred dividend of subsidiary arises from the exchange of the redeemable exchangeable preferred stock of subsidiary for the excess of the fair value of the 8% Subordinated Debentures over the carrying value of the redeemable exchangeable preferred stock of subsidiary as shown below. This nonrecurring charge, which has not been reflected in the pro forma condensed consolidated statement of operations, will be charged against the income of the Company in the period of exchange. Upon the completion of the exchange, no further dividends will occur.


    Fair value of the 8% Subordinated Debenture at October 31, 1997................     $ 18,354
                                                                                        --------
  Carrying value of the redeemable exchangeable preferred stock of subsidiary at
    October 31, 1997...............................................................       16,483
                                                                                        --------
  Deemed preferred dividend of subsidiary arising from exchange....................     $  1,871
                                                                                        ========



(e) The following nonrecurring items (including the item described in (d) above) resulting from the Transactions have not been reflected in the unaudited pro forma condensed consolidated statement of operations for the three months ended October 31, 1997, but will be included in operations within the 12 months succeeding the Transactions (amounts are based upon the assumptions used in preparing the unaudited pro forma condensed consolidated balance sheet as of October 31, 1997):



     Early extinguishment penalty on World Note.......................................       $  (911)
     Write-off of World Note deferred financing costs as a result of early
      extinguishments.................................................................        (2,138)
     Tax effect of early extinguishments..............................................         1,220
     Deemed dividend of preferred stock of subsidiary.................................        (1,871)
                                                                                             --------
     Net charge to retained earnings (deficit)........................................       $(3,700)
                                                                                             ========

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                          AS OF OCTOBER 31, 1997
                              (IN THOUSANDS)

                                                      ACQUISITION              PRO FORMA FOR       ADJUSTMENTS          PRO FORMA
                                             -----------------------------
                                              HISTORICAL       PRO FORMA       THE ACQUISITION       FOR OTHER              FOR
                              HISTORICAL     BALLANTRAE     ADJUSTMENTS(A)     OF BALLANTRAE      TRANSACTIONS        TRANSACTIONS
                              -----------    -----------    --------------    ----------------    -------------       -------------
Assets:
Current Assets:
 Cash and cash equivalents...   $  8,626       $    843     $        --              $  9,469        $   4,380   (b)     $  13,849
 Trade accounts receivable...    125,582          5,342              --               130,924               --             130,924
 Other receivables...........      3,701            134              --                 3,835               --               3,835
 Recoverable income tax......      2,889             --              --                 2,889            1,220   (g)         4,109
 Inventories.................    167,456         10,337              --               177,793               --             177,793
 Deferred income taxes.......     20,757             --              --                20,757               --              20,757
 Other current assets........      5,210             81              --                 5,291               --               5,291
                                --------       --------       ---------              --------        ---------           ---------
  Total current assets.......    334,221         16,737              --               350,958            5,600             356,558
Property and equipment.......    153,039         17,445              --               170,484               --             170,484
Less accumulated
 depreciation................     30,917          3,760          (3,760)               30,917               --              30,917
                                --------       --------       ---------              --------        ---------           ---------
                                 122,122         13,685           3,760               139,567               --             139,567
Deferred financing costs.....      8,651             --             750                 9,401            2,897   (c)        12,298
Goodwill (less accumulated
 amortization)...............     86,760         13,522           9,681               109,963               --             109,963
Net assets held for
 disposal....................     23,909             --              --                23,909               --              23,909
Investment in affiliate......      4,727             --              --                 4,727               --               4,727
Other assets.................      2,115          1,105              --                 3,220               --               3,220
                                --------       --------       ---------              --------        ---------           ---------
  Total assets...............   $582,505       $ 45,049       $  14,191              $641,745        $   8,497           $ 650,242
                                ========       ========       =========              ========        =========           =========

Liabilities and
 stockholders' (deficit)
 equity:
Current liabilities:
 Accounts payable............   $ 96,818       $  2,474     $        --              $ 99,292     $         --              99,292
 Accrued interest payable....      7,262             --              --                 7,262           (3,134)  (h)         4,128
 Accrued restructuring
  charges....................     37,922             --              --                37,922               --              37,922
 Liabilities related to
  discontinued
  operations.................      2,685             --              --                 2,685               --               2,685
 Other liabilities and
  accrued expenses...........     36,567          2,409              --                38,976               --              38,976
 Current portion of
  long-term debt.............        535             --              --                   535               --                 535
                                --------       --------       ---------              --------        ---------           ---------
  Total current
   liabilities...............    181,789          4,883              --               186,672           (3,134)            183,538
Deferred income taxes........      1,556             --           1,015                 2,571               --               2,571
Long-term debt, less
 current portion.............    358,170         30,384              --               388,554          (37,446)  (d)       351,108
Post-retirement benefits
 other than pension..........     13,742             --              --                13,742               --              13,742
Accrued pension benefit......      5,272             --              --                 5,272               --               5,272
Other non-current
 liabilities.................      3,899            566              --                 4,465               --               4,465
Minority interest in
 subsidiary..................      8,570             --              --                 8,570               --               8,570
Redeemable exchangeable
 preferred
 Stock of subsidiary.........     16,483         12,205         (12,205)               16,483          (16,483)  (e)            --
Stockholders' (deficit)
 equity:
 Common Stock:
  Class A Shares.............         88              1              14                   103               58                 161
  Class B Shares.............         65              1              (1)                   65               12                  77
 Paid-in capital.............      6,703         (5,133)         27,510                29,080           69,190   (f)        98,270
 Retained earnings
  (deficit)..................     (9,112)         2,142          (2,142)               (9,112)          (3,700)            (12,812)
 Cumulative translation
  adjustment.................     (2,173)            --              --                (2,173)              --              (2,173)
 Stock purchase plan.........     (2,547)            --              --                (2,547)              --              (2,547)
                                --------       --------       ---------              --------        ---------           ---------
  Stockholders' (deficit)
   equity....................     (6,976)        (2,989)         25,381                15,416           65,560              80,976
                                --------       --------       ---------              --------        ---------           ---------
  Total liabilities and
   stockholders'
    (deficit) equity.........   $582,505       $ 45,049       $  14,191              $641,745        $   8,497           $ 650,242
                                ========       ========       =========              ========        =========           =========


                            See Accompanying Notes.

       Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
                             As of October 31, 1997
                                 (in thousands)


(a) Represents the adjustments for the Ballantrae acquisition as if it had occurred as of October 31, 1997. The acquisition will be accounted for by the purchase method of accounting. Using the purchase method of accounting, the total purchase price will be allocated to tangible and intangible assets and liabilities of Ballantrae based upon the Company's estimates of their respective fair values at the date of the acquisition.

(b) Represents the sources and uses of cash in connection with the Transactions as follows:


                                                                                                AS OF
                                                                                          OCTOBER 31, 1997
                                                                                         --------------------
     Estimated proceeds from the offerings (net of underwriting discounts
     and commissions)............................................................             $186,015
     Senior Credit Facility refinancing fee......................................                 (210)
     Repayment of Power Investments Seller Notes.................................               (8,300)
     Repayment of World Note.....................................................              (75,911)
     Repayment of GM Acquisition Note............................................              (59,155)
     Repayment of A&B Seller Notes...............................................               (3,500)
     Repayment of Ballantrae Senior Bank Debt....................................              (20,384)
     Repayment of Ballantrae Subordinated Debt...................................               (9,250)
     Payment of accrued interest for debt repaid.................................               (2,425)
     Other fees and expenses of the Offerings....................................               (2,500)
                                                                                         --------------------
     Cash provided from the Transactions.........................................             $  4,380
                                                                                         ====================



(c) Represents the change in the deferred financing costs and related tax benefit with respect to the World Note as follows:


                                                                                                        AS OF
                                                                                                   OCTOBER 31, 1997
                                                                                                   ----------------
     Deferred financing costs related to the Offerings............................                   $  4,825
     Deferred financing costs related to the Senior Credit Facility refinancing...                        210
     Write-off of World Note deferred financing costs as a result of early
      extinguishment..............................................................                     (2,138)
                                                                                                   ------------
                                                                                                     $  2,897
                                                                                                   ============



(d)  Details regarding the changes to long-term debt are as follows:


     Total long-term debt (historical)............................................                   $  358,170
     Ballantrae Senior Bank Debt..................................................                       20,384
     Ballantrae Subordinated Debt.................................................                       10,000
                                                                                                     ----------
     Total Ballantrae debt........................................................                       30,384
                                                                                                     ----------
     Pro forma for Ballantrae acquisition.........................................                      388,554
                                                                                                     ----------
     Power Investments Seller Notes...............................................                       (8,300)
     World Note...................................................................                      (75,000)
     GM Acquisition...............................................................                      (59,155)
     A&B Seller Notes.............................................................                       (3,500)
     Ballantrae Senior Bank Debt..................................................                      (20,384)
     Ballantrae Subordinated Debt.................................................                       (9,250)
     Junior Subordinated Notes....................................................                      (25,211)
     8 5/8% Senior Notes Due 2007.................................................                      145,000
     8% Subordinated Debenture....................................................                       18,354
                                                                                                     ----------
     Adjusted for other Transactions..............................................                      (37,446)
                                                                                                     ----------
     Pro forma for Transactions...................................................                   $  351,108
                                                                                                     ==========



(e) Reflects the elimination of redeemable exchangeable preferred stock of subsidiary exchanged for the 8% Subordinated Debenture.

(f) Details regarding the changes to equity, exchange of equity, issuance of Common Stock and exchange of Junior Subordinated Notes are as follows:


                                                                                             AS OF
                                                                                        OCTOBER 31, 1997
                                                                                        ----------------
     Paid in capital (historical).............................................               $   6,703
     Equity exchanged and transaction costs for ballantrae acquisition,
      less par value of $12 for shares of common stock received...............                  22,377
                                                                                              --------
     Pro forma for Ballantrae acquisition.....................................                  29,080
                                                                                              --------
     Equity Offering..........................................................                  44,600
     Exchange for Junior Subordinated Notes.................................                    25,890
     Fees for Equity Offering.................................................                  (1,300)
                                                                                              --------
     Adjusted for other Transactions..........................................                  69,190
                                                                                              --------
     Pro forma for Transactions...............................................               $  98,270
                                                                                              ========



(g) Represents the extraordinary loss relating to the early extinguishment of the World Note net of taxes at a marginal rate of 40% and the deemed preferred dividend of subsidiary arising from the exchange of the redeemable exchangeable preferred stock of subsidiary as follows:


                                                                                              AS OF
                                                                                        OCTOBER 31, 1997
                                                                                        ----------------
     Early extinguishment penalty on World Note...............................                  $ (911)
     Write-off of World Note deferred financing costs as a result of
      early extinguishment....................................................                  (2,138)
     Tax effect of early extinguishments......................................                   1,220
     Deemed dividend of preferred stock of subsidiary.........................                  (1,871)
                                                                                              --------
     Net charge to retained earnings (deficit)................................                $ (3,700)
                                                                                              ========



(h)  Details regarding changes to accrued interest are as follows:


                                                                                              AS OF
                                                                                        OCTOBER 31, 1997
                                                                                        ----------------
     Payment of accrued interest for debt repaid..............................                  (2,425)
     Accrued interest relating to the exchange of the Junior
      Subordinated Notes......................................................                    (709)
                                                                                              --------
     Net charge to accrued interest...........................................                $ (3,134)
                                                                                              ========


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company sells its products in the aftermarket and the OEM market, principally in North America and also in Europe, Latin America and Asia-Pacific. In addition to purchasing newly manufactured parts for use in new vehicle production, OEMs are also significant customers of the Company's aftermarket products. These aftermarket products are distributed through the OEMs' affiliated dealer networks.

  The aftermarket is highly fragmented and competitive. The Company believes that consolidation of aftermarket suppliers is occurring due, in part, to higher quality standards for remanufactured products, which may be more expensive or technically difficult for smaller remanufacturers to meet. The Company plans to continue to increase its penetration of the aftermarket through internal growth and strategic acquisitions.

  The demand for components in the OEM market is cyclical. The Company believes that opportunities for growth in the OEM market will come primarily through the introduction of new products and expansion of the Company's global operations. The Company believes that its aftermarket and OEM businesses are complementary and provide the Company with a competitive advantage in meeting customer needs and maintaining the high levels of expertise necessary to compete successfully in both markets. The high capability necessary to meet the stringent requirements for OEM technology and quality are transferable by the Company to its aftermarket operations.


  For 1997, the aftermarket accounted for approximately 45.2% of the Company's net sales and approximately 62.8% of the Company's Adjusted EBITDA (as defined). Net sales and Adjusted EBITDA attributable to the OEM market accounted for the remainder.

  The primary components of cost of goods sold in the Company's aftermarket business include the cost of cores and component parts, labor costs and overhead. While the availability and cost of cores fluctuate based on supply and demand, the Company's relationships with dealers and other customers have historically provided it with sufficient access to cores at favorable prices.


  The primary components of cost of goods sold in the Company's OEM business include material, labor and overhead. The Company is in the process of shifting OEM production to focus factories, which the Company believes can enhance operating efficiencies. The Company's domestic OEM labor force is represented primarily by the UAW. In March 1997, the Company signed a new master agreement with UAW that stipulated an approximately 3.2% annual wage and benefit increase (12.8% over the four year term of the agreement) for the Company's UAW hourly employees. If employment levels and productivity remain unchanged, the agreement with the UAW would cause the Company to experience increases in wage and benefit costs of approximately 2% per year over the next four years (which represents approximately $3.3 million in the first such year). In addition, grow-in provisions under the new agreement with the UAW will require the Company to move certain lower wage and benefit employees to higher wage and benefit levels. Under provisions of the national agreement, the UAW and the Company have recently developed a special program of incentives for hourly employees who agree to leave the Company, the cost of which is included in the restructuring charges for fiscal year 1997 described herein. Based on responses to this special incentive plan received to date, the Company would, if no other cost reductions were realized, experience as a result of the grow-in provision additional wage and benefit costs that increase each year of the UAW contract to approximately $10.2 million annually in additional costs from current levels by the fourth year. The Company expects the continued implementation of the special incentive plan and other planned cost reduction initiatives to substantially offset the effects of the grow-in provision. If the responses to date to the special incentive plan were reversed (which the Company considers unlikely) and the other cost-saving initiatives were not implemented, the additional costs referred to above to the Company from the grow-in provision would approximately double. See "Risk Factors--Labor Negotiations."


  Since the GM Acquisition, the Company has completed five strategic acquisitions, substantially increasing the Company's aftermarket operations, and entered into two international joint ventures. These acquisitions and joint ventures have broadened the Company's product line, expanded its remanufacturing capability, extended its participation in international markets and increased its penetration of the retail automotive parts channel. As a result of these acquisitions, joint ventures and the Company's focus on increasing its participation in the aftermarket, the Company's reliance on GM has declined since the Company's formation. Net sales to customers other than GM increased from 41.0% in fiscal year 1995 to 56.3% in fiscal year 1997.


  The portion of the Company's net sales derived from the aftermarket have increased significantly over the past two years, from approximately 19.2% in fiscal year 1995 to 45.2% in fiscal year 1997. For fiscal year 1997, GM accounted for approximately 43.7% of the Company's total net sales, of which 31.8% were to GM's OEM businesses and 11.9% were to GM SPO. Substantially all of the Company's fiscal year 1997 automotive OEM sales were to GM.

  In connection with the GM Acquisition, GM entered into long-term contracts (the "Supply Agreements") pursuant to which it has agreed to purchase from the Company 100% of its North American requirements for automotive starters (other than for Saturn and Geo) and 100% of its U.S. and Canadian requirements for heavy duty starters and alternators, in each case with respect to the Company's existing product line. In addition, GM has been designated as an exclusive distributor of a significant amount of the Company's automotive and heavy duty aftermarket products and has agreed to provide the Company with purchasing support, which enables it to obtain raw materials at competitive prices. GM's obligations to purchase the Company's automotive starters and heavy duty starters and alternators under the Supply Agreements are subject to such products remaining competitive as to price, technology and design. However, GM may not terminate the Supply Agreement for the Company's prices of automotive products for failing to be so competitive prior to July 31, 2001. The Supply Agreements will terminate (i) with respect to automotive products, on July 31, 2004 (except that GM's obligations with respect to automotive products introduced in 1996 and 1997 will terminate on July 31, 2006 and July 31, 2007, respectively), and (ii) with respect to heavy duty products, July 31, 2000. GM's obligations to distribute the Company's heavy duty aftermarket products terminate on July 31, 1998, and GM's obligations to distribute the Company's automotive aftermarket products terminate on July 31, 2009. See "Business-- Customers." Although the Company expects that its automotive and heavy duty products will remain competitive throughout the term of the agreements with GM, there can be no assurance that GM will not develop alternative sources for such components and purchase some or all of its requirements from these sources prior to or following the expiration of the agreements. See "Risk Factors--Dependence on General Motors."


  In fiscal year 1997, the Company decided to restructure its OEM manufacturing operations, incurring a restructuring charge of $34.5 million and establishing a reserve for that amount. The Company's OEM business has seven principal manufacturing operations, two in Meridian, Mississippi and five in Anderson, Indiana. The Company has announced its intention to close its two facilities in Meridian, Mississippi by the end of the 1998 fiscal year, including one facility leased from GM at the time of the GM Acquisition. The balance of the Company's OEM facilities are located in Anderson, Indiana. Two of the Anderson facilities are leased from GM and the Company plans to vacate these facilities by the end of 1999. The Company is operating three new focus factories and intends to have a total of six in operation by the end of 1999. This restructuring is expected to provide a reduction of over 70% in square footage from the Company's existing plants to the focus factories due to streamlining of manufacturing processes, phasing out of certain manufacturing equipment and elimination of excess unutilized floor space or floor space used by GM in each of the existing facilities. The restructuring reserve does not include approximately $3 million in startup costs the Company expects to incur, based on its prior focus factory startups, in connection with the three additional focus factories. As discussed below, the transition to focus factories adversely affected the Company's gross margins in the first quarter of fiscal 1998. See "Risk Factors--Relocation of Facilities."

  The restructuring plan included accelerating the Company's move to focus factories and closing the Company's operations in three old, vertically-integrated factories. These decisions resulted in the impairment of certain production assets with a carrying amount of $30.3 million, which the Company plans to dispose of. The Company has estimated the loss on disposal including related costs at $26.3 million. In addition, the Company has estimated a cost of $8.2 million for reducing its workforce through several transition programs related to the restructuring of the operations. The results of operations for the products which will be discontinued are not separately identifiable. The 1997 restructuring reserve is expected to be utilized throughout 1998 and 1999. In 1998, the Company expects to reduce the 1997 restructuring reserve balance to approximately $12.1 million through cash payments of $5.8 million and other charges of $16.6 million. The remaining balance is expected to be completely utilized in 1999 through cash payments of $4.5 million and other charges of $7.6 million. As planned, no significant charges have been incurred with respect to the 1997 restructuring reserve through the first quarter of fiscal 1998. The plan is on schedule and the Company continues to believe that the reserve adequately provides for anticipated expenses.


    See "Risk Factors--Restructuring Charges; Recent Losses."

  In fiscal year 1996, the Company decided to eliminate the production of certain parts and certain straight drive starter motors and offered a voluntary retirement transition program to certain eligible salaried employees resulting in the recognition of a restructuring charge of $8.1 million. The Company purchased new, more efficient equipment for use in the production of certain heavy duty alternators resulting in the impairment of certain production equipment with a carrying amount of approximately $5.2 million, which the Company plans to dispose of at an estimated loss of $4.4 million, including disposal costs. The retirement transition program, which was charged to operations for $3.7 million in 1996, was offered in conjunction with a similar plan offered by GM which allowed employees special additional benefits not typically provided upon retirement. These additional benefits included salaried payments for six months and future supplemental payments under the salaried retirement plan. Cost savings have been identified and realized in the decisions to eliminate specific parts and motors and implement the voluntary retirement transition program. The results of operations for the parts and straight drive starter motors for which production will be discontinued are not separately identifiable.

  In fiscal year 1996, cash payments of $1.7 million and other charges of $0.9 million reduced the outstanding balance of the restructuring reserves to $5.5 million as of July 31, 1996. In 1997, cash payments of $0.8 million and other charges of $1.8 million further reduce the outstanding balance to $2.9 million as of July 31, 1997. This remaining balance is expected to be completely utilized during 1998.

  The following table sets forth certain statement of operations data expressed as a percentage of sales:




                                                                                                        FOR THE THREE
                                                                                FOR THE YEAR             MONTHS ENDED
                                                                               ENDED JULY 31,             OCTOBER 31,
                                                                        -----------------------------  ------------------
                                                                           1995      1996      1997      1996      1997
                                                                        ---------  --------  --------  --------  --------
Net sales.............................................................     100.0 %   100.0 %   100.0 %   100.0 %   100.0 %
Cost of goods sold....................................................      82.9      80.1      78.3      77.4      81.8
                                                                           -----     -----     -----     -----     -----
Gross profit..........................................................      17.1      19.9      21.7      22.6      18.2
Selling, engineering and administrative expenses......................      10.7      12.2      12.9      13.7      10.0
Restructuring charges.................................................        --       1.3       5.0        --        --
                                                                           -----     -----     -----     -----     -----
Operating income......................................................       6.4       6.4       3.8       8.9       8.2
Other income (expenses):
 Gain on sale of building.............................................        --        --       0.3        --        --
 Interest expense.....................................................      (3.2)     (4.3)     (5.7)     (5.6)     (5.0)
                                                                           -----     -----     -----     -----     -----
Income (loss) from continuing operations before income taxes
 (benefit), preferred divided requirement of subsidiary and
  minority  interest..................................................       3.2       2.1      (1.6)      3.3       3.2
Minority interest in income of subsidiaries...........................        --       0.1       0.1       0.1       0.2
Income taxes (benefit)................................................       1.4       0.9      (0.4)      1.3       1.3
Preferred dividend requirement of subsidiary..........................       0.2       0.2       0.2       0.2       0.2
                                                                           -----     -----     -----     -----     -----
Income (loss) from continuing operations..............................       1.6       0.9      (1.5)      1.7       1.5
Discontinued operations:
 Loss from operations of discontinued businesses, net of income
  taxes of $1,582, $1,042 and $395, respectively......................       0.4       0.3       0.1       0.1        --
 Loss on disposal of businesses, net income taxes of $6,043 and
  $426, respectively..................................................        --       1.4       0.1        --        --
Extraordinary item:
 Write-off of debt issuance costs, net of income taxes of $1,147......        --        --       0.3       1.4        --
                                                                           -----     -----     -----     -----     -----
Net income (loss).....................................................       1.2 %    (0.8)%    (2.0)%     0.2 %     1.5 %
                                                                           =====     =====     =====     =====     =====



Three Months Ended October 31, 1997 Compared to Three Months Ended October 31, 1996


  Net Sales. Net sales were $209.0 million for the three months ended October 31, 1997, an increase of $39.3 million, or 23.1%, over the three months ended October 31, 1996. The increase resulted primarily from the inclusion of $17.6 million of the net sales of World Wide and a $15.2 million increase in OEM sales volume due to higher production levels at the Company's automotive and heavy duty OEM customers.


  Gross Profit. Gross profit was $38.1 million for the three months ended October 31, 1997, a decrease of $.3 million compared to the three months ended October 31, 1996. As a percentage of net sales, gross profit was 18.2% for the three months ended October 31, 1997 compared to 22.6% for the three months ended October 31, 1996. This 4.4% decrease as a percentage of net sales was primarily attributable to a change in the mix of aftermarket sales volume from higher margin heavy duty to lower margin light duty product lines (2.0%). In addition, other differences include a change in allocation of certain expenses in the aftermarket businesses from SE&A to overhead (.9%), transition inefficiencies and costs associated with focus factory relocations (.6%), the inclusion of World Wide in 1997, which has lower gross margins than the Company's other businesses (.3%), and the impact of the startup costs associated with a new engine remanufacturing program at Power Investments (.3%).


  Selling, Engineering and Administrative Expenses. Selling, engineering and administrative ("SE&A") expenses were $20.9 million for the three months ended October 31, 1997, a decrease of $2.4 million, or 10.3%, from the three months ended October 31, 1996. As a percentage of net sales, SE&A expenses decreased to 10.0% for the three months ended October 31, 1997 from 13.7% for the three months ended October 31, 1996. The 3.7% decrease as a percent of net sales in SE&A expenses resulted primarily from lower information systems and consulting expenses related to the completion of certain projects during fiscal year 1997 (1.5%), a change in allocation of certain expenses in the aftermarket business from SE&A to overhead (.9%), the inclusion of World Wide in 1997, which has lower SE&A expenses as a percent of net sales (.6%), and the impact of the higher sales volume in the OEM businesses without a commensurate increase in SE&A expenses (.6%).


  Operating Income. Operating income was $17.2 million for the three months ended October 31, 1997, an increase of $2.1 million, or 14.3%, over the three months ended October 31, 1996. As a percent of net sales, operating income decreased to 8.2% for the three months ended October 31, 1997 from 8.9% for the three months ended October 31, 1996. This decrease was attributable to the decrease in gross profit, and was partially offset by the decrease in SE&A expenses as discussed above.


  Interest Expense. Interest expense was $10.5 million for the three months ended October 31, 1997, an increase of $1.1 million, or 12.0%, over the three months ended October 31, 1996. The increased interest expense resulted from additional debt incurred to finance acquisitions.


  Income Taxes. Income tax expense was $2.7 million for the three months ended October 31, 1997, an increase of $.4 million, or 15.9%, from the three months ended October 31, 1996. The Company's effective tax rate was 40.0% for the three months ended October 31, 1997 compared to 40.3% for the three months ended October 31, 1996. The decrease in the effective tax rate is primarily related to the implementation of certain international tax planning strategies.


  Loss from Discontinued Operations. The after-tax loss from discontinued operations of $.2 million for the three months ended October 31, 1996 reflects the results of the Company's discontinued large bore diesel remanufacturing operations and marine operations. These operations were not part of the Company's core strategic focus. A reserve for the disposal of these operations of $1.3 million was established at July 31, 1997. Operating losses during the three months ended October 31, 1997 were charged against this reserve.


  Write Off of Debt Issuance Cost. In August 1996, certain debt was retired out of the proceeds from the issuance of the Senior Subordinated Notes. Unamortized issuance costs, net of income taxes, of $2.4 million relating to the retired debt was written off in the three months ended October 31, 1996.


  Net Income. Due to the factors noted above, net income was $3.1 million for the three months ended October 31, 1997 an increase of $2.8 million from the three months ended October 31, 1996. As a percentage of net sales, net income increased to 1.5% for the three months ended October 31, 1997, from .2% for the three months ended October 31, 1996.

FISCAL YEAR ENDED JULY 31, 1997 COMPARED TO FISCAL YEAR ENDED JULY 31, 1996


  Net Sales. Net sales were $689.8 million for 1997, an increase of $52.9 million, or 8.3%, over the prior year. The increase resulted from the inclusion of the net sales of World Wide from its acquisition date and Power Investments for the entire 1997 fiscal year. These sales increases were partially offset by the absence in 1997 of orders for the initial stocking of stores that occurred when the Company added a new retail customer and one of its existing retail customers acquired a significant number of retail stores.


  Gross Profit. Gross profit was $149.6 million for 1997, an increase of $22.8 million, or 18.0%, over the prior year. As a percentage of net sales, gross profit increased to 21.7% for the year ended July 31, 1997 from 19.9% for the prior year. This 1.8% increase as a percentage of net sales was primarily attributable to the higher gross profit margins resulting from improved productivity and cost reductions in the Company's OEM operations (1.0%) and the Power Investments Acquisition and the World Wide Acquisition (together, 8%). These profitability improvements and cost reductions represent the benefits from the restructuring actions begun in 1996 and were partially offset by start-up costs for the focus factories. The Company also launched a family of new gear reduction starters that initially are generating lower margins than those of the mature straight drive starters. The continued replacement of the straight drive starter with the new gear reduction starter is expected to have a less adverse effect on gross profit margin in 1998.


  Selling, Engineering and Administrative Expenses. SE&A expenses were $89.1 million for 1997, an increase of $11.1 million, or 14.2%, over the prior year. As a percentage of net sales, SE&A expenses increased to 12.9% for 1997 from 12.2% during the prior year. The .7% increase as a percent of net sales in SE&A expense as a percent of net sales resulted primarily from higher SE&A expense as a percent of net sales for costs for information systems (.4%), the acquired companies (.2%), start-up costs for the focus factories (.2%).


  Operating Income. Operating income was $26.0 million for 1997, a decrease of $14.7 million, or 36.2%, from the prior year. As a percent of net sales, operating income decreased to 3.8% for the year ended July 31, 1997 from 6.4% for the prior year. This decrease was attributable to the inclusion of $34.5 million of restructuring charges, as compared to restructuring charges of $8.1 million in 1996, as discussed above. Excluding the restructuring charges, operating income was 8.8% of sales in 1997 and 7.7% in 1996.


  Interest Expense. Interest expense was $38.8 million for 1997, an increase of $11.4 million, or 41.7%, over the prior year. Approximately $5.3 million of the increased interest expense was due to additional debt incurred to finance acquisitions and approximately $6.1 million was due to increased borrowings to fund working capital requirements.

  Income Taxes. The Company had an income tax benefit of $3.0 million in 1997 as compared to income tax expense of $5.7 million for 1996. The tax benefit was 28.1% of the loss from continuing operations before tax in 1997, and the income tax expense was 43.1% of income from continuing operations before tax for the prior year. Due to continuing tax planning initiatives, the Company expects its effective tax rate to be approximately 38% in future years.

  Loss From Discontinued Operations. The after-tax loss from discontinued operations of $1.7 million for 1997 relates to the Company's plan to divest its large bore diesel remanufacturing operations and its marine operations. These operations were not part of the Company's core strategic focus. The loss reflects the direct costs of production and identifiable SE&A expense expected to be incurred by these businesses from the date the Company decided to dispose of them until the expected disposal date, and a loss on disposal of assets and an allocation of interest expense based on capital employed by the business.


  Net Income (Loss). Due to the factors noted above, the net loss was $14.3 million for 1997, compared to a loss of $4.8 million in the prior year. Excluding restructuring charges and loss on discontinued operations, the Company's net income for 1997 was $10.5 million and $10.7 million for 1996.

FISCAL YEAR ENDED JULY 31, 1996 COMPARED TO FISCAL YEAR ENDED JULY 31, 1995

  Net Sales. Net sales were $636.9 million for 1996, an increase of $63.4 million, or 11.1%, over the prior year. The increase resulted from the inclusion of the net sales of the 1995 Acquisitions for the entire 1996 fiscal year and the net sales of the Power Investments Acquisition for the last six months of the 1996 fiscal year. Sales increases from these newly-acquired subsidiaries were partially offset by decreased sales to GM as a result of certain work actions at GM, GM's high inventory levels at the beginning of 1996, and an industry-wide softening of OEM heavy duty truck production.


  Gross Profit. Gross profit was $126.8 million for 1996, an increase of $28.6 million, or 29.1%, over the prior year. As a percentage of net sales, gross profit increased to 19.9% for the year ended July 31, 1996 from 17.1% for the prior year. This 2.8% increase as a percentage of net sales was attributable primarily to improved productivity and cost reductions in the OEM operations (2.1%), as well as the higher gross profit margins of the businesses acquired (.7%). These benefits were partially offset by decreased sales to GM which negatively affected gross profit margins at certain of the Company's OEM operations.

  Selling, Engineering and Administrative Expenses. SE&A expenses were $78.0 million for 1996, an increase of $16.8 million, or 27.4%, over the prior year. As a percentage of net sales, SE&A expenses increased to 12.2% for 1996 from 10.7% during the prior year. The increase in SE&A expenses as a percent of net sales reflects the relatively higher SE&A expenses the acquired businesses incurred in order to service the aftermarket.

  Operating Income. Operating income was $40.7 million for 1996, an increase of $3.7 million, or 9.9%, over the prior year. As a percentage of net sales, operating income decreased slightly to 6.4% for the year ended July 31, 1996 from 6.5% for the prior year. This decrease was attributable to the inclusion of restructuring charges of $8.1 million, as discussed above. Excluding the restructuring charges, operating income was 7.7% of sales in 1996.


  Interest Expense. Interest expense was $27.4 million for 1996, an increase of $8.9 million, or 48.5% over the prior year. The increase was due primarily to $5.5 million of interest on additional debt incurred to finance acquisitions and $3.4 million of interest on increased borrowings to fund working capital requirements.

  Income Taxes. Income taxes were $5.7 million for 1996, a decrease of $2.1 million from the prior year. The Company's effective tax rate was 43.1% for 1996 and 42.3% for the prior year. The increase in the effective tax rate was due, in part, to the inclusion of Power Investments and higher tax rates in foreign operations.

  Loss From Discontinued Operations. the after-tax loss from discontinued operations of $10.6 million for 1996 relates principally to the Company's Powder Metal Forge ("PMF") business. PMF manufactures products that are not part of the Company's core business. This loss reflects the direct costs of production and identifiable SE&A expense incurred by the PMF business, and estimated losses from operations during a transition period from the date the Company decided to dispose of PMF until production is relocated to the seller's facility, as well as a loss on disposal of assets and an allocation of interest expense based on capital employed by the business.

  Net Income (Loss). Net loss was $4.8 million for 1996, an earnings decrease of $11.8 million from the prior year. The decrease in net income was attributable to the restructuring charges and the loss on discontinued operations discussed above. Excluding loss from discounted operations and restructuring charges, net income was $10.7 million in 1996.


QUARTERLY RESULTS OF OPERATIONS; SEASONALITY


  The following table sets forth, for the periods shown, certain statements of operations data for the Company:


                                                                           FISCAL 1996  QUARTER ENDED
                                                        -----------------------------------------------------------
                                                             OCT. 31        JAN. 31        APRIL 30        JULY 31
                                                                    (in millions, except per share data)
Net sales..............................................      $ 156.7        $ 147.8         $ 165.3        $ 167.1
Gross profit...........................................         31.1           28.3            34.3           33.2
SE&A...................................................         17.8           17.5            21.8           20.9
Restructuring charges..................................          ---            8.1             ---            ---
Operating income (loss)................................         13.3            2.7            12.5           12.3
Income (loss) from continuing operations...............          3.9           (2.0)            2.2            1.7
Net income (loss)......................................          3.0          (11.4)            2.0            1.6
Income (loss) from continuing operations (per share)...      $   .22        $  (.11)        $   .12        $   .10
Net income (loss) per share............................          .16           (.64)            .11            .09
EBITDA.................................................      $  17.6        $   7.5         $  17.2        $  17.9
Adjusted EBITDA........................................         18.3           16.4            18.3           19.1
Cash flows from operating activities...................         15.2          (17.5)          (13.1)          14.7
Cash flows from investing activities...................         (6.7)          (6.3)          (53.6)         (12.5)
Cash flows from financing activities...................         (7.7)          22.2            66.6           (0.3)
Ratio of earnings to fixed charges.....................          2.1x          -- (a)           1.5x           1.4x

                                                                                                                       FISCAL 1998
                                                                                                                         QUARTER
                                                                        FISCAL 1997 QUARTER ENDED                         ENDED
                                                         ---------------------------------------------------------  ----------------

                                                             OCT.31     JAN. 31        APRIL 30         JULY 31           OCT. 31
                                                                             (in millions, except per share data)
Net sales..............................................     $ 169.8     $ 162.2        $ 177.7          $ 180.1           $ 209.0
Gross profit...........................................        38.4        31.6           38.1             41.5              38.1
SE&A...................................................        23.3        19.7           22.7             23.3              20.9
Restructuring charges..................................         ---         ---            ---             34.5               ---
Operating income (loss)................................        15.1        11.8           15.4            (16.3)             17.2
Income (loss) from continuing operations...............         2.8         0.9            2.5            (16.5)              3.1
Net income (loss)......................................         0.3         0.8            2.3            (17.7)              3.1
Income (loss) from continuing operations (per share)...     $   .16     $   .05         $  .14          $  (.95)           $  .18
Net income (loss) per share............................         .02         .04            .13            (1.02)              .18
EBITDA.................................................     $  20.4     $  17.5         $ 20.9          $  (8.4)           $ 21.9
Adjusted EBITDA........................................        21.5        18.6           22.0             25.2              23.0
Cash flows from operating activities...................        (6.5)        5.0            1.4             22.6              11.4
Cash flows from investing activities...................       (10.2)      (13.8)           0.3            (50.4)             (7.4)
Cash flows from financing activities...................        22.9         2.4           (1.3)            33.8              (5.1)
Ratio of earnings to fixed charges.....................         1.5x        1.2x           1.4x            --- (a)            1.5x



  (a) The deficiency of earnings to fixed charges with $3.9 million and $24.8 million for the quarters ended January 31, 1996 and July 31, 1997, respectively. Excluding restructuring charges, the ratio of earnings to fixed charges would have been 1.6x and 1.9x, respectively.


     The following table sets forth, for the periods shown, certain statement of operations data for the Company, expressed as a percent of sales:





                                                                         FISCAL 1996 QUARTER ENDED
                                                         --------------------------------------------------------
                                                            OCT. 31       JAN. 31        APRIL 30        JULY 31
                                                                   (in millions, except per share data)
Net sales..............................................      100.0%        100.0%          100.0%         100.0%
Gross profit...........................................       19.8%         19.1%           20.7%          19.8%
SE&A...................................................       11.4%         11.8%           13.2%          12.5%
Restructuring charges..................................        0.0%          5.5%            0.0%           0.0%
Operating income (loss)................................        8.5%          1.8%            7.5%           7.3%
Income (loss) from continuing operations...............        2.5%         (1.4)%           1.3%           1.0%
Net income (loss)......................................        1.9%         (7.7)%           1.2%           1.0%
EBITDA.................................................       11.2%          5.1%           10.4%          10.7%
Adjusted EBITDA........................................       11.7%         11.1%           11.1%          11.4%

                                                                                                               FISCAL 1998
                                                                                                                 QUARTER
                                                                      FISCAL 1997 QUARTER ENDED                   ENDED
                                                           -------------------------------------------------  -------------
                                                            OCT. 31     JAN. 31     APRIL 30     JULY 31           OCT.31
                                                                        (in millions, except per share data)
Net sales..............................................      100.0%     100.0%       100.0%      100.0%            100.0%
Gross profit...........................................       22.6%      19.5%        21.4%       23.1%             18.2%
SE&A...................................................       13.7%      12.2%        12.8%       12.9%             10.0%
Restructuring charges..................................        0.0%       0.0%         0.0%       19.2%              0.0%
Operating income (loss)................................        8.9%       7.3%         8.7%       (9.1)%             8.2%
Income (loss) from continuing operations...............        1.6%       0.6%         1.4%       (9.2)%             1.5%
Net income (loss)......................................        0.2%       0.5%         1.3%       (9.8)%             1.5%
EBITDA.................................................       12.0%      10.8%        11.8%       (4.7)%            10.5%
Adjusted EBITDA........................................       12.7%      11.5%        12.4%       14.0%             11.0%



The Company's business is moderately seasonal, as its major OEM customers historically have one- to two- week summer shutdowns of operations during July. In addition, the Company typically has shut down its own operations for one week each July, depending on backlog, scheduled maintenance and inventory buffers, as well as an additional week during the December holidays. Consequently, the Company's second and fourth quarter results reflect the effects of these shutdowns. The Company's gross profit as a percentage of sales fluctuates with changes in sales volume, due to the fixed nature of certain expenses. Gross profit is also impacted by fluctuations in the sales and product mix between the Company's different business units. The Company's sales and product mix have fluctuated, and are expected to continue to fluctuate, quarter to quarter.

Liquidity and Capital Resources

  The Company's liquidity needs include required debt service, working capital needs and the funding of capital expenditures. The Company does not currently have any significant maturities of long-term debt prior to 2006 other than the Senior Credit Facility, any potential payments under the GM Contingent Note and the 8% Subordinated Debenture. See "Description of Indebtedness." The Company anticipates temporary additional working capital requirements for increased inventories at its existing facilities in connection with the relocation to focus factories.


  The Company estimates that net proceeds from the Offerings will be approximately $183.5 million, net of fees and related costs and assuming no exercise of the over-allotment option in the Equity Offering. The net proceeds will be used to repay (i) the World Note with a principal amount of $75.0 million, a portion of which will be repaid at a price equal to 103% of the principal amount, (ii) the GM Acquisition Note of $59.2 million, (iii) the Power Investments Seller Notes and the A&B Seller Notes of in an aggregate of $11.8 million, (iv) the Ballantrae Senior Bank Debt of $20.4 million and (v) the Ballantrae Subordinated Debt of $9.3 million. Any accrued and unpaid interest on such indebtedness will also be repaid with the proceeds of the Offerings. The remaining proceeds of the Offerings (estimated to be approximately $2.2 million) will be used for general corporate purposes. See "Use of Proceeds."

  In connection with the Offerings, the Company will amend and restate its Senior Credit Facility to provide up to $180 million of revolving credit availability. Each of the Company's domestic operating subsidiaries will be parties to the Senior Credit Facility. The obligations under the Senior Credit Facility of each domestic operating subsidiary will be unconditionally guaranteed by each other domestic operating subsidiary and each of the Company and its domestic subsidiaries which are holding companies.


  Initially, the amount available to the Company for borrowing under the Senior Credit Facility (the "Commitment Amount") will be $180 million, all of which will be available for general corporate purposes including acquisitions (with a sub-limit for letters of credit equal to the lesser of the Commitment Amount at the time of issuance of a letter of credit and $30 million). Beginning March 31, 2001, the Commitment Amount will decrease by $11.25 million at the end of each quarter thereafter through the quarter ending December 31, 2004, at which time the Senior Credit Facility terminates. As of October 31, 1997, after giving pro forma effect to the Transactions, approximately $30.0 million in borrowings would have been outstanding under the Senior Credit Facility, together with approximately $3.9 million in outstanding stand-by letters of credit thereunder.


  Cash interest expense for 1995, 1996 and 1997 was $10.3 million, $19.5 million and $30.8 million, respectively. The portion of total interest represented by non-cash interest for the three years was $8.1 million, $7.9 million and $7.9 million for 1995, 1996 and 1997 respectively. Cash interest expense for the three months ended October 31, 1996 and 1997 was $7.5 million and $8.8 million, respectively. The portion of total interest represented by non-cash interest for the three months ended October 31, 1996 and 1997 was $1.9 million and $1.7 million, respectively. Interest payments under the Company's indebtedness will continue to result in significant liquidity requirements for the Company. Following the Offerings, all of the Company's interest payments must be made in cash.


  The Company's capital expenditures were $31.9 million in 1997 and are expected to be $22.5 million in 1998. Capital expenditures were $5.7 million for the three months ended October 31, 1997, compared to $8.9 million for the three months ended October 31, 1996. Planned capital expenditures consist primarily of new capacity to accommodate the introduction of several new products, including additional gear reduction starters for automotive applications and alternators with enhanced features for the medium and heavy duty truck market, as well as production equipment for the Company's new focus factories. Cost reduction programs account for a significant portion of planned capital expenditures and include upgrades in machinery technology, new quality standards and environmental compliance. The Company's ability to make capital expenditures is subject to certain restrictions under the Senior Credit Facility.


  The Company expects that the purchase price and related costs and expenses of its pending acquisition of 37% of the outstanding shares of SPRL, a manufacturer of starters, alternators and related components based in Hyderabad, India, to equal approximately $4.5 million during fiscal 1998. The Company granted put/call options in connection with the acquisitions of Power Investments and World Wide that become exercisable in March 2001 for Power Investments and November 2000 for World Wide. The exercise prices of the put/call options are based on an earnings formula and cannot now be estimated. See "Company
History."

  The Company's principal sources of cash to fund its liquidity needs will be net cash from operating activities and borrowings under the Senior Credit Facility. The Company's cash position increased to $10.0 million at year end 1997 compared to $3.4 million at year end 1996. Cash provided by operating activities was $22.5 million in 1997 as compared to cash used in operating activities of $684,000 in 1996. Non-cash items in 1997, including $22.3 million of depreciation and amortization and the $31.8 million restructuring reserve, more than offset the Company's net loss and increased working capital requirements. From July 31, 1996 to July 31, 1997, the Company's inventory increased by $40.8 million. The increase in inventory was attributable primarily to the Company's expanding aftermarket business, including inventory associated with the World Wide acquisition as well as higher levels of finished goods inventory required to service aftermarket customers. Cash used in investing activities of $74.1 million in 1997 was composed of $42.4 million for the acquisition of World Wide and $31.9 million of capital expenditures. Cash provided by financing activities in 1997 was $57.8 million, as debt issuances exceeded debt repayments. The components of net cash from operating activities are detailed in the Consolidated Financial Statements and related notes.


  The Company's cash position decreased to $8.6 million at October 31, 1997 compared to $11.1 million at October 31, 1996. Cash provided by operations for the three months ended October 31, 1997 was $11.4 million compared to cash used in operating activities of $6.5 million for the three months ended October 31, 1996. For the three months ended October 31, 1997 cash was provided by a working capital decrease of $.2 million, as well as net income of $3.1 million, non-cash expenses of $4.6 million, and depreciation and amortization of $4.7 million. For the three months ended October 31, 1996, net income of $.3 million, non-cash expenses of $7.1 million and depreciation and amortization of $5.3 million were offset by a working capital increase of $12.4 million and deferred financing cost of $6.7 million. Cash used in investing activities was $7.4 million for the three months ended October 31, 1997 compared to $10.2 million for the three months ended October 31, 1996. The decrease in cash used for financing activities was primarily due to reductions in property, plant, and equipment expenditures. Financing activities used $5.1 million during the three months ended October 31, 1997 and provided $22.9 million during the three months ended October 31, 1996. Financing activities for the three months ended October 31, 1997 consisted primarily of repayment of borrowings under the Senior Credit Facility and for the three months ended October 31, 1996 included the net impact of the issuance of the Senior Subordinated Notes and the use of the proceeds therefrom.

  Under the terms of the GM Acquisition, GM retained the liability for post-retirement benefits earned by the Company's employees while employed by GM. In addition, GM retained the liability for post-retirement benefits for all of the Company's employees that return to GM pursuant to contractual arrangements at the time of the GM Acquisition. Since relatively senior employees have returned to GM and have been replaced by the Company with employees who have later retirement dates, the Company's actual cash expenditures for post-retirement benefits will be significantly less than the amount recorded as an expense over the next ten years. The excess of the amount accrued over the cash paid for post-retirement benefits during 1995, 1996 and 1997 was $4.4 million, $3.8 million and $4.5 million, respectively.

  The Company believes that cash generated from operations, together with the amounts available under the Senior Credit Facility, will be adequate to meet its debt service requirements, capital expenditures and working capital needs for at least the next twelve months, although no assurance can be given in this regard. The Company's future operating performance and ability to extend or refinance its indebtedness will be dependent on future economic conditions and financial, business and other factors that are beyond the Company's control.


EFFECTS OF INFLATION

  The Company believes that the relatively moderate inflation over the last few years has not had a significant impact on the Company's revenues or profitability and that it has been able to offset the effects of inflation by increasing prices or by realizing improvements in operating efficiency. The Company has provisions in many of its contracts which provide for the pass through of fluctuations in the price of certain raw materials, such as copper and aluminum.

FOREIGN SALES


  Approximately 15.9%, 12.4% and 21.1% of the Company's 1995, 1996 and 1997 net sales, respectively, were derived from sales made to customers in foreign countries. Because of these foreign sales, the Company's business is subject to the risks of doing business abroad, including currency exchange rate fluctuations, limits on repatriation of funds, compliance with foreign laws and other economic and political uncertainties. see "Risk Factors--Foreign Markets."

ACCOUNTING PRONOUNCEMENTS

  For a discussion of pending accounting pronouncements that may affect the Company, see Note 2 to the Consolidated Financial Statements included elsewhere in this Prospectus.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Existing Notes were sold by the Company to the Initial Purchasers on July 26, 1996 (the "Issue Date"). The Initial Purchasers subsequently sold the Existing Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional "accredited investors" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. Because the Existing Notes are subject to certain transfer restrictions, as an inducement to the Initial Purchasers the Company, the Subsidiary Guarantors and the Initial Purchasers entered into a registration agreement dated July 26, 1996 (the "Registration Agreement"), pursuant to which the Company agreed (i) to prepare and file with the Commission the Registration Statement of which this Prospectus is a part not later than October 31, 1997 and (ii) to cause the Registration Statement to become effective under the Securities Act not later than December 31, 1997. The Registration Statement is intended to satisfy in part the Company's obligations with respect to the Existing Notes under the Registration Agreement.

  Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, management believes that the Exchange Notes will be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. In interpretive letters issued to third parties in unrelated transactions, the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of existing notes) with the prospectus contained in the registration statement pursuant to which such exchange notes were registered. Based on those interpretive letters, the Company is of the view that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes with this Prospectus, although the Commission has expressed no opinion in this regard. Under the Registration Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING NOTES


  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Existing Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on January 29, 1998; provided, however, that if the Company has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.


  As of the date of this Prospectus, $140.0 million aggregate principal amount of the Existing Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about December 29, 1997 to all holders of Existing Notes known to the Company. The Company's obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for any exchange of any Existing Notes, by giving notice of such extension to the holders thereof. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Existing Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give notice of any extension, amendment, non-acceptance or termination to the holders of the Existing Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  Holders of Existing Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

PROCEDURES FOR TENDERING EXISTING NOTES

  The tender to the Company of Existing Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Existing Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to National City Bank at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal, or
(ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Existing Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or the "Depositary") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or the holder must comply with the guaranteed delivery procedure described below. THE METHOD OF DELIVERY OF EXISTING NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE Company.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Existing Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Existing Notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case maybe, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust Company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Existing Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Existing Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by, the registered holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Existing Notes not properly tendered or to not accept any particular Existing Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date(including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal or any Existing Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering, each holder of Existing Notes will represent to the Company in writing that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the holder and any beneficial holder, that neither the holder nor any such beneficial holder has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in a distribution of the Exchange Notes. If the holder is a broker-dealer, the holder must represent that it will receive Exchange Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (an "Exchanging Dealer"), must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

  For each Existing Note accepted for exchange, the holder of such Existing Note will receive an Exchange Note having a principal amount equal to that of the surrendered Existing Note. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Existing Notes for exchange when, as and if the Company has given oral and written notice thereof to the Exchange Agent.

  In all cases, issuance of Exchange Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Existing Notes or a timely Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof(or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

BOOK-ENTRY TRANSFER

  Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Existing Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

  The Company understands that the Exchange Agent has confirmed with the Book-Entry Transfer Facility that any financial institution that is a participant in the Book-Entry Transfer Facility's system may utilize the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") to tender Existing Notes. The Company further understands that the Exchange Agent will request, within two business days after the date the Exchange Offer commences, that the Book-Entry Transfer Facility establish an account with respect to the Existing Notes for the purpose of facilitating the Exchange Offer, and any participant may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's ATOP procedures for transfer. However, the exchange of the Existing Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the Exchange Agent of an Agent's Message (as defined in the next sentence), an appropriate Letter of Transmittal with any required signature guarantee, and any other documents required. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming part of Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Existing Notes which are the subject of such Book-Entry Confirmation and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Existing Notes desires to tender such Existing Notes and the Existing Notes are not immediately available, or time will not permit such holder's Existing Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company(by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Existing Notes and the amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Existing Notes to be withdrawn, identify the Existing Notes to be withdrawn (including the principal amount of such Existing Notes), and (where certificates for Existing Notes have been transmitted) specify the name in which such Existing Notes are registered, if different from that of the withdrawing holder. If certificates for Existing Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Existing Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Existing Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Existing Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Existing Notes and may terminate or amend the

Exchange Offer if at anytime before the acceptance of such Existing Notes for exchange or the exchange of Exchange Notes for such Existing Notes, the Company determines that (i) the Exchange Offer does not comply with any applicable law or any applicable interpretation of the staff of the Commission, (ii) the Company has not received all applicable governmental approvals or (iii) any actions or proceedings of any governmental agency or court exist which could materially impair the Company's ability to consummate the Exchange Offer.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Existing Notes tendered, and no Exchange Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

  National City Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

              BY HAND:                     BY REGISTERED OR CERTIFIED MAIL:           BY OVERNIGHT COURIER:
         National City Bank                     National City Bank                      National City Bank
  4100 West 150th Street 3rd Floor          P.O. Box 94720 Cleveland, OH        4100 West 150th Street 3rd Floor North
 North Annex - Corporate Trust                      44101-4720                       Annex - Corporate Trust
 Operations Cleveland, OH  44135                                                   Operations Cleveland, OH  44135

                                                  BY FACSIMILE:

                                                National City Bank
                                                  (216) 476-8508

                                                CONFIRM BY TELEPHONE:

                                                   (800) 622-6757

Delivery other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES


  The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

  The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying amount as the Existing Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the Exchange Notes.

TRANSFER TAXES

  Holders who tender their Existing Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Exchange Notes in the name of, or request that Existing Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF EXCHANGE NOTES

  Holders of Existing Notes who do not exchange their Existing Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Existing Notes not exchanged pursuant to the Exchange Offer will continue to accrue interest at 105/8% per annum and will otherwise remain outstanding in accordance with their terms. Holders of Existing Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. However, (i) if any Initial Purchaser so requests with respect to Existing Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by it following consummation of the Exchange Offer or (ii) if any holder of Existing Notes(other than an Exchanging Dealer) is not eligible to participate in the Exchange Offer or, in the case of any holder of Existing Notes (other than an Exchanging Dealer) that participates in the Exchange Offer, does not receive Exchange Notes in exchange for Existing Notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Company within the meaning of the Securities Act), the Company is obligated to file a shelf registration statement on the appropriate form under the Securities Act relating to the Existing Notes held by such persons.

  Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company is of the view that Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. If any holder has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Existing Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Company has not requested the staff of the Commission to consider the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if the Company were to make such a no-action request.


  In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions in the United States as any selling holder of the Notes reasonably requests in writing.

                                    BUSINESS

GENERAL


  The Company designs, manufactures, remanufactures and distributes electrical, powertrain/drivetrain and related components for automobiles and light trucks, medium and heavy duty trucks and other heavy duty vehicles. The Company's products include starters, alternators, engines, transmissions, traction control systems and fuel systems. The Company serves the aftermarket and the EM market, principally in North America as well as in Europe, Latin America and Asia-Pacific. Net sales , EBITDA, adjusted EBITDA and net loss for fiscal year 1997 were $689.8 million , $50.4 million, $87.3 million and $14.3 million, respectively. Excluding the adjustment for the restructuring charges, net income for fiscal year 1997 would have been $10.5 million. For the same period, the aftermarket accounted for approximately 45.2% of the Company's net sales and 62.8% of adjusted EBITDA, with the OEM market accounting for the balance.


  The Company believes that it is the largest manufacturer and remanufacturer in North America of (i) starters for automobiles and light trucks (including sport-utility vehicles, minivans and pickup trucks) and (ii) starters and alternators for medium and heavy duty vehicles. The Company's products are principally sold or distributed to OEMs for both original equipment manufacture and aftermarket operations, as well as to warehouse distributors and retail automotive parts chains. Major customers include GM, GM SPO, Navistar, Caterpillar, Freightliner, PACCAR, Auto Zone, Cummins, Western Auto, Ford, Detroit Diesel, Volvo Trucks, Mack, Pep Boys, Advance Auto and O'Reilly Automotive.


  The Company sells its products principally under the "Delco Remy" brand name and other major brand names worldwide. In connection with the GM Acquisition, the Company obtained perpetual rights to the "Delco Remy" brand name, which was first used in 1918. The Company also received the right to use "Delco Remy" as a corporate name until 2004 and the "Remy" name in perpetuity. In addition, GM entered into a long-term contract to purchase from the Company substantially all of its North American requirements for automotive starters until 2004 and its U.S. and Canadian requirements for heavy duty starters and alternators until 2000. GM also entered into a distribution agreement to sell the Company's aftermarket products through the GM SPO distribution system. The term of which extends until 2009 for automotive products and until 1998 for heavy duty products. See "Risk Factors--Dependence on General Motors" and "Business--Customers."


   CVC and Harold K. Sperlich, former president of Chrysler Corporation, together with a subsidiary of MascoTech and certain senior management of the former GM Division , formed the Company for the purpose of acquiring the assets of the automotive starter and the heavy duty starter and alternator businesses of the Former GM Division. Upon consummation of the Offerings and the other Transactions, CVC, management of the Company and other existing stockholders of the Company will beneficially own approximately 82.6% of the Company's outstanding Common Stock (74.3% of the voting power), and will be able to control the Company and elect its Board of Directors. See "Dilution" and "Certain Transactions".


  The Original Investors in the Company have received a substantial realized and unrealized return on their investment in the Company. For details regarding such investment and return, see "Certain Transactions".

  Since the GM Acquisition, the Company has completed five strategic acquisitions, substantially increasing the Company's aftermarket operations, and entered into two international joint ventures. The Company is also in the process of completing the strategic acquisition of Ballantrae, which will expand the Company's drivetrain product position. Through Ballantrae's wholly owned subsidiary, Tractech , the Company will offer high quality traction control systems to heavy duty OEMs and the aftermarket. These acquisitions and joint ventures have broadened the Company's product line, expanded its remanufacturing capability, extended its participation in international markets and increased its penetration of the retail automotive parts channel. As a result of these acquisitions and joint ventures and the Company's focus on increasing its participation in the aftermarket, the Company's reliance on GM has declined since the Company's formation. Net sales to customers other than GM increased from 41.0% in fiscal year 1995 to 56.3% in fiscal year 1997.

  The Company's expanding aftermarket business benefits from the non-deferrable nature of the repairs for which many of the Company's products are used. Additionally, the Company's aftermarket business benefits from the design, manufacturing and technological expertise of the Company's OEM operations. This OEM expertise provides the Company with advantages over many of its aftermarket competitors. The Company believes that its participation in both OEM and aftermarket businesses and its diversified customer base reduce its exposure to the cyclicality of the automotive industry. The Company's growth strategy is designed to capitalize on its position as a consolidator in the large and highly fragmented remanufacturing aftermarket.

GROWTH STRATEGY

  The Company plans to continue to increase revenues and profitability of its aftermarket and OEM businesses through a strategy of internal growth and growth through acquisitions. Key elements of the Company's growth strategy include:

INCREASING AFTERMARKET PRESENCE

  Strengthening Customer Relationships. The Company intends to increase its sales to new and existing customers by capitalizing on its balanced coverage of the key channels of aftermarket distribution and its competitive strengths as an OEM supplier. The Company plans to strengthen its customer relationships by (i) continuing to expand its product offerings, (ii) capitalizing on the expansion of the national automotive retail parts chains and warehouse distributors that are customers of the Company, (iii) meeting the increasing demands of OEMs and their dealer networks for high quality remanufactured units, which enable them to reduce warranty and extended service costs, and (iv) growing sales of existing and new product lines to OEM dealer networks as dealers continue to capture an increasing percentage of vehicle repairs, due to longer warranty and service programs and growing vehicle complexity. Additionally, with the recent acquisition of World Wide, the Company expanded its product line and now offers a full line of starters and alternators for domestic and import vehicles. The acquisition also has improved the Company's distribution capabilities, which now include a nationwide overnight delivery service.

  Consolidating the Fragmented Aftermarket. The portion of the aftermarket in which the Company participates is large and highly fragmented, with most participants being small, regional companies offering relatively narrow product lines. Although the Company believes that it is the largest manufacturer and remanufacturer of aftermarket starters and alternators in North America, its sales of these products account for less than 12% of this market. Consolidation of the aftermarket is occurring as many competitors are finding it difficult to meet the increasing quality, cost and service demands of customers, who, in turn, are seeking to rationalize their supplier base. With its OEM capabilities, remanufacturing expertise, full product line, greater access to "cores" and ability to capitalize on economies of scale, the Company is well positioned to benefit from the consolidation of the aftermarket.

EXPANDING GLOBALLY


  The Company is expanding its international operations in order to (i) benefit from the trend toward international standardization of automotive and heavy duty vehicle platforms and (ii) participate in rapidly growing foreign markets. The Company has recently been awarded new business by GM, Volkswagen, Mercedes Benz, Ford and Caterpillar in Brazil; Opel in Europe; Daewoo Motors in India (in connection with the Company's pending strategic alliance in India); and Mercedes Benz, Volvo Trucks, John Deere and Dina in Mexico. The Company intends to supply its existing OEM customers on a global basis as they expand their operations and require local supply of component parts that meet their demands for quality, technology, delivery and service. The Company believes that its global expansion will enable it to gain new international OEM customers who will also require local production of high quality products. In addition, the expansion of the Company's OEM business into international markets has provided the Company with the infrastructure necessary to develop an aftermarket presence in these countries. The Company has established manufacturing operations and strategic ventures in Hungary, Korea and Mexico, and plans to complete a strategic alliance in India and a joint venture in Brazil in fiscal year 1998. The acquisition of Ballantrae will provide the Company with a European manufacturing plant which has been in operation since 1983. Aided by this facility, Ballantrae has developed strong relationships with European customers for traction control systems, especially in the market for construction equipment.

INTRODUCING TECHNOLOGICALLY ADVANCED NEW PRODUCTS

  As a Tier 1 OEM supplier, the Company continues to provide technologically advanced products by regularly updating and enhancing its product line. Since the GM Acquisition, the Company has (i) completed the introduction of a new family of gear reduction starters that will replace all straight drive starters in GM vehicles by the end of the 1998 model year and (ii) introduced several longer-life heavy duty alternators. The Company is also developing a small gear reduction starter specifically designed for application on world car platforms. These new products underscore the Company's commitment to developing state-of-the-art products that address the higher output, lower weight and increased durability requirements of OEM customers.

OPERATING STRATEGY

  The Company's operating strategy is designed to improve manufacturing efficiency, reduce costs and increase productivity while continuing to achieve the highest levels of product quality. Key elements of this operating strategy include:

"FOCUS" FACTORIES TO DRIVE MANUFACTURING EXCELLENCE


  The Company is shifting its OEM production from old, vertically-integrated manufacturing plants to new, smaller and more efficient "focus" factories. The Company's focus factories generally produce one product line in a plant designed to facilitate lean manufacturing techniques. The Company has successfully launched three new focus factories since 1996. When the currently planned shift to focus factories is completed, the Company plans to occupy six focus factories and expects to have reduced its floor space for OEM production by more than 70%. The Company believes that the benefits of the focus factories include reduced overhead costs, enhanced productivity, increased product quality and lower inventories.

PRODUCTIVITY IMPROVEMENTS


  In conjunction with its emphasis on focus factories, the Company continues to work with its local union representatives to establish best-in-class work practices, such as reducing the number of job classifications per focus factory and implementing team-based manufacturing processes. Since the GM Acquisition, employee productivity has increased by 33%. The Company's labor contract with the UAW contains provisions that are expected to permit the Company to continue to achieve productivity improvements in the existing and new focus factories. The increased productivity achieved since the GM Acquisition is due primarily to continuous improvement initiatives and the significant number of employees who have exercised their flowback rights.

PRODUCT QUALITY AND CONTINUOUS IMPROVEMENT


  In July 1997, the Company received ONE OF the prestigious Supplier of the Year awards from GM, an award given to fewer than 1% of all GM suppliers. The Company's commitment to product quality and continuous improvement is further evidenced by the QS9000 certification received by nine of its manufacturing and remanufacturing facilities in 1997. The Company expects that the remainder of its manufacturing and remanufacturing facilities will receive QS9000 certification by the end of fiscal year 1998. In addition, the Company's powertrain/drivetrain operations that remanufacture products for Ford have received the Q-1 rating, Ford's highest quality rating, and the Company is Ford far in five of the seven Canadian provinces. Global purchasing has further enhanced the Company's continuous improvement efforts. The Company is utilizing its international ventures to develop new, lower cost sources of materials and is consolidating its vendor base to fewer, more competitive suppliers.

ACQUISITION OF BALLANTRAE


  Pursuant to the Ballantrae Acquisition Agreement, the Company will acquire all of the capital stock of Ballantrae in a merger of Ballantrae and a subsidiary of the Company in which Ballantrae will be the surviving corporation. The aggregate cost will be $52.8 million (including assumed debt and the estimated working capital adjustment and fees and expenses of Ballantrae). Ballantrae operates through two subsidiaries: Tractech, a leading producer of traction control systems for heavy duty OEMs and the aftermarket; and Kraftube, Inc., a tubing assembly business which sells products to compressor manufacturers for commercial air conditioners and refrigeration equipment. In fiscal year 1997, Tractech accounted for 70% of Ballantrae's $37.6 million of net sales. The Company will exchange shares of its Common Stock with a value (at the initial public offering price in the Equity Offering) of approximately $22.1 million for the equity of Ballantrae and will repay approximately $29.7 million of Ballantrae's debt. The Common Stock of the Company received by Ballantrae's existing stockholders in the merger will be subject to resale restrictions under applicable securities laws but will benefit from piggyback registration rights. The merger is expected to be completed at or prior to the consummation of the Offerings. The Company is obligated to pay the expenses incurred by Ballantrae in connection with the pending acquisition, whether or not the acquisition is consummated. Approximately $30 million of the net proceeds of the Offerings will be used to repay certain indebtedness of Ballantrae. Any damages which the Company may suffer which result from a breach of the Ballantrae Acquisition Agreement will be subject to a $10 million cap and the Company will only be able to recover a portion of its damages from CVC and James R. Gerrity (and with respect to each of them, only on a pro rata basis). The Company's acquisition of Ballantrae strengthens the Company's overall market position by (i) adding traction control systems to the Company's range of drivetrain products, (ii) increasing sales to existing heavy duty OEM customers and (iii) expanding the Company's customer base. The acquisition is expected to be completed at or prior to the consummation of the Offerings. See "Risk Factors--Acquisition of Ballantrae; Conflicts of Interest," "Company History" and "Certain Transactions."

INDUSTRY OVERVIEW

  In general, the Company's business is influenced by the underlying trends of the automotive industry. The Company's focus on expanding its remanufacturing capabilities, however, heightens the importance of the aftermarket.

  Aftermarket. The aftermarket consists of the production and sale of both new and remanufactured parts used in the maintenance and repair of automobiles, trucks and other vehicles. Remanufacturing is a process through which used components ("cores") are disassembled into their subcomponents, cleaned, inspected, tested, combined with new subcomponents and reassembled into finished products. A remanufactured product can be produced at lower cost than a comparable individually repaired unit due to effective salvage technology methods, high volume precision manufacturing techniques and rigorous inspection and testing procedures. The ability to procure cores is critical to the remanufacturing process. See "BusinessManufacturing and Facilities."

  Aftermarket parts are supplied principally through three distribution channels: (i) car and truck dealers that obtain parts either through an OEM parts organization (e.g., GM SPO, Ford Parts & Service, Chrysler Mopar, Navistar, etc.) or directly from an OEM-authorized remanufacturer; (ii) retail automotive parts chains and mass merchandisers; and (iii) wholesale distributors and jobbers who supply independent service stations, specialty and general repair shops, farm equipment dealers, car dealers and small retailers.

  The Company believes that the aftermarket has been and will continue to be impacted by the following trends: (i) the increasing number and average age of vehicles in use and the number of miles driven annually; (ii) the increasing demands of customers that their aftermarket suppliers meet high quality standards; (iii) the increasing use of remanufactured parts for OEM warranty and extended service programs; (iv) the growth and consolidation of large retail automotive parts chains; and (v) particularly with respect to many of the Company's products, the increasing engine output and durability demands related to the high temperatures at which engines operate.


  According to R. L. Polk, an independent provider of motor vehicle and consumer marketing statistics, as of 1996 there were approximately 198 million cars and light trucks registered in the United States, as compared with 162 million cars and light trucks in 1986. The average age for cars and light trucks in 1996 was
8.5 years, as compared with an average car age of 7.9 years in 1986.

  The use of remanufactured components for warranty and extended service repairs has increased in recent years as OEMs have offered extended warranty and extended service coverage and dealers have begun to provide extended service plans and warranties on used vehicles. OEMs have sought to reduce warranty and extended service costs by using remanufactured components, which generally offer the same degree of quality and reliability as OEM products at a lower cost. This trend has resulted in aftermarket customers requiring higher quality standards for remanufactured products.

  Recently, large retail automotive parts chains offering a broad range of new and remanufactured products have experienced rapid growth at the expense of small, independent retail stores. The Company has significantly grown its sales to this channel and believes that further increasing its sales to retail chains offers a significant opportunity for growth. Retail chains generally prefer to deal with large, national suppliers capable of meeting their cost, quality, volume and service requirements. See "Business--Growth Strategy."

  OEM Market. The OEM market consists of the production and sale of new component parts for use in the manufacture of new vehicles. The OEM market includes two major classes of customers: (i) automobile and light truck manufacturers; and (ii) medium and heavy duty truck and engine manufacturers and other heavy duty vehicle manufacturers.

  The OEM market has been impacted by recent fundamental changes in the OEMs' sourcing strategies. OEMs are consolidating their supplier base, demanding that their suppliers provide technologically advanced product lines, greater systems engineering support and management capabilities, just-in-time sequenced delivery and lower system costs. As a result, each OEM has selected its own preferred suppliers. OEMs are increasingly requiring that their preferred suppliers establish global production capabilities to meet their needs as they expand internationally and increase platform standardization across multiple markets.

  OEMs continue to outsource component manufacturing of non-strategic parts. Outsourcing has taken place in response to competitive pressures on OEMs to improve quality and reduce capital outlays, production costs, overhead and inventory levels. In addition, OEMs are increasingly purchasing integrated systems from suppliers who provide the design, engineering, manufacturing and project management support for a complete package of integrated products. By purchasing complete systems, OEMs are able to shift design, engineering and product management to fewer and more capable suppliers. Integrated systems suppliers are generally able to design, manufacture and deliver components at a lower cost than the OEMs due to (i) their lower labor costs and other manufacturing efficiencies, (ii) their ability to spread research and development and engineering costs over products provided to multiple OEMs and
(iii) other economies of scale inherent in high volume manufacturing such as the ability to automate and leverage global purchasing capabilities.

PRODUCTS

  Aftermarket. The Company's aftermarket product line includes a diverse array of remanufactured and new products sold as replacement parts under the "Delco Remy" brand name or under a private-label brand name specified by the OEM or the automotive parts retailer. The Company remanufactures parts for both domestic and imported vehicles.

  Products remanufactured by the Company include starters, alternators, engines, fuel injectors, injection pumps and turbo chargers (fuel systems), transmissions, torque converters, water pumps, rack and pinions, power steering pumps and gears and clutches. The Company also remanufactures subcomponents, such as automotive armatures, rotors and solenoids, as well as component parts shipped in bulk ("kits") for future assembly. These subcomponents are either used internally in the remanufacturing process by the Company or sold to outside customers.

  OEM. The Company's starters are used in all cars and trucks manufactured by GM in North America (except Saturn and Geo). The Company manufactures two types of starters: straight drive starters and gear reduction starters. Since the beginning of 1994, the Company has been transitioning its production line from straight drive starters to more technologically advanced gear reduction starters. For the 1997 model year, the Company's gear reduction starters were used on 44% of GM's North American automotive platforms (other than Saturn and Geo). The balance of GM North American automotive platforms (other than Saturn and Geo) will be converted to the Company's gear reduction starters by the end of the 1998 model year, at which time the Company expects to discontinue OEM production of straight drive starters. The Company's gear reduction starters are globally competitive and offer greater output at lower weight than comparable straight drive designs. For example, the Company's principal PG-260 gear reduction starter offers the highest power to mass ratio in the industry, producing the same power at 7.7 pounds as a comparable straight drive design weighing 13.6 pounds. The Company has begun development of a small gear reduction starter that will enable the Company to offer its OEM customers an application on their world car platforms. Reduced component weight is important to OEMs, as total vehicle weight is a critical factor in each OEM's ability to achieve federal Corporate Average Fuel Economy standards (CAFEs).

  The Company manufactures a full line of heavy duty starters and alternators for use primarily with large diesel engines. The Company's starters and alternators are specified as part of the standard electrical system by most North American heavy duty truck and engine manufacturers. The Company's starters cover a broad range of torque and speed requirements. The Company manufactures a full line of alternators, some of which utilize premium design features that yield increased durability and a longer service life. Certain of the Company's automotive starters are also currently being produced under technology licenses by manufacturers in China and India and by the Company's joint ventures in Mexico and Korea.

  The Company has recently developed several new products for heavy duty applications, including a high output, premium heavy duty brushless alternator for high vibration applications; a new large frame alternator designed to meet the increasing demands in the upper power ranges of new heavy duty vehicles; and a small heavy duty alternator for use in low output, high durability and severe environmental applications, which the Company expects will be used principally for agricultural and construction vehicles. The Company's OEM customers and major truck fleet operators designate it as an electrical system supplier that provides value-added systems such as the "Road Gang." The Road Gang system includes a premium starter and brushless alternator produced by the Company and premium batteries produced by GM and offered by the Company under a long-term agreement with GM. Engineered as a package, these products provide increased performance, reliability and durability.

  Ballantrae's Tractech subsidiary produces traction control systems for use in construction, industrial and agricultural equipment and in medium duty trucks. The traction control systems business combines valuable product engineering skills with strong machining and fabrication capabilities to manufacture products with custom designed applications.


  Quality Standards. The Company is required to meet numerous quality standards in order to qualify as a supplier to major OEMs and their dealer networks, as well as certain automotive parts retailers. The Company has achieved significant recognition by its customers for its continuous commitment to quality. In July 1997, the Company received one of the prestigious Supplier of the Year awards from GM, an award given to fewer than 1% of all GM suppliers. The Company's aftermarket operations that produce products for Ford have received the Q1 rating, which is Ford's highest quality rating. Moreover, the Company is a Ford FAR in five of the seven Canadian provinces. The Company also has been awarded Navistar's highest quality rating for its engine remanufacturing operations. In addition, the Company has received quality awards from certain of its other customers, including Caterpillar, Cummins, OshKosh and Teledyne.

  Ford, Chrysler and GM have initiated quality standards (QS9000) applicable to suppliers such as the Company. International and domestic automobile and truck manufacturers developed the QS9000 standards to ensure that their suppliers meet consistent quality standards that can be independently audited. These quality standards, which are required by customers to be in place by December 1997, impose processes and procedures in addition to those in effect prior to December 1997. Management also believes that these standards may have the effect of accelerating consolidation in the remanufacturing industry, as smaller remanufacturers may be unable to meet or afford the cost of complying with these new quality standards. The Company has received QS9000 certification at nine of its manufacturing and remanufacturing facilities, and expects the balance to be certified by the end of fiscal 1998.


  Ballantrae's traction control systems unit has received several quality awards, has been designated a Caterpillar "Certified Supplier" in every year since 1985 and its facility in Ireland holds an ISO9002 certification.

  Engineering and Development. The Company's engineering staff works independently and with OEMs to design new products, improve performance and technical features of existing products and develop methods to lower manufacturing costs. The Company's engineering staff includes application engineers, manufacturing engineers and advanced engineers. Application engineers are assigned to various platforms or geographic regions to work directly with customers on product design changes and corrective actions. Manufacturing engineers are responsible for the planning, layout, design, equipment selection and global implementation of production capacity for the Company's domestic and foreign manufacturing facilities. Advanced engineers work in conjunction with the customer's forward planning or advanced powertrain engineers on product design and development for products with a five to ten year planning horizon.

  In support of its engineering efforts, the Company has formed technical alliances with a select number of engineering and technology firms to identify long-term engineering advances and opportunities. In January 1996, the Company entered into a joint development agreement with SatCon Technology Corporation with the goal of developing an alternator with substantially higher power output than the current generation of alternators. The

Company has also formed technical alliances with EcoAir Corp. and Arthur D. Little to support the Company's advanced research and development of starters and alternators.

CUSTOMERS


  Aftermarket. The Company's principal aftermarket customers include OEM dealer networks of GM, Navistar, Ford, Freightliner, Caterpillar and PACCAR and leading automotive parts retain chains such as Auto Zone, Western Auto, Pep Boys, Advance Auto, O'Reilly Automotive and Discount Auto. Sales to GM SPO and Navistar accounted for approximately 23.8% and 15.2%, respectively, of the Company's 1997 pro forma aftermarket net saleS. No other customer accounted for more than 10% of aftermarket sales. The Company's products are also used for warranty replacement under procedures established by certain of the Company's OEM customers.


  In connection with the GM Acquisition, the Company entered into a long-term agreement pursuant to which it designated GM, through GM SPO, as its exclusive distributor of "Delco Remy" brand remanufactured automotive and heavy duty starters and alternators within North America to specified customers, including certain GM dealers, direct GM accounts, certain warehouse distributors and, with respect to automotive products, certain retail chains. In consideration of its being granted the foregoing exclusive distribution rights, GM agreed to purchase from the Company 100% of its requirements for automotive starters and heavy duty starters and alternators for sale in the aftermarket and has further agreed not to sell any competitive products in the aftermarket channels specified above during the term of the distribution agreement. Sales to GM SPO under the distribution agreement accounted for approximately 23.8% of the Company's aftermarket 1997 pro forma net sales. With respect to heavy duty starters and alternators, the term of the current agreement will end on July 31, 1998. As to automotive starters, the agreement terminates on July 31, 2009. The agreement, with respect to either heavy duty or automotive products, may be terminated prior to the end of the applicable term (i) by mutual agreement of the parties,
(ii) by either party upon a material breach by the other party, (iii) by the Company if GM fails to achieve certain goals and objectives for reasons other than a general decline in the economy and (iv) by GM to the extent the Company fails to meet certain quality standards. See "Risk FactorsDependence on General Motors."


  Ballantrae's traction control systems are offered on an aftermarket basis for sport utility vehicles ("SUV") through independent wholesale distributors for installation by the end user after the original vehicle purchase. Aftermarket sales represent approximately 20.6% of Tractech's total sales.


  OEM. The Company's principal customers in its OEM automotive business are GM's North American Operations and various GM International affiliates, who collectively accounted for substantially all of the Company's OEM 1997 pro forma automotive starter sales, approximately 50.7% of total OEM 1997 pro forma net sales and approximately 28.3% of total 1997 pro forma net sales. No other customer accounted for more than 10% of such OEM net sales. The GM International affiliates to which the Company sells products include GM Brazil, GM Holden (Australia), GM Mexico and Isuzu. Beginning with the 2001 model year, the Company will also sell products to GM Europe. Remy Korea, a joint venture in which the Company has a 50% interest, sells automotive starters using the Company's technology to Daewoo Motors, Kia Motors, Asia Motors and Ssangyong Motors. The Company will also sell automotive starters to Opel in Europe and, through its licensee, to Daewoo Motors in India.


  Principal customers of the Company's heavy duty OEM business include Navistar, Freightliner, Cummins, Caterpillar, PACCAR, Detroit Diesel, GM, Ford, Mack and Volvo Trucks, with the top ten customers accounting for approximately 52.4% of heavy duty pro forma net sales in 1997. The Company has long-term agreements, with terms typically ranging from three to five years, to supply starters and alternators to GM, Navistar, Freightliner, PACCAR, Cummins, Volvo Trucks and Mack. In addition, the Company is the specified supplier of heavy duty starters and alternators for trucks manufactured for several major North American truck fleet operators, including Penske Truck Leasing, Ryder System, Inc., Yellow Freight System and J.B. Hunt Transport.

  Pursuant to long-term supply agreements, GM has agreed to purchase from the Company 100% of its North American automotive starter requirements (other than Saturn and Geo) and 100% of its U.S. and Canadian requirements for heavy duty starters and alternators, in each case with respect to the Company's existing product line as of August 1994. GM's commitments to purchase such products from the Company in the future are subject, however, to the Company remaining competitive as to technology, design and price. Nonetheless, GM may not terminate the automotive starter supply agreement for failure of the Company to be price, technology or design competitive prior to July 31, 2001. GM's obligations to purchase automotive starters and heavy duty starters and alternators from the Company terminate on July 31, 2004 and 2000, respectively, except for automotive products released in 1996 and 1997, for which GM's obligation will terminate on July 31, 2006 and 2007, respectively. GM may cancel either agreement in the event that 35% of the Company's voting shares become owned, directly or indirectly, by another manufacturer of passenger cars or light trucks. During the term of the relevant supply agreement, GM has granted the Company the right to bid on starter and alternator supply contracts for GM's operations worldwide. See "Risk FactorsDependence on GM."

  Ballantrae's principal customers for traction control systems include OEMs of construction, industrial and agricultural equipment and medium duty trucks. Ballantrae's principal traction control systems customers include Caterpillar, John Deere, Eaton, Dana, Rockwell and Clark Hurth.

  The Company employs its own direct sales force, which develops and maintains sales relationships with major North American truck fleet operators as well as its OEM customers worldwide. These sales efforts are supplemented by a network of field service engineers and product service engineers.

MANUFACTURING AND FACILITIES

  Aftermarket. The Company's aftermarket business has operations located principally in 33 production facilities and seven warehouses in the United States and Canada.

  In its remanufacturing operations, the Company obtains used starters, alternators, engines and related components, commonly known as cores, which are sorted by make and model and either placed into immediate production or stored until needed. During remanufacturing, the cores are completely disassembled into their component parts. Components which can be incorporated into the remanufactured product are thoroughly cleaned, tested and refinished. All components subject to major wear as well as those which cannot be remanufactured are replaced by new components. The unit is then reassembled into a finished product. Inspection and testing are conducted at various stages of the remanufacturing process, and each finished product is inspected and tested on equipment designed to simulate performance under operating conditions.

  The majority of the cores remanufactured by the Company are obtained from customers in exchange for remanufactured units and are credited against the purchase prices of these units. When the Company has an insufficient number of components from salvageable cores, the Company's remanufacturing operations may purchase new parts from the Company's OEM operations. Core prices fluctuate on the basis of several economic factors, including market availability and demand and core prices then being paid by other remanufacturers and brokers.


  OEM. The Company's OEM business has seven principal manufacturing operations, two in Meridian, Mississippi and five in Anderson, Indiana. The Company has announced its intention to close its two facilities in Meridian, Mississippi by the end of the 1998 fiscal year, including one facility leased from GM at the time of the GM Acquisition. The balance of the Company's OEM facilities are located in Anderson, Indiana. Two of the Anderson facilities are leased from GM and the Company plans to vacate these facilities by the end of 1999. The Company is operating three new focus factories and intends to have a total of SIX in operation by the end of 1999. These relations are expected to provide a reduction of over 70% in square footage from the Company's existing plants to the focus factories due to streamlining of manufacturing processes, phasing out of certain manufacturing equipment and elimination of excess unutilized floor space or floor space used by GM in each of the existing facilities. The restructuring reserve does not include the startup costs the Company expects, based on its three prior focus factory startups, to incur in connection with the three new focus factories. The transition to focus factories adversely affected the Company's gross margins in the first quarter of fiscal 1998. See "Risk Factors--Relocation of Facilities."

  The manufacturing process of the focus plants varies significantly from the traditional process flow of existing plants. The Company utilizes a flexible cell-based manufacturing approach to the production of all new and/or re-engineered product lines within the focus plants as contrasted with the existing vertically integrated, primarily synchronous process used in traditional factories. The cell-based manufacturing system provides flexibility by allowing efficient changes to the number of operations each operator performs and is capable of both low- and high-volume production runs. When compared to the more traditional, less flexible assembly line process, cell manufacturing allows the Company to match its production output better to customers' requirements while reducing required inventory levels and improving quality.

  The Company's focus plants generally produce one product line in a plant design based on cell-based, semi-automated manufacturing utilizing kaizen techniques. The focus plant process creates a team-based environment of involved workers who better understand and control the manufacturing process. In addition, the Company has worked with the Company's unions to reduce the number of job classifications so that workers can be shifted among various work areas as production demands dictate. The Company is presently expanding lean manufacturing techniques to its aftermarket facilities.

  Ballantrae's traction control systems manufacturing facilities are located in the Detroit suburb of Warren, Michigan, and in Sligo, Ireland.

  The Company utilizes frequent communication meetings at all levels of manufacturing to provide training and instruction as well as to assure a cohesive, focused effort toward common goals. The Company encourages employee involvement in all production activity and views such involvement as a key element toward the success of the Company.

COMPETITION

  Aftermarket. The aftermarket is highly fragmented and competitive. Competition is based primarily on quality of products, service, delivery, technical support and price. The Company's principal aftermarket competitors include Arrow, Automotive Parts Exchange (APE), Champion, Genuine Parts (Rayloc), Motorcar Parts & Accessories (MPA), Prestolite and Unit Parts.

  OEM. The automotive parts market is highly competitive. Competition is based primarily on quality of products, service, delivery, technical support and price. Most OEMs source parts from one or two suppliers. The Company competes with a number of companies who supply automobile manufacturers throughout the world. In the North American automotive market, the Company's principal competitors include Nippondenso, Valeo, Mitsubishi and Bosch. GM purchases automotive starters from the Company pursuant to its long-term supply agreement with the Company. See "BusinessCustomers." Chrysler has eliminated production of its own starters and currently purchases starters from independent suppliers. Ford continues to produce certain parts for the majority of its domestic and international applications and purchases the remainder from independent suppliers.

  The heavy duty parts market is characterized by one or two dominant suppliers in each major geographic region of the world. No competitor has a substantial share in all regions. In the North American heavy duty market, where the Company is the largest manufacturer, the Company's principal competitors include Prestolite, Nippondenso and Bosch.

EMPLOYEES


  As of October 31, 1997, the Company employed 5,137 people, 859 of whom were in management, engineering, supervision and administration and 4,278 of whom were hourly employees. Of the Company's hourly employees, 2,068 are represented by unions. In the United States, 1,477 of the Company's hourly workers are represented by the UAW under an agreement between the Company and the UAW, the applicable provisions of which were assumed by the Company in connection with the GM Acquisition. In March 1997, the Company signed a new master agreement with the UAW that stipulated an approximately 3.2% annual wage and benefit increase (12.8% over the four year term of the agreement) for the Company's UAW hourly employees. If employment levels and productivity remain unchanged, the agreement with the UAW would cause the Company to experience increases in wage and benefit costs of approximately 2% per year over the next four years (which represents approximately $3.3 million in the first such year). In addition, grow-in provisions under the new agreement with the UAW will require the Company to move certain lower wage and benefit employees to higher wage and benefit levels. Under provisions of the natural agreement, the UAW and the Company have recently developed a special program of incentives four hourly employees who agree to leave the Company, the cost of which is included in the restructuring charges for fiscal year 1997 described below. Based on responses to this special incentive plan received to date, the Company would, if no other cost reductions were realized, experience as a result of the grow-in provision additional wage and benefit costs that increase each year of the UAW contract to approximately $10.2 million annually in additional costs from current levels by the fourth year. The Company expects the continued implementation of the special incentive plan and other planned cost reduction initiatives to substantially offset the effects of the grow-in provision. If the responses to date to the special incentive plan were reversed (which the Company considers unlikely) and the other cost-saving initiatives were not implemented, the additional costs referred to above to the Company from the grow-in provision would approximately double. There can be no assurance that the Company will be able to effect cost reduction initiatives (including the continued implementation of the special incentive plan) to offset the effects of the grow-in provision or that the Company's labor costs will not otherwise increase significantly, in which case the Company's competitive position and results of operations would be adversely affected. The agreement between the UAW and the Company expires on September 14, 2000 which will require negotiation of new agreements. See "Risk Factors--Labor Negotiations".


  As of October 31, 1997, 142 of the Company's 448 Canadian employees were represented by the Canadian Auto Workers and 120 were represented by the Metallurgists Unis d'Amerique. The agreements with these unions expire on November 8, 1999 and September 30, 1998, respectively, which will require negotiation of new agreements.


  As of OCtober 31, 1997, approximately 329 of Autovill's 499 employees were affiliated with the Hungarian Steel Industry Workers Union. The agreement was signed July 17, 1996 and is perpetual, subject to termination upon three months' notice from either party.


  The Company's other facilities are primarily non-union. The Company is unaware of any current efforts to organize. There can be no assurance that there will not be any labor union efforts to organize employees at facilities that are not currently unionized.

  Since the GM Acquisition, the Company has not experienced any organized work stoppages. There can be no assurance, however, that any actions taken by the Company, including the current restructurings, will not adversely affect the Company's relations with its employees. At the present time, the Company believes that its relations with its employees are good. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- General."

PATENTS, TRADEMARKS AND LICENSES

  Pursuant to a Trademark Agreement between the Company and GM, GM has granted the Company an exclusive license to use the "Delco Remy" trademark on and in connection with automotive starters and heavy duty starters and alternators until July 31, 2004, extendible indefinitely at the Company's option upon payment of a fixed $100,000 annual licensing fee to GM. The Company has also been granted a perpetual, royalty-free license to use the "Remy" trademark. The "Delco Remy" and "Remy" trademarks are registered in the United States, Canada and Mexico and in most major markets worldwide. GM has agreed with the Company that, upon the Company's request, GM will register the trademarks in any jurisdiction where they are not currently registered.

  The Company has also been granted an exclusive license to use the "Delco Remy" name as a tradename and corporate name worldwide until July 31, 2004 pursuant to a Tradename License Agreement between the Company and GM. In addition, GM has granted the Company a perpetual license to use the "Remy" name as a tradename and corporate name worldwide.

  The Company owns and has obtained licenses to various domestic and foreign patents and patent applications related to its products and processes. The patents expire at various times over the next 16 years. While these patents and patent applications in the aggregate are important to the Company's competitive position, no single patent or patent application is material to the Company.

RAW MATERIALS

  Principal raw materials for the Company's business include bare copper strap, insulated copper, aluminum castings, forgings, outer frames, nomex paper, steel coils, steel bars, copper tube, copper wire, flat steel, coil steel, bar steel, gray iron castings, ductile iron castings, copper cross-section coils, magnets, steel shafts, steel cores, steel wire and molding material. All materials are readily available from a number of suppliers, and management does not foresee any difficulty in obtaining adequate inventory supplies. The Company and GM have entered into a long-term worldwide purchasing support agreement that allows the Company to purchase copper wire and steel, which are used in the manufacture of starters sold to GM, at prices that the Company believes generally to be lower than those that would otherwise be obtainable by the Company. This agreement expires on July 31, 2004, or earlier, upon termination of the automotive and heavy duty OEM supply agreements between the Company and GM. The Company generally follows the North American industry practice of passing on to its customers the costs or benefits of fluctuation in copper and aluminum prices on an annual or semi-annual basis. See "Business--Customers."

BACKLOG

  The majority of the Company's products are not on a backlog status. They are produced from readily available materials and have a relatively short manufacturing cycle. For products supplied by outside suppliers, the Company generally purchases products from more than one source. The Company expects to be capable of handling the anticipated 1998 sales volumes.

PROPERTIES

  The world headquarters of the Company are located at 2902 Enterprise Drive, Anderson, Indiana 46013. The Company leases its headquarters.


  The following table sets forth certain information regarding manufacturing and certain other facilities operated by the Company as of October 31, 1997. The designation "F" indicates a focus plant. See "Business--Manufacturing and Facilities."


                                   OEM or                                           Approx.           OWNED/LEASE
        LOCATION                Aftermarket                 Use                     Sq. Ft.           Expiration
        --------                -----------                 ---                     -------           ----------
Anderson, IN                    Headquarters              Office                     70,000               2000
Anderson, IN                        OEM                Manufacturing                597,000               2004
Anderson, IN                        OEM                Manufacturing                430,000               2004
Anderson, IN(F)                     OEM                Manufacturing                117,000               2001
Anderson, IN(F)                     OEM                Manufacturing                 51,000               2001
Anderson, IN(F)                     OEM                Manufacturing                 36,695               2006
Anderson, IN                        OEM                Manufacturing                 33,500               2007
Anderson, IN                  OEM/Aftermarket             Testing                    15,000               2001
Anderson, IN                    Aftermarket              Warehouse                   20,220               2000
Anderson, IN                    Aftermarket              Warehouse                   50,220               2000
Bay Springs, MS                 Aftermarket            Manufacturing                 73,000               2003
Budapest, Hungary               Aftermarket         Leased to 3rd party              55,709              Owned
Chantilly, VA                   Aftermarket            Manufacturing                120,000               2014
Edmonton, Canada                Aftermarket            Manufacturing                141,300              Owned
Etobicoke, Canada               Aftermarket            Manufacturing                114,120               2002
Findlay, OH                     Aftermarket            Manufacturing                  6,400              Owned
Franklin, IN                    Aftermarket            Manufacturing                 48,400              Owned
Franklin, IN                    Aftermarket            Manufacturing                 16,625              Owned
Franklin, IN                    Aftermarket            Manufacturing                 15,580              Owned
Gallatin, TN                    Aftermarket            Manufacturing                 20,000              Owned
Gallatin, TN                    Aftermarket            Manufacturing                 20,000                *
Heidelberg, MS                  Aftermarket            Manufacturing                 45,000               2003
Heidelberg, MS                  Aftermarket            Manufacturing                  5,000               2003
Indianapolis, IN                Aftermarket            Manufacturing                  5,500               1999
Kaleva, MI                      Aftermarket            Manufacturing                 82,000               2000
Mansfield, TX                   Aftermarket            Manufacturing                 43,000               2000
Marion, MI                      Aftermarket            Manufacturing                 59,400               2000
Memphis, TN                     Aftermarket              Warehouse                    7,500               2002
Meridian, MS                    Aftermarket               Office                      2,400               2003
Meridian, MS                    Aftermarket            Manufacturing                 15,000               1998
Meridian, MS                        OEM                Manufacturing                319,000               2004
Meridian, MS (F)                    OEM                Manufacturing                 68,000               2000

                                   OEM or                                           Approx.           OWNED/LEASE
        LOCATION                Aftermarket                 Use                     Sq. Ft.           Expiration
        --------                -----------                 ---                     -------           ----------
Meridian, MS                    Aftermarket            Manufacturing                 12,000               2003
Mezokovesd, Hungary             Aftermarket            Manufacturing                175,598              Owned
Mezokovesd, Hungary             Aftermarket              Warehouse                    8,612              Owned
Peru, IN                        Aftermarket            Manufacturing                 30,000               2003
Peru, IN                        Aftermarket            Manufacturing                 14,111               2003
Raleigh, MS                     Aftermarket            Manufacturing                 43,000               2003
Raleigh, MS                     Aftermarket            Manufacturing                 75,000               2003
Raleigh, MS                     Aftermarket            Manufacturing                  8,000               Own
Reed City, MI                   Aftermarket            Manufacturing                 92,000               2000
Reed City, MI                   Aftermarket            Manufacturing                 34,000               2000
Reed City, MI                   Aftermarket            Manufacturing                 26,000               2000
Reed City, MI                   Aftermarket              Warehouse                    7,350               1999
Reed City, MI                 OEM/Aftermarket          Manufacturing                 90,000              Owned**
                                                        and Office
San Luis Potosi, Mexico             OEM                Manufacturing                 37,000               2001
Sligo, Ireland                OEM/Aftermarket          Manufacturing                 53,400               2018**
St. Laurent, Canada             Aftermarket              Warehouse                   17,000               1997
Sylvarena, MS                   Aftermarket            Manufacturing                  1,300                 *
Taylorsville, MS                Aftermarket            Manufacturing                 27,000               2003
Toledo, OH                      Aftermarket            Manufacturing                  4,500               2000
Toronto, Canada                 Aftermarket            Manufacturing                 36,778               1997
Warren, MI                    OEM/Aftermarket          Manufacturing                100,049              Owned**
                                                        and Office
Winchester, VA                  Aftermarket              Warehouse                   55,000               2000
Winchester, VA                  Aftermarket             Office/Whse                  55,000               2000
Winnepeg, Canada                Aftermarket            Manufacturing                 38,000              Owned

__________________

*    Leased on a month-to-month basis.
**   Ballantrae facilities.

LEGAL PROCEEDINGS

  From time to time, the Company is party to various legal actions in the normal course of its business. The Company believes it is not currently party to any litigation that, if adversely determined, would have a material adverse effect on the Company's business, financial condition and results of operations.

REGULATORY MATTERS


  The Company's facilities and operations are subject to a wide variety of federal, state, local and foreign environmental laws, regulations and ordinances, including those related to air emissions, wastewater discharges and chemical and hazardous waste management and disposal ("Environmental Laws"). The Company's operations also are governed by laws relating to workplace safety and worker health, primarily the Occupational Safety and Health Act, and foreign counterparts to such laws ("Employee Safety Laws"). The Company believes that its operations are in compliance in all material respects with current requirements under Environmental Laws and Employee Safety Laws, with the exception of certain matters of which the Company is aware, including: (i) failure to timely submit certain filings pursuant to the New Jersey Industrial Site Recovery Act ("ISRA") in connection with the closure of the Company's former Edison, New Jersey plant; (ii) air permits or registration requirements at certain facilities; (iii) one isolated instance of noncompliance with import requirements of the Hazardous Materials Transportation Act (relating to shipment of lead-acid batteries) now under review by the United States Department of Transportation; and (iv) reporting requirements under the Emergency Planning and Community Right-to-Know Act at the Tractech facility located in Warren, Michigan, which the Company will acquire pursuant to the Ballantrae Acquisition Agreement. The Company believes that any costs it may incur to resolve such matters will not be material and, with respect to (iv) above, the Company believes that it would have an indemnity claim for the portion of fines and penalties, if any, that may result from any violations that occurred prior to October 23, 1996 from the entities that owned or operated the Warren, Michigan Tractech facility prior to the present owners' purchase of Ballantrae. The nature of the Company's operations, however, exposes it to the risk of liabilities or claims with respect to environmental and worker health and safety matters. There can be no assurance that material costs will not be incurred in connection with such liabilities or claims.


  In fiscal year 1997, the aggregate cost incurred by the Company with respect to environmental matters was not material. Based on the Company's experience to date, the Company believes that the future cost of compliance with existing environmental laws, regulations and ordinances (or liability for known environmental claims) will not have a material adverse effect on the Company's business, financial condition or results of operations. However, future events, such as changes in existing laws and regulations or their interpretation, may give rise to additional compliance costs or liabilities that could have a material adverse effect on the Company's business, financial condition or results of operations. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws, may require additional expenditures by the Company that may be material.

  Certain Environmental Laws hold current owners or operators of land or businesses liable for their own and for previous owners' or operators' releases of hazardous or toxic substances, materials or wastes, pollutants or contaminants, including petroleum and petroleum products ("Hazardous Substances"). Because of its operations, the long history of industrial uses at some of its facilities, the operations of predecessor owners or operators of certain of the businesses, and the use, production and release of Hazardous Substances at these sites, the Company is affected by such liability provisions of Environmental Laws. Various of the Company's facilities have experienced some level of regulatory scrutiny in the past and are or may be subject to further regulatory inspections, future requests for investigation or liability for past disposal practices.

  During the environmental due diligence performed in connection with the GM Acquisition, GM and the Company identified certain on-site pre-closing environmental conditions, including the presence of certain Hazardous Substances in the soil at the Company's Meridian, Mississippi property and in the soil and groundwater at the Company's Anderson, Indiana property. GM has reported the presence of these substances in the groundwater to the United States Environmental Protection Agency ("EPA") and the Indiana Department of Environmental Management ("IDEM"), and has notified residents who live downgradient of the affected GM properties. GM conducted further investigation, which included the sampling of the residents' water wells and the installation of an additional well offsite, and is working with EPA to resolve this issue. Based on the Company's experience to date, the terms of the indemnification in the GM Acquisition agreement and GM's continuing performance in responding to these conditions, the Company does not believe that it will expend material costs in responding to these on-site environmental conditions.


  In connection with its acquisition of facilities and businesses from GM, Nabco, A&B Group, Autovill, World Wide and Ballantrae, the Company obtained various indemnities for certain claims related to on-site and off-site environmental conditions and violations of Environmental Laws which arose prior to such acquisitions. The environmental indemnities are subject to certain deductibles, caps, cost sharing and time limitations depending on the nature and timing of the environmental claim. With respect to the Company's acquisition of Ballantrae, see "Risk Factors--Acquisition of Ballantrae; Conflicts of Interest" and "Risk Factors--Certain Transactions".


  The Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), provides for responses to and joint and several liability for releases of certain Hazardous Substances into the environment. The Company has been identified as a potentially responsible party ("PRP") under CERCLA for three off-site locations: the Vickers' Warehouse Site in Anderson, Indiana; the Memorial Drive Dump Site in Muncie, Indiana; and the RSR Corporation Site in Dallas, Texas. In addition, the EPA has sent a notice to the Company demanding payment for certain costs relating to the RSR Corporation Site. At each of these three sites, the alleged disposal took place prior to the Company's acquisition of the assets of the Former GM Division. The Company believes that it is not the appropriate PRP with respect to these sites, which the Company also believes are subject to the Company's indemnification agreement with GM. The Company has not incurred any significant costs relating to these matters, and based on the existence of the indemnification agreement with GM, GM'S assumption of liabilities to date and other legal defenses, the Company does not believe that it will incur material costs in the future in responding to conditions at these sites.


  The Company's Meridian, Mississippi facility has been designated by EPA as requiring no further action under CERCLA and has since been "delisted" from the Comprehensive Environmental Response, Compensation, and Liability Information System ("CERCLIS") (a list of sites which may require investigation or remediation under CERCLA). Although this does not assure that expenditures would not be required under other federal and/or state programs, as a result of the indemnifications in the GM Acquisition agreement, the Company does not believe that it will expend material costs for this site under the CERCLA program or for any other environmental conditions at this site listing.

  The Resource Conservation and Recovery Act ("RCRA") and the regulations thereunder and similar state counterparts to this law regulate hazardous wastes. The Company's Anderson, Indiana facilities were once part of a larger industrial complex owned and operated by GM (the "GM Complex"). Since 1990 (when owned by GM), the GM Complex has been undergoing corrective action under RCRA. In connection with the RCRA corrective action requirements, GM is required to investigate various solid waste management units ("SWMUs") and areas of concern ("AOCs") identified in the federal and state RCRA permits. Some of these SWMUs and AOCs are located on portions of the Anderson, Indiana properties leased by the Company from GM and certain SWMUs are used by the Company. The costs of responding to releases, if any, from those SWMUs used by the Company would presumptively be borne by the Company. To date, no claims for any such liability have been made, and GM continues to respond to EPA and IDEM with respect to the investigation of these AOCs and SWMUs. Subject to the terms and conditions of GM's environmental indemnity provided in connection with the GM Acquisition, GM is indemnifying the Company with respect to certain of these areas.

  One of the Company's facilities in Franklin, Indiana is undergoing a RCRA site investigation and clean-up of volatile organic compounds ("VOCs") in the soil and groundwater pursuant to an EPA Administrative Order on Consent ("EPA Order") issued to both Franklin Power Products, one of the subsidiaries of the Company, and Amphenol Corporation, a prior owner of the property. Pursuant to the EPA Order, Franklin Power Products and Amphenol Corporation have jointly submitted corrective measures studies which have been approved by EPA, and the parties expect to enter into a new EPA Administrator Order on Consent in the near future setting forth the selected remedy (including further investigation). Amphenol indemnified Franklin Power Products for certain liabilities associated with the EPA Order and Amphenol has satisfied and continues to satisfy the requirements of the EPA Order. Based on the Company's experience to date and the indemnities from Amphenol and the sellers of Franklin Power Products to the Company, the Company believes that future costs associated with this site will not have a material adverse effect on the Company's results of operations, business or financial condition.


  The Company's Marion, Michigan facility was listed on Michigan's state list of sites pursuant to the Michigan version of CERCLA (the "Michigan SCL") in 1993 because of suspected releases of Hazardous Substances, primarily volatile organic compounds (mineral spirits), to the soils and groundwater at the facility. An investigation conducted by Nabco prior to its acquisition by the Company determined that the levels of volatile organic compounds in the soils and groundwater are below the applicable state clean-up levels. Although the Company proposed no further action at this facility, the Michigan environmental authorities are requiring further investigation. Even if the Michigan environmental authorities were to require remedial action with respect to this site, the Company does not believe that it will expend material costs in connection with the conditions giving rise to this Michigan SCL listing.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the name, age and position of each of the directors and senior officers of the Company. Each director of the Company will hold office until the next annual meeting of stockholders of the Company or until his successor has been elected and qualified. Officers of the Company and its subsidiaries serve at the discretion of their respective Boards of Directors.


               NAME                         Age                                 Positions
               ----                         ---                                 ---------
Harold K. Sperlich................           67                 Chairman of the Board of Directors
Thomas J. Snyder (1)..............           53          President, Chief Operating Officer and Director
David L. Harbert..................           55        Executive Vice President and Chief Financial Officer
Susan E. Goldy....................           43                 Vice President and General Counsel
Joseph P. Felicelli...............           51                 Group Vice President, Aftermarket
Patrick Mobouck...................           43              Vice President-Managing Director, Europe
Mark W. Kenczyk...................           42                Vice President, Materials Management
M. Lawrence Parker................           49     Senior Vice President, Quality & Heavy Duty Systems, Delco Remy
                                                                             America
Richard L. Stanley................           41     Senior Vice President, Automotive Systems Division, Delco Remy
                                                                             America
Roderick English..................           45     Senior Vice President, Human Resources and Communications,
                                                                        Delco Remy America
Thomas R. Jennett.................           45       Senior Vice President and General Manager, Aftermarket
                                                                   Division, Delco Remy America
David H. Livingston...............           47      Senior Vice President of Operations, Delco Remy America
John M. Mayfield..................           43                       President of A&B Group
Nicholas J. Bozich................           53                         President of Nabco
J. Michael Jarvis.................           53                   President of Power Investments
Richard L. Keister................           51                      President of World Wide
Ralph E. McGee....................           59                       President of Tractech
E.H. Billig (2)...................           70              Vice Chairman of the Board of Directors
Richard M. Cashin, Jr. (1), (2)...           44                              Director
James R. Gerrity (1)..............           56                              Director
Michael A. Delaney (2)............           43                              Director
Robert J. Schultz.................           67                              Director


_______________________


(1)  Member of the Audit Committee of the Board of Directors.
(2)  Member of the Compensation Committee of the Board of Directors.

  Harold K. Sperlich, Chairman of the Board of Directors. Mr. Sperlich has been Chairman of the Board of Directors since the Company's inception in 1994. Since retiring from Chrysler Corporation in 1988, having served as its President, Mr. Sperlich has served as a consultant to the automotive industry. Before joining Chrysler in 1977, Mr. Sperlich held several senior administrative and operating posts with Ford Motor Company.

  Thomas J. Snyder, President, Chief Operating Officer and Director. Mr. Snyder has been President and Chief Operating Officer since the Company's inception in 1994. From 1962 to 1994, Mr. Snyder held several aftermarket and OEM executive positions with the Delco Remy Division of GM, most recently as Product Manager, Heavy Duty Systems. He is a member of the board of St. John's Health Systems and a Director of CLARK Material Handling Company.

  David L. Harbert, Executive Vice President and Chief Financial Officer. Mr. Harbert has been the Executive Vice President and Chief Financial Officer of the Company since October 1994. Before joining the Company, Mr. Harbert was Senior Vice President and Chief Financial Officer of Applied Power Inc. since 1992 and, prior to that, served as Vice President and Chief Financial Officer of System Software, Inc. since 1990.

  Susan E. Goldy, Esquire, Vice President and General Counsel. Ms. Goldy has been Vice President and General Counsel since February 1997. Before joining the Company, she was an associate, and since 1993, was a partner in the law firm of Dechert Price & Rhoads.

  Joseph P. Felicelli, Group Vice President, Aftermarket. Mr. Felicelli has been Group Vice President since September 1997. Prior to joining the Company, Mr. Felicelli served in various management positions for Cooper Industries.


  Patrick Mobouck, Vice President-Managing Director, Europe. Mr. Mobouck has been Vice President-Managing Director, Europe since August 1997. He has also been Chairman of Autovill since August 1997. Before joining the Company, Mr. Mobouck was with Monroe Auto Equipment since 1988, most recently as Managing Director-Europe, Middle East and Africa.


  Mark W. Kenczyk, Vice President, Materials Management. Mr. Kenczyk has been Vice President, Materials Management since August 1997. Prior to joining the Company, Mr. Kenczyk was the Vice President of Purchasing and Logistics with Phillips Electronics in New York. Prior to that, Mr. Kenczyk spent 22 years in various materials and purchasing capacities with General Motors, including assignments at the GM/Toyota joint venture (New United Motor) and with Isuzu Motors in Tokyo, Japan.

  M. Lawrence Parker, Sr. Vice President, Quality and Heavy Duty Systems, Delco Remy America. Mr. Parker has been the Senior Vice President, Quality and Heavy Duty Systems since June 1995 and, prior to that, was Senior Vice President, Quality and Customer Satisfaction beginning with the Company's inception in 1994. Before joining the Company, Mr. Parker served in a number of executive positions at Ford Motor Company since 1967 and at Chrysler Corporation since 1984, most recently as Director, Corporate Quality Programs since 1991.

  Richard L. Stanley, Sr. Vice President, Automotive Systems Division, Delco Remy America. Mr. Stanley has been Senior Vice President, Automotive Systems since the Company's inception in 1994. Mr. Stanley joined the Delco Remy Division of GM in 1978, serving most recently as Director of Customer Programs since 1992 and as European Chief Engineer since 1988.


  Roderick English, Sr. Vice President, Human Resources and Communications, Delco Remy America. Mr. English has been Senior Vice President of Human Resources and Communications since the Company's inception in 1994. Mr. English joined the Delco Remy Division of GM in 1976 and became Plant Manager of plant 17 in 1992. Prior to that, Mr. English served as Divisional Manager of Labor Relations since 1989.

  John M. Mayfield, President of A&B Group. Mr. Mayfield has been President of A&B Group since its acquisition by the Company in March 1995. Mr. Mayfield joined A&B Group in 1988 as Controller and became its Operations Director in 1991.

  Nicholas J. Bozich, President, Nabco. Mr. Bozich has been President of Nabco since March, 1997. Before joining the Company, Mr. Bozich was with General Motors for 34 years in various managerial positions, most recently with the Saturn Division.

  J. Michael Jarvis, President, Power Investments. Mr. Jarvis has been President of Power Investments since its formation in 1983.

  Richard L. Keister, President, World Wide. Mr. Keister has been President of World Wide since its formation in 1976.


  Ralph F. McGee, President, Tractech. Mr. McGee started as Sales and Marketing Manager of TracTech in 1968. He was appointed President in 1980, a position he has held since then except for two years when he served in corporate level development positions for Titan Wheel International, Inc.


  Thomas R. Jennett, Senior Vice President and General Manager, Aftermarket Division, Delco Remy America. Mr. Jennett joined the Company in October 1996. Prior to such time he held various management positions with Prestolite Electric Inc. since 1974, including President of the Aftermarket Division and the Leece-Neville Heavy Duty Division.


  David H. Livingston, Senior Vice President of Operations, Delco Remy America. Mr. Livingston has been Senior Vice President of Operations since August 1996. Prior to joining the Company, Mr. Livingston was Vice President of Operations for United Technologies Automotive-Motor Systems since 1990.


  E.H. Billig, Vice Chairman of the Board of Directors. Mr. Billig has been Vice Chairman of the Board of Directors since the Company's inception in 1994. He was formerly President and Chief Operating Officer of MascoTech Automotive Systems Group, Inc., where he continues to serve as Vice Chairman. He is also a director of Titan Wheel International Inc. and OEA, Inc.


  Richard M. Cashin, Jr., Director. Mr. Cashin has been a director since the Company's inception in 1994. Mr. Cashin has been President since 1994, and a Managing Director for more than the past five years, of CVC. In addition, Mr. Cashin serves as a director of Levitz Furniture Incorporated (which filed a voluntary petition for bankruptcy on September 5, 1997), Lifestyle Furnishing, Fairchild Semiconductor, Freedom Forge, Cable Systems International, Euromax, Hoover Group, Thermal Engineering, Gerber Childrenswear, JAC Holdings, GVC Holdings, Ballantrae Corporation, Delta Terminal Services and Titan Wheel International, Inc.

  James R. Gerrity, Director. Mr. Gerrity has been a director since the Company's inception in 1994. From 1986 to 1993, Mr. Gerrity was President and a director of Dyneer Corporation. Mr. Gerrity currently is a director of Palomar Technologies Corporation, Wescor Graphics, Inc. and Ballantrae Corporation.


  Michael A. Delaney, Director. Mr. Delaney has been a director since the Company's inception in 1994. Mr. Delaney has been a Vice President of CVC since 1989. From 1986 through 1989, he was Vice President of Citicorp Mergers and Acquisitions. Mr. Delaney is also a director of Sybron Chemicals, Inc., GVC Holdings, JAC Holdings, CORT Business Services, Inc., Palomar Technologies, Inc., Enterprise Media Inc., SC Processing, Inc., Triumph Group, Inc., CLARK Material Handling Inc., MSX International, Ballantrae Corporation, International Knife and Saw, Inc., Aetna Inc. and AmeriSource Health Corporation.


  Robert J. Schultz, Director. Mr. Schultz became a director in 1997. Mr. Schultz retired as Vice Chairman and a member of the Board of Directors of GM in 1993. Mr. Schultz joined GM in 1955 and served as Group Executive of Chevrolet-Pontiac-GM of Canada and General Manager of GM's Delco Electronics Division.
Mr. Schultz is also a member of the Board of Trustees of California Institute of Technology and a director of OEA, Inc. and Texco Communications.

DIRECTOR COMPENSATION AND ARRANGEMENTS


  Directors do not receive compensation for their services as directors, except that Messrs. Gerrity and Billig received $340,608 and $200,000, respectively, during fiscal year 1997 for services relating to special projects (in connection with acquisitions and strategic alliances) undertaken by them for the Company in their capacities as directors, and Mr. Schultz was paid $2,083 in fiscal year 1997 for services rendered as a director of the Company. Mr. Schultz is entitled to receive an annual fee of $25,000 plus $1,000 for attendance in person at each quarterly meeting of the Board of Directors. Outside directors of the Company are also entitled to receive stock options for Class A Common Stock pursuant to the Directors' Plan (as defined). See "Management- Stock Option Plans." CVC, certain members of management and other Existing Stockholders have entered into a Stockholders' Agreement whereby they have agreed to vote their shares in such a manner so as to elect the entire Board of Directors of the Company. See "Principal Stockholders--Stockholders' Agreement."


EXECUTIVE COMPENSATION

  The following table sets forth, for the fiscal year ending July 31, 1997, certain information regarding the cash compensation paid by the Company, as well as certain other compensation paid or accrued for such year, to each of the executive officers of the Company named below, in all capacities in which they served:


                                                                                  OTHER
                                                                                  ANNUAL          ALL OTHER
   NAME AND PRINCIPAL POSITION                    SALARY            BONUS     COMPENSATION(1)    COMPENSATION
   ---------------------------                    ------            -----     ---------------    ------------
Harold K. Sperlich...................           $  247,500      $  292,342       $  13,986        $      --
  Chairman of the Board
 Thomas J. Snyder....................              247,500         292,342           3,197               --
  President and Chief Operating
  Officer
 David L. Harbert....................              235,000         165,925           3,197               --
  Executive Vice President and
  Chief Financial Officer
  J. Michael Jarvis..................              200,000         111,042           1,409               --
 President of Power Investments
M. Lawrence Parker...................              173,250         133,975           1,409               --
 Senior Vice President, Quality
&
 Heavy Duty Systems, Delco
 Remy America



(1) Represents life insurance premiums paid by the Company for the benefit of the individuals.


  Stock Option Plans. The Company has adopted the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors (The "Directors' Plan"), which provides for the granting of stock options to non-employee members of the Board of Directors of the Company. Options to purchase an aggregate of 100,000 shares may be granted under the Directors' Plan. Pursuant to the Directors' Plan, each non-employee director of the Company will be granted, on a non-discretionary basis, options to purchase 2,000 shares of Common Stock annually, commencing on the later of the effective date of the Registration Statement of which this Prospectus is a part and the pricing of the Common Stock to be sold in the Equity offering, which options will generally vest over a five-year. The exercise price of each option will be 100% of the fair market value of a share of Common Stock on the date of grant. The Directors' Plan will be administered by the Board of Directors. Options granted under the plan may, in certain circumstances, be transferred to certain permitted transferees specified in the plan. Messrs. Billig, Cashin, Delaney and Schultz are each expected to be granted options to acquire 2,000 shares of Common Stock in connection with the Equity Offering.


  The Directors' Plan will permit, with the consent of the Board of Directors, the exercise of options by delivery of shares of Common Stock owned by the optionee or by withholding of such shares of Common Stock upon exercise of the option in lieu of or in addition to cash. The Directors' Plan will permit the Board of Directors to adjust the number and kind of shares subject to options in the event of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares. The Board of Directors may amend the Directors' Plan or terminate the Directors' Plan without the approval of the stockholders, provided, however, that stockholder approval is required for an amendment to the Directors' Plan that increases the number of shares for which options may be granted or changes in any material respect the limitations or provisions of the options subject to the Directors' Plan.


  The Company also has adopted the 1997 Stock-Based Incentive Compensation Plan (the "Incentive Plan" and, together with the Directors' Plan, the "Stock Option Plans") that provides for discretionary grants or awards of options to purchase stock, stock appreciation rights that reflect the appreciation in the value of Common Stock ("SARs"), and restricted stock to employees and independent contractors (other than certain directors) of the Company. Under the Incentive Plan, 1,300,000 shares of Common Stock may be subject to awards, and no more than 91,000 shares of Common Stock may be subject to awards to any single individual in any one year. Such options, SARs and restricted stock will be awarded based on performance and with vesting schedules to be determined at the time of grant.


  The Company expects to grant up to approximately 500,000 options to acquire shares of Common Stock under the Incentive Plan on the later of the effective date of the Registration Statement of which this Prospectus is a part and the pricing of the Common Stock to be sold in the Equity Offering, at an exercise price equal to the initial public offering price for the Equity Offering.


  The Incentive Plan will be administered by a committee of directors, initially comprised of Messrs. Billig, Cashin and Delaney, which will have the power and authority, subject to ratification by the Board of Directors, to determine the persons to whom awards are granted, the number of shares of Common Stock with respect to such awards, and the terms of such awards, including the exercise price of stock options, and any vesting or forfeiture provisions with respect to awards. Options may be transferred to the extent permitted under the terms of the applicable option agreement. The Incentive Plan will contain such other provisions, terms and conditions as the committee shall decide.


  Under the Incentive Plan, the exercise price of options will not be less than the fair market value of the Common Stock on the date of grant. Options will be subject to vesting provisions as specified in an applicable option agreement. Options granted under the Incentive Plan may be designated, for federal income tax purposes, either as non-qualified stock options or as incentive stock options as defined in Sections 422 of the Internal Revenue Code. The Incentive Plan will permit, with the consent of the committee, the exercise of options by delivery of shares of Common Stock owned by the optionee or by the withholding of such shares of Common Stock upon exercise of the option in lieu of, or in addition to, cash. The Incentive Plan will permit the committee to adjust the number and kind of shares subject to awards in the event of a reorganization, merger, consolidation, reclassification, stock split, stock dividend or combination of shares.

  401(k) Plan. The Company established the Salaried 401(k) Savings Plan (the "401(k) Plan") to allow eligible employees to help meet their long-term savings needs. Except for eligible employees who transferred to DRA directly from GM and began immediate participation, generally all employees who are compensated on a salaried basis are eligible to participate in the 401(k) Plan after completing six months of continuous employment. The 401(k) Plan is a defined contribution, tax-qualified plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), with employer and employee pre-tax contributions deductible by the Company for income tax purposes for the year contributed, and such contributions and earnings thereon are not taxable to employees until paid to them.

  An employee in the 401(k) Plan may elect to have from 1% to 15% of base salary contributed from pay to the 401(k) Plan on a pre-tax, after-tax, or combination of pre-tax and after-tax, basis, and receive a 25% matching contribution on the sum of the employee's pre-tax and after-tax contributions up to 6% of base salary. Except for certain GM employees who transferred employment to DRA, employees also receive a 1% of base salary contribution for their retiree medical care account under the 401(k) Plan. Under the Code, the total contributions allocated to an employee's accounts for a plan year cannot exceed the lesser of $30,000 or 25% of the employee's compensation, and the employee's pre-tax contributions are limited in a calendar year to $9,500 (subject to cost of living increases under the Code).


  Employees are immediately 100% vested in their 401(k) Plan benefits except for the matching and retiree medical care contributions, which vest after the earliest of five years of service, death, attaining age 65, or attaining an early retirement date under the Retirement Plan. Any forfeitures which may result under the 401(k) Plan are used to reduce future Company contributions. Employees generally may withdraw their vested benefits from the 401(k) Plan on termination of employment, retirement, or death, and may also under certain circumstances withdraw benefits while still employed (including certain financial hardship, plan loan and pre- and post-age 59 1/2, withdrawals). Until fully withdrawn, employees may direct the investment of their 401(k) Plan benefits among a broad range of investment funds.

  Retirement Plan. The Company established the Retirement Plan primarily to provide eligible employees with a monthly pension benefit after retirement for life. Except for eligible employees who transferred to DRA directly from GM and began immediate participation, generally all employees of the Company who are compensated on a salaried basis are eligible to participate in the Retirement Plan after completing one year of service and attaining age 21. The Retirement Plan is a defined benefit, tax-qualified plan under section 401(a) of the Code, and contributions to the Plan generally are deductible by the companies for income tax purposes for the year contributed, and benefits are not taxable to employees until paid.

  The standard retirement benefit under the Retirement Plan is a monthly, single life annuity starting at age 65, equal to 1.25% of an employee's average monthly pay multiplied by the employee's years of service with the companies. Average monthly pay is generally based on the employee's 60-consecutive month highest average base pay during the ten-year period before retirement. The benefit for certain long-service GM employees who transferred to DRA, however, is not less than $60 times their years of service with the Company. Under the Code the annual benefit provided by the Retirement Plan cannot exceed the lesser of $125,000 or 100% of compensation (subject to certain further limitations under the Retirement Plan and Code). Eligible employees generally may retire on or after age 55 with 10 years of service, with their monthly Retirement Plan benefit actuarially reduced if payment actually starts prior to age 62. Employees who terminate with less than five years of service forfeit any benefits which they may have accrued, and such forfeitures are used to offset future contributions otherwise required to fund the Plan. Certain death and disability benefits also may be paid under the Retirement Plan.


  Executive Incentive Plan. The Company's executives participate in an Executive Incentive Plan by which they are entitled to receive certain percentages of their base compensation as a bonus if a designated target or objective is met. Designated targets related to earnings, return on invested capital and/or strategic objectives are set at the beginning of each year, based on the prior year's results. The Executive Incentive Plan provides that if a target is exceeded, then any bonus payable under the plan is commensurately increased, subject to a cap. The Company expects to continue the Executive Incentive Plan and has established a Compensation Committee made up of non-management directors who will fix the target objectives for each executive for each year.

INSURANCE AND INDEMNIFICATION

  The Company has obtained customary directors' and officers' insurance against certain liabilities such persons may incur on behalf of the Company. For a discussion of the limitations on liability of the Company's directors and the indemnification by the Company of such directors set forth in the Company's Restated Certificate of Incorporation, see "Description of Capital Stock-- Limitation on Liability and Indemnification."

EMPLOYMENT AGREEMENTS


  The Company has entered into an Employment Agreement with Thomas J. Snyder which provides for his employment until 1999. Mr. Snyder receives an annual base salary of $247,500, Subject to merit increases as determined by the Board of Directors, plus annual performance bonuses as determined by the Board of Directors. The agreement provides that the executive may not engage in any business competitive with the Company while employed by the Company and for a period of one year thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


  The Compensation Committee of the Board of Directors during fiscal year 1997 was composed of Messrs. Delaney, Sperlich and Billig. Upon completion of the Offerings, the Compensation Committee will be composed of Messrs. Billig, Cashin and Delaney.

                             PRINCIPAL STOCKHOLDERS


  The following table sets forth information as of October 1, 1997 after giving effect to the Stock Split, with respect to shares of each class of Common Stock beneficially owned by (i) each person or group that is known to the Company to be the beneficial owner of more than 5% of each class of outstanding Common Stock, (ii) each director and senior officer of the Company and (iii) all directors and senior officers of the Company as a group. Unless otherwise specified, all shares are directly held. Each share of Class A Common Stock is convertible into one share of Class B Common Stock, and each share of Class B Common Stock is convertible into one share of Class A Common Stock. See "Description of Capital Stock."


                                             CLASS A COMMON STOCK(1)                                       COMBINED(1)
                                   -----------------------------------------                  --------------------------------------
                                                                                 CLASS B
                                   BEFORE OFFERING     AFTER OFFERING            COMMON       BEFORE OFFERING     AFTER OFFERING
                                   AND TRANSACTIONS    AND TRANSACTIONS          STOCK        AND TRANSACTIONS    AND TRANSACTIONS
                                   SHARES              SHARES                    SHARES       SHARES              SHARES
                                   OWNED     PERCENT   OWNED     PERCENT         OWNED        OWNED      PERCENT  OWNED      PERCENT
                                   --------- --------  --------- --------      ------------   ---------  -------- ---------- -------
Citicorp Venture
 Capital Ltd................       1,816,116  19.5%    3,190,683  19.9%        6,756,746(2)   7,222,362   46.3%   10,046,929  42.2%
399 Park Avenue
New York, NY  10043
MascoTech Automotive
 Systems Group, Inc...........     2,520,000  27.0%    3,025,424  18.8%               --      2,520,000   16.2%    3,025,424  12.7%
275 Rex Boulevard
Auburn Hills, MI 48326

World Equity Partners,

   L.P.(3)....................     1,680,000  15.3%    1,680,000   9.5%               --      1,680,000    9.7%    1,680,000   6.6%
399 Park Avenue
New York, NY  10043

Harold K. Sperlich(4).......         793,464   8.5%      793,464   4.9%               --        793,464    5.1%      793,464   3.3%
Delco Remy
 International, Inc.
2902 Enterprise Drive
Anderson, IN  46013

Thomas J. Snyder(5)...........       420,000   4.5%      420,000   2.6%               --        420,000    2.7%      420,000   1.8%
Delco Remy
 International, Inc.
2902 Enterprise Drive
Anderson, IN 46013

James R. Gerrity(6)...........       252,000   2.7%      523,533   3.3%               --        252,000    1.6%      523,533   2.2%
E.H. Billig(7)................       252,000   2.7%      252,000   1.6%               --        252,000    1.6%      252,000   1.1%
Richard M. Cashin, Jr.(8).....       181,566   1.9%      245,022   1.5%            7,434        189,000    1.2%      252,456   1.1%
Michael A. Delaney(8).........        36,795     *        63,459     *            10,018         46,813      *        73,477     *
Robert J. Schultz.............        77,280     *        77,280     *                --         77,280      *        77,280     *
All directors and senior
officers as a group
 (21 persons).................     2,987,505  32.1%    3,369,992  21.0%           17,452      3,004,957   19.3%    3,387,444  14.2%



*    Represents less than 1%.


(1) Does not include up to 1,400,000 shares of Class A Common Stock that are subject to the Stock Option Plans or 1,680,000 shares issuable upon exercise of the Warrants except that, in the case of the Warrants, with respect to World Equity Partners, L.P. such 1,680,000 shares are included.


(2) Includes 1,308,795 shares of Class B Common Stock to be received as merger consideration in connection with the consummation of the acquisition of Ballantrae by the Company and the conversion of the Junior Subordinated Notes.


(3)  Represents Warrants to acquire Class A Common Stock.


(4) Held as trustee under agreement dated February 4, 1985, as amended, with Harold K. Sperlich, as Settlor.

(5) Includes 5,000 shares held by Daisy Farm Limited Partnership of which Mr. Snyder is General Partner.


(6) Includes 53,519 and 218,014 shares to be received by The Susan Gerrity Living Trust and James R. Gerrity Living Trust, respectively, in the acquisition of Ballantrae.

(7)  Held by The Billig Family Limited Partnership.


(8) Does not include shares beneficially held by CVC, World Equity Partners, L.P. OR CCT PARTNERS I, L.P. which may be deemed to be beneficially owned by Messrs. Delaney and Cashin. Messrs. Delaney and Cashin disclaim beneficial ownership of shares held by CVC or World Equity Partners, L.P.


  STOCKHOLDERS' AGREEMENT


  In connection with the GM Acquisition, certain stockholders of the Company, including CVC, World Equity Partners, L.P. ("WEP"), MascoTech Automotive Systems Group, Inc. ("MascoTech"), Harold K. Sperlich, James R. Gerrity and the individuals named therein as management investors (the "Management Investors") (collectively the "Investors"), entered into a Securities Purchase and Holders Agreement (AS AMENDED, the "Stockholders' Agreement") for a ten-year term containing certain agreements among such stockholders with respect to the capital stock and corporate governance of the Company. The following is a summary description of the principal terms of the Stockholders' Agreement and is subject to and qualified in its entirety by reference to the Stockholders' Agreement, which has been filed as an exhibit to the Registration Statement which includes this Prospectus.


  Pursuant to the Stockholders' Agreement, the Investors agreed to vote their shares in favor of the Board of Directors of the Company being composed of seven directors as follows: Harold K. Sperlich (so long as he continues to serve as chairman of the Board of Directors); one individual nominated by MascoTech; two individuals nominated by CVC; James R. Gerrity (so long as he continues to serve as an officer or a consultant to the Company); Thomas J. Snyder (so long as he continues to serve as President of the Company); and one independent director.


  The Investors have agreed to vote their shares in favor of any proposal by CVC or MascoTech (a) to remove directors nominated by CVC or MascoTech or (b) to fill directorships vacated by directors nominated by CVC or MascoTech. Each of CVC and MascoTech will retain the right to nominate the number of directors designated above so long as they own at least 7% of the outstanding shares of Common Stock; provided that if either CVC or Mascotech owns less than 7% of the outstanding shares of Common Stock as a result of an event or events other than the sale of such shares by the holder thereof, then the right to nominate directors as specified above will continue.


  Following the Equity Offering, the Investors will beneficially own over 50% of the outstanding shares of Class A Common Stock and, pursuant to the foregoing described provisions, will be able to elect the entire Board of Directors of the Company.


  The Stockholders' Agreement also provides for certain additional restrictions on transfer by Management Investors, including, subject to certain exemptions, the right of the Company to repurchase shares held by Management Investors upon termination of employment (i) prior to July 31, 1999, with respect to Management Investors who purchased shares prior to February 1996, and (ii) prior to December 31, 2000 with respect to Management Investors who purchased shares beginning in February 1996, in each case at a formula price, and the grant of a right of first refusal in favor of the Company in the event a Management Investor elects to transfer such Management Investor's shares of Common
Stock.

REGISTRATION RIGHTS AGREEMENT


  In connection with the GM Acquisition, the Company entered into a Registration Rights Agreement with the Investors covering all of the 19.7 million shares of Common Stock held by the Investors ("Registration Rights Agreement"). The following description of the Registration Rights Agreement is subject to and qualified in its entirety by reference to the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement which includes this Prospectus. CVC and, upon consummation of the Equity Offering, WEP and WEP's permitted transferees have been granted the right one or more times to require the Company to file one or more registration statements with the Securities and Exchange Commission (the "Commission") registering the shares held by them. The Investors have been granted the right, subject to certain restrictions, to require the Company to include shares held by the Investors in any registration statements filed by the Company with the Commission subject to certain limited exceptions. The Company has agreed to pay certain expenses relating to any registration of shares effected pursuant to the Registration Rights Agreement and to indemnify the Investors against certain liabilities in connection with any such registration.

LOCK-UP AGREEMENTS


  In connection with the Equity Offering, the Company and each of the Company's principal stockholders, directors, senior officers and warrantholders have agreed, subject to certain exceptions, not to offer, sell or transfer any shares of Common Stock for a period of 180 days after the date of the Equity Offering, without the prior written consent of Morgan Stanley & Co. Incorporated. This agreement covers all of the outstanding shares of Common Stock held by the principal stockholders, directors, senior officers and warrantholders. The Company expects that certain of its other stockholders, owning approximately 1.1 million shares of Class A Common Stock, will be subject to similar restrictions.


                             CERTAIN TRANSACTIONS


  CVC and James R. Gerrity, a director of the company, each of whom is an Existing Stockholder of the Company, beneficially own approximately 71.9% and 20.0% of Ballantrae's issued and outstanding common stock, on a fully-diluted basis, respectively, and 74.7% and 15.6% of Ballantrae's issued and outstanding preferred stock, respectively (including, for Mr. Gerrity, 5.0% and 5.2% of Ballantrae's common and preferred stock, respectively, beneficially owned by Susan Gerrity, Mr. Gerrity's wife). The Ballantrae Acquisition Agreement provides that CVC and Mr. Gerrity and their affiliates will receive in connection with the acquisition of Ballantrae 1,376,218 and 271,533 additional shares of the Company's Common Stock, respectively, based on the initial public offering price in the Equity Offering of $12.00 per share of Class A Common Stock and the estimated working capital adjustment (the "Merger Consideration"); however such stock will be subject to certain restrictions against transfer under applicable securities laws. The Ballantrae stockholders (other than the Existing Stockholders) who receive shares of Common Stock pursuant to the Ballantrae Acquisition Agreement will benefit from piggyback registration rights with respect to such shares for a period of one year following the consummation of the acquisition of Ballantrae. The Company believes that the Ballantrae Acquisition Agreement and in particular the Merger Consideration to be paid to CVC and Mr. Gerrity and their affiliates are fair to the Company. Messrs. Delaney and Cashin are also each a stockholder and director of Ballantrae, as well as each being a stockholder and director of the Company. See "Company History," "Risk Factors--Acquisition of Ballantrae; Conflicts of Interest" and "Business--Acquisition of Ballantrae."


  The following table summarizes the history of CVC'S investment in Ballantrae and the payment of merger consideration to CVC in connection with the proposed acquisition of Ballantrae by the Company.


                                                                                                               AMOUNT PAID
DATE                                                         EVENT                                                BY CVC
----                                                         -----                                                ------
12/23/96  Acquisition of 32.9% of  Ballantrae common stock.............................................          $     35,000
10/23/96  Acquisition of 74.7% of  Ballantrae preferred stock..........................................             2,100,000
10/23/96  Acquisition of warrants of  Ballantrae common stock..........................................                    --
10/23/97  Acquisition of 79.4% of preferred stock of Kraftube Management, Inc.(a)......................             6,400,000
02/07/97  Exercise of warrants for Ballantrae common stock(b)..........................................               147,500
                                                                                                                 ------------
          Total CVC investment in Ballantrae...........................................................          $  8,682,500
          Value of shares of Common Stock of the Company to be received by CVC as merger
          consideration in connection with the acquisition of Ballantrae(c)............................          $ 16,514,600
                                                                                                                 ============


__________________________


(A) In 1989, CVC invested $1.0 million to purchase Kraftube, Inc. preferred stock and $2.1 million for which it received a note in the original principal amount of $2.1 million. In addition, in 1989, CVC purchased 62.8% of the common stock of Kraftube Management, Inc. for $15,700. In 1993, the Kraftube, Inc. preferred stock plus accrued and unpaid dividends was exchanged for a note in the principal amount of $1.7 million and the $2.1 million note was repaid, together with accrued and unpaid interest thereon. In 1996, the $1.7 million note was exchanged for 1.7 million shares of Kraftube Management, Inc. preferred stock. The remaining 4.7 million shares of Kraftube Management, Inc. preferred stock were received upon the exchange of Kraftube Management, Inc. common stock in a transaction that valued the common stock held by CVC at $4.7 million.

(b) Includes $25,000 attributable to the exercise of a warrant to purchase 25,000 shares of Ballantrae common stock which CVC intends to exercise prior to the consummation of the acquisition.


(c)  Based on the initial public offering of $12.00 per share.


  The Company currently leases eight properties in Mississippi from entities controlled by family members of John M. Mayfield, President of A&B Group. These leases were entered into in connection with the acquisition of A&B Group by the Company in March 1995. All leases are triple net leases, five of which expire on March 31, 2003 and three of which expire on March 31, 2000, each subject to renewal. Aggregate annual rent payments for these leases for fiscal year 1997, not including tax and maintenance expenses constituting additional rent, equaled approximately $479,700. The Company believes that the terms contained in these leases are at least as favorable as those which could have been obtained from unaffiliated third parties.


  Mr. Richard L. Keister, President of World Wide, borrowed $90,000 from the Company to purchase 10,000 shares of Class A Common Stock from the Company in May 1997. Interest on the loan accrues at a rate of 9.25% and the loan is due May, 2002.


  In 1997, Mr. Nicholas J. Bozich, President of Nabco, borrowed $15,000 and $80,000 from the Company to purchase 1,500 shares of Class A Common Stock and to purchase a home, respectively. Interest on the $15,000 loan accrues at a rate of 9.25% and the $80,000 loan bears no interest. In 1997, the $15,000 and $80,000 loans are due in September 2002 and on demand, respectively.


  The Company will exchange the Junior Subordinated Notes for approximately 2.4 million shares of the Company's Class A Common Stock based on the initial price to public of $12.00 per share for the Equity Offering and a closing date for the Offerings of December 22, 1997. The Junior Subordinated Notes were issued in an aggregate principal amount of $18.2 million to CVC, certain employees and former employees of CVC and MascoTech in connection with the GM Acquisition. The FINAL exchange ratio will be based upon the initial PRICE TO public of the Class A Common Stock of the Company for the Equity Offering less underwriting discounts and commissions.


  CVC, MascoTech, Harold K. Sperlich, James R. Gerrity and Thomas J. Snyder (collectively, the "Original Investors") invested $19.9 million in the Company prior to the GM Acquisition in exchange for the Junior Subordinated Notes and for Common Stock of the Company. Since the GM Acquisition, the Company has not paid any cash interest on the Junior Subordinated Notes to the Original Investors although interest at 11% annually has been added to the principal amount of the Junior Subordinated Notes as it becomes due. The Company has not declared or paid any dividends on the Common Stock. Other than salaries and consulting fees paid to Original investors who serve as directors or officers of or consultants to the Company, no payments have been made by the Company to the Original Investors since the GM Acquisition. See "Dividend Policy," "Management" and "Dilution."


  The following table summarizes the historical investments of the Original Investors in the Company and Ballantrae since July 29, 1994 and the total return, including unrealized return, on such investments as of, except where otherwise indicated, the expected closing date for the Offerings of December 22, 1997 and based on the initial public offering price of $12.00 per share (in thousands):


                                                                        Masco
                                                          CVC           Tech          Gerrity       Sperlich     Snyder       Total
                                                          ---           ----          -------       --------     ------       -----
Investment in the Company(a)......................     $ 15,400        $ 4,200      $     30        $   100     $   50     $ 19,780
Investment in Ballantrae..........................        8,682(b)          --         1,240(c)          --         --        9,922
 Total invested in the Company and
   Ballantrae.....................................     $ 24,082        $ 4,200      $  1,270        $   100     $   50     $ 29,702
Interest on Junior Subordinated
 Notes(d).........................................     $  1,911        $   520      $     --        $    --         --     $  2,431
Dividends paid on Common Stock
 since issuance...................................           --             --            --            --         --           --
Consideration to be received for interest

 In Ballantrae....................................       16,514(E)          --         3,259(F)         --         --       19,773
Salaries and other compensation

 paid(g)..........................................           --             --         1,117         1,360      1,556        4,033

Value of original investment in shares
   of Common Stock(h)........................       122,320          33,360           3,024         10,080      5,040      173,824
      Total cash received and value
        of Shares of Common Stock
        held................................      $ 140,745        $ 33,880         $ 7,400      $  11,440    $ 6,596    $ 200,061



(a) Represents the cash paid by the Original Investors for the Junior Subordinated Notes and Common Stock issued by the Company in July, 1994.
(b) Includes the forgiveness of a note in the principal amount of $1,700 held by an affiliate of Kraftube Management, Inc. in favor of CVC.
(c) Includes $157 paid for the purchase of common and preferred stock in Ballantrae by Susan Gerrity, Mr. Gerrity's wife.
(d) Interest on the Junior Subordinated Notes has accrued at a rate of 11% per annum since the date of issuance and was added to the principal amount of the Junior Subordinated Notes in lieu of a cash interest payment. The total principal amount of the Junior Subordinated Notes (including the accrued interest (will be exchanged for Common Stock at the initial public offering price of the Common Stock less underwriting discounts and commissions.
(e) Represents the value of the 1,376,218 shares of Common Stock to be received by CVC as merger consideration, valued at the initital offering price of the Common Stock, and assuming that, connection with the merger of Kraftube, Inc. into Kraftube Management, Inc., all Kraftube Management, Inc. preferred stockholder elect to receive Ballantrae preferred stock and not cash and no dissenters' rights are exercised.
(f) Represents the value of the 271,533 shares of Common Stock to be received by Mr. and Mrs. Gerrity as merger consideration valued at an initial offering price of the Common Stock, and assuming that, in connection with the merger of Kraftube Inc. into Kraftube Management, Inc., all Kraftube Management, Inc. preferred stockholders elect to receive Ballantrae preferred stock and not cash and no dissenters' rights are exercised.
(g) Represents amounts paid as of October 31, 1997.
(h) Represents the total number of shares purchased at the time of the initial investment described in Note (1) above adjusted by the Stock Split and the shares to be acquired upon the conversion of the original principal amount of the Junior Subordinated Notes, in each case valued at the initial offering price of the Common Stock. These figures do not include the value of any shares to be received upon conversion of the portion of Junior Subordinated Notes representing accrued and unpaid interest thereon or in the acquisition of Ballantrae, all of which are separately stated in the table.


  The net proceeds of the Offerings will be used to, among other things, repay in full (i) the $75 million 10 1/2% Senior Note, due July 31, 2003 to World Subordinated Debt Partners, L.P., an affiliate of WEP, the holder of the Warrants, a portion of which will be repaid at a price equal to 103% of the principal amount thereof, and (ii) the $8.3 million of 9.86% Subordinated Notes due February 6, 2001 to certain prior owners of Power Investment, including Mr.
J. Michael Jarvis, who is now one of the senior officers of the Company, in each case plus accrued and unpaid interest thereon.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of the Company is subject to and qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, which has been filed as an exhibit to the Registration Statement which includes this Prospectus.


  The Company may issue 67,000,000 shares of Common Stock, divided into two classes consisting of 49,400,000 shares of Class A Common Stock, par value $.01 per share, and 17,600,000 shares of Class B Common Stock, par value $.01 per share.


  As of October 31, 1997, giving effect to the Transactions other than the Offerings, there would have been 12,073,016 shares of Class A Common Stock outstanding, held of record by 75 holders, and 7,733,674 shares of Class B Common Stock outstanding. In addition, Warrants to purchase 1,680,000 shares of Class A Common

Stock were issued and outstanding and 1,400,000 shares of Class A Common Stock were available to be issued pursuant to the Stock Option Plan.

CLASS A COMMON STOCK


  Holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and have no cumulative voting rights. Holders of Class A Common Stock do not have preemptive rights pursuant to the Restated Certificate of Incorporation. Holders of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's Board of Directors out of legally available funds therefor; provided, however, that if dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock, dividends must be declared which are payable at the same rate on each class of Common Stock and the dividends payable in shares of Class A Common Stock must be paid to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock must be paid to holders of Class B Common Stock. All outstanding shares of Class A Common Stock are fully-paid and nonassessable. Shares of Class A Common Stock are convertible at any time at the election of the holder thereof into shares of Class B Common Stock on a one-for-one basis (but only to the extent that such record holder of Class A Common Stock shall be deemed to be required to convert such Class A Common Stock into Class B Common Stock pursuant to applicable law).

  Upon liquidation, dissolution or winding up of the Company, holders of Class A Common Stock, together with holders of Class B Common Stock, are entitled to a pro rata share of the distribution of assets remaining after the payment of debts and expenses and after payment of the liquidation preference accorded to the holders of any preferred stock of the Company which may be issued in the future. Each share of Class A Common Stock has the same rights, privileges and preferences as every other share of Class A Common Stock.

CLASS B COMMON STOCK

  The rights of holders of Class B Common Stock and holders of Class A Common Stock are identical and entitle the holders thereof to the same rights, privileges, benefits and notices, except as otherwise described herein. Holders of Class B Common Stock generally do not possess the right to vote on any matters to be voted upon by the stockholders of the Company, except as provided by law. Under Section 242(b)(2) of the Delaware General Corporation Law ("DGCL"), the holders of the Class B Common Stock shall be entitled to vote as a class upon any proposed amendment to the Company's Restated Certificate of Incorporation, if such amendment would increase or decrease the number of shares or the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Holders of Class B Common Stock may elect at any time to convert any and all of such shares into Class A Common Stock, on a share-for-share basis, to the extent the holder thereof is permitted pursuant to applicable law to hold the total number of shares of voting securities such holder would hold after giving effect to such conversion.

WARRANTS


  On July 31, 1994, the Company issued to WEP warrants to purchase from the Company 1,680,000 shares of the Company's Class A Common Stock for an exercise price of $.0012 per share (the "Warrants"). The Warrants can be exercised in whole or in part at any time prior to July 31, 2004. The exercise price and the number of shares of Common Stock issuable upon exercise are subject to adjustment upon the occurrence of certain events.

DIVIDENDS

  The holders of the Company's Class A Common Stock and Class B Common Stock are entitled to share ratably in dividends declared by the Board of Directors of the Company out of funds legally available therefor. The Company's ability to pay dividends is dependent on the ability of the Company's subsidiaries, including DRA, to pay dividends to the Company. The ability of the Company's subsidiaries to pay dividends and make other payments are subject to certain statutory, contractual and other restrictions. The terms of the Company's indebtedness, including the Senior Credit Facility, will restrict the payment of dividends by the Company. The Company does not expect to declare or pay cash dividends to holders of its Class A Common Stock or Class B Common Stock in the foreseeable future.

DELAWARE ANTI-TAKEOVER LAW

  Section 203 of the DGCL provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder unless: (i) the transaction resulting in the acquiring person's becoming an interested stockholders, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholders. An "interested stockholder" is defined as any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. As permitted by the DGCL, the Company has elected not to be governed by Section 203.

LIMITATION OF LIABILITY AND INDEMNIFICATION


  As permitted by the DGCL, the Company's Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company's bylaws provide for indemnification of the Company's officers and directors to the fullest extent permitted under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act Of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Agency.

                          DESCRIPTION OF INDEBTEDNESS

  The following is a summary of the material debt instruments of the Company and its subsidiaries which will remain outstanding following completion of the Offerings and the application of the net proceeds thereof. See "Use of Proceeds." To the extent such summary contains descriptions of credit documents, such descriptions do not purport to be complete and are subject to and qualified in their entirety by reference to such documents, which are filed as exhibits to the Registration Statement which includes this Prospectus.

SENIOR CREDIT FACILITY


  General. The Company intends to enter into an amended and restated credit agreement with a syndicate of lenders led by Bank One, Indiana, N.A. ("Bank One") concurrently with the consummation of the Offerings, providing for up to $180 million of revolving credit availability (the "Senior Credit Facility"). Each of the Company's domestic operating subsidiaries (the "Senior Credit Obligors") will be parties to the Senior Credit Facility. The obligations under the Senior Credit Facility of each Senior Credit Obligor (the "Obligations") will be unconditionally guaranteed by each other Senior Credit Obligor and each of the Company and its domestic subsidiaries which are holding companies (the "Senior Credit Guaranties"). The Obligations will be secured by a first lien on substantially all the assets of the Company and its domestic subsidiaries, including a pledge of the stock of such subsidiaries. The Obligations and the Senior Credit Guaranties will rank pari passu with the Senior Notes and will rank senior to the Exchange Notes and all other indebtedness of the Company.


  Initially, the amount available to the Company for borrowing under the Senior Credit Facility (the "Commitment Amount") will be $180 million, which will be available for general corporate purposes (including acquisitions). Beginning March 31, 2001, the Commitment Amount will decrease by $11.25 million at the end of each quarter thereafter until December 31, 2004, at which time the Senior Credit Facility terminates. There is a sub-limit for letters of credit equal to the lesser of the Commitment Amount at the time of the issuance of a letter of credit and $30 million.

  Interest Rates. Interest on outstanding borrowings under the Senior Credit Facility will be payable monthly and will accrue at an annual rate equal to either (i) the Prime Rate (as defined in the Senior Credit Facility) or (ii) the London Interbank Offered Rate plus the Applicable Spread (a "LIBOR-based Rate"), at the option of the Company. The Applicable Spread will be based upon the Company's trailing four quarter Ratio of Total Funded Debt to EBITDA (as defined in the Senior Credit Facility) as follows:

             RATIO OF TOTAL FUNDED DEBT TO EBITDA                             Over LIBOR
             ------------------------------------                        --------------------
             4.00x or above                                                200 basis points
             3.50-3.99.................................................    175 basis points
             3.00-3.49.................................................    150 basis points
             2.50-2.99.................................................    125 basis points


  Maturity and Optional Prepayments. All borrowings under the Senior Credit Facility will mature on December 31, 2004, except that the aggregate principal amount outstanding may not exceed the Commitment Amount at any time. Borrowings under the Senior Credit Facility will be prepayable at any time without premium or penalty, except that any prepayment of a LIBOR-based Rate loan that is made prior to the end of the applicable interest period will be subject to reimbursement of breakage costs.


  Covenants. The Senior Credit Facility will contain certain customary covenants, including reporting and other affirmative covenants; financial covenants, including ratio of senior funded debt to EBITDA, ratio of funded debt to EBITDA, ratio of EBIT to cash interest, fixed charge coverage ratio, minimum current ratio and minimum net income excluding extraordinary items (each as defined in and calculated pursuant to the Senior Credit Facility); and negative covenants, including restrictions on incurrence of other indebtedness, amendments with respect to other indebtedness (including the Notes) payment of cash dividends and other distributions to stockholders, liens in favor of parties other than the lenders under the Senior Credit Facility, certain guaranties of obligations of or advances to others, sales of material assets not in the ordinary course of business, certain acquisitions of assets, making of certain investments and capital expenditures.

  Events of Default. The Senior Credit Facility will contain customary events of default including non-payment of principal, interest or fees; violation of covenants; inaccuracy of representations or warranties; cross-default to certain other indebtedness including the Notes; bankruptcy; a change of control of the Company or certain domestic subsidiaries; and any failure to apply proceeds of an underwritten public offering of equity securities of the Company as required by the Senior Credit Facility.

  Fees. The Company will pay, on a quarterly basis, a per annum fee on the unused Commitment Amount ranging from 1/10% to 1/2% based on certain financial ratios of the Company.

SENIOR NOTES


  The 8 5/8% Senior Notes Due 2007 issued in the Senior Notes Offering are in an aggregate principal amount of $145 million, accrue interest at the rate of 8 5/8% per annum and are due December 15, 2007. Interest on the Notes is payable in cash semi-annually. The Senior Notes are fully and unconditionally guaranteed on a senior basis by each of the Company's domestic Restricted Subsidiaries (as defined). The indenture governing the Senior Notes contains certain covenants by the Company in favor of the holders of the Senior Notes ("Senior Note Holders"), including but not limited to certain restrictions on the ability of the Company and certain of its subsidiaries to: (i) incur indebtedness, except for permitted indebtedness; (ii) pay dividends or purchase or redeem their stock or repay before maturity any obligation subordinate to the Senior Notes; (iii) incur future restrictions on their ability to pay dividends and transfer assets; (iv) sell assets and capital stock of their subsidiaries; (v) engage in transactions with their affiliates; (vi) incur or permit to exist liens on their assets, except for permitted liens; and (vii) engage in mergers, consolidations or transfers of all or substantially all their assets. The Senior Notes are effectively subordinate in right of payment to all senior secured indebtedness of the Company, including the Senior Credit Facility, and rank senior to the Exchange Notes and all other indebtedness of the Company. The Notes are redeemable in whole or in part at the option of the Company at any time on or after December 15, 2002, at a price beginning at 104.313% of the aggregate principal amount to be redeemed, declining ratably to 100% on and after December 15, 2005, and up to 40% of the original principal amount of the Senior Notes may be redeemed by the Company at any time prior to December 15, 2000, with the proceeds of certain public equity offerings, at a price equal to 108.625% of such principal amount provided that at least 50% of the original principal amount of the Notes remains outstanding. Upon the occurrence of certain changes in control of the Company, each Senior Note Holder has the right to require the Company to purchase all or a portion of such Senior Note Holder's notes at a price equal to 101% of the aggregate principal amount thereof. The failure of the Company and certain of its subsidiaries to pay certain indebtedness when due constitutes, among other things, an event of default under the Notes and can lead to the acceleration of the payment of the Senior Notes.

GM CONTINGENT PURCHASE PRICE NOTE


  In connection with the GM Acquisition, DRA issued to GM a Contingent Purchase Price Note which will be paid beginning in 2004. The amount of the payment will be based upon a percentage of the average earnings of the Company in the three year period ending December 31, 2003 in excess of certain imputed earnings. The principal amount of the Contingent Purchase Price Note (the "Contingent Payment") is calculated by (A) multiplying five by (i) the three-year average EBIT (as defined) of the Company for the years ending December 31, 2001, 2002 and 2003 minus (ii) the average three-year Imputed Return (as defined) on Additional Investments (as defined) made after July 31, 1994 and on the Company's balance sheet at December 31, 2001, 2002 and 2003, (B) subtracting therefrom the Senior Obligations (as defined) outstanding on December 31, 2003 and (C) multiplying the result by the percentage obtained by dividing 100,000 (as adjusted for stock splits, reverse splits and stock dividends) by the total number of shares of all classes of Common Stock outstanding on a fully diluted basis as of the date of determination, excluding any shares issued subsequent to July 31, 1994 to the extent the proceeds therefrom have been accounted for as an Additional Investment. The Contingent Payment, if any, shall be paid in five equal consecutive annual installments commencing on July 31, 2004. No interest accrues on the Contingent Payment. The GM Contingent Purchase Price Note is subordinated in right of payment to the Senior Credit Facility pursuant to the terms of a Subordination Agreement by and among DRA and the lenders under the Senior Credit Facility (the "GM Subordination Agreement"). Pursuant to the terms of the GM Subordination Agreement, DRA may make payments of interest and principal on the GM Contingent Purchase Price Note when due unless a representative of the lenders under the Senior Credit Facility gives a notice to GM that an event of default has occurred under the Senior Credit Facility (a "Suspension Notice"). GM may not receive any payments or take any legal action for the collection of the GM Contingent Purchase Note during the 179-day period following the receipt of a Suspension Notice (or such shorter period if such event of default under the Senior Credit Facility shall have been waived or cured). For purposes of this paragraph (i) "EBIT" shall mean net income plus the provision for income taxes and interest expense, plus or minus any extraordinary charges or credits or nonrecurring charges or credits, as the case may be, included in the determination of such net income, as reflected on the Company's audited consolidated financial statements for the period in question, (ii) "Imputed Return" for any year shall mean an amount determined by multiplying (A)
0.175 times the Additional Investment times (B) the number of days such investment(s) was outstanding during such year divided by 365 days, and (iii) "Senior Obligations" shall mean the sum of the outstanding principal plus accrued but unpaid interest thereon of all senior, mezzanine, subordinated and all other debt and redeemable preferred stock as reflected on the audited consolidated balance sheet of the Company as of December 31, 2003, provided, however, that Senior Obligations shall not include the outstanding balance of any of the foregoing as of December 31, 2003 to the extent that the original proceeds from such debt or redeemable preferred stock was accounted for as an Additional Investment.

8% SUBORDINATED DEBENTURE OF DRA


   In connection with the Offerings, DRA issued to GM an 8% Subordinated Debenture having a fair value of $18.4 million at October 31, 1997 (the "8% Subordinated Debenture") in exchange for Series A 8% Preferred

  Stock of DRA held by GM. The 8% Subordinated Debenture will be in the principal amount of $19.0 million, will be due July 31, 2004 and will bear interest, payable in cash, at the rate of 8% per year. DRA will be able to prepay the 8% Subordinated Debenture at any time in whole or in part without premium or penalty. The 8% Subordinated Debenture is subordinate in right of payment to the Senior Credit Facility. The 8% Subordinated Debenture contains default provisions in the event that DRA fails to pay principal or interest on the 8% Subordinated Debenture when due or upon the occurrence of certain bankruptcy events.

BALLANTRAE SUBORDINATED DEBT


  In 1996, Tractech issued a note in the original principal amount of $10 million in favor of Dyneer Corporation ("Dyneer") that matures on October 31, 2006 (the "Ballantrae Subordinated Debt"). The Ballantrae Subordinated Debt bears interest at a rate of 11% per annum. Tractech may prepay the Ballantrae Subordinated Debt at any time in whole or in part without premium or penalty. Tractech has the right to set-off $750,000 against the outstanding amount of the Ballantrae Subordinated Debt within thirty days of the entry of a final non-appealable order by a court of competent jurisdiction in certain patent litigation, if such order fails to grant tractech the unfettered and exclusive right to make, manufacture, have made, market and sell a particular line of differentials without geographic or other restrictions and without cash payments. The Company expects that Tractech will prepay with proceeds of the offerings all of the outstanding principal amount of the ballantrae subordinated debt except for $750,000. Tractech's obligations under the Ballantrae Subordinated Debt are guaranteed by Ballantrae, and the Ballantrae subordinated debt is subject to the Subordination Agreement dated as of October 24, 1996 among tractech, Dyneer, Ballantrae and Bank One and the subordinated Pledge Agreement dated as of october 24, 1996 between Ballantrae and Dyneer, by which Ballantrae has pledged all of the capital stock of Tractech to Dyneer.

                             DESCRIPTION OF NOTES

GENERAL


  The Existing Notes were issued under an Indenture dated as of August 1, 1996 (the "Indenture"), among the Company, the Subsidiary Guarantors and National City Bank, as Trustee (the "Trustee"). The terms of the Indenture apply to the Existing Notes and to the Exchange Notes to be issued in exchange therefor pursuant to the Exchange Offer (all such Notes being referred to herein collectively as the "Notes"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

  The following is a summary of certain provisions of the Indenture and the Notes, a copy of which Indenture and the form of Notes is available upon request to the Company at the address set forth under "Available Information." The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used herein and not otherwise defined have the meanings set forth in the section "--Certain Definitions."

  Principal of, premium, if any, and interest on the Notes are payable, and the Notes may be exchanged or transferred, at the office or agency of the Company, which, unless otherwise provided by the Company, will be the offices of the Trustee. At the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

  The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

  The Notes are unsecured senior subordinated obligations of the Company, limited to $140 million aggregate principal amount, and will mature on August 1, 2006. The Notes bear interest at 105/8% per annum from the most recent date to which interest has been paid or provided for, payable semi-annually to Holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date on February 1 and August 1 of each year. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful.

  The interest rate on the Notes is subject to increase in certain circumstances if the Company does not file a registration statement relating to the Registered Exchange Offer on a timely basis, if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "Exchange Offer; Registration Rights."

OPTIONAL REDEMPTION

  Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to August 1, 2001. Thereafter, the Notes are redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 1 of the years set forth below:

                                                              Redemption
           PERIOD                                                Price
           ------                                             ----------
           2001.........................................       105.313%
           2002.........................................       103.542
           2003.........................................       101.771
           2004 and thereafter..........................       100.000

  In addition, at any time and from time to time prior to August 1, 1999, the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 110% plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption.

SELECTION

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SUBSIDIARY GUARANTIES

  Each of the Company's Domestic Restricted Subsidiaries, as primary obligors and not merely as sureties, will irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Subsidiary Guarantors being herein called the "Guaranteed Obligations"). The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guaranties. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Company will cause each new Domestic Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such new Domestic Restricted Subsidiary will Guarantee payment of the Notes. See "Certain Covenants--Future Subsidiary Guarantors" below.

  Each Subsidiary Guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed
Obligations,(b) be binding upon each Subsidiary Guarantor and (c) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

  A Subsidiary Guaranty will be released upon the sale of all the capital stock, or all or substantially all of the assets, of the applicable Subsidiary Guarantor if such sale is made in compliance with the Indenture.

SUBORDINATION

  The indebtedness evidenced by the Notes and the Subsidiary Guaranties are senior subordinated obligations of the Company and the Subsidiary Guarantors, as the case may be. The payment of the principal of, premium (if any) and interest on the Notes and the payment of any Subsidiary Guaranty is subordinate in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter incurred, including the obligations of the Company and such Subsidiary Guarantor under the Senior Credit Facility and the World Senior Debt. The Notes and the Subsidiary Guaranties will also be effectively subordinated to any Secured

Indebtedness of the Company and the Subsidiary Guarantors to the extent of the value of the assets securing such Indebtedness and to any liabilities of Subsidiaries other than the Subsidiary Guarantors.


  As of October 31, 1997, on a pro forma basis giving after effect to the Transactions (as defined) the Company and the Subsidiary Guarantors would have had (i) approximately $210.9 million of outstanding Senior Indebtedness (excluding the Subsidiary Guaranties and unused commitments and outstanding letters of credit under the Senior Credit Facility), (ii) substantially no outstanding Senior Subordinated Indebtedness (other than the Notes), (iii) approximately $47.5 million of Secured Indebtedness (excluding unused commitments and outstanding letters of credit under the Senior credit Facility and (iv) approximately $29.4 million of liabilities and preferred stock of the Company's Subsidiaries (excluding the Subsidiary Guarantors). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "Certain Covenants--Limitation on Indebtedness."

  Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Notes and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively. The Company and each Subsidiary Guarantor has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

  The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on any such Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment, and, until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a payment or distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

  If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration. If any Designated Senior Indebtedness is outstanding, neither the Company nor any Subsidiary Guarantor may pay the Notes until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

  The obligations of a Subsidiary Guarantor under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

  By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Noteholders.

  The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "--Defeasance."

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the provisions of the next paragraph.

  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and relevant financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes repurchased.

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

  The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Senior Credit Facility. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. The Company's failure to purchase the Notes in connection with a Change in Control would result in a default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of the Notes.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Exchange Notes will be issued in the form of a Global Note. The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

  If a holder tendering Existing Notes so requests, such holder's Exchange Notes will be issued as described below under "Certificated Notes" in registered form without coupons (the "Certificated Notes").

  The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

  Upon the issuance of the Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Notes. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

  So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal of and interest on Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

  The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

  Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

  Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

  If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depository of its Global Notes, Certificated Notes will be issued to each person that the Depository identifies as the beneficial owner of the Exchange Notes represented by the Global Note. In addition, any person having a beneficial interest in a Global Note or any holder of Existing Notes whose Existing Notes have been accepted for exchange may, upon request to the Trustee or the Exchange Agent, as the case may be, exchange such beneficial interest or Existing Notes for Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

CERTAIN COVENANTS

  The Indenture contains covenants including, among others, the following:

  Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds
2.00 to 1 if such Indebtedness is Incurred prior to ,1998 or 2.25 to 1 if such Indebtedness is Incurred thereafter.

  (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur any or all of the following Indebtedness: (1) Indebtedness Incurred pursuant to the Senior Credit Facility or any Permitted Receivables Financing; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of (i) $150 million (less any permanent reductions in the amount of available borrowings thereunder) and (ii) the sum of (x) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries and (y) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries, in each case determined in accordance with GAAP; (2)

Indebtedness of the Company owed to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness of the issuer thereof; (3) Indebtedness of the Company or a Restricted Subsidiary owed to and held by any Non-Wholly Owned Subsidiary; provided, however, that (i) any such Indebtedness shall be unsecured Subordinated Obligations of the Company or such Restricted Subsidiary, as applicable and (ii) any subsequent issuance or transfer of any Capital Stock of such Non-Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company, a Wholly Owned Subsidiary or another Non-Wholly Owned Subsidiary) shall be deemed to constitute the Incurrence of such Indebtedness by the issuer thereof; (4) Indebtedness represented by the Notes; (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant); (6) the GM Exchange Debentures; (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause
(4), (5), (6), (13) or this clause (7); (8) Indebtedness in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds entered into by the Company and the Restricted Subsidiaries in the ordinary course of their business; (9) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation; provided, however, that, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; (10) Purchase Money Indebtedness and Capital Lease Obligations Incurred to finance the acquisition by the Company or a Restricted Subsidiary of any assets in the ordinary course of business and which do not exceed $20 million in the aggregate at any time outstanding; (11) Indebtedness represented by the Subsidiary Guaranties and Guarantees of Indebtedness Incurred pursuant to clause (1), (4), (5) and (7) above; (12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of Incurrence; (13) Indebtedness of the Company and its Restricted Subsidiaries, to the extent the proceeds thereof are immediately used after the Incurrence thereof to purchase Notes tendered in an offer to purchase made as a result of a Change of Control; (14) Indebtedness of the Company and its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in any case Incurred in connection with the disposition of any assets of the Company or any Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; and (15) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (14) above or paragraph (a)) does not exceed $50 million.

  (c) Notwithstanding the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance (i) any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes and the Subsidiary Guaranties, as applicable, to at least the same extent as such Subordinated Obligations or (ii) any Senior Subordinated Indebtedness unless such Indebtedness shall be Senior Subordinated Indebtedness or shall be subordinated to the Notes and the Subsidiary Guaranties, as applicable; provided, however, that clause (ii)above shall not prohibit the Refinancing of all or any part of the GM Notes with Refinancing Indebtedness if, at the time of such Incurrence, no Default shall have occurred and be continuing (or would result therefrom).

  (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

  (e) Notwithstanding paragraphs (a) and (b) above, the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or (ii) any Secured Indebtedness that is not Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless contemporaneously therewith effective provision is made to secure the Notes or the Subsidiary Guaranty, as applicable, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

  Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment together with all other Restricted Payments (the amount of any payments made in property other than in cash to be valued at the fair market value of such property, as determined in good faith by the Board of Directors) declared or made since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of the Company shall be provided to the Noteholders pursuant to the Indenture) prior to the date of such Restricted Payment (or, in case such Consolidated Net Income accrued during such period (treated as one accounting period) shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Subsidiary or for which the Company or any Subsidiary is liable, directly or indirectly, as a guarantor or otherwise (including by the making of cash contributions to such plan or trust which are used to pay interest or principal on such Indebtedness)); (C) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the Issue Date, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion(proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Subsidiary or for which the Company or any Subsidiary is liable, directly or indirectly, as a guarantor or otherwise (including by the making of cash contributions to such plan or trust which are used to pay interest or principal on such Indebtedness)); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause
(3)(B) of paragraph (a) above; (ii) any purchase or redemption of (A) Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to paragraphs (b) and (c) of the covenant described under "-- Limitation on Indebtedness" or (B) Subordinated Obligations of a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of such Restricted Subsidiary or the Company which is permitted to be Incurred pursuant to paragraphs (b) and (c) of the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of (A) Disqualified Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company, (B) Disqualified Stock of a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Restricted Subsidiary or the Company or (C) GM Preferred Stock made by exchange for GM Exchange Debentures in an aggregate principal amount equal to the stated amount of the GM Preferred Stock (plus accrued and unpaid dividends thereon); provided, however, that (1) at the time of such exchange, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments; (iv) any purchase or redemption of the A&B Seller Notes or the Power Seller Notes; provided, however, that (A) at the time of such purchase or redemption, no Default shall have occurred and be continuing (or would result therefrom), (B) the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment, (C) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any Issuance of Indebtedness by the Company or any Subsidiary and (D) such purchase or redemption will be included in the calculation of the amount of Restricted Payments; (v) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments; (vi) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the Notes pursuant to the covenant described under "--Change of Control" above (including the purchase of all Notes tendered), any purchase or redemption of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default shall have occurred and be continuing (or would result therefrom), (B) the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment, (C) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any Issuance of Indebtedness by the Company or any Subsidiary and (D) such purchase or redemption will be included in the calculation of the amount of Restricted Payments; (vii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or would result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (viii) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed the sum of (1) $5 million and (2) the aggregate amount of cash received by the Company after the Issue Date from the sale of such shares to, or the exercise of options to purchase such shares by, employees or directors of the Company or any of its Subsidiaries; provided further, however, that such repurchases shall be included in the calculation of the amount of Restricted Payments; or (ix) Investments in Joint Ventures primarily engaged in a Related Business, provided, however, that the aggregate amount of all such Investments shall not exceed $25 million at the time any such Investment is made; provided, however, that (A) the amount referred to above in this clause (ix) shall be increased to $40 million at the time of any Investment if, after giving pro forma effect to such Investment, the Consolidated Coverage Ratio exceeds 3.50 to 1.00 and (B) such Investments shall be included in the calculation of the amount of Restricted Payments.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary which was entered into on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or
(ii) of this covenant (or effecting a Refinancing of such Refinancing Indebtedness pursuant to this clause (iii)) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause
(iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (vii) any encumbrance or restriction with respect to any Receivables Subsidiary pursuant to an agreement related to Indebtedness of the Receivables Subsidiary which is permitted under the covenant described under "-- Limitation on Indebtedness" or pursuant to any agreement relating to a Financing Disposition to or by the Receivables Subsidiary.

  Limitation on Sales of Assets and Subsidiary Stock. The Company shall not, and shall not permit any Restricted Subsidiary to consummate any Asset Disposition unless the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 75% (or 100% in the case of lease payments) of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents. In the event and to the extent that the Net Available Cash received by the Company or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Issue Date exceeds $10 million, then the Company or such Restricted Subsidiary shall (i) within 360 days after the date such Net Available Cash so received exceeds $10 million and to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness) to (A) apply an amount equal to such excess Net Available Cash to prepay, repay or purchase Senior Indebtedness of the Company or such Restricted Subsidiary, in each case owing to a Person other than the Company or any Affiliate of the Company or (B) invest (or enter into a binding commitment to invest, provided that such commitment shall be subject only to customary conditions (other than financing) and such investment shall be consummated within 360 days after the end of such 360-day period) an equal amount, or the amount not so applied pursuant to clause (A), in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) and (ii) apply such excess Net Available Cash (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of the covenant described hereunder; provided, however that in connection with any prepayment, repayment or purchase of Senior Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary shall retire such Senior Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further, however, that the Company or such Restricted Subsidiary shall not be required to permanently reduce the related loan commitment in the case of any such prepayment, repayment or purchase with Net Available Cash from any Asset Disposition of Non-Core Assets, so long as an amount equal to 100% of such Net Available Cash is invested in Additional Assets within the period required pursuant to clause (B) above. The amount of such excess Net Available Cash required to be applied pursuant to clause (ii) above and not theretofore so applied shall constitute "Excess Proceeds." Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments.

  If at any time the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, the Company shall, not later than 30 days after the end of the period during which the Company is required to apply such Excess Proceeds pursuant to clause (i) of the immediately preceding paragraph (or, if the Company so elects, at any time within such period), make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such Notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment"). Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds remaining after application pursuant to such Excess Proceeds Offer (including payment of the purchase price for Notes duly tendered) may be used by the Company for any corporate purpose (to the extent not otherwise prohibited by the Indenture).

  For the purposes of this covenant, the following are deemed to be cash: (x) the assumption of Senior Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by the Company under the covenant described hereunder and the Company is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $5 million, (i) are set forth in writing, (ii) comply with clause (1) and (iii) have been approved by a majority of the disinterested members of the Board of Directors and (3) if such Affiliate Transaction involves an amount in excess of $10 million, (i) comply with clause
(2) and (ii) have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries; provided, however, that no such opinion shall be required with respect to any Financing Disposition.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business and approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company in the ordinary course of business and pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, (v) fees, compensation or employee benefit arrangements paid to and indemnity provided for the benefit of directors, officers or employees of the Company or any Subsidiary in the ordinary course of business, (vi) the payment of interest, principal and other amounts under the Junior Subordinated Notes and the World Senior Debt when due in accordance with the terms thereof, (vii) the prepayment or redemption of any World Senior Debt prior to scheduled maturity in accordance with the terms thereof or (viii) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries in the ordinary course of business (so long as the other stockholders of any participating Restricted Subsidiaries which are not Wholly Owned Restricted Subsidiaries are not themselves Affiliates of the Company).

  Limitation on the Issuance or Sale of Capital Stock of Restricted Subsidiaries. The Company shall not (i) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary (other than pledges of Capital Stock securing Designated Senior Indebtedness as in effect on the Issue Date) or (ii) permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock other than (A) to the Company or a Wholly Owned Subsidiary, (B) directors' qualifying shares, (C) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary or (D) with respect to the common stock of any Restricted Subsidiary, in a Public Equity Offering as a result of or after which a Public Market exists. The proceeds of any sale of such Capital Stock permitted hereby will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

  Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any property of the Company or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which secures Indebtedness that ranks pari passu with or subordinated to the Notes or the Subsidiary Guaranty unless
(i) if such Lien secures Indebtedness that ranks pari passu with the Notes and the Subsidiary Guaranty, the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness that is subordinated to the Notes and the Subsidiary Guaranty, such Lien shall be subordinated to a Lien granted to the Holders in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the Note and the Subsidiary Guaranty.

  Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i)the resulting, surviving or transferee Person (the "Successor Company")shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) except in the case of a merger the sole purpose of which is to change the Company's jurisdiction of incorporation, immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Notwithstanding the foregoing clauses (ii), (iii) and
(iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

  The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

  The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not such Subsidiary) shall expressly assume, by a supplemental indenture, in form satisfactory to the Trustee, all the obligations of such Subsidiary under its Subsidiary Guaranty; (ii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement comply with the Indenture. The provisions of clauses (i) and (iii) above shall not apply to any transactions which constitute an Asset Disposition if the Company has complied with the applicable provisions of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" above.

  Future Guarantors. The Company shall cause each Domestic Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guaranty void able under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

  SEC Reports. Until such time as the Company shall become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide the Trustee, the Initial Purchasers, the Noteholders and prospective Noteholders (upon request) with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so provided at the times specified for the filing of such information, documents and reports under such Sections. Thereafter, notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders and prospective Noteholders (upon request) with such annual reports and such information, documents and other reports as are specified in such Sections and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be required to file any report, document or other information with the SEC if the SEC does not permit such filing.

DEFAULTS

  An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due (whether or not such payment is prohibited by the provisions described under "Subordination" above), continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not such payment is prohibited by the provisions described under "Subordination" above), (iii) the failure by the Company to comply with its obligations under "Certain Covenants-Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described above under "--Change of Control" or "--Certain Covenants" (other than a failure to purchase Notes), (v) the failure by the Company to comply for 30 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million and such failure continues for 10 days after notice (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10 million is rendered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"), (ix) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty and such Default continues for 10 days. However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or any Subsidiary Guaranty, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or (viii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders.

  Without the consent of any Holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the
Code), to add guarantees with respect to the Notes, to release Subsidiary Guarantors when permitted by the Indenture, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

  The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment.

  However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

  Certificated Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "--Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "Certain Covenants-Merger and Consolidation" above ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "Certain Covenants-Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

  National City Bank is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

  The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will

  The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "A&B Seller Notes" means the 10% Subordinated Notes due September 30, 2001, of A&B Enterprises, Inc., in an original aggregate principal amount of $3.5 million.

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "Certain Covenants-Limitation on Restricted Payments," "Certain Covenants-Limitation on Affiliate Transactions" and "Certain Covenants-Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof; provided further, however, that for purposes of the provisions described under "Certain Covenants-Limitations on Sales of Assets and Subsidiary Stock" only, World Debt Partners shall not be deemed an "Affiliate" of the Company.

  "Asset Disposition" (x) means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders), (ii) all or substantially all the assets of any division, business segment or comparable line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (y) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary and (z) for purposes of the covenant described under "Certain Covenants-Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "Certain Covenants-Limitation on Restricted Payments").

  "Asset Purchase Agreement" means the Asset Purchase Agreement dated July 13, 1994, by and among the Company, DRA and General Motors Corporation.

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Bank Indebtedness" means any and all amounts payable under or in respect of the Senior Credit Facility including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means each day which is not a Legal Holiday.

  "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Change of Control" means the occurrence of any of the following events:

     (i) Prior to the first public offering of common stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of any entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

     (ii) after the first public offering of common stock of the Company, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that for purposes of this clause (ii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (ii)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause
(i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

     (iii) after the first public offering of common stock of the Company, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or


     (iv) after the first public offering of common stock of the Company, the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of the Company shall be provided to the Noteholders pursuant to the Indenture) prior to the date of such determination (determined, for the four fiscal quarters ending prior to the Issue Date, or any of such fiscal quarters, on a pro forma basis to give effect to the Subsequent Acquisitions as if they occurred on the first day of such period) to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in the case of Indebtedness used to finance working capital needs incurred under a revolving credit or similar arrangement, the amount thereof shall be deemed to be the average daily balance of such Indebtedness during such four-fiscal-quarter period), (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a third person (to the extent the Company and its Restricted Subsidiaries are no longer liable for such Indebtedness) or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company shall have consummated a Public Equity Offering following which there is a Public Market, Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such Public Equity Offering for such period, (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, (a) to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount,
(iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest actually paid on any Indebtedness of any other Person that is Guaranteed by the Company or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or any Wholly Owned Subsidiary) in connection with Indebtedness Incurred by such plan or trust, minus, (b) to the extent included in such total interest expense, amortization of deferred financing costs, fees and expenses.

  "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (or loss)of any Person if such Person is not a Restricted Subsidiary, except that subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below); (ii) for purposes of subclass (a)(3)(A) of the covenant described under "Certain Covenants --Limitation on Restricted Payments" only, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary consistent with such restriction during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and
(B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (or loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants-Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

  "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i)the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

  "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

  "CVC Investor" means (i) CVC, (ii) Citicorp, N.A. and (iii) any officer, employee or director of CVC so long as such person shall be an employee, officer or director of CVC.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) the Bank Indebtedness, (ii) the World Indebtedness and (iii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable, at the option of the holder thereof, for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes.

  "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Restricted Subsidiary.

  "DRA" means Delco Remy America, Inc., a Delaware corporation and a Wholly Owned Subsidiary.

  "EBITDA" for any period means the sum of Consolidated Net Income plus Consolidated Interest Expense plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) depreciation expense, (iii) amortization expense and (iv) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, other than accruals for post-retirement benefits other than pensions), less all non-cash items increasing Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Financing Disposition" means any sale of any accounts receivable, or interest therein, by the Company or any Subsidiary to any Receivables Subsidiary, or by the Receivables Subsidiary, pursuant to a Permitted Receivables Financing.

  "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) such other statements by such other entity as approved by a significant segment of the accounting profession.

  "GM Acquisition Note" means the 11 1/2% Subordinated Note due July 31, 2004, in an original principal amount of $45 million, issued by DRA pursuant to the Asset Purchase Agreement.

  "GM Contingent Note" means the Contingent Purchase Price Note issued by DRA pursuant to the Asset Purchase Agreement.

  "GM Exchange Debentures" means any senior subordinated notes issued by DRA after the Issue Date in exchange for the GM Preferred Stock in accordance with the certificate of designation thereof as in effect on the Issue Date.

  "GM Notes" means the GM Acquisition Note, the GM Contingent Note and the GM Exchange Debentures, if issued.

  "GM Preferred Stock" means the Series A 8% Preferred Stock of DRA issued pursuant to the Asset Purchase Agreement, with a stated value of $1,000 per share.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness, but the entire face amount of such security shall be deemed Incurred upon the issuance of such security. The term "Incurrence" when used as a noun shall have a correlative meaning.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of
(A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payables arising in the ordinary course of business), which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; provided further, however, that the outstanding principal amount of the GM Contingent Note shall be deemed to be zero until the last day of the fiscal year or other period with respect to which the amount due thereunder shall be determined.

  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "Certain Covenants-Limitation on Restricted Payments,"
(i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

  "Issue Date" means the date on which the Notes are originally issued.

  "Joint Venture" means, in respect of any Person, any corporation, association, partnership or other business entity of which not less than 20% and not more than 80% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

  "Junior Subordinated Notes" means the Company's 11% junior subordinated notes due July 31, 2004, in an original aggregate principal amount of $18.2 million.

  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Management Investors" means each of the officers, employees and directors of the Company who own Voting Stock of the Company on the Issue Date, in each case so long as such person shall remain an officer, employee or director of the Company.

  "MascoTech" means MascoTech Automotive Systems Group, Inc., a Delaware corporation.

  "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

  "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Non-Core Assets" means any assets of the Company used primarily in the powder metal forge business of the Company on the Issue Date.


  "Non-Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock (other than, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders) of which is owned by (i) the Company or one or more Wholly Owned Subsidiaries and/or (ii) any of the directors, officers, employees or former owners of such Restricted Subsidiary.

  "Permitted Holders" means the CVC Investors, MascoTech, World Equity Partners, the Management Investors and their respective Permitted Transferees; provided, however, that in no event shall the Management Investors and the CVC Investors (other than CVC or Citicorp, N.A.), collectively, be deemed "Permitted Holders" with respect to more than 30% of the total voting power of all classes of Voting Stock of the Company.

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, (ii) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (iii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Domestic Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iv) Temporary Cash Investments; (v) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vii) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $2 million in the aggregate outstanding at any time; (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (ix) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "Certain Covenants-Limitation on Sales of Assets and Subsidiary Stock".

  "Permitted Receivables Financing" means any financing pursuant to which the Company or any Restricted Subsidiary may sell, convey or other wise transfer to a Receivables Subsidiary or any other Person (in the case of a transfer by a Receivables Subsidiary), or grant a security interest in, any accounts receivable (and related assets) of the Company or any Restricted Subsidiary; provided, however, that (i) the covenants, events of default and other provisions applicable to such financing shall be customary for such transactions and shall be on market terms (as determined in good faith by the Board of Directors) at the time such financing is entered into, (ii) the interest rate applicable to such financing shall be a market interest rate (as determined in good faith by the Board of Directors) at the time such financing is entered into and (iii) such financing shall be non-recourse to the Company and its Subsidiaries (other than a Receivables Subsidiary) except to a limited extent customary for such transactions.

  "Permitted Transferee" means, (a) with respect to any CVC Investor who is an employee, officer or director of CVC, any spouse or lineal descendent(including by adoption) of such CVC Investor so long as such CVC Investor shall be an employee, officer or director of CVC; (b) with respect to MascoTech, MascoTech Inc.; and (c) with respect to any Management Investor, any spouse or lineal descendant (including by adoption) of such Management Investor so long as such Management Investor shall be an employee, officer or director of the Company.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Power Investments" means Power Investments, Inc., an Indiana corporation.

  "Power Seller Notes" means the 9.86% Subordinated Notes due February 6, 2001, of Reman Holdings, Inc., in an original aggregate principal amount of $24.3 million.

  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

  "Public Equity Offering" means an underwritten primary public offering of common stock of the Company (or, for purposes of the covenant described under "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," any Restricted Subsidiary) pursuant to an effective registration statement under the Securities Act.

  "Public Market" means any time after (i) a Public Equity Offering has been consummated and (ii) at least 10% of the total issued and outstanding common stock of the Company (or, for purposes of the covenant described under "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," any Restricted Subsidiary) has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

  "Purchase Money Indebtedness" mean Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided further, however, that such Indebtedness is Incurred within 90 days after such acquisition of such asset by the Company or Restricted Subsidiary.

  "Receivables Subsidiary" means a bankruptcy-remote, special-purpose Wholly Owned Subsidiary formed in connection with a Permitted Receivables Financing.

  "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary. For purposes of this definition, the Average Life and the aggregate principal amount of the GM Contingent Note at the time of any Refinancing thereof shall be determined by a responsible financial or accounting Officer of the Company based on a good faith estimate of the amount of the contingent payment that will become due and payable under such note and the timing of the scheduled installments thereof in accordance with the terms of such note.

  "Related Business" means any business related, ancillary or complementary (as determined in good faith by the Board of Directors) to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

  "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

  "Restricted Payment" means, with respect to any Person, (i) the declaration or payment of any dividends or any other distributions on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the holders of its Capital Stock, except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not wholly owned, to its other shareholders on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

  "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

  "SEC" means the Securities and Exchange Commission.

  "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien. "Secured Indebtedness" of any Subsidiary Guarantor has a correlative meaning.

  "Senior Credit Facility" means the revolving credit facility made available pursuant to the Third Amended and Restated Financing Agreement dated as of the Issue Date, among the Subsidiary Guarantors, as borrowers, the Company, as guarantor, the lenders from time to time party thereto and Bank One, Indianapolis, National Association, as Agent, as the same may be amended, waived, modified, Refinanced or replaced from time to time (except to the extent that any such amendment, waiver, modification, replacement or Refinancing would be prohibited by the terms of the Indenture).

  "Senior Indebtedness" of the Company means (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred, including the Guarantees by the Company of all Bank Indebtedness and all World Indebtedness, and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and
(B) indebtedness
evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect (other than as a result of the Indebtedness being unsecured) to any other Indebtedness or other obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (5) any obligations with respect to any Capital Stock or (6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture. "Senior Indebtedness" of any Subsidiary Guarantor has a correlative meaning.

  "Senior Subordinated Indebtedness" of the Company means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of any Subsidiary Guarantor has a correlative meaning; provided, however, that "Senior Subordinated Indebtedness" of DRA shall specifically include (i) the Subsidiary Guaranty of DRA and (ii) the GM Notes (and any Senior Subordinated Indebtedness Incurred to Refinance such notes).

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02under Regulation S-X promulgated by the SEC.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect. "Subordinated Obligation" of any Subsidiary Guarantor has a correlative meaning.

  "Subsequent Acquisitions" means the acquisitions by the Company prior to the Issue Date of substantially all the Capital Stock or assets of each of Nabco, Inc., The A&B Group, Inc., Autovill RT Ltd. and Power Investments.

  "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

  "Subsidiary Guaranty" means the Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

  "Subsidiary Guarantor" means each Subsidiary designated as such on the signature pages of the Indenture and any other Subsidiary that has issued a Subsidiary Guaranty.

  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by an registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any State thereof or the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "Certain Covenants-Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "Certain Covenants-Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company and/or one or more Wholly Owned Subsidiaries.

  "World Indebtedness" means any and all amounts payable under or in respect of the World Senior Debt (or any Refinancing Indebtedness in respect thereof), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the borrowers thereunder whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable there under or in respect thereof.

  "World Debt Partners" means World Subordinated Debt Partners, L.P., a Delaware limited partnership.

  "World Equity Partners" means World Equity Partners, L.P., a Delaware limited partnership.

  "World Senior Debt" means the 101/2% Senior Notes due July 31, 2003, in an original aggregate principal amount of $75 million, issued by DRA pursuant to the Credit Agreement dated as of July 29, 1994, as amended, among DRA, the Company, and World Debt Partners, as the same may be amended, waived or modified from time to time (except to the extent that any such amendment, waiver or modification, would be prohibited by the terms of the Indenture).

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material United States federal income tax consequences of the Exchange Offer to a holder of Existing Notes who is an individual citizen or resident of the United States or a United States corporation that purchased the Existing Notes pursuant to their original issue (a "U.S. Holder"). It is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to the Existing Notes, and the Exchange Notes received therefor, that are held as "capital assets" within the meaning of Section 1221 of the Code by U.S. Holders. It does not discuss state, local, or foreign tax consequences, nor does it discuss tax consequences to subsequent purchasers (persons who did not purchase the Existing Notes pursuant to their original issue), or to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service with respect to the federal income tax consequences of the Exchange Offer.

  THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE EXISTING NOTES FOR EXCHANGE NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE EXISTING NOTES FOR EXCHANGE NOTES.

THE EXCHANGE OFFER

  The exchange of Existing Notes pursuant to the Exchange Offer should be treated as a continuation of the corresponding Existing Notes because the terms of the Exchange Notes are not materially different from the terms of the Existing Notes. Accordingly, such exchange should not constitute a taxable event to U.S. Holders and, therefore, (i) no gain or loss should be realized by U.S. Holders upon receipt of an Exchange Note, (ii) the holding period of the Exchange Note should include the holding period of the Existing Note exchanged therefor and (iii) the adjusted tax basis of the Exchange Note should be the same as the adjusted tax basis of the Existing Note exchanged therefor immediately before the exchange.

STATED INTEREST

  Stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes. The Notes are not considered to have been issued with original issue discount for federal income tax purposes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES


  A U.S. Holder's tax basis in a Note generally will be its cost. A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of a
Note in an amount equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the Note. Gain or loss recognized on the sale, exchange or retirement of a Note (excluding amounts received in respect of accrued interest, which will be taxable as ordinary interest income) generally will be capital gain or loss and will be long-term capital gain or loss, if the Note was held for more than one year. Under recently enacted legislation, capital gain recognized by non-corporate taxpayers on assets held for more than 18 months is subject to a 20% maximum rate of tax; while capital gain recognized by such taxpayers on assets held for more than one year but not for more than 18 months is subject to a 28% maximum rate of tax.

BACKUP WITHHOLDING

  Under certain circumstances, a U.S. Holder of a Note may be subject to "backup withholding" at a 31% rate with respect to payments of interest thereon or the gross proceeds from the disposition thereof.

  This withholding generally applies if the U.S. Holder fails to furnish his or her social security number or other taxpayer identification number in the specified manner and in certain circumstances or fails to properly certify that he or she is not subject to backup withholding in general. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's federal income tax liability. Corporations and certain other entities described in the Code and Treasury regulations are exempt from backup withholding if their exempt status is properly established.

                             PLAN OF DISTRIBUTION


  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 23, 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Exchange Notes offered hereby will be passed upon by Dechert Price & Rhoads, Philadelphia, Pennsylvania.

                                    EXPERTS


  The consolidated financial statements of Delco Remy International, Inc. as July 31, 1997 and 1996, and for each of the three years in the period ended July 31, 1997; the financial statements of the Tractech Division of Titan Wheel International, Inc. for the nine months ended September 30, 1996 and the year ended December 31, 1995; and the consolidated financial statements of Ballantrae corporation as of September 30, 1997 and December 31, 1996, and for the nine months ended September 30, 1997 and the three months ended December 31, 1996, appearing in this Prospectus and the Registration Statement (as defined) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


  The financial statements of World Wide Automotive, Inc. (i) as of March 31, 1997, and for the year then ended, appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young

LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein which is based in part on the reports of Friedman & Fuller, P.C., independent auditors, and (ii) as of March 31, 1996, and for each of the two years in the period ended March 31, 1996, appearing in this Prospectus and the Registration Statement have been audited by Friedman & Fuller, P.C., independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and in each case are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Neither section applies by its terms to the Exchange Offer or to this Prospectus. All statements other than statements of historical facts included in this Prospectus, including without limitation the Unaudited Supplemental Data set forth in the Pro Forma Condensed Consolidated Financial Data (Unaudited) and Unaudited Supplemental Data and the statements under "Business--Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources", are forward-looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's or management's expectations ("Cautionary Statements") are disclosed in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All written and oral forward-looking statements made following consummation of the Transactions which are attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                         INDEX TO FINANCIAL STATEMENTS

                        DELCO REMY INTERNATIONAL, INC.


Audited Fiscal Year End Financial Statements
Report on Independent Auditors.........................................................................     F-2
Consolidated Statements of Operations for the years ended July 31, 1995, 1996 and 1997.................     F-3
Consolidated Balance Sheets as of July 31, 1996 and 1997...............................................     F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended July 31, 1995,
  1996  and 1997.......................................................................................     F-6
Consolidated Statements of Cash Flows for the Years ended July 31, 1995, 1996 , 1997...................     F-7
Notes to Consolidated Financial Statements.............................................................     F-8
Unaudited Quarterly Financial Statements
Condensed Consolidated Statements of Operations for the three months ended October 31,
  1996 and 1997........................................................................................    F-36
Condensed Consolidated Balance Sheets as of July 31, 1997 and October 31, 1997.........................    F-37
Condensed Consolidated Statements of Cash Flows for the three months ended October 31,
  1996 and 1997........................................................................................    F-38
Notes to Condensed Consolidated Financial Statements...................................................    F-39

                          World Wide Automotive, Inc.

Reports of Independent Auditors........................................................................    F-46
Balance Sheets as of the years ended March 31, 1996 and 1997...........................................    F-49
Statements of Income for the years ended March 31, 1995, 1996 and 1997.................................    F-51
Statement of Stockholders' Equity......................................................................    F-52
Statements of Cash Flows for the years ended March 31, 1995, 1996 and 1997.............................    F-53
Notes to Financial Statements..........................................................................    F-54

              Tractech Division of Titan Wheel International, Inc.

Report of Independent Auditors.........................................................................    F-63
Statements of Operations for the year ended December 31, 1995 and the nine months
  ended September 30, 1996.............................................................................    F-64
Statements of Stockholders' Equity for the year ended December 31, 1995 and the nine
  months ended September 30, 1996......................................................................    F-65
Statements of Cash Flows for the year ended December 31, 1995 and the nine months ended
  September 30, 1996...................................................................................    F-66
Notes to Financial Statements..........................................................................    F-67

                             Ballantrae Corporation

Report of Independent Auditors.........................................................................    F-71
Consolidated Balance Sheets as of December 31, 1996 and September 30, 1997.............................    F-72
Consolidated Statements of Operations for the three months ended December 31, 1996 and
  the nine months ended September 30, 1997.............................................................    F-74
Consolidated Statements of Stockholders' Equity for the three months ended December 31,
  1996 and the nine months ended September 30, 1997....................................................    F-75
Consolidated Statements of Cash Flows for the three months ended December 31, 1996 and
  the nine months ended September 30, 1997.............................................................    F-76
Notes to Consolidated Financial Statements.............................................................    F-77

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Delco Remy International, Inc.

  We have audited the accompanying consolidated balance sheets of Delco Remy International, Inc. as of July 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Delco Remy International, Inc. at July 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 31, 1997, in conformity with generally accepted accounting principles.



                                    ERNST & YOUNG LLP

Indianapolis, Indiana

September 5, 1997, except for
Note 16, as to which the date is

DECEMBER 16, 1997

                         DELCO REMY INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



                                                                                     FOR THE YEAR ENDED JULY 31
                                                                    ----------------------------------------------------------
                                                                           1995                1996                  1997
                                                                    ---------------      --------------       ----------------
Net sales........................................................      $    573,423         $   636,852          $     689,787
Cost of goods sold...............................................           475,216             510,078                540,234
                                                                    ---------------      --------------       ----------------
Gross profit.....................................................            98,207             126,774                149,553
Selling, engineering, and administrative expenses................            61,206              77,994                 89,098
Restructuring charges............................................                --               8,101                 34,500
                                                                    ---------------      --------------       ----------------

Operating income.................................................            37,001              40,679                 25,955

Other income (expense):
  Gain on sale of building.......................................                --                  --                  2,082
  Interest expense...............................................           (18,432)            (27,367)               (38,774)
                                                                    ---------------      --------------       ----------------

Income (loss) from continuing operations before income taxes
 (benefit), preferred dividend requirement of subsidiary and
 minority interest...............................................            18,569              13,312                (10,737)

Minority interest in income of subsidiaries......................                --                 259                    892

Income taxes (benefit)...........................................             7,846               5,741                 (3,014)

Preferred dividend requirement of subsidiary.....................             1,397               1,516                  1,648
                                                                    ---------------      --------------       ----------------

Income (loss) from continuing operations.........................             9,326               5,796                (10,263)
Discontinued operations:
    Loss from operations of discontinued businesses (less
      applicable income tax benefit of $1,582, $1,042 and
      $395, respectively)........................................             2,363               1,573                    808
    Loss on disposal of businesses (less applicable income tax                   --               9,064                    874
      benefit of $6,043 and $426)................................
    Extraordinary item:
    Write-off of debt issuance costs (less applicable income
      tax benefit of $1,147).....................................                --                  --                  2,351
                                                                    ---------------      --------------       ----------------
Net income (loss)................................................      $      6,963         $    (4,841)         $     (14,296)
                                                                    ===============      ==============       ================
 Primary earnings (loss) per share:
     From continuing operations................................        $        .56         $       .33          $        (.60)
     Before extraordinary items................................                 .42                (.28)                  (.70)
     Net income (loss)...........................................               .42                (.28)                  (.83)



                             See Accompanying Notes

                        DELCO REMY INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS

             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA )



                                                                                               JULY 31
                                                                             -----------------------------------------
                                                                                     1996                   1997
                                                                             ------------------     ------------------
ASSETS:
Current assets:
  CASH and cash equivalents................................................       $       3,406          $      10,050
  Trade accounts receivable (less allowance for doubtful accounts of
   $1,209 and $2,935, respectively)........................................              94,992                110,184
  Other receivables........................................................              10,585                 10,487
  Recoverable income taxes.................................................               8,674                  2,889
  Inventories..............................................................             123,583                164,417
  Deferred income taxes....................................................              15,462                 21,474
  Other current assets.....................................................               1,213                  4,643
                                                                             ------------------     ------------------
     Total current assets..................................................             257,915                324,144

Property and equipment.....................................................             170,391                147,222
Less accumulated depreciation..............................................              29,235                 26,858
                                                                             ------------------     ------------------
                                                                                        141,156                120,364

Deferred financing costs...................................................               6,497                  8,803
Goodwill (less accumulated amortization of  $4,758 and $7,289,
 respectively).............................................................              66,570                 86,612

Net assets held for disposal...............................................                  --                 25,279
Investment in affiliate....................................................                  --                  3,119
Other assets...............................................................               2,944                  2,248
                                                                             ------------------     ------------------
     Total assets..........................................................       $     475,082          $     570,569
                                                                             ==================     ==================

                             See Accompanying Notes

                        DELCO REMY INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


                                                                                        JULY 31
                                                                      ----------------------------------------
                                                                              1996                   1997
                                                                      -----------------      -----------------
Liabilities and stockholders' equity (deficit):
Current liabilities:
  Accounts payable....................................................         $ 81,207               $ 88,578
  Accrued interest payable............................................            4,026                  3,107
  Accrued restructuring charges.......................................            5,541                 37,377
  Liabilities related to discontinued operations......................           11,005                  3,324
  Other liabilities and accrued expenses..............................           32,683                 37,210
  Current portion of long-term debt...................................            9,652                    507
                                                                      -----------------      -----------------
      Total current liabilities.......................................          144,114                170,103

Deferred income taxes.................................................            6,795                  1,556
Long-term debt, less current portion..................................          289,144                363,261
Post-retirement benefits other than pensions..........................            8,186                 12,677
Accrued pension benefit...............................................              950                  4,542
Other non-current liabilities.........................................            5,427                  4,124
Minority interest in subsidiary.......................................            4,457                  8,032
Redeemable exchangeable preferred stock of subsidiary.................           14,420                 16,071

Stockholders' equity (deficit):
  Common stock:
      Class A Shares (par value $.01; authorized 49,400,000; issued
         8,697,814 in 1996 and 8,828,014 in 1997).....................               87                     88
      Class B Shares (par value $.01; authorized 17,600,000; issued
         6,476,786 in 1996 and 1997)..................................               65                     65

  paid-in capital.....................................................            1,655                  6,677

  Retained earnings (deficit).........................................            2,122                (12,174)
  Cumulative translation adjustment...................................           (2,161)                (1,752)
  Stock purchase plan.................................................             (179)                (2,701)
                                                                      -----------------      -----------------
     Total stockholders' equity (deficit).............................            1,589                 (9,797)
                                                                      -----------------      -----------------
     Total liabilities and stockholders' equity (deficit).............         $475,082               $570,569
                                                                      =================      =================


                            See Accompanying Notes

                        DELCO REMY INTERNATIONAL, INC.


           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                (IN THOUSANDS)


                                             CLASS A     CLASS B                    RETAINED      CUMULATIVE      STOCK
                                             COMMON      COMMON      PAID-IN        EARNINGS      TRANSLATION    PURCHASE
                                             STOCK        STOCK      CAPITAL       (DEFICIT)      ADJUSTMENT      PLAN      TOTAL
                                            ---------  ---------  ------------  -------------  --------------  ----------- --------
Initial capitalization at August 1,
  1994.....................................  $  79       $  54      $  1,448       $     --       $      --    $   (50)    $  1,531
Issuance of common stock...................     20          --           221             --              --       (124)         117
Net income.................................     --          --            --          6,963              --         --        6,963
Foreign currency translation
  adjustment...............................     --          --            --             --            (181)        --         (181)

                                            ------     -------    ----------    -----------    ------------  ---------  -----------
Balance at July 31, 1995...................     99          54         1,669          6,963            (181)      (174)       8,430
Repurchase of common stock.................     (1)         --           (14)            --              --         (5)         (20)

Conversion of class a common
 stock to Class B common stock.............    (11)         11            --             --              --         --           --
Net loss...................................     --          --            --         (4,841)             --         --       (4,841)

Foreign currency translation
 adjustment................................     --          --            --             --          (1,980)        --       (1,980)

                                            ------     -------    ----------    -----------    ------------  ---------  -----------
Balance at July 31, 1996...................     87          65         1,655          2,122          (2,161)      (179)       1,589
Issuance of common stock...................      3          --         5,044             --              --     (2,541)       2,506
Repurchase of common stock.................     (2)         --           (22)            --              --         19           (5)

Net loss...................................     --          --            --        (14,296)             --         --      (14,296)

Foreign currency translation
 adjustment................................     --          --            --             --             409         --          409
                                            ------     -------    ----------    -----------    ------------  ---------  -----------
Balance at July 31, 1997...................  $  88       $  65      $  6,677      $ (12,174)      $  (1,752) $  (2,701)    $ (9,797)
                                            ======     =======    ==========    ===========    ============  =========  ===========



                            See Accompanying Notes

                        DELCO REMY INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                                   FOR THE YEAR ENDED JULY 31
                                                                        --------------------------------------------------
                                                                           1995                1996               1997
                                                                        -----------      --------------     --------------
Operating activities:
Net income (loss)...................................................       $  6,963            $ (4,841)         $ (14,296)
Extraordinary item..................................................             --                  --              3,498
Adjustments to reconcile net income (loss) to net cash provided by
 (used in) operating activities:
   Depreciation and amortization....................................         14,533              19,555             22,323
   Gain on sale of building.........................................             --                  --             (2,082)
   Deferred income taxes............................................         (3,580)             (2,947)            (9,578)
   Post-retirement benefits other than pensions.....................          4,434               3,752              4,491
   Accrued pension benefits.........................................          4,459              (3,509)             3,592
   Non-cash interest expense........................................          8,069               7,867              7,949
   Preferred dividend requirement of subsidiary.....................          1,397               1,516              1,648
   Changes in operating assets and liabilities, net of acquisitions:
      Accounts receivable...........................................        (49,320)            (24,458)            (3,341)
      Inventories...................................................         (8,035)            (25,720)           (10,245)
      Accounts payable..............................................         49,613               8,634            (11,036)
      Other current assets and liabilities..........................         (6,657)             18,229             (4,538)
      Accrued restructuring.........................................             --               5,541             31,836
      Other non-current assets and liabilities, net.................             45              (4,303)             2,316
                                                                        -----------      --------------     --------------
Net cash provided by (used in) operating activities.................         21,921                (684)            22,537

INVESTING ACTIVITIES:
Acquisitions, net of cash acquired..................................        (62,010)            (46,320)           (42,442)
Purchase of property and equipment..................................        (11,241)            (32,741)           (31,888)
Investment in affiliates............................................             --                  --             (3,119)
Proceeds from sale of building......................................             --                  --              3,362
                                                                        -----------      --------------     --------------
Net cash used in investing activities...............................        (73,251)            (79,061)           (74,087)

Financing activities:
Proceeds from issuances of long-term debt...........................         31,918              89,652            180,000
Payments on long-term debt..........................................         (4,917)             (8,842)          (126,200)
Other financing activities..........................................            118                 (20)             3,986
                                                                        -----------      --------------     --------------
Net cash provided by financing activities...........................         27,119              80,790             57,786
                                                                        -----------      --------------     --------------

Effect of exchange rate changes on cash.............................             --                 883                408
                                                                        -----------      --------------     --------------

Net (decrease) increase in cash and cash equivalents................        (24,211)              1,928              6,644
Cash and cash equivalents at beginning of year......................         25,689               1,478              3,406
                                                                        -----------      --------------     --------------
Cash and cash equivalents at end of year............................       $  1,478            $  3,406          $  10,050
                                                                        ===========      ==============     ==============

                            See Accompanying Notes

                        DELCO REMY INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JULY 31, 1997
                            (DOLLARS IN THOUSANDS)


1. ORGANIZATION AND ACQUISITIONS

Delco Remy America Acquisition

  On August 1, 1994, Delco Remy International, Inc. (the Company or DRI) through a wholly-owned subsidiary, Delco Remy America, Inc. (DRA), purchased substantially all of the assets, other than facilities, and assumed certain liabilities of specific business activities of the Delco Remy Division of General Motors Corporation (the GM Acquisition). The specific business activities purchased are engaged in the design, manufacture, remanufacture and sale of heavy duty starter motors and generators, automotive starter motors, and related components.


  The aggregate purchase price of the GM Acquisition of $155,665 (including fees and expenses) was accounted for as a purchase. The Company issued (i) common stock of $1,531, (ii) preferred stock of $11,507 and (iii) debt of $158,200 to fund the purchase and provide capital for general corporate purposes. The GM Acquisition resulted in the recording of approximately $17,600 of goodwill which is being amortized over 15 years. While the GM Acquisition was recorded based on the best estimates available, certain purchase price adjustments as of the August 1, 1994 purchase date have not been determined or agreed to by General Motors Corporation (GM) and DRI. When finalized, The resolution of these items could result in a charge or credit to operations, which the Company does not expect to be material. The accompanying consolidated financial statements reflect the consolidated results of operations and cash flows for the Company subsequent to the GM Acquisition. The Company had no operations prior to August 1, 1994.


  GM is entitled to receive an additional contingent purchase payment which will be paid beginning in 2004 and will be based upon a percentage of average earnings of the Company in the three year period ending December 31, 2003 in excess of certain imputed earnings. Since the additional contingent purchase price, if any, is based upon future operations of the Company which cannot be determined at this time, no provision for such payment has been made in the accompanying consolidated financial statements. The additional contingent purchase price, if any, will increase the goodwill recorded for the GM Acquisition and will be amortized over the remaining useful life of the GM Acquisition goodwill.

  Concurrent with the GM Acquisition, the Company entered into certain supply agreements with GM whereby the Company will be the sole-source supplier to GM for component parts manufactured by the Company at the date of the GM Acquisition. The supply agreement for automotive starter motors has an initial term of ten years, while the supply agreement for heavy duty starter motors and generators has an initial term of six years.

1997 Acquisition

  On May 8, 1997, the Company, through a wholly-owned subsidiary, acquired 82.5% of the outstanding common stock of World Wide Automotive, Inc. (World Wide). World Wide is primarily an aftermarket supplier of light duty import starters and alternators, although it also has a small amount of heavy duty remanufacturing sales and domestic aftermarket sales. The remaining 17.5% interest in World Wide is owned by current management of World Wide.

  The aggregate purchase price was $40,842, including cash payments of $38,692 and the issuance of Class A Common Stock valued at $2,150. The World Wide acquisition was treated as a purchase for accounting purposes and is included in the consolidated financial statements of the Company beginning with the acquisition date. The World Wide acquisition resulted in goodwill of $21,301 which is being amortized over 35 years.

1996 Acquisition

  On February 6, 1996 the Company, through a wholly-owned subsidiary, acquired 82.5% of the outstanding common stock of Power Investments, Inc. and related companies (Power), a remanufacturer of diesel and gasoline engines, fuel systems, transmissions, alternators and starters for medium, heavy duty, and automotive applications. Power also remanufactures and distributes brakes, water pumps, power steering pumps and various other

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997

remanufactured truck parts and assemblies. Power has fifteen facilities located in the United States and Canada. The remaining 17.5% interest in Power is owned by current management of Power.

  The aggregate purchase price was $48,422 including cash payments of $23,385 and the issuance of $24,300 of 9.86% Power Investments Seller Notes. The Power acquisition was treated as a purchase for accounting purposes and is included in the consolidated financial statements of the Company beginning with the acquisition date. The Power acquisition resulted in goodwill of $16,267 which is being amortized over 35 years.

1995 Acquisitions

  In 1995, the Company made the following three acquisitions which were treated as purchases for accounting purposes and are included in the consolidated financial statements beginning with the respective acquisition date. Each respective purchase price was allocated to the assets acquired and liabilities assumed at their estimated fair values. The three acquisitions resulted in goodwill of $38,864 which is being amortized over 35 years.


       On January 6, 1995, the Company purchased all the stock of two related companies (collectively referred to as Nabco) for an aggregate cash purchase price of $27,600 and the issuance of 483,000 shares of DRI Class A Common Stock. Nabco remanufactures automotive starters and alternators.

       On March 31, 1995, the Company, through a newly formed subsidiary, purchased the shares of six related corporations (collectively referred to as A&B). The aggregate purchase price of $33,400 included cash payments of $29,900 and the issuance of $3,500 in 10% subordinated notes. The A&B acquisition was financed through additional borrowings under the Company's revolving loan and a new acquisition term loan of $15,000. A&B remanufactures heavy duty starters and alternators and related sub-components and parts.

       On April 13, 1995, the Company acquired, through a series of stock purchase transactions, approximately 97% interest in a Hungarian company (Autovill), a manufacturer of heavy duty starter motors and generators. The total purchase price was approximately $7,500 which included the assumption of certain Autovill liabilities of $4,100.

Unaudited Pro Forma Results of Operations

  The unaudited pro forma consolidated results of operations, assuming the 1995, 1996 and 1997 acquisitions had been consummated as of the beginning of the preceding year, are as follows:


                                                                 FOR THE YEAR ENDED JULY 31
                                                  -------------------------------------------------------------------
                                                         1995                     1996                    1997
                                                  -------------------     -------------------     -------------------
          Revenues.........................          $    655,716             $    723,633            $    738,801
          Operating income.................                49,334                   47,931                  27,658
          Income (loss) from continuing
           operations......................                13,929                    6,212                 (10,284)
          Net income (loss)................                11,566                   (4,425)                (14,317)


  The pro forma consolidated financial information does not purport to present what the Company's consolidated results of operations would actually have been if the operations were combined during the periods presented and is not intended to project future results or trends of operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Business Segment

  The consolidated financial statements include the accounts of DRI and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company designs, manufactures, remanufactures and distributes electrical, powertrain/drivetrain and engine-related components for automobiles, light and heavy duty trucks and other heavy duty vehicles. The Company's products include starter motors,

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997


alternators, engines, transmissions and fuel systems for the aftermarket and the original equipment manufacturer market, principally in North America but also in Europe, Latin America and Asia-Pacific.

Use of Estimates

  Preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

  Cash and cash equivalents includes all cash balances and highly liquid investments held primarily in repurchase agreements collateralized by U.S. Government securities with a maturity of ninety days or less when purchased. The carrying amount of cash equivalents approximates fair value.

Concentrations of Credit Risk and Other Risks

  Substantially all of the Company's accounts receivable are due from customers in the original equipment and aftermarket automotive industries, both in the U.S. and internationally. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses are provided for in the financial statements and have been consistently within management's expectations. The Company invests its temporary cash in high credit quality financial institutions and investment grade short-term investments and limits the amount of credit exposure to any one entity.

  The percentage of the Company's labor force covered by a collective bargaining agreement (CBA) and covered by a CBA that will expire within one year is 48.0% and 2.4%, respectively.

Inventories

  Inventories are carried at lower of cost or market determined on the first-in, first-out (FIFO) method. Raw materials also include supplies and repair parts which consist of material consumed in the manufacturing process but not directly incorporated into the finished products. Inventories at July 31, 1996 and 1997 consisted of the following:

                                                               July 31
                                                       -----------------------
                                                         1996           1997
                                                       --------       --------
          Raw material...............................  $ 57,481       $ 84,583
          Work in-process............................    32,790         20,168
          Finished goods.............................    33,312         59,666
                                                       --------       --------
                                                       $123,583       $164,417
                                                       ========       ========

Property and Equipment

  Property and equipment are stated at cost. Depreciation is calculated primarily using the straight-line method over the estimated useful lives of the related assets (15 years for buildings and 3 to 15 years for machinery and equipment).

Foreign Currency Translation

  Financial statements of foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and at the average exchange rate for each year for revenue and expenses. Translation adjustments are recorded as a separate component of stockholders' equity.

Foreign Exchange Contracts

  The Company enters into foreign exchange contracts to hedge certain foreign transactions. These contracts reduce currency risk from exchange rate movements. Gains and losses are deferred and accounted for as part of the underlying transactions. The contractual amount and related deferred gains and losses from these contracts are immaterial.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997

Goodwill

  Goodwill represents the excess of purchase price over fair value of the net assets acquired and is being amortized by the straight-line method over 15 to 35 years.

  The carrying amount of goodwill is regularly reviewed for indicators of impairment in value, which in the view of management are other than temporary, including unexpected or adverse changes in the following: (i) the economic or competitive environments in which the Company operates; (ii) profitability analyses and (iii) cash flow analyses. If facts and circumstances suggest that a subsidiary's net assets are impaired, the Company assesses the fair value of the underlying business and reduces goodwill to an amount that results in the book value of the subsidiary approximating fair value.

Investment in Affiliate

  Investment in affiliate represents the Company's equity investment in its Korean joint venture. This investment is accounted for using the equity method.


LONG-TERM ASSETS


  In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Recognition of Revenue

  Substantially all of the Company's revenue is recognized at the time the product is shipped. The Company's remanufacturing operations obtain used diesel and gasoline engines, fuel systems, transmissions, starter motors and generators, commonly known as cores, from its customers as trade-ins. Net sales and cost of goods sold are reduced by $58,800, $70,000 and $113,100 for 1995, 1996 and 1997, respectively, to reflect the cost of cores returned for credit.

Fair Value of Financial Instruments

  The Company's financial instruments generally consist of cash and cash equivalents, trade and other receivables, accounts payable, long-term debt and redeemable convertible preferred stock of subsidiary. The fair value of the Company's fixed rate debt was estimated using discounted cash flow analyses based upon the Company's current incremental borrowing rates. With the exception of the Senior Subordinated Notes, the carrying amounts of these financial instruments approximated their fair value at July 31, 1996 and 1997. At July 31, 1997, the Senior Subordinated Notes have a face value of $140.0 million and a fair value of $148.4 million.

Reclassification

  Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

Impact of Recently Issued Accounting Standards


  In February 1997, the FASB issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of warrants to purchase common stock will be excluded. The impact is expected to result in an increase in historical primary earnings (loss) per share for the years ended July 31, 1995, 1996 and 1997, of $.04, $.03 and $.12 per share, respectively. The impact of Statement No. 128 on the calculation of fully diluted earnings per share for these years is not expected to be material.

  In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income, which is effective for years beginning after December 15, 1997, and will be adopted by the Company in 1998. The Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Statement will not have any impact on the results of operations or the financial position of the Company.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997

    In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. The Statement changes the way public companies are required to report segment information in annual financial statements and in interim financial reports to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997, and the Company anticipates adopting the Statement in 1999. The Company is evaluating the impact that this Statement will have on its financial reporting.

3.  DISCONTINUED OPERATIONS

Marine Corporation of America, Marine Drive Systems,  and Powrbilt Products

    In July 1997, the Company adopted plans for the sale of the marine products business segment consisting of three non-core businesses. The Company plans to sell the net assets of Marine Corporation of America, Marine Drive Systems and Powrbilt Products (the 1997 Discontinued Businesses). These non-core businesses were acquired in February 1996 in conjunction with the acquisition of Power.

    A charge of $874 net of a tax benefit of $426 for operating losses expected during the disposal period was recorded. The Company does not anticipate a loss on the disposal of the net assets of the discontinued businesses. It is expected that the net assets of the businesses will be sold during fiscal 1998.

    Summary operating results of the 1997 Discontinued Businesses since their acquisition are as follows:

                                                                   For the Year Ended July 31
                                                                 ------------------------------
                                                                     1996              1997
                                                                 ------------      ------------
          Net sales..........................................       $5,624            $10,935
          Net loss...........................................         (328)              (808)

  The net assets of the 1997 Discontinued Businesses included in the consolidated balance sheet are summarized as follows:

                                                                             July 31,
                                                                               1997
                                                                           ------------
               Current assets...........................................     $ 6,525
               Property and equipment, net..............................         650
               Current liabilities......................................      (1,848)
                                                                           ------------
               Net assets...............................................     $ 5,327
                                                                           ============

Powder Metal Forge


  In December 1995, the Company adopted plans for sale of its non-core powder metal forge business segment (PMF) and recorded an initial loss on disposal. A sale agreement was signed in December 1996 to transfer ownership of net assets of PMF. Terms of the sale agreement require the Company to continue PMF operations through a transition period in which the buyer will begin production at its facility. The Company expects the transition period to be completed by November 1997. The agreement requires the buyer to reimburse the Company for all losses incurred from operating the business after December 1997 if the transition has not been completed. PMF produces various engine components, primarily for GM, through a forging process.

  The Company recorded a charge of $9,064, net of tax benefit of $6,043, for losses on disposal of the business, operating losses expected during the transition period, and allocated interest expense. During the fiscal year ended July 31, 1997, the Company utilized $8,981 of the reserves for discontinued operations including a loss from operations of $2,171. At July 31, 1997, $2,024 of discontinued operations reserves remained on the balance sheet related to PMF.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997

  Summary operating results of the discontinued operation, excluding the loss on disposal are as follows for the years ended:

                                                                   For the Year Ended July 31
                                                                 ------------------------------
                                                                     1995              1996
                                                                 ------------      ------------
          Net sales..........................................      $ 6,505           $ 4,228
          Net loss...........................................       (2,363)           (1,245)

  Interest expense of $1,014 and $496 in 1995 and 1996, respectively, was allocated to discontinued operations of PMF based on the ratio of net assets discontinued to total net assets and debt of the Company. In addition, interest expense of $986 was allocated for the disposal period and is included in the 1996 loss on disposal of PMF. In 1997, $335 of interest expense was charged against the reserve.

  The net assets of PMF included in the consolidated balance sheet are summarized as follows:


                                                                                       July 31
                                                                                        1997
                                                                                     -----------
          Current assets.........................................................      $ 3,917
          Current liabilities....................................................         (610)
                                                                                     -----------
          Net assets.............................................................       $3,307
                                                                                     ===========



4.  RESTRUCTURING CHARGES

  In May 1997, the Company decided to restructure the manufacturing operations of DRA to utilize focus factory manufacturing concepts and to close the Company's operations in the old vertically-integrated factories that were leased from GM. These decisions resulted in the impairment of certain production assets with a carrying amount of $30,321 ($25,279 of which is property and equipment and $5,042 of which is related tooling and other supplies) which the Company plans to sell or otherwise dispose. The Company has estimated the loss on disposal including related costs at $26,260. In addition, the Company has estimated a cost of $8,240 for reducing its workforce through several transition programs. The results of operations for the products which will be discontinued are not separately identifiable. The restructuring reserve is expected to be utilized throughout 1998 and 1999.

  In December 1995, the Company decided to eliminate the production of certain parts and certain straight-drive starter motors for the original equipment market. In addition, the Company purchased new, more efficient equipment for use in the production of certain heavy duty alternators. These decisions resulted in the impairment of certain production equipment with a carrying amount of approximately $5,242, which the Company plans to sell or otherwise dispose. The Company has estimated the loss on disposal, including related costs, at $4,385. The results of operations for the parts and straight-drive starter motors for which production will be discontinued are not separately identifiable.

  In October 1995, the Company offered to certain eligible salaried employees a voluntary retirement transition program in conjunction with a similar plan offered by GM to its employees which allowed such employees special additional benefits not typically provided upon retirement. These additional benefits include salaried payments for six months and future supplemental payments under the salaried retirement plan. As a result, $3,716 was charged to operations in 1996.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997

  The following table summarizes the provisions and reserves for restructuring and non-recurring charges:

                                                      Termination         Exit/Impairment
                                                        Benefits               Costs               Total
                                                    ---------------     -------------------      ---------
  Provision in 1996...............................      $ 3,716               $ 4,385             $ 8,101
  Payments and charges in 1996....................       (1,665)                 (895)             (2,560)
                                                    ---------------     -------------------      ---------
  Reserve at July 31, 1996........................        2,051                 3,490               5,541

  Provision in 1997...............................        8,240                26,260              34,500
  Change in estimate..............................       (1,230)                   --              (1,230)
  Payments and charges in 1997....................         (821)                 (613)             (1,434)
                                                    ---------------     -------------------      ---------
  Reserve at July 31, 1997........................      $ 8,240               $29,137             $37,377
                                                    ===============     ===================      =========

5.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

    The activity in the allowance for doubtful accounts is as follows:

                                                                       For the Year Ended July 31
                                                                -----------------------------------------
                                                                   1995            1996           1997
                                                                ----------      ----------     ----------
 Balance at beginning of period.............................    $       --      $      162     $    1,209
 Additions charged to costs and expenses....................           119           1,091          3,774
 Acquisition of certain businesses..........................           102             308            324
 Uncollectible accounts written off, net of recoveries......           (59)           (352)        (2,372)
                                                                ----------      ----------     ----------
                                                                $      162      $    1,209     $    2,935
                                                                ==========    ============     ==========

6.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:


                                                           July 31
                                                  -------------------------
                                                     1996           1997
                                                  ----------     ----------
Land and buildings..............................  $   12,213     $    5,895
Buildings under capital leases..................      13,931         21,434
Machinery and equipment.........................     144,247        119,893
                                                  ----------     ----------
                                                  $  170,391     $  147,222
                                                  ==========     ==========

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997


7.  LONG-TERM DEBT


    Borrowings under long-term debt arrangements consists of the following:

                                                                             July 31
                                                                 --------------------------------
                                                                     1996                1997
                                                                 ------------        ------------
          Senior credit facility:
            Revolving loans...............................       $     48,530        $         --
            Term loans....................................             54,235                  --
            Revolving acquisition loans...................                 --              34,963
          Power seller notes..............................             24,300               8,300
          World note......................................             75,000              75,000
          Senior subordinated notes.......................                 --             140,000
          GM acquisition note.............................             55,224              59,155
          A & B seller notes..............................              3,500               3,500
          Junior subordinated notes.......................             22,619              25,211
          Hungarian bank loans............................              1,141                  --
          Other, including capital lease obligations......             14,247              17,639
                                                                 ------------        ------------
                                                                      298,796             363,768
          Less current portion............................              9,652                 507
                                                                 ------------        ------------
                                                                 $    289,144        $    363,261
                                                                 ============        ============

Senior Credit Facility

    Pursuant to the senior credit facility, revolving credit loans of $150,000 are available for general purposes, of which up to $85,000 is available for acquisitions. The senior credit facility provides for quarterly payments of $9,400 beginning in the year 1999. The Company has the option of paying an interest rate of one bank's prime or a LIBOR-based rate. The weighted average interest on amounts outstanding at July 31, 1997 was 8.02%.

    The senior credit facility contains various covenants which include, among other things: (i) limitations on additional borrowings and encumbrances; (ii) the maintenance of certain financial ratios and compliance with certain financial tests and limitations; (iii) limitations on cash dividends paid; (iv) limitations on investments and capital expenditures; and (v) limitations on leases and sales of assets.

    The senior credit facility is collateralized by a lien on substantially all assets of the Company and its domestic subsidiaries and by all the capital stock of such subsidiaries held by the Company or any such other subsidiary.

Power Seller Notes

    The Power Seller Notes are due February 6, 2001. Interest, at a rate of 9.86% per annum, is payable monthly for the current month. The notes may be prepaid without premium or penalty after August 6, 1997. The Power Seller Notes are secured by letters of credit issued under the senior credit facility.

World Note

    The World Note, due on July 31, 2003, is payable to an affiliate of a stockholder and bears interest at a rate of 10.5% per annum, payable semiannually.

    On any three interest payment dates, the Company may elect to pay up to 50% of the unpaid accrued interest by issuing additional notes to the holder of the World Note. At the option of the Company, prepayment of the loan balance may be made at repayment amounts ranging from 103% in 1997 to 100% of principal after August 1, 2000. Upon a change in control, certain asset sales, casualty events or a public offering (all as defined in the debt agreement), the holders have the right, but not the obligation, to require mandatory redemption of the debt, without premium or penalty.

    The World Note agreement contains certain covenants which are similar to the provisions of the senior credit facility. The World noteholder has agreed to subordinate its right to receive payments to the senior credit facility lenders. DRI and its domestic subsidiaries have guaranteed the payment of principal and interest on the World Note.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997

Senior Subordinated Notes

  On August 2, 1996, the Company issued $140 million of 10 5/8% Senior Subordinated Notes due August 1, 2006 (the Senior Subordinated Notes). The proceeds from the Senior Subordinated Notes were $135.8 million (net of issuance costs). The proceeds were used as follows: (i) to repay all outstanding indebtedness under the Senior Credit Facility, plus accrued and unpaid interest thereon, (ii) $16,000 was used to prepay one of the Power Seller Notes, plus accrued and unpaid interest thereon, and (iii) the remaining net proceeds were invested temporarily in short-term interest bearing obligations. The Company recorded an extraordinary loss in 1997 of $2,351, net of tax benefit of $1,147, related to deferred financing costs associated with the payoff of the Senior Credit Facility.

  The Senior Subordinated Notes are unsecured senior subordinated obligations of the Company and are subordinated in right of payment to the prior payment in full of all existing and future senior indebtedness, pari passu with all present and future senior subordinated indebtedness and senior to all present and future subordinated indebtedness of the Company or the relevant subsidiary guarantors, as defined in the indenture. The Senior Subordinated Notes will also be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

  The Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, after August 1, 2001, at the redemption prices set forth in the note agreement plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to August 1, 1999, the Company may redeem, at its option, up to an aggregate amount of 35% of the original principal amount of the Senior Subordinated Notes with the proceeds of one or more public equity offerings at a redemption price of 110% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, provided that at least 50% of the original aggregate principal amount of the notes remains outstanding after each such redemption.

  Upon the occurrence of a change of control (as defined), each holder of the Senior Subordinated Notes will have the right to require the Company to purchase all or a portion of such holder's notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

  The indenture pursuant to which the Senior Subordinated Notes were issued contains certain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness,
(ii) pay dividends or make other distributions with respect to capital stock (as defined) of the Company and its restricted subsidiaries, (iii) sell assets of the Company or its restricted subsidiaries, (iv) issue or sell restricted subsidiary stock, (v) enter into certain transactions with affiliates, (vi) create certain liens, (vii) enter into certain mergers and consolidations and
(viii) incur indebtedness which is subordinate to senior indebtedness and senior to the Senior Subordinated Notes.

  Pursuant to a registration agreement among the Company and the initial purchasers, the Company will commence an exchange offer pursuant to an effective registration statement or cause the Notes to be registered under the Securities Act pursuant to a resale shelf registration statement. If an exchange offer registration statement is not (i) filed by October 31, 1997 or (ii) declared effective by December 31, 1997, or (iii) if an exchange offer is not consummated or a resale shelf registration statement is not declared effective by January 31, 1998, special interest will accrue initially at the rate of .25% per annum increasing to a maximum rate of 1% per annum, payable semi-annually until such time as an exchange offer is consummated or a resale shelf registration is declared effective.

GM Acquisition Note

  In connection with the GM Acquisition, DRA issued to GM a subordinated note in the principal amount of $45,000 due 2004. Interest accrues semiannually at a rate of 11.5% per annum and is added to the unpaid principal balance in amounts ranging from 60% of the accruing interest in 1997 to 20% in 1999. Beginning in 2000, interest is payable semiannually in cash.

A&B Seller Notes

  In connection with the A&B acquisition, a subsidiary of DRI issued subordinated notes in the principal amount of $3,500 due 2002. Interest is payable semiannually at 10% per annum. The notes are subordinated to the senior credit facility, senior subordinated debt, and the World Note. The notes may be prepaid at any time without penalty.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997

Junior Subordinated Notes

    DRI issued $18,200 in an initial principal amount of Junior Subordinated Notes to two investors, who are also holders of the Company's common stock. Interest on the junior subordinated notes accrues semiannually at 11% and is payable entirely in additional principal, through 2004, when the entire balance is due and payable.

Capital Lease Obligations

    In 1996 the Company entered into an aggregate of $13,931 of new capital leases with respect to three manufacturing facilities and its world headquarters building. The leases have 15 year terms with options to renew for additional periods. These leases have been capitalized using interest rates ranging from 12.5% to 14.2%. The carrying value of assets under capital leases was $15,870 at July 31, 1997.

Other

    Total cash interest paid for 1995, 1996 and 1997 was $7,738, $19,895 and $31,744, respectively.

    The following is the required principal payments of long-term debt and capitalized leases:

          1998......................................   $     507
          1999......................................         721
          2000......................................         817
          2001......................................       9,366
          2002......................................         844
          Thereafter................................     351,513
                                                       ---------
                                                       $ 363,768
                                                       =========

8.  EMPLOYEE BENEFIT PLANS

Agreements with GM

    In connection with the GM Acquisition, the Company and GM agreed to allocate the responsibility for employee pension benefits and post-retirement health care and life insurance on a pro-rata basis between DRA and GM. The allocation is primarily determined upon years of service with DRA and aggregate years of service with DRA and GM. In addition, GM has agreed to retain complete responsibility for all pension and post-retirement benefit costs for salaried and hourly employees who retired from DRA before AugustE1, 1996 and October 1, 1996, respectively. Effective August 1, 1994, DRA established hourly and salaried pension and post-retirement health care and life insurance plans which are similar to the respective GM plans.

Pension Plans

    DRA has defined benefit pension plans covering substantially all employees. The plan covering salaried employees provides benefits that are based upon years of service and final estimated average compensation. Benefits for hourly employees are based on stated amounts for each year of service. DRA's funding policy is to contribute amounts to provide the plans with sufficient assets to meet future benefit payment requirements consistent with actuarial determinations of the funding requirements of federal laws. DRA made contributions of $6,454 and $1,085 to the plans in 1996 and 1997, respectively. No contributions were made in 1995. Plan assets are primarily invested in mutual funds which invest in both debt and equity instruments.

    The components of net periodic cost for the plans are as follows:

                                                                                   For the Year Ended July 31
                                                                      ----------------------------------------------------
                                                                          1995                1996                1997
                                                                      ------------        ------------        ------------
    Service cost - benefits earned during the period..............    $      4,435        $      2,935        $      3,163
    Interest costs on projected benefit obligation................               2                 293                 544
    Actual (gain) loss on assets...................................             --                  51              (2,180)
    Net amortization and deferral..................................             22                (316)              1,512
    Special charge for early retirement............................             --                  --               1,633
                                                                      ------------        ------------        ------------
    Net periodic pension cost......................................   $      4,459        $      2,963        $      4,672
                                                                      ============        ============        ============

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
                                 JULY 31, 1997

  In 1997, the Company offered retirement incentives to salaried employees. The program liability of $1,633 was included with the restructuring charge.

  The following table sets forth the funded status for DRA's defined benefit pension plans.


                                                                                          July 31
                                                                        ----------------------------------------
                                                                                1996                   1997
                                                                        -----------------      -----------------
        Actuarial present value of accumulated pension benefit
          obligation:
            Vested....................................................            $ 5,988                $11,375
            Nonvested.................................................                489                  1,318
                                                                        -----------------      -----------------
        Accumulated benefit obligation................................            $ 6,477                $12,693
                                                                        =================      =================

        Projected benefit obligation..................................            $ 7,021                $13,540
        Plan assets at fair value.....................................             (6,406)                (9,664)
                                                                        -----------------      -----------------
        Projected benefit obligation in excess of fair value of
        plan assets...................................................                615                  3,876
        Prior service cost not yet recognized.........................                (37)                  (911)
        Unrecognized net gain.........................................                372                  1,577
                                                                        -----------------      -----------------
        Pension liability recognized in the balance sheet.............            $   950                $ 4,542
                                                                        =================      =================


  The measurement of the July 31, 1996 and 1997 projected benefit obligation was based upon a discount rate of 7.75%. The expected compensation growth rate is 5% for salaried employees. The expected rate of return on plan assets is 10%.

Defined Contribution Plans

  Various subsidiaries of the Company sponsor voluntary savings plans for eligible salaried and hourly employees. These plans allow participants to make contributions pursuant to section 401(k) of the Internal Revenue Code. Certain of these plans have Company matching contribution provisions. Charges to operations were $452, $686 and $532 for 1995, 1996 and 1997, respectively.

Profit Sharing Plans

  DRA sponsors profit sharing plans covering substantially all of its employees. Distributions are determined based upon formulas established by management and are made annually. Profit sharing expense for 1995, 1996 and 1997 was $1,700, $1,300 and $1,400, respectively.

Post-Retirement Health Care and Life Insurance Plans

  DRA maintains hourly and salaried benefit plans that provide post-retirement health care and life insurance to retirees and eligible dependents. The benefits are payable for life, although DRA retains the right to modify or terminate the plans providing these benefits. The salaried plan is contributory, with additional cost sharing features such as deductibles and co-payments. Salaried employees who were not GM employees prior to 1992 are not eligible for the above described post-retirement benefits. It is DRA's policy to fund these benefits as claims are incurred.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
                                 JULY 31, 1997

  The following table sets forth the status of DRA's post-retirement benefit plans.

                                                                                  July 31
                                                                ------------------------------------------
                                                                        1996                   1997
                                                                -------------------    -------------------
      Accumulated post-retirement benefit obligation:
         Fully eligible active participants.....................   $            148       $            160
         Active participants not yet fully eligible.............              6,960                 11,459
                                                                -------------------    -------------------
                                                                              7,108                 11,619
         Unrecognized net gain..................................              1,078                  1,058
                                                                -------------------    -------------------
         Post-retirement benefit liability......................   $          8,186       $         12,677
                                                                ===================    ===================

  The components of post-retirement benefit expense are as follows:

                                                                            For the Year Ended July 31
                                                     ---------------------------------------------------------------------
                                                             1995                     1996                      1997
                                                     -------------------     --------------------      -------------------
Service Cost.........................................   $          4,114        $           3,557         $          3,959
Interest Cost........................................                320                      254                      551
Amortization of gain.................................                  -                      (59)                     (19)
                                                     -------------------     --------------------      -------------------
                                                        $          4,434        $           3,752         $          4,491
                                                     ===================     ====================      ===================

  Measurement of the accumulated post-retirement benefit obligation was based on an 8.3% annual rate of increase in the cost of covered health care benefits. The rate was assumed to decrease ratably to 5.5% through 2002 and remain level at that rate thereafter. The discount rate used in determining the accumulated post-retirement benefit obligation was 7.75%. An increase of 1% in assumed health care cost trend rates would increase the accumulated post-retirement benefit obligation as of July 31, 1997 by 25.8% and the net periodic cost for 1997 would be increased by 28.6%.

9.  STOCKHOLDERS' EQUITY AND REDEEMABLE EXCHANGEABLE PREFERRED STOCK OF DRA


  All shares of Class A Common Stock and Class B Common Stock are identical and will entitle the holders thereof to the same rights and privileges, provided that except as otherwise required by law, the holders of Class B common stock shall have no voting rights. Each share of Class A stock is convertible into one share of Class B stock and each share of Class B stock is convertible into one share of Class A stock. Pursuant to a Stockholders Agreement dated July 29, 1994, the Company issued 7,905,912 shares of Class A Common Stock and 5,366,088 shares of Class B Common Stock for an aggregate of $1,581. In addition, 483,000 shares of Class A common stock were issued in connection with the Nabco acquisition. On October 21, 1994, the Company approved a private placement memorandum whereby the Company is authorized to offer for sale to certain members of management of DRA up to 1,596,000 shares of Class A Common Stock. As of July 31, 1997, 1,512,000 shares were outstanding pursuant to the private placement at a price approximating book value. Shares issued pursuant to this plan generally vest over three years. During 1997, 361,200 shares were sold for $2,705 less than the deemed fair market value. As a result, compensation expense of $354 was recorded during the current year and the balance of the unearned compensation of $2,351 will be amortized over the remaining vesting period

  The stockholder notes receivable of $179 and $350 at July 31, 1996 and 1997, respectively, were issued in connection with the sale of Class A Common Stock and are payable in 1999 through 2002 together with interest at 9.25% accrued interest per annum. The members of DRA management who are stockholders of the Company are subject to agreements that impose certain restrictions and grant rights on their ownership and transfer of Company stock. During the first three years after issuance, stockholders are generally prohibited from transferring shares of common stock of the Company owned by them. The Company further has the right to repurchase such stock at amounts described in the respective agreements when the management investor is no longer employed by DRA.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
                                 JULY 31, 1997

Warrants


  In connection with the issuance of the Junior Subordinated Notes, DRI issued warrants to purchase 1,680,000 shares of DRI Class A Common Stock at a price of $.0012 per share. The warrants can be exercised, in whole or in part, at any time through June 31, 2004.

Redeemable Exchangeable Preferred Stock of DRA

  In connection with the GM Acquisition, DRA issued 15,000 shares of Class A Preferred Stock (par value $.01 per share and liquidation preference $1,000 per share) to GM (DRA Preferred Stock). The provisions of the preferred stock call for a cumulative cash dividend equal to $80 per share (8%). For financial statement purposes the preferred stock has been discounted to approximately $11,500 to reflect fair value at the issuance date based upon an 11.5% dividend rate. The excess of the preference amount over the carrying value of the DRA Preferred Stock is being accreted through August 1, 2004, at which time the DRA Preferred Stock must be redeemed by DRA at $1,000 per share plus accrued and unpaid dividends. At the option of DRA, the DRA Preferred Stock may be redeemed at a price per share equal to $1,000 plus accrued and unpaid dividends. In addition, the DRA Preferred Stock may be exchanged, at the option of DRA, in whole or in part, for 8% subordinated debentures to be issued by DRA at $1,000 per share plus accrued and unpaid dividends. Dividends which accrue but remain unpaid for one year accrue additional dividends at the rate of 8%. The carrying value of the DRA Preferred Stock includes unpaid and accrued dividends of $3,896 as of July 31, 1997.

10.  INCOME TAXES

  The following is a summary of the components of the provision for income taxes (benefit) of continuing operations:

                                                                    For the Year Ended July 31
                                                 -------------------------------------------------------------
                                                         1995                  1996                  1997
                                                 -----------------     -----------------     -----------------
       Current:
          Federal................................  $         9,529       $         5,969       $         3,220
          State and Local........................            1,927                   916                 2,019
          Foreign................................               61                   131                   977
                                                 -----------------    ------------------    ------------------
                                                            11,517                 7,016                 6,216
       Deferred:
          Federal................................           (3,021)               (1,240)               (8,615)
          State and Local........................             (650)                  (35)                 (960)
          Foreign................................               --                    --                   345
                                                 -----------------     -----------------     -----------------
                                                   $         7,846       $         5,741       $        (3,014)
                                                 =================     =================     =================

Income (loss) from continuing operations before income taxes (benefit), preferred dividend requirement of subsidiary and minority interest was taxed in the following jurisdictions:

                                                                             For the Year Ended July 31
                                                           -----------------------------------------------------------
                                                                  1995                 1996                  1997
                                                           -----------------    -----------------    -----------------
Domestic...................................................  $        18,198      $        10,104      $       (15,640)
Foreign....................................................              371                3,208                4,903
                                                           -----------------    -----------------    -----------------
                                                             $        18,569      $        13,312      $       (10,737)
                                                           =================    =================    =================

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
                                 JULY 31, 1997


  A reconciliation of income taxes at the United States federal statutory rate to the effective income tax rate follows:


                                                                               For the Year Ended July 31
                                                            ----------------------------------------------------------------
                                                                  1995                    1996                    1997
                                                            ----------------      ------------------      ------------------
Federal statutory income tax rate.........................         35.0%                   35.0%                   35.0%
State and local income taxes- net of federal tax benefit..          4.5                     4.3                    (7.7)
Compensation expense......................................           --                      --                    (6.0)
Other items...............................................          2.7                     3.8                     6.8
                                                            ----------------      ------------------      ------------------
Effective income tax rate.................................         42.2%                   43.1%                   28.1%
                                                            ================      ==================      ==================


  State and local income taxes include provisions for Indiana and Michigan which do not provide proportional benefit in loss years.

  The following is a summary of the significant components of the Company's deferred tax assets and liabilities:

                                                                                  July 31
                                                                     ------------------------------------
                                                                          1996                   1997
                                                                     --------------     -----------------
          Deferred tax assets:
               Restructuring.....................................    $         --                $  4,424
               Employee benefits.................................             7,385                 7,157
               Inventories.......................................             2,165                 7,196
               Warranty..........................................             2,665                 3,207
               Asset impairment..................................             1,380                 8,480
               Discontinued operations...........................             4,352                   774
               Non-compete agreements............................                --                   789
               Alternative minimum tax credits...................             1,244                 1,488
               Other.............................................             3,054                 2,835
                                                                     --------------     -----------------
                                                                             22,245                36,350

          Deferred tax liabilities:
               Depreciation......................................           (11,275)              (13,475)
               Discount on exchangeable securities...............            (1,381)               (1,336)
               Other.............................................              (922)               (1,621)
                                                                     --------------     -----------------
                                                                            (13,578)              (16,432)
                                                                     --------------     -----------------
          Net deferred tax asset.................................          $  8,667              $ 19,918
                                                                     ==============     =================


  The Company's alternative minimum tax credit may be carried forward indefinitely. Income tax payments (refunds), including state taxes, for 1995, 1996 and 1997 were $8,900, $14,000 and ($1,100), respectively.

  No provision has been made for United States federal and state or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries ($9,336 at July 31, 1997) because it is expected that such earnings will be reinvested in these foreign operations indefinitely. It is not practical to estimate the amount of taxes that might be payable on the eventual remittances of such earnings.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
                                 JULY 31, 1997

11.  TRANSACTIONS WITH GM

  The Company and GM have entered into several transactions and agreements related to their respective businesses. In addition to the transactions disclosed elsewhere in the accompanying consolidated financial statements and related notes, the Company entered into the following transactions with GM:

                                                               For the Year Ended July 31
                                                 -----------------------------------------------------
                                                       1995               1996               1997
                                                 ---------------    ---------------    ---------------
      Sales......................................  $     338,356      $     298,084      $     301,328
      Material purchases and costs for services..        205,874            112,372             97,934

  In addition, the Company had the following balances with GM:

                                                                          July 31
                                                            ----------------------------------
                                                                  1996               1997
                                                            ---------------    ---------------
      Trade accounts receivable.............................  $      27,391      $      30,286
      Other receivables.....................................          9,807              4,886
      Accounts payable......................................         10,752              7,644

12.  LEASE COMMITMENTS

  The Company occupies space and uses certain equipment under lease arrangements. Rent expense was $959, $3,208 and $4,004 for 1995, 1996 and 1997, respectively. Rental commitments at July 31, 1997 for long-term non-cancelable operating leases were as follows for the year ending:

                      1998.........................................       $ 4,581
                      1999.........................................         3,855
                      2000.........................................         2,649
                      2001.........................................         1,449
                      2002.........................................         1,387
                      Thereafter...................................         1,784
                                                                    --------------
                                                                          $15,705
                                                                    ==============

13.  COMMITMENTS AND CONTINGENCIES

  The Company is party to various legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business. The Company believes that the disposition of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
                                 JULY 31, 1997

14.  Geographical Information

  The Company operates predominantly in a single industry as a designer, manufacturer, remanufacturer, and distributor of electrical and other engine related components, including starter motors and alternators for automobiles, trucks, and other heavy duty vehicles. The Company is a multi-national corporation with operations in many countries including the United States, Canada, Mexico, Hungary, Germany, Korea and the Netherlands. Sales, operating profits and identifiable assets of Canadian, European and other foreign locations are those sales, operating profits and assets related to the operations in those locations. Geographical information is shown below:

                                                                                     For the Year Ended July 31
                                                                  -------------------------------------------------------------
                                                                          1995                  1996                  1997
                                                                  -----------------     -----------------     -----------------
     Net sales:
     United States............................................      $       584,859       $       657,782       $       684,790
     Canada...................................................                   --                26,815                47,240
     Europe...................................................                5,090                15,975                14,487
     Other foreign............................................                   --                    --                 7,052
     Eliminate intercompany sales.............................              (16,526)              (63,720)              (63,782)
                                                                  -----------------     -----------------     -----------------
       Total net sales........................................      $       573,423       $       636,852       $       689,787
                                                                  =================     =================     =================

     Operating income:
     United States............................................      $        36,544       $        36,751       $        23,196
     Canada...................................................                   --                 2,319                 2,341
     Europe...................................................                  457                 1,609                   784
     Other foreign............................................                   --                    --                  (366)
                                                                  -----------------     -----------------     -----------------
       Total operating income.................................      $        37,001       $        40,679       $        25,955
                                                                  =================     =================     =================

     Identifiable assets:
     United States............................................      $       310,292       $       427,847       $       474,991
     Canada...................................................                   --                29,959                31,197
     Europe...................................................               11,523                10,138                13,105
     Other foreign............................................                   --                    --                16,303
                                                                  -----------------     -----------------     -----------------
     Total identifiable assets................................              321,815               467,944               535,596
     Corporate assets.........................................               65,096               119,339               192,458
     Elimination..............................................              (64,384)             (112,201)             (157,485)
                                                                  -----------------     -----------------     -----------------
      Total assets............................................      $      $322,527       $     $ 475,082       $     $ 570,569
                                                                  =================     =================     =================


15.  Financial Information for Subsidiary Guarantors and Non-Guarantor
     Subsidiaries


  The Company conducts a significant portion of its business through subsidiaries. The Senior Notes and the Senior Subordinated Notes referred to in
Note 16 below are Fully and unconditionally guaranteed, jointly and severally, by certain direct and indirect subsidiaries (the Subsidiary Guarantors). Certain of the Company's subsidiaries do not guarantee the Senior Notes and the Senior Subordinated Notes (the Non-Guarantor Subsidiaries). The claims of creditors of Non-Guarantor Subsidiaries have priority over the rights of the Company to receive dividends or distributions from such subsidiaries.

  Presented below is condensed consolidating financial information for the Company, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries at July 31, 1997 and 1996 and for the years ended July 31, 1997, 1996 and 1995.

  The equity method has been used by the Company with respect to investments in subsidiaries. The equity method has been used by Subsidiary Guarantors with respect to investments in Non-Guarantor Subsidiaries. Separate financial statements for Subsidiary Guarantors are not presented based on management's determination that they do not provide additional information that is material to investors.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997


    The following table sets forth the Guarantor and direct Non-Guarantor
                                 Subsidiaries:


             Guarantor Subsidiaries                                      Non-Guarantor Subsidiaries
------------------------------------------------             ----------------------------------------------------
Delco Remy America, Inc.                                     Autovill RT Ltd.
Remy International, Inc.                                     Power Investments Canada Ltd.
Reman Holdings, Inc.                                         Remy UK Limited
Nabco, Inc.                                                  Delco Remy International (Europe) GmbH
The A&B Group, Inc.                                          Remy India Holdings, Inc.
A&B Enterprises, Inc.                                        Remy Mauritius Ltd.
Dalex, Inc.                                                  Remy Korea Holdings, Inc.
A&B Cores, Inc.                                              681287 Alberta Ltd.
R&L Tool Company, Inc.                                       Publitech, Inc.
MCA, Inc. of Mississippi                                     World Wide Automotive Distributors, Inc.
Power Investments, Inc.                                      Autovill Holdings, Inc.
Franklin Power Products, Inc.
International Fuel Systems, Inc.
Marine Drive Systems, Inc.
Marine Corporation of America
Powrbilt Products, Inc.
World Wide Automotive, Inc.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997


                                             CONDENSED CONSOLIDATING BALANCE SHEET
                                             -------------------------------------
                                                                                 JULY 31, 1997
                                             ------------------------------------------------------------------------------------
                                                DELCO REMY
                                               INTERNATIONAL
                                                    INC.                             NON-
                                                  (PARENT         SUBSIDIARY       GUARANTOR
                                               COMPANY ONLY)      GUARANTORS      SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                                             ----------------   --------------   --------------   --------------   --------------
ASSETS:

Current assets:
  Cash and cash equivalents............        $       --         $    1,504       $    8,546      $       --          $   10,050
  Trade accounts receivable............                --             99,745           10,439              --             110,184
  Affiliate accounts receivable, net...                --             33,409                2         (33,411)(a)              --
  Other receivables....................                --              9,605              882              --              10,487
  Recoverable income taxes.............                --              2,889               --              --               2,889
  Inventories..........................                --            145,035           19,382              --             164,417
  Deferred income taxes................             4,315             17,159               --              --              21,474
  Other current assets.................                --              4,163              480              --               4,643
                                             ----------------   --------------   --------------   --------------     ---------------
Total current assets...................             4,315            313,509           39,731         (33,411)            324,144
Property and equipment.................                20            133,769           13,433              --             147,222
Less accumulated depreciation..........                13             22,353            4,492              --              26,858
                                             ----------------   --------------   --------------   --------------     ---------------
                                                        7            111,416            8,941              --             120,364
Deferred financing costs...............             5,148              3,655               --              --               8,803
Goodwill, net..........................                --             76,437           10,175              --              86,612
Net assets held for disposal...........                --             25,279               --              --              25,279
Investment in affiliates...............           171,614                 --               --        (168,495)(b)(c)        3,119
Other assets...........................             1,953             (1,463)           1,758              --               2,248
                                             ----------------   --------------   --------------   --------------     ---------------
  Total assets.........................        $  183,037         $  528,833       $   60,605      $ (201,906)         $  570,569
                                             ================   ==============   ==============   ==============     ===============


(a)  Eliminations of intercompany receivables and payables.
(b)  Elimination of investments in subsidiaries.
(c)  Elimination of investments in subsidiaries' earnings.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997

                     CONDENSED CONSOLIDATING BALANCE SHEET


                                                                                   JULY 31, 1997
                                               ----------------------------------------------------------------------------------
                                                  DELCO REMY
                                                 INTERNATIONAL
                                                      INC.                            NON-
                                                    (PARENT        SUBSIDIARY      GUARANTOR
                                                 COMPANY ONLY)     GUARANTORS     SUBSIDIARIES    ELIMINATIONS      CONSOLIDATED
                                               ----------------  --------------  --------------  --------------    --------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):

CURRENT LIABILITIES:
  Accounts payable............................     $      195     $   82,585       $    5,798     $        --        $   88,578
  Affiliate accounts payable..................         15,684          6,152           11,575         (33,411)(a)            --
  Accrued interest payable....................             --          3,107               --              --             3,107
  Accrued restructuring charges...............             --         37,377               --              --            37,377
  Liabilities related to discontinued
   operations.................................             --          3,324               --              --             3,324
  Other liabilities and accrued expenses......         (9,815)        41,034            5,991              --            37,210
  Current portion of long-term debt...........             --            506                1              --               507
                                               ----------------  --------------  --------------  --------------    --------------
     Total current liabilities................          6,064        174,085           23,365         (33,411)          170,103

Deferred income taxes.........................         10,631         (9,114)              39              --             1,556
Long-term debt, less current portion..........        173,511        189,669               81              --           363,261
Post-retirement benefits other than pensions..             --         12,677               --              --            12,677
Accrued pension benefit.......................             --          4,542               --              --             4,542
Other non-current liabilities.................            876          3,231               17              --             4,124
Minority interest in subsidiary...............             --          6,504            1,528              --             8,032
Redeemable exchangeable preferred stock of
 subsidiary...................................             --         16,071               --              --            16,071


Stockholders' equity (deficit):
  Common stock:
       Class A Shares.........................             88             --               --              --                88
       Class B Shares.........................             65             --               --              --                65
  Paid-in capital.............................          6,677             --               --              --             6,677
  Subsidiary investment.......................             --        127,665           31,970        (159,635)(b)            --
  Retained earnings (deficit).................        (12,174)         3,503            5,357          (8,860)(c)       (12,174)
  Cumulative translation
       adjustment.............................             --             --           (1,752)             --            (1,752)
  Stock purchase plan.........................         (2,701)            --               --              --            (2,701)
                                               ----------------  --------------  --------------  --------------    --------------
  Total stockholders' equity
       (deficit)..............................         (8,045)       131,168           35,575        (168,495)           (9,797)
                                               ----------------  --------------  --------------  --------------    --------------
Total liabilities and stockholders' equity
  (deficit)...................................     $  183,037     $  528,833       $   60,605      $ (201,906)       $  570,569
                                               ================  ==============  ==============  ==============    ==============

(a)  Eliminations of intercompany receivables and payables.
(b)  Elimination of investments in subsidiaries.
(c)  Elimination of investments in subsidiaries' earnings.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                                                                              FOR THE YEAR ENDED JULY 31, 1997
                                                  ----------------------------------------------------------------------------------
                                                       DELCO REMY
                                                     INTERNATIONAL
                                                          INC.                         NON-
                                                    (PARENT COMPANY   SUBSIDIARY     GUARANTOR
                                                         ONLY)        GUARANTORS   SUBSIDIARIES     ELIMINATIONS        CONSOLIDATED
                                                  -----------------   ----------   ------------    ---------------      ------------
Net sales.........................................   $      --        $684,790     $   68,779      $  (63,782)(a)       $  689,787
Cost of goods sold................................          --         548,875         55,141         (63,782)(a)          540,234
                                                  -----------------   ----------   ------------    ---------------      ------------
Gross profit......................................          --         135,915         13,638              --              149,553

Selling, engineering, and administrative
  expenses........................................       6,325          71,933         10,840              --               89,098
Restructuring charges.............................          --          34,500             --              --               34,500
                                                  -----------------   ----------   ------------    ---------------      ------------
Operating (loss) income...........................      (6,325)         29,482          2,798              --               25,955

Other income (expense):
  Gain on sale of building........................          --              --          2,082              --                2,082
  Interest expense................................     (18,815)        (19,997)            38              --              (38,774)
                                                  -----------------   ----------   ------------    ---------------      ------------

(Loss) income from continuing operations
  before income tax (benefit), preferred
  dividend requirement of subsidiary,
  and minority interest...........................     (25,140)          9,485          4,918              --               (10,737)

Minority interest in income of subsidiaries.......          --             921            (29)             --                   892
Equity in earnings of subsidiaries................       1,821              --             --          (1,821)(b)                --

Income taxes (benefit)............................      (9,023)          4,042          1,967              --                (3,014)
Preferred dividend requirement of subsidiary......          --              --             --           1,648(c)              1,648
                                                  -----------------   ----------   ------------    ---------------      ------------
(Loss) income from continuing operations..........     (14,296)          4,522          2,980          (3,469)              (10,263)

Discontinued operations:
  Loss from operations of discontinued
     businesses (less applicable income tax
     benefit).....................................          --             808             --              --                   808

  Loss on disposal of businesses (less
     applicable income tax benefit)...............          --             874             --              --                   874

Extraordinary item:
  Write-off of debt issuance costs (less
     applicable income tax benefit)...............          --           2,351             --              --                 2,351
                                                  -----------------   ----------   ------------    ---------------      ------------
Net (loss) income.................................   $ (14,296)       $    489     $    2,980      $   (3,469)          $   (14,296)
                                                  =================   ==========   ============    ===============      ============

(a)  Elimination of intercompany sales and cost of sales.
(b)  Elimination of equity in net income (loss) from consolidated subsidiaries.
(c)  Recording of preferred dividend requirement of subsidiary.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                                                                               For the Year Ended July 31, 1997
                                                  ---------------------------------------------------------------------------------
                                                      DELCO REMY
                                                    INTERNATIONAL
                                                         INC.                              NON-
                                                   (PARENT COMPANY      SUBSIDIARY       GUARANTOR
                                                        ONLY)           GUARANTORS     SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                                  ----------------      ----------     ------------    ------------    ------------
OPERATING ACTIVITIES:
Net (loss) income.................................    $(14,296)         $     489        $ 2,980        $(3,469)(a)       $ (14,296)

Extraordinary item................................         375              3,123             --             --               3,498
 Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities:
   Depreciation and amortization..................       1,629             19,942            752             --              22,323
   Gain on sale of building.......................          --                 --         (2,082)            --              (2,082)
   Equity in earnings of subsidiary...............      (1,821)                --             --          1,821(a)               --
   Deferred income taxes..........................       7,864            (17,481)            39             --              (9,578)
   Post-retirement benefits other than
   pensions.......................................          --              4,491             --             --               4,491
   Accrued pension benefits.......................          --              3,592             --             --               3,592
   Non-cash interest expense......................       3,337              4,612             --             --               7,949
   Preferred dividend requirement of
    subsidiary....................................          --                 --             --          1,648(b)            1,648
   Changes in operating assets and liabilities,
    net of acquisitions:
     Accounts receivable..........................          --             (1,715)        (1,626)            --              (3,341)
     Inventories..................................          --             (4,950)        (5,295)            --             (10,245)
     Accounts payable.............................         (67)           (10,970)             1             --             (11,036)
     Intercompany accounts........................     (74,450)            65,730          8,720             --                  --
     Other current assets and liabilities.........      (8,727)               995          3,194             --              (4,538)
     Accrued restructuring........................          --             31,836             --             --              31,836
     Other  non-current assets and liabilities,
      net.........................................     (12,209)            16,180         (1,655)            --               2,316
                                                  ----------------      ----------     ------------    ------------    ------------
Net cash (used in) provided by operating
   activities.....................................     (98,365)           115,874          5,028             --              22,537

INVESTING ACTIVITIES:
Acquisition, net of cash acquired.................     (45,284)               135          2,707             --             (42,442)
Purchase of property and equipment................          --            (27,025)        (4,863)            --             (31,888)
Investment in affiliates..........................      (3,119)                --             --             --              (3,119)
Proceeds from sale of building....................          --                 --          3,362             --               3,362
                                                  ----------------      ----------     ------------    ------------    ------------
Net cash (used in) provided by investing
   activities.....................................     (48,403)           (26,890)         1,206             --             (74,087)


FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt.........     162,700             17,300             --             --             180,000
Payments on long-term debt........................     (16,000)          (110,200)            --             --            (126,200)
Other financing activities........................          --              3,986             --             --               3,986
                                                  ----------------      ----------     ------------    ------------    ------------
Net cash provided by (used in) financing
   activities.....................................     146,700            (88,914)            --             --              57,786
Effect of exchange rate changes on cash...........          --                 --            408             --                 408
                                                  ----------------      ----------     ------------    ------------    ------------
Net (decrease) increase in cash and cash
 equivalents......................................         (68)                70          6,642             --               6,644
Cash and cash equivalents at beginning of year....          68              1,434          1,904             --               3,406
                                                  ----------------      ----------     ------------    ------------    ------------
Cash and cash equivalents at end of year..........    $     --          $   1,504        $ 8,546        $    --            $ 10,050
                                                  ================      ==========     ============    ============    ============


_________________

(a)  Elimination of equity in earnings of subsidiary.
(b)  Recording of preferred dividend requirement of subsidiary.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997

                     CONDENSED CONSOLIDATING BALANCE SHEET


                                                                                          July 31, 1996
                                                     ------------------------------------------------------------------------------
                                                           DELCO REMY
                                                         INTERNATIONAL
                                                              INC.                          NON-
                                                        (PARENT COMPANY   SUBSIDIARY     GUARANTOR
                                                             ONLY)        GUARANTORS    SUBSIDIARIES     ELIMINATIONS   CONSOLIDATED
                                                     ------------------   ----------    ------------   ---------------- ------------
                                                                                       (in thousands)
ASSETS:

CURRENT ASSETS:
  Cash and cash equivalents..........................       $     68       $  1,434         $ 1,904    $      --           $  3,406
  Trade accounts receivable, net.....................             --         87,161           7,831           --             94,992
  Affiliate accounts receivable......................             --         80,650              --      (80,650)(a)             --
  Other receivables..................................             --         10,265             320           --             10,585
  Recoverable income taxes...........................            825          7,013             836           --              8,674
  Inventories........................................             --        111,631          11,952           --            123,583
  Deferred income taxes..............................          1,548         13,914              --           --             15,462
  Other current assets...............................             --            790             423           --              1,213
                                                     ------------------   ----------    ------------   ---------------- -----------
     Total current assets............................          2,441        312,858          23,266      (80,650)           257,915

Property and equipment...............................             20        162,963           7,408           --            170,391
Less accumulated depreciation........................             --         28,207           1,028           --             29,235
                                                     ------------------   ----------    ------------   ---------------- -----------
                                                                  20        134,756           6,380           --            141,156

Deferred financing costs.............................            481          6,016              --           --              6,497
Goodwill, net........................................             --         58,174           8,396           --             66,570
Investment in affiliate..............................        119,240             --              --     (119,240)(b)(c)          --
Other assets.........................................            544            345           2,055           --              2,944
                                                     ------------------   ----------    ------------   ---------------- -----------
     Total assets....................................       $122,726       $512,149         $40,097    $(199,890)          $475,082
                                                     ==================   ==========    ============   ================ ===========

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997


                     CONDENSED CONSOLIDATING BALANCE SHEET


                                                                                        JULY 31, 1996
                                                     -------------------------------------------------------------------------------
                                                        DELCO REMY
                                                       INTERNATIONAL
                                                           INC.                           NON-
                                                      (PARENT COMPANY   SUBSIDIARY      GUARANTOR
                                                           ONLY)        GUARANTORS    SUBSIDIARIES       ELIMINATIONS   CONSOLIDATED
                                                     ----------------   ----------    -------------   ----------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):

Current liabilities:
  Accounts payable...................................     $    262       $ 75,509         $ 5,436     $         --       $ 81,207
  Affiliate accounts payable.........................       73,322          4,968           2,360          (80,650)(a)         --
  Accrued interest payable...........................           --          4,026              --               --          4,026
  Accrued restructuring charges......................           --          5,541              --               --          5,541
  Liabilities related to discontinued operations.....           --         11,005              --               --         11,005
  Other liabilities and accrued expenses.............       (1,524)        31,151           3,056               --         32,683
  Current portion of long-term
   debt..............................................           --          8,511           1,141               --          9,652
                                                     ----------------   ----------    -------------   ----------------  ------------
     Total current liabilities.......................       72,060        140,711          11,993          (80,650)       144,114

Deferred income taxes................................           --          6,795              --               --          6,795
Long-term debt, less current portion.................       46,919        242,225              --               --        289,144
Post-retirement benefits other than pensions.........           --          8,186              --               --          8,186
Accrued pension benefit..............................           --            950              --               --            950
Other non-current liabilities........................           (3)         2,582           2,848               --          5,427

Minority interest in subsidiary......................           --          4,457              --               --          4,457

Redeemable exchangeable preferred stock of
  subsidiary.........................................           --         14,420              --               --         14,420

STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock:
       Class A Shares................................           87             --              --               --             87
       Class B Shares................................           65             --              --               --             65
  Paid-in capital....................................        1,655             --              --               --          1,655
  Subsidiary investment..............................           --         87,161          25,040         (112,201)(b)         --
  Retained earnings (deficit)........................        2,122          4,662           2,377           (7,039)(c)      2,122
  Cumulative translation
       adjustment....................................           --             --          (2,161)              --         (2,161)
  Notes receivable from
       stockholders..................................         (179)            --              --               --           (179)
                                                     ----------------   ----------    -------------   ----------------  ------------
     Total stockholders' equity
       (deficit).....................................        3,750         91,823          25,256         (119,240)         1,589
                                                     ----------------   ----------    -------------   ----------------  ------------
     Total liabilities and stockholders' equity
       (deficit).....................................     $122,726       $512,149         $40,097        $(199,890)      $475,082
                                                     ================   ==========    =============   ================  ============



(a)  Elimination of Intercompany receivables and payables.


(b)  Elimination of investments in subsidiaries.
(c)  Elimination of investments in subsidiaries' earnings.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                                                                               FOR THE YEAR ENDED JULY 31, 1996
                                                   ---------------------------------------------------------------------------------
                                                        DELCO REMY
                                                      INTERNATIONAL
                                                           INC.                             NON-
                                                     (PARENT COMPANY     SUBSIDIARY       GUARANTOR
                                                          ONLY)          GUARANTORS     SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                                   -----------------     ----------     ------------   ------------     ------------
Net sales.........................................  $      --            $657,782          $42,790     $(63,720)(a)        $636,852
Cost of goods sold................................         --             541,363           32,435      (63,720)(a)         510,078
                                                   -----------------     ----------     ------------   ------------     ------------

Gross profit......................................         --             116,419           10,355           --             126,774

Selling, engineering, and administrative
 expenses.........................................      1,923              69,644            6,427           --              77,994
Restructuring charges.............................         --               8,101               --           --               8,101
                                                   -----------------     ----------     ------------   ------------     ------------

Operating (loss) income...........................     (1,923)             38,674            3,928           --              40,679

Interest expense..................................     (4,503)            (22,477)            (387)          --             (27,367)
                                                   -----------------     ----------     ------------   ------------     ------------

(Loss) income from continuing operations before
 income taxes (benefit), preferred dividend
 requirement of subsidiary and minority interest..     (6,426)             16,197            3,541           --              13,312

Minority interest in income of subsidiary.........         --                  --              259           --                 259
Equity in earnings of subsidiary..................     (1,904)                 --               --        1,904(b)               --
Income taxes (benefit)............................     (3,489)              8,014            1,216           --               5,741
Preferred dividend requirement of subsidiary......         --                  --               --        1,516(c)            1,516
                                                   -----------------     ----------     ------------   ------------     ------------

(Loss) income from continuing operations..........     (4,841)              8,183            2,066          388               5,796

Discontinued operations:
  Loss from operations of discontinued businesses
   (less applicable income tax benefit)...........         --               1,573               --           --               1,573

  Loss on disposal of businesses (less applicable
   income tax benefit)............................         --               9,064               --           --               9,064
                                                   -----------------     ----------     ------------   ------------     ------------
Net (loss) income.................................  $  (4,841)           $ (2,454)         $ 2,066         $388            $ (4,841)
                                                   =================     ==========     ============   ============     ============

(a)  Elimination of intercompany sales and cost of sales.
(b)  Elimination of equity in net income (loss) from consolidated subsidiaries.


(c) Recording of preferred dividend requirement of subsidiary.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JULY 31, 1997


                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                                                                             FOR THE YEAR ENDED JULY 31, 1996
                                                   ---------------------------------------------------------------------------------
                                                      DELCO REMY                       NON-
                                                    INTERNATIONAL    SUBSIDIARY     GUARANTOR
                                                         INC.        GUARANTORS    SUBSIDIARIES      ELIMINATIONS     CONSOLIDATED
                                                   ---------------   -----------  ---------------   --------------   ---------------
                                                                                   (in thousands)
OPERATING ACTIVITIES:
Net (loss) income.................................       $ (4,841)     $ (2,454)       $ 2,066          $   388            $ (4,841)
  Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities:
     Depreciation and amortization................             --        18,569            986               --              19,555
     Equity in earnings of subsidiary.............          1,904            --             --           (1,904)(a)              --
     Deferred income taxes........................           (620)       (3,328)         1,001               --              (2,947)
     Post-retirement benefits other than
      pensions....................................             --         3,752             --               --               3,752
     Accrued pension benefits.....................             --        (3,509)            --               --              (3,509)

     Non-cash interest expense....................          2,333         5,534             --               --               7,867
     Preferred dividend requirement of
      subsidiary..................................             --            --             --            1,516(b)            1,516
     Changes in operating assets and liabilities,
      net of acquisitions:
     Accounts receivable..........................             --       (24,724)           266               --             (24,458)
     Inventories..................................             --       (27,048)         1,328               --             (25,720)
     Accounts payable.............................            262         7,339          1,033               --               8,634
     Intercompany accounts........................         27,650       (29,070)         1,420               --                  --
     Other current assets and liabilities.........         (2,679)       21,702           (794)              --              18,229
     Accrued restructuring........................             --         5,541             --               --               5,541
     Other non-current assets and liabilities,
      net.........................................         (1,148)        1,248         (4,403)              --              (4,303)
                                                   ---------------   -----------  ---------------   --------------   ---------------
Net cash provided by (used in) operating
 activities.......................................         22,861       (26,448)         2,903               --                (684)

Investing activities:
Acquisition, net of cash acquired.................        (47,685)        1,365             --               --             (46,320)
Purchase of property and equipment................             (1)      (32,740)            --               --             (32,741)
                                                   ---------------   -----------  ---------------   --------------   ---------------
Net cash used in investing activities.............        (47,686)      (31,375)            --               --             (79,061)

Financing activities:
Proceeds from issuances of long-term
 debt.............................................         24,300        65,352             --               --              89,652
Payments on long-term debt........................             --        (6,466)        (2,376)              --              (8,842)
Other financing activities........................             --           (20)            --               --                 (20)
                                                   ---------------   -----------  ---------------   --------------   ---------------
Net cash provided by (used in) financing
 activities.......................................         24,300        58,866         (2,376)              --              80,790

Effect of exchange rate changes on cash...........             --            --            883               --                 883
                                                   ---------------   -----------  ---------------   --------------   ---------------
Net (decrease) increase in cash and cash
 equivalents......................................           (525)        1,043          1,410               --               1,928
Cash and cash equivalents at beginning of year....            593           391            494               --               1,478
                                                   ---------------   -----------  ---------------   --------------   ---------------
Cash and cash equivalents at end of
 year.............................................       $     68      $  1,434        $ 1,904          $   --             $  3,406
                                                   ===============   ===========  ===============   ===============  ==============

(a)  Elimination of investment in affiliates earnings.
(b)  Elimination of preferred dividend requirement of subsidiary.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                 JULY 31, 1997


                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                                                                        FOR THE YEAR ENDED JULY 31, 1995
                                       ---------------------------------------------------------------------------------------------
                                           DELCO REMY
                                          INTERNATIONAL
                                               INC.                              NON-
                                         (PARENT COMPANY      SUBSIDIARY       GUARANTOR
                                              ONLY)           GUARANTORS      SUBSIDIARIES      ELIMINATIONS          CONSOLIDATED
                                       -----------------   ---------------   ---------------   ---------------       ---------------
Net sales............................       $         --          $584,859            $5,090       $(16,526)(a)            $573,423
Cost of goods sold...................                 --           488,406             3,336        (16,526)(a)             475,216
                                       -----------------   ---------------   ---------------   ---------------       ---------------

Gross profit.........................                 --            96,453             1,754             --                  98,207

Selling, engineering, and
 administrative expenses.............                825            59,084             1,297             --                  61,206
                                       -----------------   ---------------   ---------------   ---------------       ---------------

Operating (loss) income..............               (825)           37,369               457             --                  37,001
Interest expense.....................             (2,083)          (16,263)              (86)            --                 (18,432)
                                       -----------------   ---------------   ---------------   ---------------       --------------

(Loss) income from continuing
 operations before income taxes
 (benefit), preferred dividend
 requirement of subsidiary, and
 minority interest...................             (2,908)           21,106               371             --                  18,569
Equity in earnings of subsidiary.....              8,943                --                --         (8,943)(b)                  --
Income taxes (benefit)...............               (928)            8,713                61             --                   7,846
Preferred dividend requirement of
 subsidiary..........................                 --                --                --          1,397(c)                1,397
                                       -----------------   ---------------   ---------------   ---------------       ---------------

Income (loss) from continuing
 operations..........................              6,963            12,393               310        (10,340)                  9,326
Discontinued operations:
  Loss from operations of discontinued
   businesses (less applicable income
   tax benefit).......................                --             2,363                --             --                   2,363
                                       -----------------   ---------------   ---------------   ---------------       ---------------

Net income (loss).....................      $      6,963          $ 10,030            $  310       $(10,340)               $  6,963
                                       =================   ===============   ===============   ===============       ===============


(a)  Elimination of intercompany sales and cost of sales.
(b)  Elimination of equity in net income (loss) from consolidated subsidiaries.


(c)  Recording of preferred dividend requirement of subsidiary.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                JULY 31, 1997


                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                                             FOR THE YEAR ENDED JULY 31, 1995
                                                    --------------------------------------------------------------------------------
                                                      DELCO REMY                       NON-
                                                    INTERNATIONAL    SUBSIDIARY      GUARANTOR
                                                         INC.        GUARANTORS    SUBSIDIARIES     ELIMINATIONS       CONSOLIDATED
                                                    --------------   ------------  -------------    -----------------  -------------
Operating Activities:
Net income (loss).................................       $  6,963      $ 10,030           $ 310       $(10,340)(a)(b)     $  6,963
  Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities:
   Depreciation and amortization..................             --        14,491              42             --              14,533
   Equity in earnings of subsidiary...............         (8,943)           --              --          8,943(a)               --
   Deferred income taxes..........................           (927)       (2,653)             --             --              (3,580)
   Post-retirement benefits other than pensions...             --         4,434              --             --               4,434
   Accrued pension benefits.......................             --         4,459              --             --               4,459
   Non-cash interest expense......................          2,086         5,983              --             --               8,069
   Preferred dividend requirement of subsidiary...             --            --              --          1,397(b)            1,397
   Changes in operating assets and liabilities,
    net of acquisitions:
      Accounts receivable.........................             --       (49,270)            (50)            --             (49,320)
      Inventories.................................             --        (7,212)           (823)            --              (8,035)
      Accounts payable............................             --        48,862             751             --              49,613
      Intercompany accounts.......................         62,733       (63,674)            941             --                  --
      Other current assets and liabilities........            330        (6,450)           (537)            --              (6,657)
      Other non-current assets and liabilities,
       net........................................          3,578        (3,797)            264             --                  45
                                                     --------------   ------------  -------------    -----------------  ------------
Net cash provided by (used in) operating
 activities.......................................         65,820       (44,797)            898             --             21,921

Investing activities:
Acquisitions, net of cash acquired................        (64,429)        1,824             595             --            (62,010)
Purchase of property and equipment................            (19)      (11,129)            (93)            --            (11,241)
                                                    --------------   ------------  -------------    -----------------  -------------

Net cash (used in) provided by investing
 activities.......................................        (64,448)       (9,305)            502             --            (73,251)

Financing activities:
Proceeds from issuances of long-term
debt..............................................             --        31,918              --             --             31,918
Payments on long-term debt........................           (848)       (3,163)           (906)            --             (4,917)
Other financing activities........................             --           118              --             --                118
                                                    --------------   ------------  -------------    -----------------  -------------
Net cash (used in) provided by financing
 activities.......................................           (848)       28,873            (906)            --             27,119
                                                    --------------   ------------  -------------    -----------------  -------------
Net increase (decrease) in cash and cash
 equivalents......................................            524       (25,229)            494             --            (24,211)
Cash and cash equivalents at beginning of year....             69        25,620              --             --             25,689
                                                    --------------   ------------  -------------    -----------------  -------------
Cash and cash equivalents at end of
year..............................................       $    593      $    391           $ 494       $     --          $   1,478
                                                    ==============   ============  =============  ===================  ============

(a)  Elimination of investment in affiliate earnings.
(b)  Recording of preferred dividend requirement of subsidiary.

                        DELCO REMY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                 July 31, 1997


16.  SUBSEQUENT EVENTS

Offerings


  In October 1997, the Company filed Registration Statements to offer approximately $48,000 of Class A Common Stock and $145,000 of Senior Notes Due 2007 (the Senior Notes). Net proceeds to the Company from such Offerings, after deduction of associated expenses, are expected to be approximately $183,500. The Company filed another Registration Statement in October 1997, the purpose of which is to register an exchange offer for the Company's 10-5/8% senior Subordinated Notes due 2006.

Planned Acquisition


  On October 30, 1997, the Company entered into the Ballantrae Acquisition Agreement to acquire all of the capital stock of Ballantrae (the Planned Acquisition) for $52,800 (including assumed debt and the estimated working capital adjustment and fees and expenses of Ballantrae). Ballantrae operates through two subsidiaries: Tractech, a leading producer of traction control systems for heavy duty original equipment manufacturers and the aftermarket; and Kraftube, Inc., a tubing assembly business which sells products to compressor manufacturers for commercial air conditioners and refrigeration equipment. In fiscal year 1997, Tractech accounted for approximately 70% of Ballantrae's $37,600 of net sales. The Company will exchange shares of its Common Stock with a value (at the initial public offering price in the Equity Offering) of approximately $22,100 for the equity of Ballantrae and will repay approximately $29,700 of Ballantrae's debt. The acquisition is expected to be completed at or prior to the consummation of the Offerings.

Recapitalization

  In connection with the above-mentioned Offerings and Planned Acquisition, the Company plans to complete several transactions pursuant to which the Company's outstanding debt and preferred stock will be restructured (the
Recapitalization). Significant components of the Recapitalization, together with the applicable accounting effects, will be as follows:

  The payment in full of the World Note.

  The early extinguishment of the World Note will result in a write-off of the unamortized debt issue costs of $1,350, net of income taxes, which will be accounted for as an extraordinary loss on this transaction.

  The payment in full of the GM Acquisition Note.


  The exchange of the Junior Subordinated Notes for 1,621,399 shares of Class A Common Stock.

  The exchange of the outstanding shares of 8% preferred stock of DRA to an 8% subordinated debenture of DRA.

  The payment in full of $11,800 principal amount of subordinated notes payable to certain former stockholders of A&B Group and Power.

  The amendment of the senior credit facility in connection with the consummation of the Offerings.

  Payment of Ballantrae debt assumed in the Planned Acquisition.

Share and Per Share Information


  On November 20, 1997, the Company authorized a 16.8-to-one stock split subject to consummation of the Offerings. All share and per share amounts have been adjusted to reflect this split. The primary earnings (loss) per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year, adjusted to reflect all common stock issued within one year prior to the initial public offering of common stock as if those shares issued had been outstanding for all periods presented.

                        DELCO REMY INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                   (in thousands, except per share amounts)



                                                                                         FOR THE THREE MONTHS ENDED
                                                                                                  OCTOBER 31
                                                                                     ----------------------------------
                                                                                          1996                1997
                                                                                     --------------      --------------
Net sales....................................................................          $  169,766          $  209,020
Cost of goods sold...........................................................             131,372             170,877
                                                                                     --------------      --------------
Gross profit.................................................................              38,394              38,143
Selling, engineering, and administrative expenses............................              23,335              20,936
                                                                                     --------------      --------------
Operating income.............................................................              15,059              17,207
Interest expense.............................................................              (9,391)            (10,521)
                                                                                     --------------      --------------
Income from continuing operations before income taxes, preferred dividend
 requirement of subsidiary and minority interest.............................               5,668               6,686

Minority interest in income and subsidiary...................................                 137                 538
Income taxes.................................................................               2,282               2,674
Preferred dividend requirement of subsidiary.................................                 415                 412

Income from continuing operations............................................               2,834               3,062
Discontinued operations:
  Loss from operations of discontinued business (less applicable income tax
   benefit)..................................................................                 213                  --

Extraordinary item:
Write-off of debt issuance costs (less applicable income tax benefit)........               2,351                  --
                                                                                     --------------      --------------
Net income...................................................................          $      270          $    3,062
                                                                                     ==============      ==============
Primary earnings per share:
  From continuing operations.................................................          $      .16          $      .18
  Before extraordinary item..................................................                 .15                 .18
  Net income.................................................................                 .02                 .18



                          See Accompanying Notes

                        DELCO REMY INTERNATIONAL, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
                                (in thousands)



                                                                                      July 31,              October 31,
                                                                                        1997                   1997
                                                                                  ----------------       ----------------
Assets:                                                                                (Note 1)             (unaudited)
Current Assets
  Cash and cash equivalents..................................................         $   10,050             $    8,626
  Trade accounts receivable..................................................            110,184                125,582
  Other receivables..........................................................             13,376                  6,590
  Inventories................................................................            164,417                167,456
  Deferred income taxes......................................................             21,474                 20,757
  Other current assets.......................................................              4,643                  5,210
                                                                                  ----------------       ----------------
     Total current assets....................................................            324,144                334,221
Property and equipment.......................................................            147,222                153,039
Less accumulated depreciation................................................             26,858                 30,917
                                                                                  ----------------       ----------------
                                                                                         120,364                122,122
Deferred financing costs.....................................................              8,803                  8,651
Goodwill (less accumulated amortization).....................................             86,612                 86,760
Net assets held for disposal.................................................             25,279                 23,909
Investment in affiliate......................................................              3,119                  4,727
Other assets.................................................................              2,248                  2,115
     Total assets............................................................         $  570,569             $  582,505
                                                                                  ================       ================
Liabilities and stockholders' equity (deficit):
Current liabilities:
  Accounts payable...........................................................         $   88,578             $   96,818
  Accrued interest payable...................................................              3,107                  7,262
  Accrued restructuring charges..............................................             37,377                 37,922
  Liabilities related to discontinued operations.............................              3,324                  2,685
  Other liabilities and accrued expenses.....................................             37,210                 36,567
  Current portion of long-term debt..........................................                507                    535
                                                                                  ----------------       ----------------
     Total current liabilities...............................................            170,103                181,789
Deferred income taxes........................................................              1,556                  1,556
Long-term debt, less current portion.........................................            363,261                358,170
Post-retirement benefits other than pension..................................             12,677                 13,742
Accrued pension benefits.....................................................              4,542                  5,272
Other non-current liabilities................................................              4,124                  3,899
Minority interest in subsidiary..............................................              8,032                  8,570
Redeemable exchangeable preferred stock of a subsidiary......................             16,071                 16,483
Stockholders' equity (deficit):
  Common stock:
       Class A Shares........................................................                 88                     88
       Class B Shares........................................................                 65                     65
  Paid-in capital............................................................              6,677                  6,703
  Retained earnings (deficit)................................................            (12,174)                (9,112)
  Cumulative translation adjustment..........................................             (1,752)                (2,173)
  Stock purchase plan........................................................             (2,701)                (2,547)

     Total stockholders' equity (deficit)....................................             (9,797)                (6,976)
                                                                                  ----------------       ----------------
     Total liabilities and stockholders' equity (deficit)....................         $  570,569             $  582,505
                                                                                  ================       ================



                          See Accompanying Notes

                        DELCO REMY INTERNATIONAL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                (IN THOUSANDS)


                                                                                         FOR THE THREE MONTHS ENDED
                                                                                              ENDED OCTOBER 31
                                                                                     ----------------------------------
                                                                                          1996                1997
                                                                                     --------------      --------------
Operating activities:
Net income......................................................................       $      270           $   3,062
Extraordinary item..............................................................            3,498                  --
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
     Depreciation and amortization..............................................            5,300               4,698
     Deferred income taxes......................................................             (832)                717
     Post-retirement benefits other than pensions...............................            1,135               1,065
     Accrued pension benefits...................................................            1,018                 730
     Non-cash interest expense..................................................            1,883               1,693
     Preferred dividend requirement of subsidiary...............................              415                 412
     Changes in operating assets and liabilities, net of
       acquisitions:
          Accounts receivable...................................................          (14,241)            (15,398)
          Inventories...........................................................           (9,342)             (3,039)
          Accounts payable......................................................           (1,743)              8,240
          Other current assets and liabilities..................................           12,269               8,949
          Accrued restructuring.................................................             (516)                545
          Other non-current assets and liabilities, net.........................           (5,636)               (259)
                                                                                     --------------      --------------
Net cash (used in) provided by operating activities.............................           (6,522)             11,415
Investing activities:
Purchase of property and equipment..............................................           (8,910)             (5,747)
Investment in affiliates........................................................           (1,326)             (1,608)
                                                                                     --------------      --------------
Net cash used in investing activities...........................................          (10,236)             (7,355)
Financing activities:
Proceeds from issuances of long-term debt.......................................          140,000                  --
Payments on long-term debt......................................................         (126,200)                 --
Other financing activities......................................................            9,080              (5,063)
                                                                                     --------------      --------------
Net cash provided by (used in) financing activities.............................           22,880              (5,063)
                                                                                     --------------      --------------
Effect of exchange rate changes on cash.........................................            1,534                (421)
                                                                                     --------------      --------------
Net increase (decrease) in cash and cash equivalents............................            7,656              (1,424)
Cash and cash equivalents at beginning of year                                              3,406              10,050
                                                                                     --------------      --------------
Cash and cash equivalents at end of year........................................       $   11,062           $   8,626
                                                                                     ==============      ==============

                        DELCO REMY INTERNATIONAL, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               OCTOBER 31, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


1.   BASIS OF PRESENTATION


     The accompanying unaudited interim condensed consolidated financial statements contain all adjustments consisting of normal recurring adjustments, which are, in the opinion of the management of Delco Remy International, Inc. (the Company), necessary to present fairly the condensed consolidated financial position of the Company as of July 31, 1997 and October 31, 1997, and the condensed consolidated results of operations and cash flows of the Company for the three months ended October 31, 1997 and 1996, respectively. Results of operations for the periods presented are not necessarily indicative of the results for the full fiscal year. The balance sheet at July 31, 1997 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended July 31, 1997.


2.   INVENTORIES


     Inventories consist of the following:


                                                      July 31,     October 31,
                                                        1997          1997
                                                    ------------  ------------
     Raw materials...............................     $ 84,583      $ 82,676
     Work in-process.............................       20,168        23,997
     Finished goods..............................       59,666        60,783
                                                    ------------  ------------
                                                      $164,417      $167,456
                                                    ============  ============



3.   EARNINGS PER SHARE


     The primary earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year, adjusted to reflect all common stock issued within one year prior to the initial public offering of common stock as if those shares issued had been outstanding for all periods presented.

                        DELCO REMY INTERNATIONAL, INC.
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                               OCTOBER 31, 1997


4.   FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR
SUBSIDIARIES


     The Company conducts a significant portion of its business through subsidiaries. Certain debt securities are unconditionally guaranteed, jointly and severally, by certain direct and indirect subsidiaries (the Subsidiary Guarantors). Certain of the Company's subsidiaries do not guarantee the debt securities (the Non-Guarantor Subsidiaries). The claims of creditors of Non-Guarantor Subsidiaries have priority over the rights of the Company to receive dividends or distributions from such subsidiaries.


     Presented below is condensed consolidating financial information for the Company, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries at October 31, 1997 and for the three months ended October 31, 1996 and 1997.


                     CONDENSED CONSOLIDATING BALANCE SHEET


                                                                          OCTOBER 31, 1997
                                        -----------------------------------------------------------------------------------------
                                             DELCO REMY
                                         INTERNATIONAL INC.                         NON-
                                              (PARENT           SUBSIDIARY        GUARANTOR
                                           COMPANY ONLY)        GUARANTORS       SUBSIDIARIES       ELIMINATIONS      CONSOLIDATED
                                        -------------------  ----------------  ----------------  ------------------  ---------------

Assets:
Current assets:
  Cash and cash equivalents.........         $         --       $      2,461      $     6,165     $         --        $      8,626
  Trade accounts receivable.........                   --            114,982           10,600               --             125,582
  Affiliate accounts receivables,
     net............................                   --             38,816               --          (38,816)(a)              --
  Other receivables.................                   --              5,130            1,460               --               6,590
  Inventories.......................                   --            145,459           21,997               --             167,456
  Deferred income taxes.............                4,315             16,442               --               --              20,757
  Other current assets..............                   --              4,725              485               --               5,210
                                        -------------------  ----------------  ----------------  ------------------  ---------------

     Total current assets...........                4,315            328,015           40,707          (38,816)            334,221
Property and equipment..............                   20            138,319           14,700               --             153,039
Less accumulated depreciation.......                   13             29,006            1,898               --              30,917
                                        -------------------  ----------------  ----------------  ------------------  ---------------

                                                        7            109,313           12,802               --             122,122
Deferred financing costs............                5,148              3,503               --               --               8,651
Goodwill, net.......................                2,122             76,516            8,122               --              86,760
Net assets held for disposal........                   --             23,909               --               --              23,909
Investment in affiliates............              177,430                 --               --         (172,703)(b)(c)        4,727
Other assets........................                1,847             (1,504)           1,772                  --            2,115
                                        -------------------  ----------------  ----------------  ------------------  ---------------
     Total assets...................         $    190,869       $    539,752      $    63,403     $      (211,519)    $    582,505
                                        ===================  ================  ================  ==================  ===============



____________________
(a)  Eliminations of intercompany receivables and payables.
(b)  Elimination of investments in subsidiaries.
(c)  Elimination of investments in subsidiaries' earnings.

                        DELCO REMY INTERNATIONAL, INC.

                                October 31, 1997


                     Condensed Consolidating Balance Sheet


                                                                               October 31, 1997
                                  --------------------------------------------------------------------------------------------------
                                        Delco Remy
                                      International                                Non-
                                        Inc. (Parent         Subsidiary         Guarantor
                                       Company Only)         Guarantors         Subsidiaries       Eliminations     Consolidated
                                      ---------------        ----------         ------------       ------------     ------------
Liabilities and stockholders'
 equity (deficit):
Current Liabilities:..............
  Accounts payable................    $          195         $   89,859         $       6,764       $        --      $   96,818
  Affiliate accounts payable......            19,740              6,154                12,922           (38,816)(a)         --
  Accrued interest payable........             4,428              2,834                    --                --           7,262
  Accrued restructuring charges...                --             37,922                    --                --          37,922
  Liabilities related to
   discontinued operations........                --              2,685                    --                --           2,685
  Other liabilities and accrued
   expenses.......................           (13,204)            44,718                 5,053                --          36,567
  Current portion of long term
   debt...........................                --                535                    --                --             535
                                       ----------------       ----------         ------------        -----------     -----------
     Total current liabilities....            11,159            184,707                24,739           (38,816)        181,789
Deferred income taxes.............            10,629             (9,746)                  673                --           1,556
Long-term debt, less current
 portion..........................           173,511            184,577                    82                --         358,170
Post-retirement benefits other
 than pensions....................                --             13,742                    --                --          13,742
Accrued pension benefit...........                --              5,272                    --                --           5,272
Other non-current liabilities.....               373              1,225                 2,301                --           3,899
Minority interest in subsidiary...                --              7,011                 1,559                --           8,570
Redeemable exchangeable preferred
 stock of subsidiary..............                --             16,483                    --                --          16,483
  Stockholders' equity (deficit):
  Common stock:
     Class A Shares...............                88                 --                    --                --              88
     Class B Shares...............                65                 --                    --                --              65
  Paid-in capital.................             6,703                 --                    --                --           6,703
  Subsidiary investment...........                --            127,666                29,917          (157,583) (b)         --
  Retained earnings (deficit).....            (9,112)             8,815                 6,305           (15,120) (c)     (9,112)
  Cumulative translation
   adjustment.....................                --                 --                (2,173)               --          (2,173)
  Stock purchase plan.............            (2,547)                --                    --                --          (2,547)
                                   -------------------       -----------        --------------      -------------    ------------
     Total stockholders' equity
      (deficit)...................            (4,803)           136,481                34,049          (172,703)         (6,976)
                                   -------------------       -----------        --------------      -------------    ------------
     Total liabilities and
      stockholders' equity
      (deficit)...................    $      190,869         $  539,752         $      63,403       $  (211,519)     $  582,505
                                   ===================       ===========        ==============      =============    ==============



(a)    Eliminations of intercompany receivables and payables.


(b)    Elimination of investments in subsidiaries.


(c)    Elimination of investments in subsidiaries' earnings.


                          See Accompanying Notes

                         DELCO REMY INTERNATIONAL, INC

                                OCTOBER 31, 1997


                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS



                                                                          FOR THE THREE MONTHS ENDED OCTOBER 31, 1997
                                                  ----------------------------------------------------------------------------------
                                                      DELCO REMY
                                                    INTERNATIONAL
                                                         INC.
                                                      (PARENT                             NON-
                                                       COMPANY          SUBSIDIARY      GUARANTOR
                                                         ONLY)          GUARANTORS     SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                                   ---------------      -----------    ------------    ------------    ------------
Net sales.........................................     $      --        $ 206,031       $   25,812      $(22,823)(a)    $   209,020
Cost of goods sold................................            --          171,872           21,828       (22,823)(a)        170,877
                                                       ---------        -----------    -----------      ------------   ------------
Gross profit......................................            --           34,159            3,984            --             38,143
Selling, engineering, and administrative
    expenses......................................           860           17,583            2,493            --             20,936
                                                       ---------        -----------    -----------      ------------   ------------
Operating (loss) income...........................          (860)          16,576            1,491            --             17,207
Interest expense..................................       ( 4,808)         ( 5,701)             (12)           --            (10,521)
                                                       ---------        -----------    -----------      ------------   ------------
(Loss) income from continuing operations before
   income taxes (benefit), preferred dividend
   requirement of subsidiary and minority interest        (5,668)          10,875            1,479            --              6,686
Minority interest in income of subsidiaries.......            --              507               31            --                538
Equity in earnings of subsidiaries................         6,260               --               --        (6,260)(b)             --
Income taxes (benefit)............................        (2,470)           4,644              500            --              2,674
Preferred dividend requirement of subsidiary......            --               --               --           412(c)             412
                                                  ---------------       -----------     ------------    ------------    -----------
Net income (loss).................................     $   3,062        $   5,724       $      948      $ (6,672)       $     3,062
                                                  ===============       ===========     ============    ============    ===========



___________


(a)  Elimination of intercompany sales and cost of sales.


(b) Elimination of equity in net income (loss) from consolidated subsidiaries.


(c)  Recording of preferred dividend requirement of subsidiary.

                         DELCO REMY INTERNATIONAL, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                OCTOBER 31, 1997


                Condensed Consolidating Statement of Cash Flows


                                                                         For the Three Months Ended October 31, 1997
                                                    -------------------------------------------------------------------------------
                                                         Delco Remy
                                                    International Inc.                        Non-
                                                     (Parent Company       Subsidiary      Guarantor
                                                         Only)             Guarantors     Subsidiaries  Eliminations   Consolidated
                                                    -------------------    -----------    ------------  ------------   ------------
Operating Activities:
Net income (loss).................................. $             3,062    $     5,724     $       948   $    (6,672)   $     3,062
Adjustments to reconcile net income (loss) to
 net cash provided by (used in)
 operating activities:
Depreciation and amortization......................                  36          4,305             357            --          4,698
Equity in earnings of subsidiary...................              (6,260)            --              --         6,260 (a)         --
Deferred income taxes..............................               4,376         (3,291)           (368)           --            717
Post-retirement benefits other than pensions.......                  --          1,065              --            --          1,065
Accrued pension benefits...........................                  --            730              --            --            730
Non-cash interest expense..........................                 853            840              --            --          1,693
Preferred dividend requirement of subsidiary.......                  --             --              --           412 (b)        412
Changes in operating assets and liabilities, net
of acquisitions:
Accounts receivable................................                  --        (15,237)           (161)           --        (15,398)
Inventories........................................                  --           (424)         (2,615)           --         (3,039)
Accounts payable...................................                  --          7,274             966            --          8,240
Intercompany accounts..............................               4,056         (5,405)          1,349            --             --
Other current assets and liabilities...............               1,591          8,879          (1,521)           --          8,949
Accrued restructuring..............................                  --            545              --            --            545
Other non-current assets and liabilities, net......              (6,106)         5,362             485            --           (259)
                                                     -------------------   ------------   -------------   --------------   ---------

Net cash provided by (used in) operating
activities.........................................               1,608         10,367           (560)            --         11,415
Investing activities:
Purchase of property and equipment.................                  --         (4,347)        (1,400)            --         (5,747)

Investment in affiliates...........................              (1,608)            --             --             --         (1,608)
                                                     -------------------   ------------   -------------   --------------   ---------
Net cash used in investing activities..............              (1,608)        (4,347)        (1,400)            --         (7,355)

Financing activities:
Other financing activities.........................                  --         (5,063)            --             --         (5,063)
                                                     -------------------   ------------   -------------   --------------   ---------
Net cash used in financing activities..............                  --         (5,063)            --             --         (5,063)

Effect of exchange rate changes on
cash...............................................                  --             --           (421)            --           (421)
                                                     -------------------   ------------   -------------   --------------   ---------

Net increase (decrease) in cash and cash
equivalents........................................                  --            957         (2,381)            --         (1,424)

Cash and cash equivalents at beginning of year.....                  --          1,504          8,546             --         10,050
                                                     -------------------   ------------   -------------   --------------   ---------

Cash and cash equivalents at end of year...........  $               --    $     2,461     $    6,165     $       --       $  8,626
                                                     ===================   ============   =============   ==============   =========


__________________________


(a)  Elimination of equity in earnings of subsidiary.


(b)  Recording of preferred dividend requirement of subsidiary.

                        DELCO REMY INTERNATIONAL, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                               October 31, 1997
                Condensed Consolidating Statement of Operations


                                          For the Three Months Ended October 31, 1997
                                     ---------------------------------------------------------------
                                         DELCO REMY
                                        INTERNATIONAL
                                        INC. (PARENT         SUBSIDIARY        NON-GUARANTOR
                                        COMPANY ONLY)        GUARANTORS         SUBSIDIARIES
                                     ----------------     --------------     ---------------
Net sales........................      $          ---           $169,128             $14,237
Cost of goods sold...............                 ---            134,117              10,854
                                     ----------------     --------------     ---------------
Gross profit.....................                 ---             35,011               3,383
Selling, engineering, and
 administrative expenses.........                 674             20,414               2,247
                                     ----------------      -------------     ---------------
Operating (loss) income..........                (674)            14,597               1,136
Interest expense.................              (4,690)            (4,650)                (51)
                                     ----------------      -------------     ---------------
(Loss) income from continuing
 operations before income taxes
 (benefit), preferred dividend
 requirement of subsidiary and
 minority interest...............              (5,364)             9,947               1,085
Minority interest in income of
 subsidiaries....................                 ---                137                 ---
Equity in earnings of
 subsidiaries....................               3,745                ---                 ---
Income taxes (benefit)...........              (2,141)             4,066                 357
Preferred dividend requirement
 of subsidiary...................                 ---                ---                 ---
                                     ----------------      -------------     ---------------
Income (loss) from continuing
 operations......................                 522              5,744                 728
Discontinued operations:
 Loss from operations of
  discontinued business (less
  applicable income tax benefit).                 ---                213                 ---
Extraordinary item:
 Write-off of debt issuance
  costs (less applicable income
  tax benefit)...................                 252              2,099                 ---
                                     ----------------      -------------     ---------------
Net income (loss)................             $   270           $  3,432             $   728
                                     ================      =============     ===============


                                       For the Three Months Ended October 31, 1997
                                      --------------------------------------------



                                           ELIMINATIONS             CONSOLIDATED
                                      -----------------         ------------------
   ..............................
Net sales........................       $       (13,599)(a)               $169,766
Cost of goods sold...............               (13,599)(a)                131,372
                                      -----------------         ------------------
Gross profit.....................                   ---                     38,394
Selling, engineering, and........                                           23,335
 administrative expenses.........                   ---
                                       ----------------         ------------------
Operating (loss) income..........                   ---                     15,059
Interest expense.................                   ---                     (9,391)
                                       ----------------         ------------------
(Loss) income from continuing
 operations before income taxes
 (benefit), preferred dividend
 requirement of subsidiary and
 minority interest...............                   ---                      5,668
Minority interest in income of
 subsidiaries....................                   ---                        137
Equity in earnings of
 subsidiaries....................                (3,745)(b)                    ---
Income taxes (benefit)...........                   ---                      2,282
Preferred dividend requirement
 of subsidiary...................                   415(c)                     415
                                       ----------------         ------------------
Income (loss) from continuing
 operations......................                (4,160)                     2,834
Discontinued operations:
 Loss from operations of
  discontinued business (less
  applicable income tax benefit).                   ---                        213
Extraordinary item:
 Write-off of debt issuance
  costs (less applicable income
  tax benefit)...................                   ---                      2,351
                                       ----------------         ------------------
Net income (loss)................               $(4,160)                  $    270
                                       ================         ==================

___________________
(a)  Elimination of intercompany sales and cost of sales.
(b)  Elimination of equity in net income (loss) from consolidated subsidiaries.
(c)  Recording of preferred dividend requirement of subsidiary.

                         DELCO REMY INTERNATIONAL, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
                                OCTOBER 31, 1997
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                                                                     For the Three Months Ended October 31, 1996
                                                    ---------------------------------------------------------------------------
                                                        DELCO REMY
                                                      INTERNATIONAL
                                                       INC. (PARENT                    NON-
                                                         COMPANY      SUBSIDIARY     GUARANTOR
                                                          ONLY)       GUARANTORS   SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                                      --------------  -----------  -------------  ---------------  -------------
Operating Activities:
  Net income (loss).................................     $      270   $    3,432       $    728   $     (4,160)      $      270
  Extraordinary item................................            375        3,123            ---            ---            3,498
  Adjustments to reconcile net income (loss) to net
   cash (used in) provided by operating activities:
  Depreciation and amortization.....................             43        5,093            164            ---            5,300
  Equity in earnings of subsidiary..................         (3,745)         ---            ---          3,745(a)           ---
  Deferred income taxes.............................         (4,465)       4,430           (797)           ---             (832)
  Post-retirement benefits other than
     pensions.......................................            ---        1,135            ---            ---            1,135
  Accrued pension benefits..........................            ---        1,018            ---            ---            1,018
  Non-cash interest expense.........................            765        1,118            ---            ---            1,883
  Preferred dividend requirement of
     subsidiary.....................................            ---          ---            ---            415(b)           415
  Changes in operating assets and
     liabilities, net acquisitions:
     Accounts receivable............................            ---      (14,083)          (158)           ---          (14.241)
     Inventories....................................            ---       (8,104)        (1,238)           ---           (9,342)
     Accounts payable...............................             (2)      (2,437)           696            ---           (1,743)
     Intercompany accounts..........................       (116,645)     118,941         (2,296)           ---              ---
     Other current asset and liabilities............          2,805        5,955          3,509            ---           12,269
     Accrued restructuring..........................            ---         (516)           ---            ---             (516)
     Other non-current assets and
        liabilities, net............................         15,177      (19,568)        (1,245)           ---           (5,636)
                                                         ----------   ----------       --------   ------------       ----------
Net cash (used in) provided by operating
  activities........................................       (105,422)      99,537           (637)           ---           (6,522)

INVESTING ACTIVITIES:
Purchase of property and equipment..................            ---       (8,345)          (565)           ---           (8,910)
Investment in affiliates............................         (1,326)         ---            ---            ---           (1,326)
                                                         ----------   ----------       --------   ------------       ----------
Net cash used in investing activities...............         (1,326)      (8,345)          (565)           ---          (10,236)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt...........        122,700       17,300            ---            ---          140,000
Payments on long-term debt..........................        (16,000)    (110,200)           ---            ---         (126,200)
Other financing activities..........................            ---        9,080            ---            ---            9,080
                                                         ----------   ----------       --------   ------------       ----------
Net cash provided by financing activities...........        106,700      (83,820)           ---            ---           22,880
Effect of exchange rate changes on cash.............            ---          ---          1,534            ---            1,534
                                                         ----------   ----------       --------   ------------       ----------
Net (decrease) increase in cash net cash
   equivalents......................................            (48)       7,372            332            ---            7,656
Cash and cash equivalents at beginning of
   year.............................................             68        1,434          1,904            ---            3,406
                                                         ----------   ----------       --------   ------------       ----------
Cash and cash equivalents at end of year............     $       20   $    8,806       $  2,236   $        ---       $   11,062
                                                         ==========   ==========       ========   ============       ==========

__________
(a)  Elimination of equity in earnings of subsidiary.
(b)  Recording of preferred dividend requirement of subsidiary.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
World Wide Automotive, Inc. (formerly Precision Alternator and Starter, Inc.)


  We have audited the accompanying balance sheet of World Wide Automotive, Inc. (formerly Precision Alternator and Starter, Inc.) as of March 31, 1997 and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of CertiPro, a division of the Company, which statements reflect total assets of $7,907,945 as of March 31, 1997, and total revenues of $18,744,026 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for CertiPro, is based solely on the report of the other auditors.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of World Wide Automotive, Inc. (formerly Precision Alternator and Starter, Inc.) at March 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                    ERNST & YOUNG LLP

Vienna, Virginia


October 16, 1997, except for Note 10,


as to which the date is December 16, 1997

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Precision Alternator and Starter, Inc.

  We have audited the accompanying balance sheet of Precision Alternator and Starter, Inc. as of March 31, 1996, and the related statements of income, stockholders' equity, and cash flows for each of the two years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Precision Alternator and Starter, Inc. at March 31, 1996, and the results of its operations and its cash flows for each of the two years ended March 31, 1996, in conformity with generally accepted accounting principles.

                                    FRIEDMAN & FULLER, P.C.

Rockville, Maryland
October 15, 1997

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Precision Alternator and Starter, Inc.

  We have audited the balance sheet of Certipro Division of Precision Alternator and Starter, Inc. as of March 31, 1997, and the related statements of operations, changes in division equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Certipro Division of Precision Alternator and Starter, Inc. at March 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                    FRIEDMAN & FULLER, P.C.

Rockville, Maryland
August 19, 1997

                          WORLD WIDE AUTOMOTIVE, INC.
               (formerly Precision Alternator and Starter, Inc.)

                                BALANCE SHEETS

                                                                                               March 31
                                                                                     ---------------------------
                                                                                         1996           1997
                                                                                     ------------   ------------
Assets:
Current assets:
  Cash............................................................................   $    251,466   $     52,089
  Trade accounts receivable, less allowance for doubtful accounts
    of $101,682 and $211,065, respectively........................................     10,523,827     12,326,336
  Accounts receivable, other......................................................          9,235         35,447
  Inventory, less reserves of $295,881 and $780,760, respectively.................     27,139,396     31,568,338
  Prepaid expenses................................................................        300,774        436,009
  Current portion of deferred tax asset...........................................        569,000      1,569,000
                                                                                     ------------   ------------
     Total current assets.........................................................     38,793,698     45,987,219

Property, plant and equipment.....................................................      3,608,217      3,864,719
Less accumulated depreciation.....................................................     (2,215,971)    (2,377,067)
                                                                                     ------------   ------------
                                                                                        1,392,246      1,487,652
Other assets:
  Deposits........................................................................        132,700         78,638
  Goodwill, net of accumulated amortization of $274,126
    and $309,881, respectively....................................................        798,538        762,783
  Other intangibles, net of accumulated amortization of $103,360 and
    $231,027, respectively........................................................        133,211        215,133
  Deferred tax asset, net of current portion......................................        669,000        424,000
  Investment in SKB, Inc..........................................................        350,000             --
                                                                                     ------------   ------------
     Total other assets...........................................................      2,083,449      1,480,554
                                                                                     ------------   ------------
     Total assets.................................................................   $ 42,269,393   $ 48,955,425
                                                                                     ============   ============


                            See Accompanying Notes

                          WORLD WIDE AUTOMOTIVE, INC.
               (formerly Precision Alternator and Starter, Inc.)

                                BALANCE SHEETS

                                                                                                March 31
                                                                                     ---------------------------
                                                                                         1996           1997
                                                                                     ------------   ------------
Liabilities and stockholders' equity:
Current liabilities:
  Line of credit..................................................................   $ 17,664,012   $ 17,445,110
  Accounts payable................................................................     13,335,509     17,775,992
  Warranty reserve................................................................        305,233        478,371
  Accrued compensation............................................................      1,380,165      1,511,875
  Accrued commissions.............................................................        205,741        481,799
  Accrued freight.................................................................        209,311        236,267
  Accrued interest................................................................        152,530        161,491
  Other accrued expenses..........................................................        130,668        450,195
  Current portion of long-term debt...............................................        526,324        836,105
  Current portion of capital lease obligations....................................         23,790         59,652
  Income taxes payable............................................................        851,146         46,302
                                                                                     ------------   ------------
     Total current liabilities....................................................     34,784,429     39,483,159

Long-term debt, less current portion..............................................        157,784        638,986
Capital lease obligations, less current portion...................................         20,856        127,442
Deferred rent.....................................................................        302,567        421,201
                                                                                     ------------   ------------
     Total liabilities............................................................     35,265,636     40,670,788
Commitments

Stockholders' equity:
  Common stock, $.01 par; 150,000 shares authorized,
     120,000 shares issued and outstanding........................................          1,200          1,200
  Additional capital..............................................................      2,784,450      2,784,450
  Retained earnings...............................................................      4,218,107      5,498,987
                                                                                     ------------   ------------
     Total stockholders' equity...................................................      7,003,757      8,284,637
                                                                                     ------------   ------------
     Total liabilities and stockholders' equity...................................   $ 42,269,393   $ 48,955,425
                                                                                     ============   ============


                             See Accompanying Notes

                          WORLD WIDE AUTOMOTIVE, INC.
               (formerly Precision Alternator and Starter, Inc.)

                             STATEMENTS OF INCOME


                                                                     For the Year Ended March 31
                                                       --------------------------------------------------------
                                                             1995                1996                1997
                                                       ----------------    ----------------    ----------------
Net Sales.........................................     $     53,929,452    $     64,951,886    $     78,099,809
Cost of sales.....................................           37,385,345          43,933,876          53,399,411
                                                       ----------------    ----------------    ----------------
Gross profit......................................           16,544,107          21,018,010          24,700,398
Selling, general and administrative...............           13,502,315          16,630,082          19,541,106
                                                       ----------------    ----------------    ----------------
Income from operations............................            3,041,792           4,387,928           5,159,292
Interest expense..................................            1,249,828           1,631,218           1,968,744
Other expense.....................................              437,159             516,949           1,059,668
                                                       ----------------    ----------------    ----------------
Income before income taxes........................            1,354,805           2,239,761           2,130,880
Income tax expense (benefit):
  Current.........................................              700,000           1,149,433           1,566,000
  Deferred........................................             (114,000)           (321,000)           (716,000)
                                                       ----------------    ----------------    ----------------
                                                                586,000             828,433             850,000
                                                       ----------------    ----------------    ----------------
Net income........................................     $        768,805    $      1,411,328    $      1,280,880
                                                       ================    ================    ================


                            See Accompanying Notes.

                          WORLD WIDE AUTOMOTIVE, INC.
               (formerly Precision Alternator and Starter, Inc.)

                      STATEMENTS OF STOCKHOLDERS' EQUITY


                                      Common Stock          Additional Capital       Retained Earnings            Total
                                   -------------------    ----------------------    -------------------    -------------------
Balance at March 31, 1994........  $             1,200    $            2,784,450    $         2,037,974    $         4,823,624
Net income.......................                   --                        --                768,805                768,805
                                   -------------------    ----------------------    -------------------    -------------------
Balance at March 31, 1995........                1,200                 2,784,450              2,806,779              5,592,429
 Net income......................                   --                        --              1,411,328              1,411,328
                                   -------------------    ----------------------    -------------------    -------------------
Balance at March 31, 1996........                1,200                 2,784,450              4,218,107              7,003,757
Net income.......................                   --                        --              1,280,880              1,280,880
                                   -------------------    ----------------------    -------------------    -------------------
Balance at March 31, 1997........  $             1,200    $            2,784,450    $         5,498,987    $         8,284,637
                                   ===================    ======================    ===================    ===================

                            See Accompanying Notes.

                         WORLD WIDE AUTOMOTIVE, INC.

               (FORMERLY PRECISION ALTERNATOR AND STARTER, INC.)


                           STATEMENTS OF CASH FLOWS


                                                                  FOR THE YEAR ENDED MARCH 31
                                                          --------------------------------------------
                                                              1995            1996            1997
                                                          ------------    ------------    ------------
OPERATING ACTIVITIES:
Net income..............................................  $   768,805     $ 1,411,328     $ 1,280,880
Adjustments to reconcile net income to net cash used in
   operating activities:
   Depreciation and amortization........................      325,574         372,044         495,182
   Equity in net income of investment...................       (5,837)        (32,082)             --
   Write-down of investment to fair market value                   --          63,640              --
   Gain on sale of assets...............................       (6,786)        (60,250)        (42,770)
   Deferred rent........................................       60,513         242,054         118,634
   Provision for deferred income tax expense............     (114,000)       (321,000)       (716,000)
   Changes in operating assets and liabilities:
    Trade accounts receivable and other accounts
     receivable.........................................   (2,145,316)      1,251,838      (1,812,721)

    Inventory...........................................   (3,818,557)     (8,197,203)     (4,428,942)
    Prepaid expenses and other assets...................      (31,809)       (105,354)       (339,691)
    Accounts payable and accrued expenses...............    3,110,662       1,949,702       5,376,833
    Income taxes payable................................     (247,192)        269,421        (804,844)
                                                          ------------    ------------    ------------
Net cash used in operating activities...................   (2,103,943)     (3,155,862)       (873,439)

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment............       21,241          60,250         250,595
Purchase of property and equipment......................     (789,403)       (424,064)       (433,415)
Sale of Investment in SKB, Inc..........................           --              --         350,000
                                                          ------------    ------------    ------------
Net cash provided by (used in) investing activities.....     (768,162)       (363,814)        167,180

FINANCING ACTIVITIES:
Net borrowings (repayments) on line of credit...........    3,000,574       3,946,313        (218,902)
Proceeds from issuance of long-term debt................      303,126              --       1,950,000
Payments on long-term debt..............................     (389,395)       (409,136)     (1,159,007)
Payments on capital lease obligations...................      (25,796)        (22,511)        (65,209)
                                                          ------------    ------------    ------------
Net cash provided by financing activities...............    2,888,509       3,514,666         506,882
                                                          ------------    ------------    ------------
Increase (decrease) in cash.............................       16,404          (5,010)       (199,377)
Cash at beginning of year...............................      240,072         256,476         251,466
                                                          ------------    ------------    ------------
Cash at end of year.....................................  $   256,476     $   251,466     $    52,089
                                                          ============    ============    ============

Supplemental Cash Flow Disclosures
Interest paid during the year                             $ 1,180,143     $ 1,594,311     $ 1,959,783
                                                          ============    ============    ============
Income taxes paid during the year                         $   947,192     $   880,012     $ 1,654,844
                                                          ============    ============    ============
Non-Cash Investing and Financing Activities
Capitalized leases                                        $        --     $        --     $   207,647
                                                          ============    ============    ============


                            See Accompanying Notes

                          WORLD WIDE AUTOMOTIVE, INC.
               (formerly Precision Alternator and Starter, Inc.)

                         NOTES TO FINANCIAL STATEMENTS
                                March 31, 1997

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     World Wide Automotive, Inc. (formerly Precision Alternator and Starter, Inc.) (the "Company") is a re-manufacturer and distributor of automotive components. The Company sells its products to retail and wholesale distributors, jobbers and dealers located throughout the continental U.S. and Canada. The Company is primarily an aftermarket supplier of light duty import starters and alternators.

  Use of Estimates

     Preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Foreign Currency Transactions

     As a result of purchasing inventory from foreign vendors, the Company is exposed to the effect of foreign exchange rate fluctuations. It is the practice of the Company to hedge these transactions with foreign currency futures contracts. The Company does not engage in speculation. At March 31, 1997 the Company has forward exchange contract commitments through September 1997 to purchase approximately 621,724,000 Japanese Yen for approximately $5.4 million. Exchange gains and losses are realized during the year upon settlement and are included in operations.

     If the financial counter party failed to perform according to the terms of the foreign currency futures contracts, the Company would have to settle the purchase commitments at the exchange rate at the dates of settlement and incur related gain or loss. Management expects the financial counter party to fully perform under the contracts.

  Revenue Recognition

     The Company's revenue is recognized at the time the product is shipped. The Company's remanufacturing operations obtain used starters and alternators, commonly known as cores, from its customers as trade-ins. Net sales and cost of goods sold are reduced to reflect the cost of cores returned for credit.

  Cash

     The Company considers cash and liquid investments with original or remaining maturity of three months or less to be cash equivalents.

  Concentrations of Credit Risk and Other Risks

     Substantially all of the Company's accounts receivable are due from customers in the original equipment and after-market automotive industries, both in the U.S. and internationally. Credit is granted to substantially all of the Company's customers. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses are provided for in the financial statements and have been consistently within management's expectations.

     Net sales for the years ended March 31, 1995, 1996 and 1997, included sales to three major customers totaling approximately $21,400,000, $21,500,000 and $38,300,000, respectively. Approximately $4,000,000 and $7,000,000, respectively, is included in account receivable from these same three customers as of March 31, 1996 and 1997.

                          WORLD WIDE AUTOMOTIVE, INC.
               (FORMERLY PRECISION ALTERNATOR AND STARTER, INC.)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                MARCH 31, 1997

     Purchases from significant vendors for the years ended March 31, 1995, 1996 and 1997, included purchases from one major vendor totaling approximately 27%, 19% and 17% of total purchases, respectively. Approximately $5.4 million is included in accounts payable due to this major vendor as of both March 31, 1996 and 1997.

  Fair Value of Financial Instruments

     The Company's financial instruments generally consist of cash, trade and other receivables, accounts payable and long-term debt. The carrying amounts of these financial instruments approximated their fair values at March 31, 1996 and 1997.

  Inventory

     Inventory is stated at the lower of cost or market, cost being determined by the weighted average method, which approximates the first-in, first-out
(FIFO) method. Raw materials also include supplies and repair parts which consist of material consumed in the manufacturing process but not directly incorporated into the finished products. Inventory consists of the following:

                                                           March 31
                                                  -----------------------------
                                                      1996             1997
                                                  ------------     ------------
          Raw materials......................     $ 2,389,258      $ 2,020,122
          Cores..............................       7,490,594       10,458,116
          Finished goods.....................      17,555,425       19,870,860
          Less reserves......................        (295,881)        (780,760)
                                                  ------------     ------------
                                                  $27,139,396      $31,568,338
                                                  ============     ============

  Property, Plant and Equipment

     Property, plant and equipment are stated at historical cost and are depreciated using the straight-line method over the shorter of the asset's estimated useful life or the lease term (for equipment held under capital leases). Useful lives are primarily 5 years, except for buildings which are 25 years. Property, plant and equipment consists of the following:

                                                             March 31
                                                  -----------------------------
                                                      1996             1997
                                                  ------------     ------------
          Land and buildings....................   $  176,603       $  176,603
          Machinery and equipment...............    1,611,074        1,439,472
          Computer equipment....................      648,692          846,275
          Leasehold improvements................      546,302          549,987
          Furniture and fixtures................      512,661          531,850
          Equipment under capital leases........      112,885          320,532
                                                  ------------     ------------
                                                   $3,608,217       $3,864,719
                                                  ============     ============

     Depreciation/amortization expense for the years ended March 31, 1995, 1996 and 1997, was approximately, $258,000, $293,000 and $332,000, respectively.

  Goodwill and Other Intangibles

                          WORLD WIDE AUTOMOTIVE, INC.
               (FORMERLY PRECISION ALTERNATOR AND STARTER, INC.)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                MARCH 31, 1997

     Goodwill represents the excess of purchase price over fair value of net assets acquired and is being amortized on a straight-line basis over 30 years.

     Other intangibles consist of acquisition and loan costs. Acquisition costs are being amortized on a straight-line basis over 30 years. Loan costs are being amortized over the loan periods which range from 15 to 60 months, or the expected life of the asset which in all instances is equal to, or less than the loan period. Other intangibles consists of the following:

                                                         March 31
                                               ------------------------------
                                                    1996            1997
                                               -------------    -------------
       Acquisition costs.....................    $ 127,515        $ 127,515
       Loan costs............................      109,056          318,645
       Less accumulated amortization.........     (103,360)        (231,027)
                                               -------------    -------------
                                                 $ 133,211        $ 215,133
                                               =============    =============

     The carrying values of intangible assets are regularly reviewed for indicators of impairment in value, which in the view of management are other than temporary, including unexpected or adverse changes in the following: (i) the economic or competitive environments in which the Company operates; (ii) profitability analyses and (iii) cash flow analyses. If facts and circumstances suggest that the carrying value of an intangible asset is impaired, the Company assesses the fair value and reduces the asset to an amount that results in the book value approximating fair value.


     Long-Term Assets


     In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  Warranty Reserve

     The Company warrants to original purchasers of its products that all products will be free from defects in materials and workmanship for as long as the products are used on vehicles for which they were purchased. The Company does not warrant installation, abused or disassembled products or products that have been tampered with or used in a manner not in keeping with the original intent of the product. Additionally, the warranty extends only to products and the replacement thereof. The Company does not assume responsibility for any incidental or consequential damages. The Company has provided a warranty reserve in conjunction with this policy.

  Deferred Rent

     The Company has two facility lease agreements which contain rent abatement periods and rent escalations which are straight-lined over the life of the leases.

  Income Taxes

     Deferred income taxes are provided for timing differences in recognizing certain income, expense and credit items for financial reporting purposes and tax reporting purposes.

  Impact of Recently Issued Accounting Standards

     In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income, which is effective for years beginning after December 15, 1997, which the Company anticipates adopting in 1998. The Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of

                          WORLD WIDE AUTOMOTIVE, INC.
               (FORMERLY PRECISION ALTERNATOR AND STARTER, INC.)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                MARCH 31, 1997

general purpose financial statements. The Statement will not have any impact on the results of operations or the financial position of the Company.

                          WORLD WIDE AUTOMOTIVE, INC.
               (formerly Precision Alternator and Starter, Inc.)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                March 31, 1997

Reclassification

  Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

2.  INVESTMENT IN SKB, INC.

  The Company accounted for its 50% investment in SKB, Inc. ("SKB") by the equity method of accounting. During the year ended March 31, 1996, the Company recorded a charge of $63,640 to reduce its investment in SKB to fair market value. The Company sold its interest in SKB on October 1, 1996 at a price of $350,000, resulting in no gain or loss on the transaction. For the years ended March 31, 1995 and 1996 and for the period from April 1, 1996 through October 1, 1996, the Company had net sales to SKB of $836,838, $774,420 and $142,651, respectively.

3.  LINE OF CREDIT AGREEMENT

  In October 1996, the Company amended its agreement to increase its line of credit to $20,000,000. The line of credit expires on December 31, 1997, and bears interest at the prime rate plus one and one half percent. Interest is payable monthly. The amount available under the line of credit is limited to specified percentages of inventory and eligible receivables less a standby letter of credit provision of $630,000. The line of credit is collateralized by substantially all of the Company's assets. Under the agreement terms, the Company is obligated to meet certain loan covenants. As of March 31, 1997, the Company was not in compliance with these covenants, however all of the violations were cured when the debt was repaid on May 8, 1997 in connection with the acquisition of the Company by Delco Remy International, Inc. (see Note 10).

4.  LONG-TERM DEBT

  Borrowings under long-term debt arrangements consist of the following:


                                                                                              March 31
                                                                            ------------------------------------------
                                                                                    1996                    1997
                                                                            ------------------     -------------------
Notes payable to bank in monthly installments through December 1997 of principal and interest at the prime rate plus 1 1/2%; collateralized by
 equipment..................................................................         $ 120,266              $   45,091
$1,300,000 term note to bank expiring in December 1997 with monthly principal payments of $86,667 plus interest at the prime rate plus 1 1/2%;
 collateralized by substantially all of the Company's assets................                --                 780,000
Unsecured subordinated debenture payable to a financial institution with interest only payments at 19% for the first 18 months and equal principal and interest payments thereafter for the remaining 42 months through
 August 2001................................................................                --                 650,000
Note payable to bank repaid in December 1996................................           272,000                      --
Subordinated notes repaid to shareholders in November 1996..................           291,842                      --
                                                                                --------------         ---------------
                                                                                       684,108               1,475,091
Less current portion........................................................          (526,324)               (836,105)
                                                                                --------------         ---------------
                                                                                     $ 157,784                 638,986
                                                                                ==============         ===============

                          WORLD WIDE AUTOMOTIVE, INC.
               (FORMERLY PRECISION ALTERNATOR AND STARTER, INC.)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                MARCH 31, 1997

  Aggregate maturities of long-term debt at March 31, 1997 are as follows:

             Year ending March 31               Amount
             --------------------               ------
                     1998                   $  836,105
                     1999                      146,597
                     2000                      177,009
                     2001                      213,729
                     2002                      101,651
                                            ----------
                     Total                  $1,475,091
                                            ==========

5.  LEASES AND COMMITMENTS

  The Company is currently obligated under certain non-cancelable operating leases for the rental of facilities, vehicles and equipment which expire at various dates through October 2014. The Company also leases trucks under cancelable operating leases. Total rent expense under all operating leases for the years ended March 31, 1995, 1996 and 1997, was approximately $941,000, $1,455,000 and $1,945,000, respectively.


  The Company leases certain equipment under capital leases. Amortization of leased assets is included in depreciation expense.


  Aggregate future minimum lease payments under capital and non-cancelable operating leases having remaining terms in excess of one year as of March 31, 1997 are as follows:


                                                                          Capital
   Year ended March 31                                                     Leases              Operating Leases
---------------------------                                       ---------------------     ---------------------
   1998.........................................................         $ 75,147                   $ 1,178,031
   1999.........................................................           49,479                       965,271
   2000.........................................................           49,479                       766,049
   2001.........................................................           49,479                       572,316
   2002.........................................................            6,872                       469,962
   Thereafter...................................................               --                     7,293,136
                                                                  -----------------             -----------------
   Total minimum lease payments.................................          230,456                   $11,244,765
                                                                                                =================
   Less amounts representing interest...........................          (43,362)
                                                                  -----------------
   Present value of future minimum lease payments...............         $187,094
                                                                  =================

  Under terms of a management consulting agreement, the Company was obligated to pay an affiliate a fee for management and consulting services through March 31, 1998. This agreement was terminated at the time of the sale of the Company in May 1997 (see Note 10). Management fee expense under this agreement was $180,000, $195,000 and $250,000 for the years ended March 31, 1995, 1996 and
1997, respectively.

                          WORLD WIDE AUTOMOTIVE, INC.
               (FORMERLY PRECISION ALTERNATOR AND STARTER, INC.)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                MARCH 31, 1997

6.  INCOME TAXES


  Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amount in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.


  SFAS 109 provides that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized. Management believes, based on the weight of available evidence, that no allowance is necessary.


  The following is a summary of the components of the provision for income taxes (benefit) of continuing operations:

                                                               For the Year Ended March 31
                                            --------------------------------------------------------------
                                                    1995                  1996                   1997
                                            -----------------     ------------------     -----------------
Current:
   Federal................................         $590,000             $  974,433            $1,319,000
   State and Local........................          110,000                175,000               247,000
                                               ------------          -------------          ------------
                                                    700,000              1,149,433             1,566,000
Deferred:
   Federal................................          (99,000)              (271,000)             (603,000)
   State and Local........................          (15,000)               (50,000)             (113,000)
                                               ------------          -------------          ------------
                                                   $586,000             $  828,433            $  850,000
                                               ============          =============          ============

  A reconciliation of income taxes at the United States federal statutory rate to the effective income tax rate follows:


                                                             For the Year Ended March 31
                                            ------------------------------------------------------------
                                                   1995                  1996                 1997
                                            -----------------    -----------------     -----------------
Federal statutory income tax (34% rate)...         $461,000             $762,000              $725,000
 State and local income taxes,
 net of federal tax benefit...............           73,000               89,000                98,000
Other items...............................           52,000              (22,567)               27,000
                                               ------------        -------------          ------------
Effective income tax rate.................         $586,000             $828,433              $850,000
                                               ============        =============          ============

                          WORLD WIDE AUTOMOTIVE, INC.
               (FORMERLY PRECISION ALTERNATOR AND STARTER, INC.)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                MARCH 31, 1997

  The following is a summary of the significant components of the Company's deferred tax assets and liabilities:

                                                                        March 31
                                                     --------------------------------------------
                                                              1996                    1997
                                                     -------------------     --------------------
Deferred tax assets:
 Inventory capitalization............................       $  436,000               $  764,000
 Compensated absences................................          172,000                  175,000
 Inventory reserves..................................          112,000                  316,000
 Warranty liability..................................          116,000                  182,000
 Reserve for sales returns...........................           57,000                   53,000
 Deferred compensation...............................           61,000                  189,000
 Allowance for doubtful accounts.....................           39,000                   80,000
 Leases..............................................          115,000                  160,000
 Other...............................................          150,000                  157,000
                                                         -------------           --------------
                                                             1,258,000                2,076,000
Deferred tax liabilities:
 Fixed and intangible assets.........................          (20,000)                 (83,000)
                                                         -------------           --------------
                                                               (20,000)                 (83,000)
                                                         -------------           --------------
Net deferred tax asset...............................       $1,238,000               $1,993,000
                                                         =============           ==============

7.  401(K) PLAN

  The Company maintains a 401(k) plan which covers all employees who meet the Plan's eligibility requirements. Under the terms of the Plan, both the Company's contributions to the Plan and the level of matching voluntary employee contributions by the Company is discretionary on an annual basis. Plan expense for the years ended March 31, 1995, 1996 and 1997, was approximately $36,000, $64,000 and $44,000, respectively.


8.   STOCK RIGHTS PLAN


  During 1989 the Company established a non-qualified stock rights plan. Each right represents the Company's obligation to pay either cash or a stock right equal to a portion of the Company' s book value at that date. Granting of stock rights is at the discretion of the Stock Rights Committee, and the amount granted cannot exceed ten percent of income before management fees, interest, taxes, and any other non-operating expenses. One-half of stock rights granted vest on the last day of the fiscal year during which the grant was made and the remaining one half vests on the last day of the succeeding fiscal year. Employees may elect to receive cash in lieu of stock rights.


  For the years ended March 31, 1995, 1996 and 1997, the Company granted $53,000, $140,000 and $127,000, of stock rights. Total stock rights outstanding at March 31, 1995, 1996 and 1997, are valued at approximately $260,000, $464,000 and $454,000, respectively. The total unvested portion as of March 31, 1995, 1996 and 1997, was $33,000, $189,000 and $197,000, respectively. Effective in
October 1996, the stock rights plan was terminated, however vested and unvested portions were uneffected. Upon the sale of the Company, the vested/unvested amounts were paid to the holders of these stock rights (see Note 10).

                          WORLD WIDE AUTOMOTIVE, INC.
               (FORMERLY PRECISION ALTERNATOR AND STARTER, INC.)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                MARCH 31, 1997


9.  OTHER EXPENSE


  Other expense consists of the following:

                                                              For the Year Ended March 31
                                            -----------------------------------------------------------
                                                   1995                 1996                 1997
                                            -----------------    -----------------    -----------------
Management consulting fees................           $180,000             $195,000           $  466,000
Vendor finance charges....................            214,075              159,033              278,267
Other.....................................             43,084              162,916              315,401
                                             ----------------     ----------------     ----------------
                                                     $437,159             $516,949           $1,059,668
                                             ================     ================     ================

10. SUBSEQUENT EVENTS

  On May 8, 1997, a wholly owned subsidiary of Delco Remy International ("DRI") acquired 82.5% of the outstanding common stock of the Company for approximately $42.0 million which includes assumed debt. The current management of the Company retained the remaining 17.5% interest in the Company. A portion of the proceeds was used to retire substantially all of the Company's debt.


  In conjunction with the acquisition, the Company divested itself of its route sale division (CertiPro) via a distribution of assets, relinquished its rights to certain intellectual property including the rights to the name "Precision Alternator and Starter" and effected a Corporate Charter Amendment to change its name to World Wide Automotive, Inc.


  The acquisition was treated as a purchase for accounting purposes and is included in the consolidated financial statements of DRI beginning with the acquisition date. DRI filed Registration Statements with the Securities and Exchange Commission in connection with DRI's planned sale of common stock and $145,000,000 of Senior Notes Due in 2007. It is anticipated that the Company will be an unconditional joint and several guarantor of the senior notes of DRI, along with all of DRI's other domestic subsidiaries.

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors
Ballantrae Corporation
(Successor to Tractech Division of Titan Wheel International, Inc.)


  We have audited the accompanying statements of operations, stockholders' equity and cash flows of Tractech Division of Titan Wheel International, Inc. (predecessor to Ballantrae Corporation) for the nine months ended September 30, 1996 and the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Tractech Division of Titan Wheel International, Inc. for the nine months ended September 30, 1996 and the year ended December 31, 1995, in conformity with generally accepted accounting principles.



Detroit, Michigan                         ERNST & YOUNG LLP
October 17, 1997

             TRACTECH DIVISION OF TITAN WHEEL INTERNATIONAL, INC.

                           STATEMENTS OF OPERATIONS


                                                                 For the               For the Nine
                                                               Year Ended              Months Ended
                                                              December 31,             September 30,
                                                                  1995                      1996
                                                         --------------------      ---------------------
Net sales............................................         $26,395,431              $18,432,740
Cost of sales........................................          16,731,310               11,920,057
                                                         --------------------      ---------------------
Gross profit.........................................           9,664,121                6,512,683
Selling expenses.....................................             688,681                  424,817
General and administrative expenses..................           3,182,504                2,560,968
                                                         --------------------      --------------------
                                                                3,871,185                2,985,785
                                                         --------------------      ---------------------
Income from operations...............................           5,792,936                3,526,898
Other income.........................................             351,975                  252,134
                                                         --------------------      --------------------
Income before taxes..................................           6,144,911                3,779,032
Income taxes (Note 2)................................           1,627,261                  871,760
                                                         --------------------      --------------------
Net income                                                    $ 4,517,650              $ 2,907,272
                                                         ====================      =====================



                            See Accompanying Notes

             Tractech Division of Titan Wheel International, Inc.

                      Statements of Stockholders' Equity


                 For The year ended December 31, 1995 and the
                     Nine months ended September 30, 1996

                                                                                             Accumulated
                                                Retained              Subsidiary             Translation
                                                Earnings              Investment             Adjustments               Total
                                           -------------------    -------------------    -------------------    -------------------
Balance at December 31, 1994...........        $28,272,462            $18,418,510               $509,267            $47,200,239
Net income for 1995....................          4,517,650                     --                     --              4,517,650
Translation adjustments................                 --                     --                282,598                282,598
                                           -------------------    -------------------    -------------------    -------------------

Balance at December 31, 1995...........         32,790,112             18,418,510                791,865             52,000,487
Net income for 1996....................          2,907,272                     --                     --              2,907,272
Translation adjustments................                 --                     --                 23,289                 23,289
                                           -------------------    -------------------    -------------------    -------------------
Balance at September 30, 1996..........        $35,697,384            $18,418,510               $815,154            $54,931,048
                                           ===================    ===================    ===================    ===================


                            See Accompanying Notes

             TRACTECH DIVISION OF TITAN WHEEL INTERNATIONAL, INC.

                           STATEMENTS OF CASH FLOWS


                                                                                      For the              Nine Months
                                                                                    Year Ended                Ended
                                                                                    December 31,           September 30,
                                                                                       1995                     1996
                                                                               --------------------      --------------------
Cash flows from operating activities:
Net income...............................................................          $ 4,517,650              $ 2,907,272
Adjustments to reconcile net income to net cash from operating activities:
  Depreciation and amortization..........................................            1,145,510                  914,148
  Gain on sale of fixed assets...........................................                   --                   (8,937)
  Changes in operating assets and liabilities:
     Accounts receivable.................................................             (898,139)                (274,136)
     Inventories.........................................................           (1,171,422)               1,737,878
     Other assets........................................................              523,095                  (76,788)
     Accounts payable....................................................             (361,431)                (168,683)
     Accrued interest and liabilities....................................             (129,086)                 111,023
     Income taxes payable................................................             (542,632)                 (78,878)
     Intercompany liabilities............................................             (873,556)              (5,306,167)
     Equity adjustments from foreign currency............................              168,294                   21,515
                                                                               ---------------------     --------------------

Net cash provided by operating activities................................            2,378,283                 (221,753)

Cash flows from investing activities:
Purchase of property, plant and equipment................................           (2,279,759)                (418,597)
Proceeds from sale of capital assets.....................................               77,749                   47,204
                                                                               ---------------------     --------------------
Net cash used in investing activities....................................           (2,202,010)                (371,393)

Net increase (decrease) in cash..........................................              176,273                 (593,146)
Cash and cash equivalents at beginning of period.........................            1,408,488                1,584,761
                                                                               ---------------------    --------------------
Cash and cash equivalents at end of period...............................          $ 1,584,761              $   991,615
                                                                               =====================    ====================



                            See Accompanying Notes

             TRACTECH DIVISION OF TITAN WHEEL INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                              September 30, 1996


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  Tractech Division of Titan Wheel International, Inc. (the Company) is the predecessor of Ballantrae Corporation (see Note 6). The Company consists of domestic operations and the operations of a company in Ireland, and is engaged in the engineering, manufacturing, and marketing of mechanical transmission components and systems used in transportation vehicles and mobile equipment.

 Principles of Reporting

  The financial statements include the accounts of Tractech Division of Titan Wheel International, Inc. (Titan). All significant intercompany and interdivisional transactions and balances have been eliminated. The financial statements do not reflect any of the purchase accounting adjustments made by Titan resulting from the acquisition of the Company by Titan in 1993. These financial statements have been prepared to include only the operating results, changes in stockholders' equity and cash flows of the Company. Accordingly, all disclosures related to the balance sheet have been omitted.

  Titan has allocated certain general and administrative charges to the Company totaling $675,000 and $674,000 for the nine months ended September 30, 1996
(1996) and the year ended December 31, 1995 (1995), respectively. These charges were allocated by Titan based upon sales. Management believes that this method of allocation is reasonable.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value.

 Concentrations of Credit Risk and Other Risks

  Substantially all of the Company's accounts receivable are due from manufacturers of mobile equipment, trucks and specialized vehicles, both in the U.S. and internationally. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses are provided for in the financial statements and have been consistently within management's expectations. The Company invests its temporary cash in high credit quality financial institutions and investment grade short-term investments and limits the amount of credit exposure to any one entity.

  The percentage of the Company's labor force covered by a collective bargaining agreement (CBA) is 57%. The CBA expires on August 31, 1999.

 Inventories

  Inventories are carried at the lower of cost or market, using the last-in, first-out (LIFO) method.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (40 years for buildings and improvements and 12 years for machinery and equipment). Costs of maintenance and repairs are charged to expense when incurred.

             TRACTECH DIVISION OF TITAN WHEEL INTERNATIONAL, INC.

                              SEPTEMBER 30, 1996

 Other Assets

  Patents are amortized using the straight-line method over their estimated lives.

 Foreign Currency Translation

  Financial statements of foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and at the average exchange rate for each period for revenue and expenses. Translation adjustments are recorded as a separate component of stockholders' equity. Losses resulting from foreign exchange transactions totaling $15,867 and $23,445 for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively, are included in net income.

2. FEDERAL INCOME TAXES

  The Company is included in the consolidated tax returns of Titan. The tax expense recorded by the Company is the amount allocated to it by Titan. This amount approximates the tax expense that would result from using a separate return basis. Titan did not allocate any deferred tax assets or liabilities to the Company. The following is a summary of the components of the provision for income taxes:

                                                                                   Nine months
                                                               Year ended             ended
                                                              December 31,         September 30,
                                                                 1995                  1996
                                                          ------------------    ------------------
Federal................................................        $1,106,000              $457,000
State and Local........................................           165,357               110,000
Foreign................................................           355,904               304,760
                                                          ------------------    ------------------
                                                               $1,627,261              $871,760
                                                          ==================    ==================

  Income before income taxes was taxed in the following jurisdictions:

                                                                                   Nine months
                                                              Year ended              ended
                                                             December 31,         September 30,
                                                                 1995                  1996
                                                          ------------------    ------------------
Domestic...............................................        $3,873,575            $1,417,153
Foreign................................................         2,271,336             2,361,879
                                                          ------------------    ------------------
                                                               $6,144,911            $3,779,032
                                                          ==================    ==================

  A reconciliation of income taxes at the United States federal statutory rate to the effective income tax rate follows:

                                                              Year ended          Nine months ended
                                                             December 31,          September 30,
                                                                 1995                   1996
                                                          ------------------     ------------------
Federal statutory income tax rate......................          34.0%                  34.0%
Favorable foreign tax rate.............................          (6.8)                 (12.9)
Other Items............................................          (0.7)                   2.0
                                                          ------------------     ------------------
Effective income tax rate..............................          26.5%                  23.1%
                                                          ==================     ==================

  The favorable foreign tax rate is the result of an inducement offered by the Irish government to encourage the Company to establish their foreign manufacturing facility in Ireland. The favorable rate expires in 2010.

              TRATECH DIVISION OF TITAN WHEEL INTERNATIONAL, INC.

                              SEPTEMBER 30, 1996

  No provision has been made for United States federal and state or foreign taxes that may result from future remittances of undistributed earnings of foreign operations ($10,466,851 at September 30, 1996) because it is expected that such earnings will be reinvested in these foreign operations indefinitely. It is not practical to estimate the amount of taxes that might be payable on the eventual remittances of such earnings.

3. COMMITMENTS AND CONTINGENCIES

  The Company leases a building under a noncancellable operating lease which provides for a renewal option every five years. The operating lease has rental payments due of approximately $58,900 in the remaining months of 1996, $235,600 in 1997 and 1998, and $78,533 in 1999.

  Total rental expense under all operating leases aggregated $285,953 and $214,220 for the year ended December 31, 1995 and for the nine months ended September 30, 1996 respectively. Included in rental expense is $1 per year for the lease of equipment having an original cost of approximately $2,350,000 pursuant to an incentive lease arrangement sponsored by the Irish Development Authority. The Company has the right to continue this lease indefinitely.

  The Company is party to legal actions and claims arising in the ordinary course of business. The Company believes that the disposition of these matters will not have a material adverse effect on financial position, results of operations or cash flows of the Company.

4. RETIREMENT PLANS AND BENEFITS

  The Company is a participant in two defined contribution 401(k) savings plans sponsored by Titan that cover substantially all domestic salary and hourly employees. Company contributions to the plans are based on employee contributions and compensation. The Company may also make discretionary contributions annually. Company contributions for these two plans totaled $43,281 and $32,213 for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively.

  The Company sponsors a defined contribution retirement savings plan that covers substantially all of its employees at its foreign location. Company contributions to the plan are based on employee contributions and compensation. Company contributions totaled $52,082 and $30,932 for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively.

  The Company contributes to the Central States Pension Fund, which covers all eligible bargaining employees of one of its plants. The benefits are principally based on years of service and a benefit formula as defined in the plan. The Company currently contributes $37 per week per eligible employee, which is specified in the Bargaining Agreement. Company contributions totaled $65,305 and $46,472 for the year ended December 31, 1995 and for the nine months ended September 30, 1996 respectively.

5. SEGMENT AND GEOGRAPHIC DATA


  The Company operates in one business segment--manufacturing engineered metal products and systems for original equipment manufacturers and end users of transportation mobile equipment. Geographical region information for the year ended December 31, 1995 and for the nine months ended September 30, 1996 is as follows:


                                                             Year  ended           Nine months ended
                                                          December 31, 1995        September 30, 1996
                                                         --------------------     ---------------------
  Net sales:
  United States..................................             $21,806,188               $14,117,885
  International..................................              10,647,278                 7,554,012
  Eliminate intercompany sales...................              (6,058,035)               (3,239,157)
                                                         ---------------------    ---------------------
    Total net sales..............................             $26,395,431               $18,432,740
                                                         ====================     =====================

  Operating income:
  United States..................................             $ 3,873,575               $ 1,417,153
  International..................................               2,271,336                 2,361,879
                                                         --------------------     ---------------------
    Total operating income.......................             $ 6,144,911               $ 3,779,032
                                                         ====================     =====================


  International sales are principally from operations located in Ireland and do not include export sales of domestic operations. Export sales from domestic operations were not significant for the year ended December 31, 1995 or for the nine months ended September 30, 1996.

  During the year ended December 31, 1995 and the nine months ended September 30, 1996, there were sales to one customer that amounted to $3,656,599 and $2,674,869, respectively.

6. SUBSEQUENT EVENT

  Effective October 1, 1996, the Company was sold to Tractech, Inc., a subsidiary of Ballantrae Corporation.

                        REPORT OF INDEPENDENT AUDITORS



Board of Directors
Ballantrae Corporation

  We have audited the accompanying consolidated balance sheets of Ballantrae Corporation as of September 30, 1997 and December31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the nine months ended September 30, 1997 and the three months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ballantrae Corporation at September 30, 1997 and December31, 1996, and the consolidated results of its operations and its cash flows for the nine months ended September 30, 1997 and the three months ended December 31, 1996, in conformity with generally accepted accounting principles.



Detroit, Michigan                       ERNST & YOUNG LLP


October 17, 1997, except for Note 12,
as to which the date is December 16, 1997

                            BALLANTRAE CORPORATION

                          CONSOLIDATED BALANCE SHEETS


                                                                            December 31,            September 30,
                                                                                1996                     1997
                                                                         -------------------     -------------------
Assets:
Current assets:
  Cash and cash equivalents..........................................        $   783,966             $   460,605
  Accounts receivable, less allowance of $65,000 in 1997 and 1996,
   respectively......................................................          4,923,871               5,696,717
  Inventories (Note 1)...............................................          9,708,513              10,426,534
  Recoverable income taxes...........................................            163,000                      --
  Deferred income tax................................................             46,000                 452,000
  Other..............................................................             45,520                  51,865
                                                                          -------------------     -------------------
     Total current assets............................................         15,670,870              17,087,721

Property, plant and equipment:
  Land...............................................................            272,490                 272,490
  Buildings and improvements.........................................          4,022,144               4,034,313
  Machinery and equipment............................................         12,010,783              13,049,576
                                                                         -------------------     -------------------
                                                                              16,305,417              17,356,379
  Less accumulated depreciation and amortization.....................          2,569,028               3,628,851
                                                                         -------------------     -------------------
     Net property, plant and equipment...............................         13,736,389              13,727,528

Other assets:
  Goodwill, net of amortization of $92,516 and $261,542 in 1996 and
   1997, respectively................................................         13,790,739              13,572,110

  Deferred financing costs, net of amortization of $17,550  and
   $52,650 in 1996 and 1997, respectively............................            473,569                 421,419

  Patents, net of amortization of $4,623 and $21,239 in 1996 and
   1997, respectively................................................            210,438                 216,475
                                                                         -------------------     -------------------
      Total other assets..............................................        14,474,746              14,210,004
                                                                         -------------------     -------------------
      Total Assets....................................................       $43,882,005             $45,025,253
                                                                         ===================     ===================


                            See Accompanying Notes

                            BALLANTRAE CORPORATION


                          CONSOLIDATED BALANCE SHEETS


                                                                      December 31,                September 30,
                                                                          1996                        1997
                                                                  --------------------        --------------------
Liabilities and stockholders' equity (deficit)
Current liabilities:
 Accounts payable...............................................           $ 2,614,925                 $ 2,793,599
 Accrued liabilities............................................             1,889,740                   1,721,457
 Accrued interest...............................................               539,575                     609,872
 Income taxes payable...........................................               193,032                     629,232
                                                                        --------------              --------------
  Total current liabilities.....................................             5,237,272                   5,754,160

Long-term debt (Note 4).........................................            32,239,100                  29,934,100

Deferred income taxes (Note 6)..................................               277,000                     566,000

Redeemable exchangeable preferred stock of subsidiary (Note 5)..             8,242,048                   8,981,800

Redeemable exchangeable preferred stock (Note 5)................             2,814,192                   3,109,287

Stockholders' equity (deficit):
 Class A common stock, $.01 par value, 1,000,000 shares
  authorized, 106,453 shares issued and outstanding.............                 1,065                       1,065
  Class B common stock, $.01 par value, 1,000,000 shares
   authorized, 122,500 shares issued and outstanding............                    --                       1,225
 Paid-in capital................................................               105,388                     226,663
 Retained earnings..............................................               305,960                   1,790,973
 Predecessor carryover basis....................................            (5,340,020)                 (5,340,020)
                                                                        --------------              --------------
  Total stockholders' equity (deficit)..........................            (4,927,607)                 (3,320,094)
                                                                        --------------              --------------
  Total liabilities and stockholders equity (deficit)..........            $43,882,005                 $45,025,253
                                                                        ==============              ==============



                            See Accompanying Notes

                            BALLANTRAE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              For the Three                     For the Nine
                                                              Months Ended                      Months Ended
                                                            December 31, 1996                September 30, 1997
                                                       --------------------------        --------------------------
Net sales............................................            $7,924,259                       $28,877,686
Cost of sales........................................             5,246,791                        19,028,791
                                                         ------------------------          ------------------------

Gross profit.........................................             2,677,468                         9,848,895
Selling expenses.....................................               203,561                           752,895
General and administrative expenses..................             1,074,181                         3,365,179
                                                         ------------------------          ------------------------
                                                                  1,277,742                         4,118,074
                                                         ------------------------          ------------------------
Income from operations...............................             1,399,726                         5,730,821
Other income (expense):
 Interest expense....................................              (651,712)                       (2,296,290)
 Interest income.....................................                19,985                             7,650
 Deferred financing charges..........................               (17,550)                          (52,650)
 Foreign exchange gain or loss and other.............                (4,251)                         (184,302)
                                                         ------------------------          ------------------------
                                                                   (653,528)                       (2,525,592)
                                                         ------------------------          ------------------------
Income before income taxes and preferred dividend
 requirement of subsidiary...........................               746,198                         3,205,229
Income taxes (Note 6)................................               185,458                           727,207
Preferred dividend requirement of subsidiary.........               190,588                           739,752
                                                         ------------------------          ------------------------
Net income...........................................            $  370,152                       $ 1,738,270
                                                         ========================          ========================



                            See Accompanying Notes

                            BALLANTRAE CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             For The Three Months Ended December 31, 1996 and the


                     Nine Months Ended September 30, 1997

                                          Class A    Class B    Additional                   Predecessor
                                          Common     Common      Paid-In       Retained       Carryover
                                           Stock      Stock      Capital       Earnings         Basis           Total
                                          --------   --------   ----------    ----------     -----------     ----------
Balance at October 1, 1996..............   $1,065    $            $105,388    $              $(5,340,020)    $(5,233,567)
Preferred stock dividends...............       --         --            --       (64,192)             --         (64,192)
Net income for 1996.....................       --         --            --       370,152              --         370,152
                                          -------    -------    ----------    ----------     -----------     -----------
Balance at December 31, 1996............    1,065         --       105,388       305,960      (5,340,020)     (4,927,607)
                                          -------    -------    ----------    ----------     -----------     -----------
Warrants redeemed.......................       --      1,225       121,275            --              --         122,500
Preferred stock dividends...............       --         --            --      (253,257)             --        (253,257)
Net income for 1997.....................       --         --            --     1,738,270              --       1,738,270
                                          -------    -------    ----------    ----------     -----------     -----------
Balance at September 30, 1997...........   $1,065     $1,225      $226,663    $1,790,973     $(5,340,020)    $(3,320,094)
                                          =======    =======    ==========    ==========     ===========     ===========


                            See Accompanying Notes

                            BALLANTRAE CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          For the Three            For the Nine
                                                                          Months Ended             Months Ended
                                                                        December 31, 1996       September 30, 1997
                                                                      --------------------    ---------------------
Cash flows from operating activities:
Net income..........................................................         $  370,152            $ 1,738,270
Adjustments to reconcile net income to net cash from operating activities:
  Depreciation and amortization.....................................            447,782              1,395,253
  Deferred income taxes.............................................             12,000               (117,000)
  Preferred dividend requirement of subsidiary......................            190,588                739,752
  Changes in operating assets and liabilities:
   Accounts receivable..............................................           (866,534)              (617,228)
   Recoverable income taxes.........................................           (163,000)               163,000
   Inventories......................................................           (363,341)              (718,021)
   Other current assets.............................................             80,303               (161,963)
   Accounts payable.................................................            676,324                178,674
   Accrued interest and liabilities.................................            838,103                (97,985)
   Income taxes payable.............................................             67,972                436,200
                                                                           --------------        ---------------
Net cash provided by operating activities...........................          1,290,349              2,938,952

Cash flows from investing activities:
Increase in acquisition costs.......................................           (600,997)               (43,413)
Purchase of property, plant and equipment...........................           (121,994)            (1,050,962)
Increase in patents.................................................            (20,112)               (27,276)
                                                                           --------------        ---------------
Net cash used in investing activities...............................           (743,103)            (1,121,651)

Cash flows from financing activities:
Principal payments on long-term debt................................           (450,000)            (2,305,000)
Issuance of preferred stock.........................................                 --                 41,838
Issuance of common stock............................................                 --                122,500
Net cash used in financing activity.................................           (450,000)            (2,140,662)
                                                                           --------------        ---------------
Net increase (decrease) in cash and cash equivalents................             97,246               (323,361)
Cash and cash equivalents at beginning of period....................            686,720                783,966
Cash and cash equivalents at end of period..........................         $  783,966            $   460,605
                                                                           ==============        ===============

Supplemental disclosure of cash flow information:
 Interest paid......................................................         $  119,690            $ 1,366,000
 Income taxes paid..................................................         $  163,000            $   350,000



                            See Accompanying Notes

                            BALLANTRAE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  Ballantrae Corporation and its subsidiaries (collectively, the "Company") are engaged in the engineering, manufacturing, and marketing of mechanical power transmission components and systems used in transportation vehicles and mobile equipment, and fabricated tubing assemblies used in air conditioning and refrigeration compressors.

 Principles of Consolidation

  The consolidated financial statements include the accounts of Ballantrae Corporation and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

 Use of Estimates

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value.

 Concentrations of Credit Risk and Other Risks

  Substantially all of the Company's accounts receivable are due from original equipment manufacturers of mobile equipment, trucks and specialized vehicles, and manufacturers of air conditioners and refrigeration compressors, both in the U.S. and internationally. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses are provided for in the financial statements and have been consistently within management's expectations. The Company invests its temporary cash in high credit quality financial institutions and investment grade short-term investments and limits the amount of credit exposure to any one entity.

  The percentage of the Company's labor force covered by a collective bargaining agreement (CBA) is 29%. The CBA expires on August 31, 1999.

 Inventories

  Inventories are carried at the lower of cost or market, using the first-in, first-out (FIFO) method. The components of inventories are as follows:

                                                            December 31,     September 30,
                                                               1996              1997
                                                         ----------------   --------------
          Raw Materials............................         $4,993,363       $ 5,094,424
          Work in process..........................          2,910,757         3,494,447
          Finished goods...........................          1,804,393         1,837,663
                                                         ----------------   --------------
                                                            $9,708,513       $10,426,534
                                                         ================   ==============

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997


 Property, Plant and Equipment


  Property, plant and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (25 to 40 years for buildings and improvements and 5 to 12 years for machinery and equipment). Costs of maintenance and repairs are charged to expense when incurred.

 Goodwill

  Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is being amortized by the straight line method over 40 years.

  The carrying amount of goodwill is regularly reviewed for indicators of impairment in value, which in the view of management are other than temporary, including unexpected or adverse changes in the following: (i) the economic or competitive environments in which the Company operates; (ii) profitability analyses and (iii) cash flow analyses. If facts and circumstances suggest that a subsidiary's net assets are impaired, the Company assesses the fair value of the underlying business and reduces goodwill to an amount that results in the book value of the subsidiary approximating fair value.

 Deferred Financing Costs and Patents

  Deferred financing costs are primarily costs incurred in connection with the Company's acquisition and are being amortized over the term of the related debt using the straight-line method. Patents are amortized using the straight-line method over their estimated lives.

 Foreign Currency Translation

  Financial statements of the Company's foreign subsidiary are translated into U.S. dollars using a combination of historical and current exchange rates for assets and liabilities. The related translation gain or (loss) of $22,669 and $(342,436) for the three months ended December 31, 1996 and the nine months ended September 30, 1997, respectively, are included in net income.


 Long-Term Assets


  In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of these assets.

 Fair Value of Financial Instruments

  The Company's financial instruments generally consist of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and redeemable convertible preferred stock. The fair value of the Company's fixed rate debt was estimated using discounted cash flow analyses based upon the Company's current incremental borrowing rates. The carrying amounts of financial instruments approximated their fair value at December 31, 1996 and September 30, 1997.

 Impact of Recently Issued Accounting Standards

  In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income, which is effective for years beginning after December 15, 1997, and will be adopted by the Company in 1998. The Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Statement will not have any impact on the results of operations or the financial position of the Company.

  In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. The Statement changes the way public companies are required to report segment information in annual financial statements and in interim financial reports to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Statement is effective for

                            BALLANTRAE CORPORATION

                               SEPTEMBER 30, 1997


financial statements for fiscal years beginning after December 15, 1997, and will be adopted by the Company in 1998. The Company is evaluating the impact that this Statement will have on its financial reporting.

2. ACQUISITION

  On October 1, 1996, the Company, through a wholly-owned subsidiary, acquired substantially all of the assets of the Tractech Division of Dyneer Corporation and Tractech Limited (Tractech). The aggregate purchase price was $33.9 million including cash payments of $23.9 million and the issuance of $10 million in a 11% subordinated promissory note payable on October 31, 2006. The Tractech acquisition resulted in goodwill of $ 11.7 million which is being amortized over 40 years.

  On October 24, 1996, the Company, through a wholly-owned subsidiary, acquired Kraftube, Inc. (Kraftube) for an aggregate cash purchase price of $6,992,000. Kraftube produces fabricated tubing assemblies used in air conditioning and refrigeration compressors. The Kraftube acquisition resulted in goodwill of $1,506,000 which is being amortized over 40 years.

  The predecessor carryover basis included in the present equity structure results from the purchase of Kraftube. Prior to the purchase, two current stockholders of the Company were the majority shareholders of Kraftube (78%). At the date of purchase, the assets and liabilities were recorded at their fair market value, less the previous stockholders' carryover basis of the new corporation's assets at the date of purchase. The cost of assets acquired in excess of Kraftube's basis prior to the acquisition for continuing stockholders interest was recorded as a charge to equity.

3. ALLOWANCE FOR DOUBTFUL ACCOUNTS

  The activity in the allowance for doubtful accounts is as follows:

                                                                      Three months         Nine months
                                                                         ended                ended
                                                                      December 31,         September 30,
                                                                         1996                  1997
                                                                  -----------------      ----------------
          Balance at beginning of period........................         $25,000              $65,000
          Additions charged to costs and expenses...............          39,753                  103
           Uncollectible accounts written off,
           net of recoveries....................................             247                 (103)
                                                                  -----------------      ----------------
                                                                         $65,000              $65,000
                                                                  =================      ================

4. DEBT

  In October, 1996, the Company entered into a Group Credit Agreement (the Agreement) with a bank that expires on December 31, 2003. Under the Agreement, the financial institution agreed to extend the Company $26.5 million in revolving loans ($22,239,100 and $19,934,100 outstanding at December 31, 1996 and September 30, 1997, respectively). The term loan calls for mandatory quarterly principal reductions with the annual aggregate reductions of the outstanding amount at September 30, 1997 as follows:

           1999........................................        $   634,100
           2000........................................          3,612,500
           2001........................................          4,387,500
           2002........................................          4,900,000
           Thereafter..................................          6,400,000
                                                           ----------------
                                                               $19,934,100
                                                           ================

                            BALLANTRAE CORPORATION

                               SEPTEMBER 30, 1997


  The bank also agreed to extend the Company $6,000,000 in pooled revolving loans (no amounts were outstanding at September 30, 1997 or December 31, 1996). In addition, the Company may obtain letters of credit up to $500,000 in aggregate which would be treated as an advance on the pooled revolving loan.


  Borrowings under the Agreement bear interest at the prime base lending rate or LIBOR base rate plus an applicable spread that ranges from zero to .75% for the prime based rate or 2.0% to 3.25% for the LIBOR based rate. The average interest rate at December 31, 1996 and September 30, 1997 was 8.75% and 8.93%, respectively. The Company pays a commitment fee that ranges from .25% to .625% annually on the unused revolving and pooled loans. The Company's inventory, accounts receivable, personal property, certain real estate and intangibles are pledged as collateral under the Agreement. The Company is also required to maintain a minimum net worth and meet certain financial ratios on a consolidated basis.

  Tractech Inc., a subsidiary of the Company, issued to Dyneer Corporation a subordinated note for $10 million with a fixed annual interest of 11% due semi-annually in connection with the acquisition discussed above. The note matures October 31, 2006. The Company has guaranteed Tractech Inc.'s obligation to Dyneer Corporation. Titan Wheel International, Inc. (Titan Wheel), the parent company of Dyneer Corporation, was a defendant in an unresolved lawsuit at the time Tractech was sold to the Company. If Titan Wheel prevails in this lawsuit, the Company is to pay Titan Wheel $750,000. If Titan Wheel loses or no decision is reached by September 30, 2001, the subordinated note to Dyneer Corporation will be reduced by $750,000.

5. REDEEMABLE EXCHANGEABLE PREFERRED STOCK OF PARENT AND SUBSIDIARY

  Ballantrae Corporation and Kraftube have 2,791,838 preferred shares outstanding, (3,250,000 shares authorized, par value $.01 per share and liquidation preference of $1.00 per share) and 80,514 preferred shares outstanding, (150,000 shares authorized, par value $.01 per share and liquidation preference of $100 per share), respectively, designated as 12% Exchangeable Preferred Stock (12% Preferred Stock). The provisions of the 12% Preferred Stock call for a cumulative cash dividend equal to 12% per share. The 12% Preferred Stock must be redeemed by September 30, 2006, at the liquidation preference amount plus accrued and unpaid dividends. At the option of the issuer, the 12% Preferred Stock may be redeemed at a price per share equal to the liquidation preference plus accrued and unpaid dividends. In addition, the 12% Preferred Stock may be exchanged, at the option of the issuer, in whole or in part, for 12% junior subordinated debentures to be issued by the respective company at the liquidation preference amount plus accrued and unpaid dividends. Dividends which accrue but remain unpaid for one year accrue additional dividends at the rate of 12%. If the Company or Kraftube is liquidated or merged and is not the surviving entity, the holders of the 12% Preferred Stock will receive in cash the liquidation preference amount per share plus an amount equal to full cumulative dividends. The holders of the 12% Preferred Stock have no voting rights except on matters relating to the preferred stock. The carrying value of the 12% Preferred Stock includes cumulative unpaid and accrued dividends of $64,192 and $317,449 for Ballantrae Corporation and $190,587 and $930,340 for Kraftube at December 31, 1996 and September 30, 1997, respectively.

6. INCOME TAXES

  The following is a summary of the components of the provision for income taxes:

                                                         Three months             Nine months
                                                            ended                    ended
                                                      December 31, 1996       September 30, 1997
                                                    --------------------    --------------------
          Current:
             Federal............................            $ 57,183               $ 645,900
             Foreign............................             116,275                 198,307
                                                    --------------------    --------------------
                                                             173,458                 844,207
          Deferred federal (credit):............              12,000                (117,000)
                                                    --------------------    --------------------
                                                            $185,458               $ 727,207
                                                    ====================    ====================

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997

  Income before income taxes and preferred dividend requirement of subsidiary was taxed in the following jurisdictions:


                                                         Three months         Nine months
                                                            ended               ended
                                                         December 31,        September 30,
                                                             1996                1997
                                                       ----------------    -----------------
          Domestic..................................   $        181,562    $       1,579,390
          Foreign...................................            564,636            1,625,839
                                                       ----------------    -----------------
                                                       $        746,198    $       3,205,229
                                                       ================    =================


  A reconciliation of income taxes at the United States federal statutory rate to the effective income tax rate follows:

                                                                        Three months         Nine months
                                                                           ended               ended
                                                                        December 31,        September 30,
                                                                            1996                1997
                                                                      ----------------    -----------------
  Federal statutory income tax rate............................            34.0%                34.0%
  Favorable foreign tax rate...................................           (11.4)               (12.7)
  Other items..................................................             2.3                  1.4
                                                                      ----------------    -----------------
  Effective income tax rate....................................            24.9%                22.7%
                                                                      ================    =================

  The favorable foreign tax rate is the result of an inducement offered by the Irish government to encourage the Company to establish their foreign manufacturing facility in Ireland. The favorable rate expires in 2010.

  The following is a summary of the significant components of the Company's deferred tax assets and liabilities:


                                                                        Three months         Nine months
                                                                           ended               ended
                                                                        December 31,        September 30,
                                                                            1996                1997
                                                                      ----------------    -----------------
  Deferred tax assets:
     Employee benefits.........................................       $         46,000    $         202,000
     Inventories...............................................                     --              207,000
     Other.....................................................                     --               43,000
                                                                      ----------------    -----------------
                                                                                46,000              452,000

  Deferred tax liabilities:
     Depreciation..............................................                252,000              420,000
     Goodwill..................................................                 17,000              113,000
     Other.....................................................                  8,000               33,000
                                                                      ----------------    -----------------
                                                                               277,000              566,000
                                                                      ----------------    -----------------
  Net deferred tax liability...................................       $       (231,000)   $        (114,000)
                                                                      ================    =================

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997

   No provision has been made for United States federal and state or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries ($2,485,116 at September 30, 1997) because it is expected that such earnings will be reinvested in these foreign operations indefinitely. It is not practical to estimate the amount of taxes that might be payable on the eventual remittances of such earnings.

7. COMMITMENTS AND CONTINGENCIES

   The Company leases a building under a noncancellable operating lease which provides for a renewal option every five years. The operating lease has rental payments due of approximately $235,000 in 1998 and $137,083 in 1999.


   Total rental expense under all operating leases aggregated $98,263 and $229,953 for the three months ended December 31, 1996 and the nine months ended September 30, 1997, respectively. Included in rental expense is $1 per year for the lease of equipment having an original cost of approximately $2,350,000 pursuant to an incentive lease arrangement sponsored by the Irish Development Authority. The Company has the right to continue this lease indefinitely.

   An officer of Kraftube has been granted an option to purchase up to 3.5% of the outstanding common shares of Kraftube. The option vests in 2002. At that time, the officer has the option to sell (the put option) and Kraftube has the option to buy (the call option) the shares of stock issued upon the exercise of the option, for a formula based price. The formula is based on the average earnings before interest and taxes for the three years ended December 31, 2001 and the amount of debt outstanding. The call and put options expire on December 31, 2002.

   The Company is party to legal actions and claims arising in the ordinary course of business. The Company believes that the disposition of these matters will not have a material adverse effect on financial position, results of operations or cash flows.

8. RETIREMENT PLANS AND BENEFITS


   The Company sponsors two defined contribution 401(k) savings plans that cover substantially all domestic salary and hourly employees. Company contributions to the plans are based on employee contributions and compensation. The Company may also make discretionary contributions annually. Company contributions for these two plans totaled $33,137 and $119,573 for the three months ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

   The Company also sponsors a defined contribution retirement savings plan that covers substantially all of its employees at its foreign subsidiary. Company contributions to the plan are based on employee contributions and compensation. Company contributions totaled $13,018 and $33,810 for the three months ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

   The Company contributes to the Central States Pension Fund, which covers all eligible bargaining employees of one of its subsidiaries. The benefits are principally based on years of service and a benefit formula as defined in the plan. The Company currently contributes $37 per week per eligible employee, which is specified in the Bargaining Agreement. Company contributions totaled $14,911 and $72,406 for the three months ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997

9.  SEGMENT AND GEOGRAPHIC DATA

    The Company operates in one business segment--manufacturing engineered metal products and systems for original equipment manufacturers and end users of transportation mobile equipment. Geographical region information is as follows:

                                                                    Three months         Nine months
                                                                       ended               ended
                                                                    December 31,        September 30,
                                                                        1996                1997
                                                                  ----------------    -----------------
    Net sales:
    United States............................................     $      6,540,936    $      23,998,968
    International............................................            2,710,626            9,613,309
    Eliminate intercompany sales.............................           (1,327,303)          (4,734,591)
                                                                  ----------------    -----------------
    Total net sales..........................................     $      7,924,259    $      28,877,686
                                                                  ================    =================
    Operating income:
    United States............................................     $        671,274    $       3,359,245
    International............................................              728,452            2,371,576
                                                                  ----------------    -----------------
    Total operating income...................................     $      1,399,726    $       5,730,821
                                                                  ================    =================

    Identifiable assets:
    United States............................................     $     27,334,081    $      29,748,081
    International............................................           16,380,904           15,620,116
                                                                  ----------------    -----------------
    Total identifiable assets................................           43,714,985           45,368,197
    Corporate assets.........................................              248,193              263,110
    Elimination..............................................              (81,173)            (606,054)
                                                                  ----------------    -----------------
    Total assets.............................................     $     43,882,005    $      45,025,253
                                                                  ================    =================

    International sales are principally from operations located in Ireland and do not include export sales of domestic operations. Export sales from domestic operations were not significant for either period presented.

    Sales to the two customers exceeded 10% of total sales which were $951,000 and $838,000 during the three months ended December 31, 1996 and $4,022,000 and $2,920,000 during the nine months ended September 30, 1997.

10. RELATED PARTY TRANSACTION

    The Company has entered into a consulting agreement with the Chairman and President of Ballantrae Corporation. The agreement amounts to $100,000 annually, with $25,000 accrued as of December 31, 1996 and September 30, 1997.

    In February, 1997, the principal shareholder exercised stock warrants to purchase 122,500 shares of common stock for $1.00 per share. Warrants outstanding totaled 25,000 at December 31, 1996 and September 30, 1997.

11. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTOR AND NON-GUARANTOR
    SUBSIDIARIES


    The Company conducts a significant portion of its business through subsidiaries. As discussed in Note 12 below, the Company has reached a definitive agreement to be acquired. It is anticipated that the domestic legal entities of the Company, with the exception of Kraftube Management, Inc. and Kraftube, Inc., will be full and unconditional, joint and several guarantors of the senior notes and the Senior Subordinate Notes of the acquiring company discussed in Note 12 along with all other domestic subsidiaries of the acquiring company.

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997

  Presented below is condensed consolidating financial information for the Company, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries, both as listed below, at December 31, 1996 and September 30, 1997 and for the three months ended December 31, 1996 and the nine months ended September 30, 1997.

  The equity method has been used by the Company with respect to investments in subsidiaries. The equity method has been used by Subsidiary Guarantors with respect to investments in Non-Guarantor Subsidiaries. Separate financial statements for Subsidiary Guarantors are not presented based on management's determination that they do not provide additional information that is material to investors.

  The following table sets forth the Guarantor and direct Non-Guarantor
Subsidiaries:

               Guarantor Subsidiary          Non-Guarantor Subsidiaries
               ------------------------      ------------------------------
               Tractech Inc.                 Kraftube Management, Inc.
                                             Kraftube, Inc.
                                             Tractech Limited
                                             Lissaphuca Limited

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997


                     Condensed Consolidating Balance Sheet


                                                                              SEPTEMBER 30, 1997
                                   ----------------------------------------------------------------------------------------
                                     BALLANTRAE
                                    CORPORATION
                                      (PARENT                            NON-
                                      COMPANY        SUBSIDIARY       GUARANTOR
                                        ONLY)         GUARANTOR     SUBSIDIARIES       ELIMINATIONS          CONSOLIDATED
                                   ---------------  ------------    ------------     ----------------       ---------------
Assets:
Current assets:
 Cash and cash equivalents.......  $        46,635  $    224,989    $    188,981     $         --           $       460,605
 Accounts receivable, net........               --     3,387,162       2,309,555               --                 5,696,717
 Inventories.....................               --     7,315,572       3,717,016         (606,054)(a)            10,426,534
 Deferred income tax.............               --       301,000         151,000               --                   452,000
 Other...........................               --            --          51,865               --                    51,865
                                   ---------------  ------------    ------------     ----------------       ---------------
Total current assets.............           46,635    11,228,723       6,418,417         (606,054)               17,087,721

Investment in affiliates.........        9,414,736        10,000       1,948,176       11,372,912(b)                     --

Property, plant and equipment:
 Land............................               --       190,660          81,830               --                   272,490
 Buildings and improvements......               --     2,139,340       1,894,973               --                 4,034,313
 Machinery and equipment.........               --     4,863,880       8,185,696               --                13,049,576
 Less accumulated depreciation...               --      (594,722)     (3,034,129)                                (3,628,851
                                   ---------------  ------------    ------------     ----------------       ---------------
Net property, plant and equipment               --     6,599,158       7,128,370               --                13,727,528

Other assets:
 Goodwill, net...................               --     6,125,110       7,447,000               --                13,572,110
 Deferred financing costs net....               --       360,000          61,419               --                   421,419
 Patents, net....................          216,475            --              --               --                   216,475
                                   ---------------  ------------    ------------     ----------------       ---------------
Total other assets...............          216,475     6,485,110       7,508,419               --                14,210,004
                                   ===============  ============    ============     ================       ===============
Total assets.....................  $     9,677,846  $ 24,322,991    $ 23,003,382     $(11,978,966)          $    45,025,253
                                   ===============  ============    ============     ================       ===============


_______________
(a)  Elimination of intercompany profit in inventory.
(b)  Elimination of investments in subsidiaries.

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997

                     CONDENSED CONSOLIDATING BALANCE SHEET


                                                                               SEPTEMBER 30, 1997
                                               ---------------------------------------------------------------------------------
                                                 BALLANTRAE
                                                 CORPORATION                     NON-
                                                   (PARENT      SUBSIDIARY    GUARANTOR
                                                COMPANY ONLY)    GUARANTOR   SUBSIDIARIES        ELIMINATIONS       CONSOLIDATED
                                               --------------   -----------  ------------    -----------------      ------------
Liabilities and stockholders'
equity (deficit)
Current liabilities:
  Accounts payable..........................       $   27,516   $ 1,541,463  $ 1,224,620     $         --           $ 2,793,599
  Accrued liabilities.......................           28,000       996,647      696,810               --             1,721,457
  Accrued interest..........................               --       507,072      102,800               --               609,872
  Income taxes payable......................               --        20,000      609,232               --               629,232
                                               --------------   -----------  ------------    -----------------      ------------
   Total current liabilities................           55,516     3,065,182    2,633,462               --             5,754,160
Intercompany liabilities....................        4,493,117     1,497,884   (5,991,001)              --                    --
Long-term debt..............................               --    12,545,000   17,389,100               --            29,934,100
Deferred income taxes.......................               --       343,000      223,000               --               566,000
Redeemable exchangeable
  preferred stock of subsidiary.............               --            --    8,981,800               --             8,981,800
Redeemable exchangeable
  preferred stock...........................        3,109,287            --           --               --             3,109,287
Stockholders' equity (deficit):
  Class A common stock......................            1,065             1       36,000          (36,001)(b)             1,065
  Class B common stock......................            1,225            --           --               --                 1,225
  Paid-in capital...........................          226,663     6,199,999    2,382,906       (8,582,905)(b)           226,663
  Retained earnings.........................        1,790,973       671,925    2,688,135       (3,360,060)(a,b)       1,790,973
  Predecessor carryover basis...............               --            --   (5,340,020)              --            (5,340,020)
                                               --------------   -----------  ------------    -----------------      ------------
   Total stockholders' equity (deficit).....        2,019,926     6,871,925     (232,979)     (11,978,966)           (3,320,094)
                                               --------------   -----------  ------------    -----------------      ------------
   Total liability and stockholders' equity
    (deficit)...............................       $9,677,846   $24,322,991  $23,003,382     $(11,978,966)          $45,025,253
                                               ==============   ===========  ============    =================      ============


_________________
(a)  Elimination of intercompany profit in inventory.
(b)  Elimination of investments in subsidiaries.

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS


                                                                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                          ------------------------------------------------------------------------------------------
                                               BALLANTRAE
                                              CORPORATION                        NON-
                                                (PARENT       SUBSIDIARY      GUARANTOR
                                             COMPANY ONLY)     GUARANTOR     SUBSIDIARIES      ELIMINATIONS         CONSOLIDATED
                                          ----------------    -------------  --------------    -----------------    ---------------
Net sales...............................  $            --     $ 15,974,980   $   17,637,297    $  (4,734,591)(a)    $   28,877,686
Cost of sales...........................               --       11,731,273       11,507,228       (4,209,710)(a)        19,028,791
                                          ----------------    -------------  --------------    -----------------    ---------------
Gross profit............................               --        4,243,707        6,130,069         (524,881)(a)         9,848,895
Selling expenses........................               --          570,701          182,194               --               752,895
General and administrative expenses.....          141,620        1,766,188        1,457,371               --             3,365,179
                                          ----------------    -------------  --------------    -----------------    ---------------
                                                  141,620        2,336,889        1,639,565               --             4,118,074
                                          ----------------    -------------  --------------    -----------------    ---------------
Income from operations..................         (141,620)       1,906,818        4,490,504         (524,881)            5,730,821
Equity in earnings of subsidiaries......        2,145,562               --               --       (2,145,562)(b)                --

Other income (expense):
 Interest expense.......................         (265,780)      (1,288,508)        (742,002)              --            (2,296,290)
 Interest income........................               --               --            7,650               --                 7,650
 Deferred financing charges.............               --          (45,000)          (7,650)              --               (52,650)
 Foreign exchange gain or loss and
  other.................................              108           17,089         (201,499)              --              (184,302)
                                          ----------------    -------------  --------------    -----------------    ---------------
                                                 (265,672)      (1,316,419)        (943,501)              --            (2,525,592)
                                          ----------------    -------------  --------------    -----------------    ---------------

Income before income taxes and
 preferred dividend requirement of
 subsidiary.............................        1,738,270          590,399        3,547,003       (2,670,443)            3,205,229
Income taxes............................               --           61,855          665,352               --               727,207
Preferred dividend requirement of
 subsidiary.............................               --               --               --         (739,752)(c)          (739,752)
                                          ----------------    -------------  --------------    -----------------    ---------------
Net income..............................       $1,738,270     $    528,544      $ 2,881,651      $(3,410,195)          $ 1,738,270
                                          ================    =============  ==============    =================    ===============



(a)  Elimination of intercompany sales and cost of sales.
(b)  Elimination of equity in net income from consolidated subsidiaries.
(c)  Recording of preferred dividend requirement of subsidiary.

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                                                                     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                               -------------------------------------------------------------------------------------
                                                  BALLANTRAE
                                                 CORPORATION                         NON-
                                                   (PARENT         SUBSIDIARY      GUARANTOR
                                                COMPANY ONLY)      GUARANTOR      SUBSIDIARIES      ELIMINATIONS      CONSOLIDATED
                                               ---------------  ---------------  --------------  ------------------  ---------------
Cash flows from
operating activities:
Net income...................................    $ 1,738,270      $   528,544     $ 2,881,651       $(3,410,195)       $ 1,738,270
Adjustments to reconcile net income to net
 cash from operating activities:
   Depreciation and amortization.............         14,623          614,915         765,715                --          1,395,253
   Equity in earnings of subsidiaries........     (2,145,562)              --              --         2,145,562(a)              --
   Deferred income taxes.....................             --           30,000        (147,000)               --           (117,000)
   Preferred dividend requirement of
   subsidiary................................             --               --              --           739,752(b)         739,752
   Changes in operating assets and
    liabilities:
     Accounts receivable.....................             --         (742,715)        125,487                --           (617,228)
     Recoverable income taxes................             --          163,000              --                --            163,000
     Inventories.............................             --       (1,042,344)       (200,558)          524,881(c)        (718,021)
     Other current assets....................             --         (180,613)         18,650                --           (161,963)
     Accounts payable........................         27,516          491,496        (340,338)               --            178,674
     Accrued interest and liabilities........          2,300            3,015        (103,300)               --            (97,985)
     Income taxes payable....................             --           20,000         416,200                --            436,200
     Intercompany liabilities................        228,055        1,667,037      (1,895,092)               --                 --
                                               ---------------  ---------------  --------------  ------------------  ---------------

Net cash provided by (used in ) operating
   activities................................       (134,798)       1,552,335       1,521,415                --          2,938,952

Cash flows from investing activities:
Increase in acquisition costs................             --           (9,869)        (33,544)               --            (43,413)
Purchase of property, plant and equipment....             --         (814,885)       (236,077)               --         (1,050,962)
Increase in patents..........................        (27,276)              --              --                --            (27,276)
                                               ---------------  ---------------  --------------  ------------------  ---------------

Net cash (used in) provided by investing
 activities..................................        (27,276)        (824,754)       (269,621)               --         (1,121,651)
Cash flows from financing activities:
Principle payments on long-term debt.........             --         (755,000)     (1,550,000)               --         (2,305,000)
Issuance of preferred stock..................         41,838               --              --                --             41,838
Issuance of common stock.....................        122,500               --              --                --            122,500
                                               ---------------  ---------------  --------------  ------------------  ---------------
Net cash provided by (used in) financing
 activity....................................        164,338         (755,000)     (1,550,000)               --         (2,140,662)
Net increase (decrease) in cash..............          2,264          (27,419)       (298,206)               --           (323,361)
Cash and cash equivalents at beginning of
 period......................................         44,371          252,408         487,187                --            783,966
                                               ---------------  ---------------  --------------  ------------------  ---------------
Cash and cash equivalents at end of period...    $    46,635      $   224,989     $   188,981       $        --        $   460,605
                                               ===============  ===============  ==============  ==================  ===============


_________________
(a)  Elimination of equity in earnings of subsidiary.
(b)  Recording of preferred dividend requirement of subsidiary.
(c)  Elimination of intercompany profit in inventory.

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997


                     CONDENSED CONSOLIDATING BALANCE SHEET

                                                                               DECEMBER 31, 1996
                                               -------------------------------------------------------------------------------------
                                                  BALLANTRAE
                                                 CORPORATION                         NON-
                                                   (PARENT         SUBSIDIARY      GUARANTOR
                                                COMPANY ONLY)      GUARANTOR      SUBSIDIARIES      ELIMINATIONS      CONSOLIDATED
                                               ---------------  ---------------  --------------  ------------------  ---------------
Assets:
Current assets:
 Cash and cash equivalents...................     $   44,371      $   252,408     $   487,187      $       --          $   783,966
 Accounts receivable, net....................             --        2,536,234       2,387,637              --            4,923,871
 Inventories.................................             --        6,192,055       3,597,631         (81,173)(a)        9,708,513
 Recoverable income taxes....................             --           90,000          73,000              --              163,000
 Deferred income tax.........................             --               --          46,000              --               46,000
 Other.......................................             --              600          44,920              --               45,520
                                               ---------------  ---------------  --------------  ------------------  ---------------
   Total current assets......................         44,371        9,071,297       6,636,375          81,173)          15,670,870

Investment in affiliates.....................      7,269,174           10,000              --      (7,279,174)(b)               --
Property, plant and equipment:
 Land........................................             --          190,660          81,830              --              272,490
 Buildings and improvements..................             --        2,139,340       1,882,804              --            4,022,144
 Machinery and equipment.....................             --        4,048,995       7,961,788              --           12,010,783
 Less accumulated depreciation...............             --         (142,659)     (2,426,369)             --           (2,569,028)
                                               ---------------  ---------------  --------------  ------------------  ---------------
Net property, plant and
 equipment....................................            --        6,236,336       7,500,053              --           13,736,389
Other assets:
 Goodwill, net...............................         (6,616)       6,233,094       7,564,261              --           13,790,739
 Deferred financing costs, net...............             --          405,000          68,569              --              473,569
 Patents, net................................        210,438               --              --              --              210,438
                                               ---------------  ---------------  --------------  ------------------  ---------------
   Total other assets........................        203,822        6,638,094       7,632,830              --           14,474,746
                                               ---------------  ---------------  --------------  ------------------  ---------------
                                                  $7,517,367      $21,955,727     $21,769,258     $(7,360,347)         $43,882,005
                                               ===============  ===============  ==============  ==================  ===============

(a)  Elimination of intercompany profit in inventory.
(b)  Elimination of investment in subsidiaries.

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997


                     CONDENSED CONSOLIDATING BALANCE SHEET


                                                                               DECEMBER 31, 1996
                                               -------------------------------------------------------------------------------------
                                                  BALLANTRAE
                                                 CORPORATION                         NON-
                                                   (PARENT         SUBSIDIARY      GUARANTOR
                                                COMPANY ONLY)      GUARANTOR      SUBSIDIARIES      ELIMINATIONS      CONSOLIDATED
                                               ---------------  ---------------  --------------  ------------------  ---------------
Liabilities and stockholders' equity (deficit)
Current liabilities:
  Accounts payable............................    $       --       $1,049,967      $1,564,958     $        --           $2,614,925
  Accrued liabilities.........................        25,700        1,175,927         688,113              --            1,889,740
  Accrued interest............................            --          324,777         214,798              --              539,575
  Income taxes payable........................            --               --         193,032              --              193,032
                                               ---------------  ---------------  --------------  ------------------  ---------------
    Total current
    liabilities...............................        25,700        2,550,671       2,660,901              --            5,237,272
Intercompany liabilities......................     4,265,062          (19,152)     (4,245,910)             --                   --
Long-term debt................................            --       13,150,000      19,089,100              --           32,239,100
Deferred income taxes.........................                         12,000         265,000              --              277,000
Redeemable exchangeable preferred stock of
 subsidiary...................................            --               --       8,242,048              --            8,242,048

Redeemable exchangeable preferred stock.......     2,814,192               --              --              --            2,814,192

Stockholders' equity (deficit):
  Class A common stock........................         1,065                1          11,000         (11,001)(b)            1,065
  Paid-in capital.............................       105,388        6,199,999         661,723      (6,861,722)(b)          105,388
  Retained earnings...........................       305,960           62,208         425,416        (487,624)(a,b)        305,960
  Predecessor carryover basis.................            --               --      (5,340,020)             --           (5,340,020)
                                               ---------------  ---------------  --------------  ------------------  ---------------
Total stockholders'
equity (deficit)..............................       412,413        6,262,208      (4,241,881)     (7,360,347)          (4,927,607)
                                               ---------------  ---------------  --------------  ------------------  ---------------
Total liabilities and stockholders' equity
 (deficit)....................................    $7,517,367      $21,955,727     $21,769,258     $(7,360,347)         $43,882,005
                                               ===============  ==============   ==============  ==================  ===============


_______________
(a)  Elimination of intercompany profit in inventory.
(b)  Elimination of investment in subsidiaries.

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997

                Condensed Consolidating Statement of Operations


                                                                FOR THE THREE MONTHS ENDED DECEMBER 31, 1996
                                             -------------------------------------------------------------------------------
                                               BALLANTRAE
                                              CORPORATION                         NON-
                                                (PARENT        SUBSIDIARY      GUARANTOR
                                             COMPANY ONLY)     GUARANTOR     SUBSIDIARIES      ELIMINATIONS    CONSOLIDATED
                                             -------------    ------------   ------------    ---------------- --------------
Net sales..................................  $       --         $4,849,072     $4,402,488     $(1,327,301)(a)    $7,924,259
Cost of sales..............................          --          3,469,667      3,023,252      (1,246,128)(a)     5,246,791
                                             -------------    ------------   ------------    ---------------- --------------
Gross profit...............................                      1,379,405      1,379,236         (81,173)        2,677,468
Selling expenses...........................          --            150,723         52,838              --           203,561
General and administrative
expenses...................................      36,939            675,831        361,411              --         1,074,181
                                             -------------    ------------   ------------    ---------------- --------------
                                                 36,939            826,554        414,249              --         1,277,468
                                             -------------    ------------   ------------    ---------------- --------------
Income from operations.....................     (36,939)           552,851        964,987         (81,173)        1,399,726
Equity in earnings of subsidiaries.........     406,451                 --             --        (406,451)(b)            --
Other income (expense):
 Interest expense..........................          --           (394,321)      (257,391)             --          (651,712)
 Interest income...........................         640                 --         19,345              --            19,985
 Deferred financing charges................          --            (15,000)        (2,550)             --           (17,550)
 Foreign exchange gain or loss and other...
                                                     --             13,165        (17,416)             --            (4,251)
                                             -------------    ------------   ------------    ---------------- --------------
                                                    640           (396,156)      (258,012)             --          (653,528)
                                             -------------    ------------   ------------    ---------------- --------------

Income (loss) before income taxes and
 preferred dividend requirement of
 subsidiary................................     370,152            156,695        706,975        (487,624)          746,198
Income taxes...............................          --             13,314        172,144              --           185,458
Preferred dividend requirement of
 subsidiary................................          --                 --             --        (190,588)(c)       190,588
                                             -------------    ------------   ------------    ---------------- --------------
Net income.................................    $370,152         $  143,381     $  534,831       $(678,212)       $  370,152
                                              ============    ============   ============    ================ ==============


_______________
(a)  Elimination of intercompany sales and cost of sales.
(b)  Elimination of equity in net income from consolidated subsidiaries.
(c)  Recording of preferred dividend requirement of subsidiary.

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                                                                           FOR THE THREE MONTHS ENDED DECEMBER 31, 1996
                                                         ---------------------------------------------------------------------------
                                                            BALLANTRAE
                                                            CORPORATION                       NON-
                                                              (PARENT      SUBSIDIARY      GUARANTOR
                                                           COMPANY ONLY)    GUARANTOR     SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                         ---------------   ----------     ------------   ------------   ------------
Cash flows from operating activities:
Net income.............................................      $ 370,152     $  143,381        $ 534,831     $(678,212)   $  370,152
Adjustments to reconcile net income to net cash from
 operating activities:
  Depreciation and amortization........................         11,239        196,860          239,683            --       447,782
  Equity in earnings of subsidiaries...................       (406,451)            --               --       406,451(a)          --
  Deferred income taxes................................             --         12,000               --            --        12,000
  Preferred dividend requirement of subsidiary.........
                                                                    --             --               --       190,588(b)    190,588
  Changes in operating assets and liabilities:
     Accounts receivable...............................             --         60,116         (926,650)           --      (866,534)
     Recoverable income taxes..........................             --       (163,000)              --            --      (163,000)
     Inventories.......................................             --       (117,953)        (326,561)       81,173(c)   (363,341)
     Other current assets..............................             --         72,400            7,900            --        80,303
     Accounts payable..................................             --        188,677          487,647            --       676,324
     Accrued interest and liabilities..................         25,700        902,554          (90,151)           --       838,103
     Intercompany liabilities..........................        215,062        (19,152)        (195,910)           --            --
     Income tax payable................................             --             --           67,972            --        67,972
                                                          ------------     -----------     ------------   -----------   ----------
Net cash provided by (used in) operating activities....        215,702      1,275,883         (201,236)           --     1,290,349

Cash flows from investing activities:
  Increase in acquisition costs........................             --       (518,611)         (82,386)           --      (600,997)
  Purchase of property and equipment...................             --        (47,992)         (74,002)           --      (121,994)
  Increase in patents..................................       (215,063)       194,951               --            --       (20,112)
                                                          ------------     -----------     ------------   -----------   ----------
Net cash used in investing activities..................       (215,063)      (371,652)        (156,388)           --      (743,103)
Cash flows from financing activities:
  Principal payments on long-term
   debt................................................             --       (850,000)         400,000            --      (450,000)
                                                          ------------     -----------     ------------   -----------   ----------
Net increase in cash and cash equivalents..............            639         54,231           42,376            --        97,246
Cash and cash equivalents at beginning of period.......         43,739        198,177          444,813            --       686,720
                                                          ------------     -----------     ------------   -----------   ----------
Cash and cash equivalents at end
   of period...........................................      $  44,369     $  252,408        $ 487,189     $      --    $  783,966
                                                          ============     ===========     ============   ===========   ==========


(a)  Elimination of equity in earnings of subsidiary.
(b)  Recording of preferred dividend requirement of subsidiary.
(c)  Elimination of intercompany profit in inventory.

                            BALLANTRAE CORPORATION

                              SEPTEMBER 30, 1997


12. Subsequent Event


     On October 30, 1997, the Company entered into a definitive agreement with Delco Remy International, Inc. (DRI) whereby DRI would acquire all of the capital stock of the Company for approximately $52,800,000 (including assumed debt and the estimated working capital adjustment and fees and expenses of the Company), subject to a working capital adjustment. DRI will exchange shares of its common stock with a value of approximately $22,100,000 for the equity of the Company and will repay approximately $29,700,000 of the Company's debt. DRI filed Registration Statements with the Securities and Exchange Commission in connection with DRI's planned sale of common stock and $145,000,000 of Senior Notes Due in 2007 (the Offerings) and the registration of an exchange offer for the Company's 10 5/8% Senior Subordinated Notes due 2006 that described the planned acquisition of the Company. The acquisition of the Company is expected to be completed at or prior to the consummation of the Offerings.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                         ________________________


                       TABLE OF CONTENTS


                                                                                          Page
                                                                                          ----
Available Information...................................................................    2
Prospectus Summary......................................................................    3
Risk Factors............................................................................   13
Use of Proceeds.........................................................................   23
Capitalization..........................................................................   24
Selected Consolidated Historical Financial Data.........................................   25
Pro Forma Condensed Consolidated Financial Data.........................................   27
Management's Discussion and Analysis of Financial Condition and
 Results of Operations..................................................................   38
The Exchange Offer......................................................................   47
Business................................................................................   54
Management..............................................................................   68
Principal Stockholders..................................................................   74
Certain Transactions....................................................................   76
Description of Capital Stock............................................................   78
Description of Indebtedness.............................................................   80
Description of Notes....................................................................   84
Certain Federal Income Tax Consequences.................................................  111
Plan of Distribution....................................................................  112
Legal Matters...........................................................................  112
Experts.................................................................................  112
Disclosure Regarding Forward Looking Statements.........................................  113
Index to Financial Statements...........................................................  F-1


                           ________________________


Until March 23, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the Notes, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                                  DELCO REMY
                           INTERNATIONAL, INC.


                                 $140,000,000
                         105/8% SENIOR SUBORDINATED
                                Notes Due 2006
                                  PROSPECTUS

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by the Delaware Law, the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company's By-laws provide for indemnification of the Company's officers and directors to the fullest extent permitted under Delaware law. Section 145 of the Delaware Law provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  The directors and officers of the registrant are insured against certain liabilities under the registrant's directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a)  Exhibits

The following exhibits are filed herewith unless otherwise indicated:


EXHIBIT
NUMBER           DESCRIPTION
------------     --------------------------------------------------------------------------------------------------
3.1+             Form Certificate of Incorporation of the Company, as amended
3.2+             By-laws of the Company
4.1++            Indenture, dated as of August 1, 1996, among the Company, certain of the Company's subsidiaries signatories thereto and National City Bank, as trustee
5.1              Opinion of Dechert Price & Rhoads, counsel to the Company
5.2              Opinion of Porteous & White, counsel to Nabco, Inc.
5.3              Opinion of Young, Williams, Henderson & Fuselier P.A., counsel to The A&B Group, Inc.; A&B
                 Enterprises, Inc.; Dalex, Inc.; A&B Cores, Inc.; R&L Tool Company, Inc.; and MCA, Inc. of
                 Mississippi

5.4              Opinion of Stephen E. Plopper & Associates, counsel to Franklin Power Products, Inc.;
                 Power Investments, Inc.; International Fuel Systems, Inc.; Marine Corporation of America;
                 and Powerbilt Products, Inc.
5.5              Opinion of Hunton & Williams, counsel to World Wide Automotive, Inc.
10.1+            Light Duty Starter Motor Supply Agreement, dated July 31, 1994, by and between Delco Remy
                 America, Inc. ("DRA") and General Motors Corporation ("GM")
10.2+            Heavy Duty Component Supply Agreement, dated July 31, 1994, by and between DRA and GM
10.3+            Distribution and Supply Agreement, dated July 31, 1994, by and between DRA and GM
10.4+            Trademark License, dated July 31, 1994, by and among DRA, DR International, Inc. and GM
10.5+            Tradename License Agreement, dated July 31, 1994, by and among DRA, DR International, Inc.
                 and GM
10.6+            Partnership Agreement of Delco Remy Mexico S. de R.L. de C.V., dated April 17, 1997
10.7+            Joint Venture Agreement, dated                , by and between Remy Korea Holdings, Inc. and
                 S.C. Kim
10.8+            Securities Purchase and Holders Agreement, dated July 29, 1994, by and among the Company,
                 CVC, WEP, MascoTech, Harold K. Sperlich, James R. Gerrity and the individuals named therein as Management Investors
10.9+            Registration Rights Agreement, dated July 29, 1994, by and among the Company, CVC, WEP,
                 MascoTech, Harold K. Sperlich, James R. Gerrity and the individuals named therein as
                 Management Investors
10.10+           Employment Agreement, dated July 31, 1994 by and between Delco Remy International, Inc. and
                 Thomas J. Snyder
10.11+           Form of Fourth Amended and Restated Financing Agreement, dated as of                 , 1997,
                 among the Company, certain of the Company's subsidiaries signatories thereto and Bank One,
                 Indianapolis, National Association, The CIT Group/Business Credit, Inc.
10.13+           8% Subordinated Debenture of DRA, due July 31, 2004 in favor of GM
10.14+           Contingent Purchase Price Note of DRA, in favor of GM, dated July 31, 1994
10.15+           Lease by and between ANDRA L.L.C. and DRA, dated February 9, 1995
10.16+           Lease by and between Eagle I L.L.C. and DRA, Inc. dated August 11, 1995
10.17**          Form of Indenture governing 85/8% Senior Notes Due 2007 among the Company, the Subsidiary
                 Guarantors and United States Trust Company of New York, as trustee, including form of Note
11.1             Computation of Per Share Earnings
12.1             Computation of Ratio of Earnings to Fixed Charges
21.1+            Subsidiaries of Registrant
23.1             Consent of Ernst & Young (see page II-5)
23.2             Consent of Friedman & Fuller P.C. (see page II-6)
23.3             Consent of Dechert Price & Rhoads included in Exhibit 5.1
24.1*            Power of Attorney included on Signature Page
25.1*            Form T-1 Statement of Eligibility of Trustee
27.1*            Financial Data Schedule
99.1             Form of Letter of Transmittal
99.2             Form of Notice of Guaranteed Delivery


__________________


*    Previously filed.


++ Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 (Registration No. 333-37675) (the "Form S-1 Registration Statement") filed by the Company on October 10, 1997, registering the issuance of the Company's Class A Common Stock, par value $.01 per share, and Amendment Nos. 1, 2, 3, 4 and 5 thereto filed October 22, 1997, November 21, 1997, November 26, 1997, December 9, 1997 and December 12, 1997, respectively.


+ Incorporated by reference to the Exhibit of the same number to the Form S-1 Registration Statement and Amendment Nos. 1, 2, 3, 4 and 5 thereto filed October 22, 1997, November 21, 1997, November 26, 1997, December 9, 1997 and December 12, 1997, respectively.

** Incorporated by reference to Exhibit 4.1 to Amendment No. 3, filed November 26, 1997, to the Registration Statement on Form S-1 (Registration No. 333-37703) filed by the Company on October 10, 1997 registering the issuance in an underwritten public offering of $145,000,000 aggregate principal amount of the Company's Senior Notes Due 2007.

     (b)  Financial Statement Schedules:

     Schedules not listed above are omitted because of the absence of the conditions under which they are require or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

          (a)  The undersigned registrants hereby undertake:


                    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


                         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


                    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and


                    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                        CONSENT OF INDEPENDENT AUDITORS


  We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Historical Financial Data" and to the use of our reports on the consolidated financial statements of Delco Remy International, Inc. dated September 5, 1997 (except for Note 16, as to which the date is December 16,
1997); on the financial statements of World Wide Automotive, Inc. dated October 16, 1997 (except for Note 10, as to which the date is December 16, 1997); on the consolidated financial statements of Ballantrae Corporation dated October 17, 1997 (except for Note 12, as to which the date is December 16, 1997); and on the financial statements of the Tractech Division of Titan Wheel International, Inc. dated October 17, 1997, in the Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Delco Remy International, Inc. for the registration of the 10% Senior Subordinated Notes Due 2006.


                                    ERNST & YOUNG LLP


Indianapolis, Indiana
December 22, 1997

                      CONSENT OF INDEPENDENT ACCOUNTANTS


   We consent to the reference to our firm under the caption "Experts" and to the use of our report, dated October 15, 1997, on the financial statements of Precision Alternator and Starter, Inc. as of and for the two years in the period ended March 31, 1996, and our report, dated August 19, 1997, on the financial statements of Certipro Division of Precision Alternator and Starter, Inc. as of and for the year ended March 31, 1997, in the Amendment No. 1 to the Registration Statement on Form S-4 and the related Prospectus of Delco Remy International, Inc. for the registration of the Notes.


                                 FRIEDMAN & FULLER, P.C.


December 19, 1997

                                   SIGNATURES


  Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Amendment No. 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Anderson and State of Indiana on December 18, 1997.

                              DELCO REMY INTERNATIONAL, INC.

                              By:    /s/ Harold K. Sperlich
                                  -----------------------------

                                  Harold K. Sperlich
                                  Chairman


                              FOR THE REGISTRANTS AS SET FORTH ON THE TABLE OF ADDITIONAL REGISTRANTS


                              By:    /s/ David L. Harbert
                                  -----------------------------
                                  David L. Harbert
                                  Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on December 18, 1997.


Delco Remy International, Inc.

Harold K. Sperlich*               Chairman (principal executive
                                  officer) and Director
David L. Harbert*                 Executive Vice President and
                                  Chief Financial Officer (principal
                                  financial and principal
                                  accounting officer)
E.H. Billig*                      Director
Richard M. Cashin, Jr.*           Director
Michael A. Delaney*               Director
James R. Gerrity*                 Director
Robert J. Schultz*                Director
Thomas J. Snyder*                 Director


__________


*For manual signature, see page II-13.

DELCO REMY AMERICA, INC.
Harold K. Sperlich*               Chairman (principal executive
                                  officer) and Director
David L. Harbert*                 Executive Vice President and
                                  Chief Financial Officer (principal
                                  financial and principal
                                  accounting officer)
E.H. Billig*                      Director
Richard M. Cashin, Jr. *          Director
Michael A. Delaney *              Director
James R. Gerrity*                 Director
Thomas J. Snyder*                 Director

REMY INTERNATIONAL, INC.

Harold K. Sperlich*               Chairman (principal executive
                                  officer) and Director
David L. Harbert*                 Executive Vice President and
                                  Chief Financial Officer (principal
                                  financial and principal
                                  accounting officer)
E.H. Billig*                      Director
Richard M. Cashin, Jr.*           Director
Michael A. Delaney*               Director
James R. Gerrity*                 Director
Thomas J. Snyder*                 Director


_______________________________


*For  manual signature, see page II-13.

REMAN HOLDINGS, INC.
Harold K. Sperlich*               Chairman (principal executive
                                  officer) and Director
David L. Harbert*                 Executive Vice President and
                                  Chief Financial Officer (principal
                                  financial and principal
                                  accounting officer)
E.H. Billig*                      Director
Richard M. Cashin, Jr.*           Director
Michael A. Delaney*               Director
James R. Gerrity*                 Director
Thomas J. Snyder*                 Director

NABCO, INC.

Nicholas J. Bozich*               President and Chief Executive
                                  Officer (principal executive
                                  officer)
David L. Harbert*                 Vice President, Treasurer
                                  (principal financial and principal
                                  accounting officer) and Director
Thomas J. Snyder*                 Director

THE A&B GROUP, INC.

John M. Mayfield *                President (principal executive
                                  officer)
David L. Harbert*                 Vice President, Treasurer
                                  (principal financial and principal
                                  accounting officer) and Director
Thomas J. Snyder*                 Director
James R. Gerrity*                 Director


_______________________________


*For manual signature, see page II-13.

A&B ENTERPRISES, INC.
John M. Mayfield*                 President (principal executive
                                  officer)
David L. Harbert*                 Vice President, Treasurer
                                  (principal financial and principal
                                  accounting officer) and Director
Thomas J. Snyder*                 Director
James R. Gerrity*                 Director

DALEX, INC.

John M. Mayfield*                 President (principal executive
                                  officer)
David L. Harbert*                 Vice President, Treasurer
                                  (principal financial and principal
                                  accounting officer) and Director
Thomas J. Snyder*                 Director
James R. Gerrity*                 Director

A&B CORES, INC.

John M. Mayfield*                 President (principal executive officer)
David L. Harbert*                 Vice President, Treasurer (principal
                                  financial and principal accounting
                                  officer) and Director
Thomas J. Snyder*                 Director
James R. Gerrity*                 Director


_______________________________


*For manual signature, see page II-13.

R&L Tool Company, Inc.
John M. Mayfield*                 President (principal executive officer)
David L. Harbert*                 Vice President, Treasurer (principal
                                  financial and principal accounting
                                  officer) and Director
Thomas J. Snyder*                 Director
James R. Gerrity*                 Director

MCA, INC. OF MISSISSIPPI

John M. Mayfield*                 President (principal executive officer)
David L. Harbert*                 Vice President, Treasurer (principal
                                  financial and principal accounting
                                  officer) and Director
Thomas J. Snyder*                 Director
James R. Gerrity*                 Director


POWER INVESTMENTS, INC.

J. Michael Jarvis*                President (principal executive officer)
                                  and Director
David L. Harbert*                 Vice President, Treasurer (principal
                                  financial and principal accounting
                                  officer) and Director
Thomas J. Snyder*                 Director


______________________________


*For manual signature, see page II-13.

Franklin Power Products, Inc.
J. Michael Jarvis*                President (principal executive officer)
                                  and Director
David L. Harbert*                 Vice President, Treasurer (principal
                                  financial and principal accounting
                                  officer) and Director
Thomas J. Snyder*                 Director

International Fuel Systems, Inc.

J. Michael Jarvis*                President (principal executive officer)
                                  and Director
David L. Harbert*                 Vice President, Treasurer (principal
                                  financial and principal accounting
                                  officer) and Director
Thomas J. Snyder*                 Director

MARINE DRIVE SYSTEMS, INC.

J. Michael Jarvis*                President (principal executive officer)
                                  and Director
David L. Harbert*                 Vice President, Treasurer (principal
                                  financial and principal accounting
                                  officer) and Director
Thomas J. Snyder*                 Director


_______________________________


*For manual signature, see page II-13.

MARINE CORPORATION OF AMERICA
J. Michael Jarvis*                President (principal executive officer)
                                  and Director
David L. Harbert*                 Vice President, Treasurer
                                  (principal financial and principal
                                  accounting officer) and Director
Thomas J. Snyder*                 Director

POWERBILT PRODUCTS, INC.

J. Michael Jarvis*                President (principal executive officer)
                                  and Director
David L. Harbert*                 Vice President, Treasurer (principal
                                  financial and principal accounting
                                  officer) and Director
Thomas J. Snyder*                 Director

WORLD WIDE AUTOMOTIVE, INC.

Richard L. Keister*               President (principal executive officer)
                                  and Director
David L. Harbert*                 Vice President, Treasurer
                                  (principal financial and principal
                                  accounting officer) and Director
Thomas J. Snyder*                 Director

                              By:     /s/ Thomas J. Snyder
                                   -----------------------------------
                                   Thomas J. Snyder, Attorney-in-Fact


________________________________


*For manual signature, see page II-13.

                                 EXHIBIT INDEX

EXHIBIT                                                                                              SEQUENTIALLY
NUMBER           DESCRIPTION                                                                        NUMBERED PAGE
-----------      ----------------------------------------------------------------------------    ------------------
3.1+             Form Certificate of Incorporation of the Company, as amended
3.2+             By-laws of the Company
4.1++            Indenture, dated as of August 1, 1996, among the Company, certain of the
                 Company's subsidiaries signatories thereto and National City Bank, as trustee
5.1              Opinion of Dechert Price & Rhoads, counsel to the Company
5.2              Opinion of Porteous & White, counsel to Nabco, Inc.
5.3              Opinion of Young, Williams, Henderson & Fuselin P.A., counsel to The A&B
                 Group, Inc.; A&B Enterprises, Inc.; Dalex, Inc.; A&B Cores, Inc.; R&L Tool Company, Inc.; and MCA, Inc.
                 of Mississippi
5.4              Opinion of Stephen E. Plopper & Associates, counsel to Franklin Power Products, Inc.; Power Investments, Inc.;
                 International Fuel Systems, Inc.; Marine Corporation of America; and Powerbilt Products, Inc.
5.5              Opinion of Hunton & Williams, counsel to World Wide Automotive, Inc.
10.1+            Light Duty Starter Motor Supply Agreement, dated July 31, 1994, by and between Delco Remy America, Inc. ("DRA") and

                 General Motors Corporation ("GM")
10.2+            Heavy Duty Component Supply Agreement, dated July 31, 1994, by and between DRA and GM
10.3+            Distribution and Supply Agreement, dated July 31, 1994, by and between DRA and GM
10.4+            Trademark License, dated July 31, 1994, by and among DRA, DR International, Inc. and GM
10.5+            Tradename License Agreement, dated July 31, 1994, by and among DRA, DR International, Inc. and GM
10.6+            Partnership Agreement of Delco Remy Mexico S. de R.L. de C.V., dated April 17, 1997
10.7+            Joint Venture Agreement, dated                        , by and between Remy Korea Holdings, Inc. and S.C. Kim
10.8+            Securities Purchase and Holders Agreement, dated July 29, 1994, by and among the Company, CVC, WEP, MascoTech,
                 Harold K. Sperlich, James R. Gerrity and the individuals named therein as Management Investors
10.9+            Registration Rights Agreement, dated July 29, 1994, by and among the Company, CVC, WEP, MascoTech, Harold K.
                 Sperlich, James R. Gerrity and the individuals named therein as Management Investors
10.10+           Employment Agreement, dated July 31, 1994 by and between Delco Remy International, Inc. and Thomas J. Snyder
10.11+           Form of Fourth Amended and Restated Financing Agreement, dated as of , 1997, among the Company, certain of the
                 Company's subsidiaries signatories thereto and Bank One, Indianapolis, National Association, The CIT Group/Business
                 Credit, Inc.
10.13+           8% Subordinated Debenture of DRA, due July 31, 2004 in favor of GM
10.14+           Contingent Purchase Price Note of DRA, in favor of GM, dated July 31, 1994
10.15+           Lease by and between ANDRA L.L.C. and DRA, dated February 9, 1995
10.16+           Lease by and between Eagle I L.L.C. and DRA, Inc. dated August 11, 1995
10.17**          Form of Indenture governing 85/8% Senior Notes Due 2007 among the Company, the Subsidiary Guarantors and United
                 States Trust Company of New York, as trustee, including form of Note
11.1             Computation of Per Share Earnings
12.1             Computation of Ratio of Earnings to Fixed Charges
21.1+            Subsidiaries of Registrant
23.1             Consent of Ernst & Young (see page II-5)
23.2             Consent of Friedman & Fuller P.C. (See page II-6)
23.3             Consent of Dechert Price & Rhoads included in Exhibit 5.1
24.1*            Power of Attorney included on Signature Page
25.1*            Form T-1 Statement of Eligibility of Trustee
27.1*            Financial Data Schedule

99.1             Form of Letter of Transmittal
99.2             Form of Notice of Guaranteed Delivery


________________


* Previously filed.


++ Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 (Registration No. 333-37675) (the "Form S-1 Registration Statement") filed by the Company on October 10, 1997, registering the issuance of the Company's Class A Common Stock, par value $.01 per share, and Amendment Nos. 1, 2, 3, 4 and 5 thereto filed October 22, 1997, November 21, 1997, November 26, 1997, December 9, 1997 and December 12, 1997, respectively.


+ Incorporated by reference to the Exhibit of the same number to the Form S-1 Registration Statement and Amendment Nos. 1, 2, 3, 4 and 5 thereto filed October 22, 1997, November 21, 1997, November 26, 1997, December 9, 1997 and December 12, 1997, respectively.


** Incorporated by reference to Exhibit 4.1 to Amendment No. 3, filed November 26, 1997, to the Registration Statement on Form S-1 (Registration No. 333-37703) (the "Debt Registration Statement") filed by the Company on October 10, 1997 registering the issuance in an underwritten public offering of $145,000,000 aggregate principal amount of the Company's Senior Notes Due 2007.